As filed with the Securities and Exchange Commission on March 31, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HELIX ENERGY SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in its charter)

Minnesota	1389	95-3409686
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
400 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060
(281) 618-0400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
James Lewis Connor, III
Helix Energy Solutions Group, Inc.
Senior Vice President, General Counsel and Corporate Secretary
400 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060
(281) 618-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Arthur H. Rogers	Michael O’Leary
Fulbright & Jaworski L.L.P.	Andrews Kurth LLP
1301 McKinney, Suite 5100	600 Travis, Suite 4200
Houston, Texas 77010	Houston, Texas 77002-3090
(713) 651-5151	(713) 220-4200
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the effective time of the merger of Remington Oil and Gas Corporation with and into a wholly owned subsidiary of the registrant as described in the Agreement and Plan of Merger dated January 22, 2006, by and between Helix Energy Solutions Group, Inc. (formerly known as Cal Dive International, Inc.) and Remington Oil and Gas Corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger dated January 24, 2006, by and among Helix Energy Solutions Group, Inc., Cal Dive Merger – Delaware Inc., a wholly owned subsidiary of Helix Energy Solutions Group, Inc., and Remington Oil and Gas Corporation.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities to be	Amount to be	Offering Price	Aggregate	Registration
Registered(1)	Registered (2)	Per Unit	Offering Price(3)	Fee

Common Stock, without par value	13,539,138	N/A	$486,912,122	$52,100

(1)	This registration statement relates to shares of common stock, without par value, of Helix Energy Solutions Group, Inc. (“Helix”) issuable to holders of common stock, par value $.01 per share, of Remington Oil and Gas Corporation (“Remington”) pursuant to the Merger Agreement.

(2)	The maximum number of shares of Helix common stock issuable in connection with the merger in exchange for shares of Remington common stock, based on the number of shares of Remington common stock exchangeable in the merger, is equal to the sum of (i) 30,360,716 shares of Remington common stock outstanding on January 22, 2006 (including 854,420 shares of restricted stock), multiplied by an exchange ratio of 0.436 of a share of Helix common stock for each share of Remington common stock and (ii) up to 692,353 shares of Remington common stock issuable on the exercise of options outstanding on January 22, 2006, each of which will be or will become fully vested prior to the effective time of the merger and, by virtue of the merger, will be canceled and converted to the right to receive the merger consideration, multiplied by an exchange ratio of 0.436.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), Rule 457(f)(1) and Rule 457(f)(3) of the Securities Act, based on the market value of the shares of Remington common stock to be exchanged in the merger, as established by the average of the high and low prices of Remington common stock as reported on the consolidated tape of the New York Stock Exchange on March 28, 2006, which was $42.68, and the amount of cash to be paid by Helix in exchange for shares of Remington common stock (equal to $27.00 multiplied by 31,053,069, the aggregate number of shares of Remington common stock calculated as set forth above).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.
Subject to Completion, dated March 31, 2006
[Remington Oil and Gas Corporation LOGO]
[            ], 2006
Dear Remington Oil and Gas Corporation Stockholder:
     The board of directors of Remington Oil and Gas Corporation (“Remington”) has unanimously approved a merger agreement with Helix Energy Solutions Group, Inc. (formerly known as Cal Dive International, Inc.) (“Helix”). If Remington stockholders approve and adopt the merger agreement and the merger is subsequently completed, Remington will merge into a subsidiary of Helix and stockholders of Remington will receive (i) 0.436 of a share of Helix common stock and (ii) $27.00 in cash for each share of Remington common stock owned. The implied value of the stock consideration will fluctuate as the market price of Helix common stock fluctuates. You should obtain current stock price quotations for Remington common stock and Helix common stock. Remington common stock is quoted on the New York Stock Exchange under the symbol “REM.” Helix common stock is quoted on the Nasdaq National Market System under the symbol “HELX.” Based on the closing price of Helix’s common stock on the Nasdaq on [            ], 2006, the value of the aggregate consideration to be received by Remington stockholders would be approximately [            ] per share. Upon completion of the merger, we estimate that Remington’s former stockholders will own approximately 14% of the common stock of Helix.
     You will be asked to vote on the merger proposal at a special meeting of Remington stockholders to be held on [            ], 2006, at [            ], [            ] Central Daylight Time, at [            ]. Only holders of record of Remington common stock at the close of business on [            ], 2006, the record date for the special meeting, are entitled to vote at the special meeting.
     After careful consideration, Remington’s board of directors has unanimously determined that the merger is advisable and in the best interests of Remington and its stockholders and unanimously recommends that Remington stockholders vote FOR approval and adoption of the merger agreement.
     Your vote is very important. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Remington common stock entitled to vote at the special meeting, a failure to vote will have the same effect as a vote against approval and adoption of the merger agreement.
     Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card or voting instruction card in the enclosed envelope as soon as possible so that your shares are represented at the meeting. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.
     This document is a prospectus related to the issuance of shares of Helix common stock in connection with the merger and a proxy statement for Remington to use in soliciting proxies for its special meeting of stockholders. Attached to this letter is an important document containing answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by more detailed information about Remington, Helix, the proposed merger and the merger agreement. We urge you to read this document carefully and in its entirety. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 14 of this proxy statement/prospectus.
     Remington’s board of directors very much appreciates and looks forward to your support.

Sincerely,

James A. Watt

Chairman of the Board and
Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/ prospectus. Any representation to the contrary is a criminal offense.
     This proxy statement/prospectus is dated [            ], 2006 and is first being mailed to stockholders of Remington on or about [            ], 2006.

REFERENCES TO ADDITIONAL INFORMATION
     As used in this proxy statement/prospectus, “Helix” refers to Helix Energy Solutions Group, Inc., formerly known as Cal Dive International, Inc., and its consolidated subsidiaries and “Remington” refers to Remington Oil and Gas Corporation and its consolidated subsidiaries, in each case, except where the context otherwise requires or as otherwise indicated. This proxy statement/prospectus incorporates important business and financial information about Remington from documents that Remington has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 176 of this proxy statement/prospectus.
     Remington will provide you with copies of this information relating to Remington, without charge, if you request it in writing or by telephone from:
REMINGTON OIL AND GAS CORPORATION
8201 Preston Road, Suite 600
Dallas, Texas 75225-6211
(214) 210-2650
     In order for you to receive timely delivery of the documents in advance of the Remington special meeting, Remington should receive your request no later than [            ], 2006.
     Helix has supplied all information contained in this proxy statement/prospectus relating to Helix, and Remington has supplied all information contained in or incorporated by reference in this proxy statement/prospectus relating to Remington. Helix and Remington have both contributed to information relating to the merger.

Remington Oil and Gas Corporation
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [            ], 2006
TO THE STOCKHOLDERS OF REMINGTON OIL AND GAS CORPORATION:
     You are cordially invited to attend the special meeting of stockholders of Remington Oil and Gas Corporation, a Delaware corporation (“Remington”), to be held on [            ], 2006, at [            ], [            ] Central Daylight Time, at [            ]. As described in this proxy statement/prospectus, the special meeting will be held for the following purposes:
     1. to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of January 22, 2006, by and among Helix Energy Solutions Group, Inc. (formerly known as Cal Dive International, Inc.) and Remington Oil and Gas Corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger dated January 24, 2006, by and among Helix Energy Solutions Group, Inc., Cal Dive Merger – Delaware Inc., a wholly owned subsidiary of Helix Energy Solutions Group, Inc., and Remington Oil and Gas Corporation;
     2. to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement; and
     3. to consider and transact any other business as may properly be brought before the special meeting or any adjournments or postponements thereof.
THE BOARD OF DIRECTORS OF REMINGTON HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF REMINGTON AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.
     The Board of Directors of Remington has fixed the close of business on [            ], 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Remington special meeting or any reconvened meeting following an adjournment or postponement thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting. A complete list of such stockholders will be available for examination at the Remington special meeting and at Remington’s offices at 8201 Preston Road, Suite 600, Dallas, Texas 75225-6211, during ordinary business hours, after [            ], 2006, for the examination by any such stockholder for any purpose germane to the special meeting.

It is important that your stock be represented at the special meeting regardless of the number of shares you hold. Please promptly mark, date, sign and return the enclosed proxy in the accompanying envelope, whether or not you intend to be present at the special meeting. In some cases, you may be able to instruct your bank or brokerage firm how to exercise your proxy by telephone or the Internet. See “Information About the Special Meeting and Voting” beginning on page 29. Your proxy is revocable at any time prior to its use at the special meeting.
Please do not send your Remington common stock certificates with the enclosed proxy. If the merger is completed, the exchange agent will send you instructions regarding the surrender of your stock certificates.

By order of the Board of Directors,

Frank T. Smith, Jr.
Corporate Secretary
[ ], 2006

i

ANNEXES

Annex A	Agreement and Plan of Merger dated as of January 22, 2006, by and among Helix Energy Solutions Group, Inc. (formerly known as Cal Dive International, Inc.) and Remington Oil and Gas Corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger dated January 24, 2006, by and among Helix Energy Solutions Group, Inc., Cal Dive Merger – Delaware Inc., a wholly owned subsidiary of Helix Energy Solutions Group, Inc., and Remington Oil and Gas Corporation

Annex B	Opinion of Jefferies & Company, Inc., dated January 22, 2006

Annex C	Appraisal and Dissenters’ Rights under the Delaware General Corporation Law
     No person is authorized to give any information or to make any representation with respect to the matters described in this proxy statement/prospectus other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by Helix or Remington. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this proxy statement/prospectus or a solicitation of a proxy in any jurisdiction where, or to any person whom, it is unlawful to make such an offer or solicitation. Neither the delivery hereof nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Helix or Remington since the date hereof or that the information contained or incorporated by reference in this proxy statement/prospectus is correct as of any time subsequent to the date hereof.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
     The following questions and answers briefly address some commonly asked questions about the special meeting and the merger. They may not include all the information that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the annexes and the other documents we refer to in this proxy statement/prospectus.
Frequently Used Terms
     We have generally avoided the use of technical defined terms in this proxy statement/prospectus but a few frequently used terms may be helpful for you to have in mind at the outset. We refer to:
•	Helix Energy Solutions Group, Inc., a Minnesota corporation formerly known as Cal Dive International, Inc., as “Helix”;

•	Remington Oil and Gas Corporation, a Delaware corporation, as “Remington”;

•	Cal Dive Merger – Delaware, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Helix, as “Merger Sub”;

•	the merger of Remington into Merger Sub and the conversion of shares of Remington common stock into the right to receive cash and shares of Helix common stock as the “merger”;

•	the agreement and plan of merger, as amended, among Helix, Merger Sub and Remington as the “merger agreement”;

•	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the “HSR Act” or the “Hart-Scott-Rodino Act”; and

•	the General Corporation Law of the State of Delaware as the “DGCL.”
About the Merger

Q1:	What am I voting on?

A1:	Helix is proposing to acquire Remington. You are being asked to vote to approve and adopt the merger agreement. In the merger, Remington will merge into Merger Sub. Merger Sub would be the surviving entity in the merger and would remain a wholly owned subsidiary of Helix, and Remington would no longer be a separate company.

Remington is also seeking your approval of a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement and any other matters that may come before the special meeting.

Q2:	What will I receive in exchange for my Remington shares?

A2:	Upon completion of the merger, you will receive a combination of 0.436 of a share of Helix common stock and $27.00 in cash, without interest, for each share of Remington common stock that you own. We refer to the aggregate amount of the stock consideration and cash consideration to be received by Remington stockholders pursuant to the merger as the merger consideration.

Q3:	Do I have the option to receive all cash consideration or all stock consideration for my Remington shares?

A3:	No. All Remington stockholders will receive the fixed combination of the cash consideration and the stock consideration for each share of Remington common stock that they own.

Q4:	What are the tax consequences of the merger to me?

A4:	The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, so that you generally will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration for United States federal income tax purposes as a result of the merger. The merger is conditioned on the receipt of legal opinions that (i) for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Helix and Remington will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code and (iii) no gain or loss will be recognized by Helix, Remington or Merger Sub as a result of the merger.

For a more complete discussion of the United States federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences” beginning on page 54 of this proxy statement/prospectus.

Tax matters are very complicated and the consequences of the merger to any particular Remington stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Q5:	What is the required vote to approve and adopt the merger agreement?

A5:	Holders representing a majority of the outstanding shares of Remington common stock entitled to vote at the special meeting must vote to approve and adopt the merger agreement to complete the merger. No vote of Helix stockholders is required in connection with the merger.

Q6:	What happens if I do not vote?

A6:	Because the required vote of Remington stockholders is based upon the number of outstanding shares of Remington common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same effect as a vote AGAINST approval and adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the merger agreement and FOR approval of any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q7:	How does the Remington board of directors recommend I vote?

A7:	The board of directors of Remington unanimously recommends that Remington’s stockholders vote FOR approval and adoption of the merger agreement. The Remington board of directors believes the merger is advisable and in the best interests of Remington and its stockholders.

Q8:	Do I have dissenters’ or appraisal rights with respect to the merger?

A8:	Yes. Under Delaware law, you have the right to dissent from the merger and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of your shares of Remington common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, you must strictly follow the procedures prescribed by Section 262 of the DGCL. See “The Merger—Appraisal and Dissenters’ Rights” beginning on page 46 of this proxy statement/prospectus. In addition, the full text of the applicable provisions of Delaware law is included as Annex C to this proxy statement/prospectus.

Q9:	Will the rights of a Remington stockholder change as a result of the merger?

A9:	Yes. Through the date of the merger, the rights of Helix shareholders will continue to be governed by Helix’s articles of incorporation and bylaws, and the rights of Remington stockholders will continue to be governed by Remington’s certificate of incorporation and bylaws. Upon completion of the merger, Remington stockholders will become Helix shareholders and their rights will then be governed by Helix’s articles of incorporation and bylaws. Please read carefully the summary of the material differences between the rights of Helix shareholders and Remington stockholders under “Comparison of Stockholders’ Rights” beginning on page 163 of this proxy statement/prospectus.

Q10:	What will happen to shares of Helix common stock in the merger?

A10:	Each outstanding share of Helix common stock will remain outstanding as a share of Helix common stock.

Q11:	Will Remington stockholders be able to trade the Helix common stock that they receive in the merger?

A11:	The shares of Helix common stock issued in connection with the merger will be freely tradable, unless you are an affiliate of Remington, and will be quoted on the Nasdaq National Market System under the symbol “HELX.” Generally, persons who are deemed to be affiliates (generally directors, officers and 10% or greater stockholders) of Remington must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Helix common stock they receive in the merger. You will be notified if you are an affiliate of Remington.

Q12:	Are there risks associated with the merger that I should consider in deciding how to vote?

A12:	Yes. There are risks associated with all business combinations, including the merger of our two companies. In particular, the implied value of the stock consideration will fluctuate as the market price of Helix common stock fluctuates. Accordingly, the value of the Helix common stock that Remington stockholders will receive in return for their Remington common stock may be less than or more than the value of the Helix common stock as of the date of the merger agreement or the date of this proxy statement/prospectus. There are a number of other risks that are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the more detailed description of the risks associated with the merger discussed under “Risk Factors” beginning on page 14 of this proxy statement/prospectus.

Q13:	When do you expect the merger to be completed?

A13:	We are working on completing the merger as quickly as possible. To complete the merger, we must obtain the approval of the Remington stockholders and satisfy or waive all other closing conditions under the merger agreement, which we currently expect should occur in the second quarter of 2006. However, we cannot assure you when or if the merger will occur. See “The Merger Agreement—Conditions Precedent” beginning on page 68 of this proxy statement/prospectus. If the merger occurs, we will promptly make a public announcement of this fact.

Q14:	What will happen to my Remington shares after completion of the merger?

A14:	Upon completion of the merger, your shares of Remington common stock will be canceled and will represent only the right to receive your portion of the merger consideration (or the fair value of your Remington common stock if you seek appraisal rights) and any declared but unpaid dividends that you may be owed. In addition, trading in shares of Remington common stock on the NYSE will cease and price quotations for shares of Remington common stock will no longer be available.

About the Special Meeting

Q15:	When and where is the Remington special stockholder meeting?

A15:	The Remington special stockholder meeting will take place on [ ], 2006, at [ ], Central Daylight Time, and will be held at [ ].

Q16:	What will happen at the special meeting?

A16:	At the Remington special meeting, Remington stockholders will vote on a proposal to adopt the merger agreement and on a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal. We cannot complete the merger unless, among other things, Remington’s stockholders vote to adopt the merger agreement.

Q17:	Who is entitled to vote at the special meeting?

A17:	Only holders of record of Remington common stock at the close of business on [ ], 2006, which is the date Remington’s board of directors has fixed as the record date for the special meeting, are entitled to receive notice of and vote at the special meeting.

Q18:	What is a quorum?

A18:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the Remington special meeting is the holders of a majority of the issued and outstanding shares of Remington common stock as of the record date, present in person or represented by proxy and entitled to vote at the special meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Proxies that are marked “abstain” or for which votes have otherwise been withheld and proxies relating to “street name” shares that are returned to the relevant company but not voted will be treated as shares present for purposes of determining the presence of a quorum on all matters.

Q19:	How many shares can vote?

A19:	On the record date, Remington had outstanding [ ] shares of common stock, which constitute Remington’s only outstanding voting securities. Each Remington stockholder is entitled to one vote on each proposal for each share of Remington common stock held as of the record date.

Q20:	What vote is required?

A20:	The affirmative vote of the holders of a majority of the outstanding shares of Remington common stock entitled to vote at the Remington special meeting is required to adopt the merger agreement. The approval of a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies, if there are not sufficient votes at the time of the special meeting to approve the other proposal(s), requires the vote of a majority of shares present in person or by proxy at the special meeting and actually voted at that special meeting.

If a quorum is not present at the Remington special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting may adjourn the meeting.

Even if the votes set forth above are obtained at the special meeting, we cannot assure you that the merger will be completed, because the completion of the merger is subject to the satisfaction or waiver of other conditions discussed in this proxy statement/prospectus.

Q21:	What do I need to do now?

A21:	After carefully reading and considering the information contained and referred to in this proxy statement/prospectus, including its annexes, please authorize your shares of Remington common stock to be voted by returning your completed, dated and signed proxy card in the enclosed return envelope, or vote by telephone or Internet, as soon as possible. To be sure that your vote is counted, please submit your proxy as instructed on your proxy card even if you plan to attend the special meeting in person. DO NOT enclose or return your stock certificate(s) with your proxy card. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank or other nominee how to vote those shares.

Q22:	May I vote in person?

A22:	Yes. You may attend the special meeting of Remington’s stockholders and vote your shares in person rather than by signing and returning your proxy card. If you wish to vote in person and your shares are held by a broker, bank or other nominee, you need to obtain a proxy from the broker, bank or nominee authorizing you to vote your shares held in the broker’s, bank’s or nominee’s name.

Q23:	If my shares are held in “street name,” will my broker, bank or other nominee vote my shares for me?

A23:	Yes, but your broker, bank or other nominee may vote your shares of Remington common stock only if you instruct your broker, bank or other nominee how to vote. If you do not provide your broker, bank or other nominee with instructions on how to vote your “street name” shares, your broker, bank or other nominee will not be permitted to vote them on the merger agreement. You should follow the directions your broker, bank or other nominee provides to ensure your shares are voted at the special meeting. Please check the voting form used by your broker, bank or other nominee to see if it offers telephone or Internet voting.

Q24:	May I change my vote?

A24:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares of Remington common stock are registered in your own name, you can do this in one of three ways.

• First, you can deliver to Remington, prior to the special meeting, a written notice stating that you want to revoke your proxy. The notice should be sent to the attention of Mr. Frank T. Smith, Jr., Corporate Secretary, Remington Oil and Gas Corporation, 8201 Preston Road, Suite 600, Dallas, Texas 75225-6211, to arrive by the close of business on [ ], 2006.

• Second, prior to the special meeting, you can complete and deliver a new proxy card. The proxy card should be sent to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card to arrive by the close of business on [ ], 2006. The latest dated and signed proxy actually received by this addressee before the special meeting will be counted, and any earlier proxies will be considered revoked.

If you vote your proxy electronically through the Internet or by telephone, you can change your vote by submitting a different vote through the Internet or by telephone, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

• Third, you can attend the Remington special meeting and vote in person. Any earlier proxy will thereby be revoked automatically. Simply attending the special meeting, however, will not revoke your proxy, as you must vote at the special meeting to revoke a prior proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change or revoke your vote.

If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Q25:	How will the proxies vote on any other business brought up at the special meetings?

A25:	By submitting your proxy, you authorize the persons named on the proxy card to use their judgment to determine how to vote on any other matter properly brought before the special meeting. The proxies will vote your shares in accordance with your instructions. If you sign, date and return your proxy without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals. If you do not return your proxy, or if your shares are held in street name and you do not instruct your bank, broker or nominee on how to vote, your shares will not be voted at the special meeting.

The board of directors of Remington does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business properly comes before the meeting, it is the intention of the persons named on the proxy cards to vote as proxies in accordance with their best judgment.

Q26:	What is a broker non-vote?

A26:	A “broker non-vote” occurs when a bank, broker or other nominee submits a proxy that indicates that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on these proposals and does not have discretionary authority to vote in the absence of instructions.

Q27:	Will broker non-votes or abstentions affect the results?

A27:	If you are a Remington stockholder, broker non-votes and abstentions will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies. If your shares are held in street name, we urge you to instruct your bank, broker or nominee on how to vote your shares for those proposals on which you are entitled to vote.

Q28:	What happens if I choose not to submit a proxy or to vote?

A28:	If a Remington stockholder does not submit a proxy or vote at the Remington special meeting, it will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies.

Q:29	Why is it important for me to vote?

A29:	We cannot complete the merger without holders of a majority of the outstanding shares of Remington common stock entitled to vote voting in favor of the approval and adoption of the merger agreement.

Q30:	What happens if I sell my shares of Remington common stock before the special meeting?

A30:	The record date for the special meeting is [ ], 2006, which is earlier than the date of the special meeting. If you hold your shares of Remington common stock on the record date you will retain your right to vote at the special meeting. If you transfer your shares of Remington common stock after the record date but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for shares of Remington common stock. The right to receive the merger consideration will pass to the person who owns your shares of Remington common stock when the merger is completed.

General

Q31:	Should I send in my Remington stock certificates now?

A31:	No. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates to receive the merger consideration.

Q32:	What does it mean if I get more than one proxy card?

A32:	Your shares are probably registered in more than one account. You should vote each proxy card you receive.

Q33:	Where can I find more information about the special meeting, the merger, Remington or Helix?

A33:	You can find more information about Remington or Helix in each of the companies’ respective filings with the Securities and Exchange Commission and, with respect to Helix, with the Nasdaq National Market, and, with respect to Remington, the New York Stock Exchange. If you have any questions about the special meeting, the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact Remington at the address or phone number below. If your broker holds your shares, you can also call your broker for additional information.
Remington Oil and Gas Corporation
8201 Preston Road, Suite 600
Dallas, Texas 75225-6211
(214) 210-2650

SUMMARY
     This summary highlights selected information from this proxy statement/prospectus, including material terms of the merger, and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including its Annexes, and the documents to which we refer you. See “Where You Can Find More Information” beginning on page 176 of this proxy statement/prospectus.
The Companies (page 73 for Helix and page 119 for Remington)
Helix Energy Solutions Group, Inc.
400 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060
(281) 618-0400
     Helix Energy Solutions Group, Inc. (formerly known as Cal Dive International, Inc.), headquartered in Houston, Texas, is an energy services company which provides alternative solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine construction services, robotics, well operations, facilities ownership and oil and gas production.
Remington Oil and Gas Corporation
8201 Preston Road, Suite 600
Dallas, Texas 75225-6211
(214) 210-2650
     Remington Oil and Gas Corporation is an independent oil and gas exploration and production company headquartered in Dallas, Texas, with operations concentrating in the United States onshore and offshore regions of the Gulf Coast.
The Merger (page 33)
  General
     On January 22, 2006, the companies agreed to the merger between Remington and Merger Sub under the terms of the merger agreement described in this proxy statement/prospectus and attached as Annex A. The merger agreement is the legal document that governs the merger, and we urge you to read that agreement.
     At the effective time of the merger, Remington will merge with and into Merger Sub. Merger Sub will be the surviving company and remain a wholly owned subsidiary of Helix. The separate corporate existence of Remington will cease at the effective time of the merger.
  Exchange of Remington Shares (page 59)
     At the effective time of the merger, each outstanding share of Remington common stock (other than any shares owned directly or indirectly by Remington or Helix and those shares held by dissenting stockholders) will be converted into the right to receive a combination of 0.436 of a share of Helix common stock and $27.00 in cash, without interest. We refer to the aggregate amount of the stock consideration and cash consideration to be received by Remington stockholders pursuant to the merger as the merger consideration.
  Fractional Shares (page 58)
     No fractional shares of Helix common stock will be issued in the merger. Instead, you will be entitled to receive cash, without interest, in an amount equal to the fraction of a share of Helix common stock you might otherwise have been entitled to receive multiplied by the market value of a Helix share. The market value of a share of Helix common stock will be determined using the average of the closing sales price per share of Helix common stock on the Nasdaq National Market for the 20 trading days ending on the third trading day before the date the merger closes.

  Treatment of Remington Stock Options and Restricted Stock (page 59)
     All Remington stock options have vested. At the effective time of the merger, the Remington stock options will be canceled and converted to a right to receive the cash consideration and the stock consideration for each “deemed outstanding Remington option share”. The number of “deemed outstanding Remington option shares” attributable to each Remington stock option will be equal to the net number of shares of Remington common stock (rounded to the nearest thousandth of a share) that would have been issued upon a cashless exercise of that Remington stock option immediately before the effective time of the merger. That net number of shares will be computed by deducting from the shares of Remington common stock that would be issued to the option holder a number of deemed surrendered shares of Remington common stock which is equal to the fair value of (i) the exercise price of a Remington stock option to be paid by the option holder and (ii) all amounts required to be withheld and paid by Remington for federal taxes and other payroll withholding obligations as a result of such exercise (using an assumed tax rate or 35%). The fair value of each deemed surrendered share of Remington common stock, for purposes of determining the net number of shares, will be equal to $27.00 plus (A) 0.436 multiplied by (B) the market value of a share of Helix common stock (to be determined using the average of the closing sales price per share of Helix common stock on the Nasdaq National Market for the 20 trading days ending on the third trading day before the date the merger closes).
     All shares of Remington restricted stock that have been issued but have not vested prior to the effective time of the merger will become fully vested at the effective time of the merger.
Material United States Federal Income Tax Consequences of the Merger to Remington Stockholders (page 54)
     The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, so that you generally will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration for United States federal income tax purposes as a result of the merger. The merger is conditioned on the receipt of legal opinions that (i) the merger will constitute a reorganization for United States federal income tax purposes, (ii) each of Helix and Remington will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code and (iii) no gain or loss will be recognized by Helix, Remington or Merger Sub as a result of the merger.
     For a more complete discussion of the United States federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences” beginning on page 54.
     Tax matters can be complicated and the tax consequences of the merger to Remington stockholders will depend on each stockholder’s particular tax situation. You should consult your tax advisors to understand fully the tax consequences of the merger to you.
Remington Board of Directors’ Recommendation to Stockholders (page 38)
     The Remington board of directors has unanimously determined that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and any adjournment or postponement of the special meeting
Opinion of Remington’s Financial Advisor (page 38)
     In connection with the proposed merger, Remington’s financial advisor, Jefferies & Company, Inc., delivered to Remington’s board of directors a written opinion, dated January 22, 2006, as to the fairness, from a financial point of view, to the holders of Remington common stock of the merger consideration. The full text of Jefferies’ written opinion, is attached to this proxy statement/prospectus as Annex B. We encourage you to read that opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was provided to Remington’s board of directors in connection with its evaluation of the merger and does not constitute a recommendation to any stockholder as to how he or she should vote on the merger or any matter relevant to the merger agreement.

Helix’s Reasons for the Merger (page 38)
     Helix believes the acquisition of Remington is the next logical step in the evolution of Helix’s unique production contracting based business model and that the merger joins two well managed companies, providing strategic and financial benefits to shareholders.
     These anticipated benefits depend on several factors, including the ability to obtain the necessary approvals for the merger and on other uncertainties. See “Risk Factors” beginning on page 14.
Ownership of Helix Following the Merger
     Remington stockholders will receive a total of approximately 13.1 million shares of Helix common stock in the merger. The shares of Helix to be received by Remington stockholders in the merger will represent approximately 14% of the outstanding Helix common stock after the merger. This information is based on the number of Helix and Remington shares outstanding on [           ], 2006.
Board of Directors of Helix Following the Merger (page 60)
     Helix has agreed that, as of the effective time of the merger, Helix will cause James A. Watt, Chairman of the Board and Chief Executive Officer of Remington, to be appointed to the Helix board of directors.
Market Prices and Share Information
     Helix common stock is quoted on the Nasdaq National Market under the symbol “HELX.” Remington common stock is quoted on the NYSE under the symbol “REM.” The following table shows the closing sale prices of Helix and Remington common stock as reported on the Nasdaq National Market and the NYSE, respectively, on January 20, 2006, the last business day preceding the announcement by Helix and Remington of the execution of the merger agreement, and on [            ], 2006, the last practicable day before the distribution of this proxy statement/prospectus. This table also shows the merger consideration equivalent proposed for each share of Remington common stock, which we calculated by multiplying the closing price of Helix common stock on those dates by the exchange ratio of 0.436 and adding the cash consideration of $27.00.

	Closing Price Per Share
	January 20, 2006	[ ],2006
Helix common stock	$44.33	$

Remington common stock	$37.96	$

Remington Merger Consideration Equivalent	$46.33	$
     Because the 0.436 exchange ratio is fixed and will not be adjusted as a result of changes in the market price of Helix common stock, the merger consideration equivalent will fluctuate with the market price of Helix common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Helix common stock. You should obtain current market quotations for the shares of both companies from a newspaper, the Internet or your broker prior to voting on the merger agreement
Interests of Certain Remington Officers and Directors in the Merger (page 50)
     When you consider the Remington board’s recommendation that Remington stockholders vote in favor of the merger agreement and any adjournment or postponement of the special meeting, you should be aware that some Remington officers and directors may have interests in the merger that may be different from, or in addition to, the interests of other Remington stockholders generally. The Remington board of directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the merger agreement and unanimously recommending that Remington stockholders vote to approve and adopt the merger agreement. At the close of business on the record date for the Remington special meeting, directors and executive officers of

Remington and their affiliates were entitled to vote approximately [            ]% of the shares of Remington common stock outstanding on that date.
Conditions to Completion of the Merger (page 68)
     Completion of the merger depends on a number of conditions being satisfied or waived. These conditions include the following:
•	adoption of the merger agreement by the holders of at least a majority of the outstanding Remington shares entitled to vote at the Remington special meeting;

•	receipt of consents, approvals, permits and authorizations of governmental authorities or other persons, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Act, required to consummate the transactions contemplated by the merger agreement except where the failure to obtain them would not have a material adverse effect (as defined in the merger agreement) on Helix or materially adversely affect the consummation of the merger;

•	continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the absence of a stop order by the Securities and Exchange Commission suspending the effectiveness of the registration statement and the absence of any continuing action, suit, proceeding or investigation by the SEC to suspend such effectiveness;

•	receipt of all necessary approvals under state securities laws relating to the issuance or trading of the Helix common stock to be issued in the merger;

•	absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, so long as the parties have used their reasonable efforts to have any applicable decree, ruling, injunction or order vacated;

•	approval for listing of the Helix shares to be issued in the merger on its stock exchange, upon official notice of issuance;

•	absence of Remington stockholders exercising their appraisal and dissenters rights with respect to greater than 8% of the outstanding shares of Remington common stock immediately prior to the effective time of the merger;

•	accuracy of the representations and warranties made by each of Remington, Helix and Merger Sub as of the closing of the merger to the extent specified in the merger agreement;

•	Remington’s, Helix’s and Merger Sub’s performance in all material respects of their respective covenants and agreements under the merger agreement;

•	absence of a material adverse change in either Remington’s or Helix’s condition (financial or otherwise), operations, business, properties or prospects that have or would be reasonably likely to have a material adverse effect (as defined in the merger agreement) on Remington or Helix, respectively;

•	receipt of opinions by Helix and Remington from their respective tax counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	delivery by Helix to the exchange agent of an irrevocable letter of instruction, in a form reasonably satisfactory to Remington, authorizing and directing the transfer to Remington stockholders of the merger consideration.
Regulatory Approvals (page 46)
     The merger is subject to antitrust laws. Under the Hart-Scott-Rodino Act, the parties cannot complete the merger until they have notified and furnished information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting periods expire or are terminated. On March 14, 2006, the Federal Trade Commission granted Helix and Remington’s request for early termination of the waiting period under the HSR Act.

Termination of the Merger Agreement (page 69)
     Before the effective time of the merger, the merger agreement may be terminated:
•	by mutual written consent of Helix and Remington;

•	by either Helix or Remington, if:
•	adoption of the merger agreement and approval of the merger by the Remington stockholders is not obtained;

•	the parties fail to consummate the merger on or before August 31, 2006, unless the failure is the result of a breach of the merger agreement by the party seeking the termination; or

•	any governmental authority has issued a final and nonappealable order, decree or ruling or has taken any other final and nonappealable action that restrains, enjoins or prohibits the merger, unless the party seeking the termination has not used all reasonable efforts to remove such injunction, order or decree;
•	by Helix, if:
•	Remington materially breaches any of its representations or warranties set forth in the merger agreement or Remington fails to materially perform any of its covenants or agreements under the merger agreement, and, in either case, Remington has not cured the breach or failure within 10 days of receiving notice from Helix of such breach or failure;

•	Remington’s board of directors (1) fails to recommend, or withdraws or modifies in any manner adverse to Helix, the approval or recommendation of the merger agreement, (2) recommends to the Remington stockholders, enters into, or publicly announces its intention to enter into, an agreement or an agreement in principle with respect to a superior proposal, (3) refuses to affirm its approval or recommendation of the merger agreement within 10 business days of any written request from Helix, (4) exempts any person or entity other than Helix from the provisions of the DGCL related to business combinations with interested stockholders or (5) publicly announces its intention to do any of the foregoing;

•	Remington breaches in any material respect its covenant not to solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, an alternate acquisition proposal or engaged in certain prohibited activities with respect thereto, or publicly announces its intention to do so; or

•	a competing tender or exchange offer constituting an acquisition proposal has commenced and Remington has not sent Remington stockholders a statement that Remington’s board of directors recommends rejection of the acquisition proposal, or Remington publicly announces its intention not to do so;
•	by Remington, if:
•	prior to approval by Remington’s stockholders of the merger agreement, the Remington board of directors approves a superior proposal; provided, that:
•	Remington complies with its obligations under the no-solicitation provisions of the merger agreement,

•	the board of directors of Remington authorizes Remington to enter into a binding agreement with respect to the superior proposal and Remington notifies Helix of the superior proposal,

•	within three business days of that notice, Remington offers to negotiate with Helix in order to make adjustments to the terms and conditions of the merger agreement so that Remington can proceed with the merger with Helix, and

•	Remington’s board of directors determines in good faith after those negotiations with Helix, upon consulting with Remington’s independent financial advisor and outside counsel, that the superior proposal continues to be a superior proposal; see “The Merger Agreement—Covenants and Agreements—Acquisition Proposals” beginning on page 65; or
•	Helix materially breaches any of its representations or warranties set forth in the merger agreement or Helix fails to materially perform any of its covenants or agreements under the merger agreement, and, in either case, Helix has not cured the breach or failure within 10 days of receiving notice from Remington of such breach or failure.
     If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless that party is in breach. However, certain provisions of the merger agreement, including, among others, those provisions relating to expenses and termination fees, will continue in effect notwithstanding termination of the merger agreement.
Fees and Expenses (page 71)
     Remington must pay to Helix the sum of (i) Helix’s documented out of pocket fees and expenses incurred or paid by or on behalf of Helix in connection with the merger or the consummation of any of the transactions contemplated by the merger agreement, including all HSR Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants, and other consultants to Helix, up to a maximum amount not to exceed $2 million, and (ii) $45 million, in the following circumstances:
•	if Remington terminates the merger agreement because, prior to approval by Remington’s stockholders of the merger agreement, the Remington board of directors approves a superior proposal; provided, that:
•	Remington complies with its obligations under the no-solicitation provisions of the merger agreement,

•	the board of directors of Remington authorizes Remington to enter into a binding agreement with respect to the superior proposal and Remington notifies Helix of the superior proposal,

•	within three business days of that notice, Remington offers to negotiate with Helix in order to make adjustments to the terms and conditions of the merger agreement so that Remington can proceed with the merger with Helix, and

•	Remington’s board of directors determines in good faith after those negotiations with Helix, upon consulting with Remington’s independent financial advisor and outside counsel, that the superior proposal continues to be a superior proposal; and
•	if Helix terminates the merger agreement because:
•	Remington’s board of directors (1) fails to recommend, or withdraws or modifies in any manner adverse to Helix, the approval or recommendation of the merger agreement, (2) recommends to the Remington stockholders, enters into, or publicly announces its intention to enter into, an agreement or an agreement in principle with respect to a superior proposal, (3) refuses to affirm its approval or recommendation of the merger agreement within 10 business days of any written request from Helix, (4) exempts any person or entity other then Helix from the provisions of the DGCL related to business combinations with interested stockholders or (5) publicly announces its intention to do any of the foregoing;

•	Remington breaches in any material respect its covenant not to solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, an alternate acquisition proposal or engaged in certain prohibited activities with respect thereto, or publicly announces its intention to do so; or

•	a competing tender or exchange offer constituting an acquisition proposal has commenced and Remington has not sent Remington stockholders a statement disclosing that Remington’s board of directors recommends rejection of the acquisition proposal, or Remington publicly announces its intention not to do so.

     In general, each of Helix, Merger Sub and Remington will bear its own expenses in connection with the merger agreement and the related transactions except that Helix will pay the fee for filing with the SEC the registration statement of which this proxy statement/prospectus is a part and for complying with any applicable state securities laws and Remington will pay the costs and expenses associated with the mailing of this proxy statement/prospectus to the Remington stockholders and soliciting the votes of the Remington stockholders.
No Solicitation by Remington (page 65)
     The merger agreement restricts the ability of Remington to solicit or engage in discussions or negotiations with a third party regarding a proposal to merge with or acquire a significant interest in Remington. However, if Remington receives an acquisition proposal from a third party that is more favorable to Remington stockholders than the terms of the merger agreement and Remington complies with specified procedures contained in the merger agreement, Remington may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions.
Accounting Treatment (page 46)
     The combination of the two companies will be accounted for as an acquisition of Remington by Helix using the purchase method of accounting.
Certain Differences in the Rights of Stockholders (page 163)
     As a result of the merger, the holders of Remington shares will become holders of Helix shares. Remington is a Delaware corporation governed by the Delaware General Corporation Law and the rights of Remington stockholders are currently governed by the certificate of incorporation and bylaws of Remington. Helix is a Minnesota corporation governed by the Minnesota Business Corporation Act and the rights of Helix shareholders are governed by the articles of incorporation and bylaws of Helix.
     See page 163 for summaries of material differences between the rights of Remington stockholders and Helix stockholders arising because of differences in the corporate law governing the two companies and in the articles/certificate of incorporation and bylaws of the two companies.

RISK FACTORS
     In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23, you should carefully read and consider the following risk factors in evaluating the proposals to be voted on at the special meeting of Remington stockholders and in determining whether to vote for approval and adoption of the merger agreement. Please also refer to the additional risk factors identified in the periodic reports and other documents incorporated by reference into this proxy statement/prospectus and see “Where You Can Find More Information” beginning on page 176.
Risks Relating to the Merger
The exchange ratio will not be adjusted in the event the value of Helix common stock declines before the merger is completed. As a result, the value of the shares of Helix common stock at the time that Remington stockholders receive them could be less than the value of those shares today.
     In the merger, Remington stockholders will be entitled to receive a combination of 0.436 of a share of Helix common stock and $27.00 in cash for each share of Remington common stock owned. Helix and Remington will not adjust the exchange ratio for the portion of the merger consideration to be paid in Helix common stock as a result of any change in the market price of shares of Helix common stock between the date of this proxy statement/prospectus and the date that you receive shares of Helix common stock in exchange for your shares of Remington common stock. The market price of Helix common stock will likely be different, and may be lower, on the date you receive your shares of Helix common stock than the market price of shares of Helix common stock as of the date of this proxy statement/prospectus. During the 12-month period ended on [            ], 2006, the most recent practical date prior to the mailing of this proxy statement/prospectus, Helix common stock traded in a range from a low of $[            ] to a high of $[            ] and ended that period at $[           ]. See “Comparative Historical and Pro Forma Per Share Information” beginning on page 27 for more detailed share price information. Differences in Helix’s stock price may be the result of changes in the business, operations or prospects of Helix, market reactions to the proposed merger, commodity prices, general market and economic conditions or other factors. If the market price of Helix common stock declines after you vote, you may receive less value than you expected when you voted. Neither Helix nor Remington is permitted to terminate the merger agreement or resolicit the vote of Remington stockholders because of changes in the market prices of their respective common stock.
The merger is subject to certain conditions to closing that, if not satisfied or waived, will result in the merger not being completed.
     The merger is subject to customary conditions to closing, as set forth in the merger agreement. The conditions to the merger include, among others, the receipt of required approvals from Remington’s stockholders. If any of the conditions to the merger are not satisfied or, if waiver is permissible, not waived, the merger will not be completed. In addition, under circumstances specified in the merger agreement, Helix or Remington may terminate the merger agreement. As a result, we cannot assure you that we will complete the merger. See “The Merger Agreement—Conditions Precedent” beginning on page 68 for a discussion of the conditions to the completion of the merger.
Certain directors and executive officers of Remington have interests and arrangements that are different from, or in addition to, those of Remington’s stockholders and that may influence or have influenced their decision to support or approve the merger.
     When considering the recommendation of Remington’s board of directors with respect to the merger, holders of Remington common stock should be aware that certain of Remington’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Remington stockholders and the interests of Remington stockholders generally. These interests include, among other things, the following:
•	the appointment of one of Remington’s current directors to Helix’s board of directors;

•	two officers of Remington will enter into mutually agreeable employment agreements with Helix upon effectiveness of the merger;

•	under the terms of the change in control severance agreements entered into between Remington and certain of its officers, if an officer’s employment with Remington (or its successor) is terminated during the severance period (as defined in the officer’s change in control severance agreement), that officer is entitled to severance benefits, including excise tax gross-up payments;

•	as of the effective time of the merger, acceleration of vesting of Remington stock options and restricted stock for directors and officers;

•	indemnification of directors and officers of Remington against certain liabilities arising both before and, in some cases, after the merger; and

•	liability insurance for certain directors and officers of Remington.
     As a result, these directors and executive officers may be more likely to support and to vote to approve the merger than if they did not have these interests. Holders of Remington common stock should consider whether these interests may have influenced these directors and officers to support or recommend approval of the merger. As of the close of business on the record date for the Remington special meeting, these directors and executive officers were entitled to vote approximately [           ]% of the shares of Remington common stock outstanding on that date. These and additional interests of certain directors and executive officers of Remington are more fully described in the sections entitled “Interests of Remington Directors and Executive Officers in the Merger” beginning on page 50 of this proxy statement/prospectus.
We may face difficulties in achieving the expected benefits of the merger.
     Helix and Remington currently operate as separate companies. Management has no experience running the combined business, and we may not be able to realize the operating efficiencies, synergies, cost savings or other benefits expected from the merger. In addition, the costs we incur in implementing synergies, including our ability to amend, renegotiate or terminate prior contractual commitments of Helix and Remington, may be greater than expected. We also may suffer a loss of employees, customers or suppliers, a loss of revenues, or an increase in operating or other costs or other difficulties relating to the merger.
Our actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this proxy statement/prospectus.
     The unaudited pro forma operating data contained in this proxy statement/prospectus is not necessarily indicative of the results that actually would have been achieved had the proposed merger and Helix’s other currently contemplated financing transactions related to the merger been consummated on January 1, 2005, or that may be achieved in the future. We can provide no assurances as to how the operations and assets of both companies would have been run if they had been combined, or how they will be run in the future, which, together with other factors, could have a significant effect on the results of operations and financial position of the combined company.
Remington will be subject to business uncertainties and contractual restrictions while the merger is pending.
     Uncertainty about the effect of the merger on employees, suppliers, partners, regulators and customers may have an adverse effect on Remington and potentially on Helix. These uncertainties may impair Remington’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause suppliers, customers and others that deal with Remington to defer purchases or other decisions concerning Remington, or to seek to change existing business relationships with Remington. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with Helix. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Helix, Helix’s business following the merger could be harmed. In addition, the merger agreement restricts Remington from making certain acquisitions and taking other specified actions until the merger occurs. These restrictions may prevent Remington from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 62 for a description of the restrictive covenants applicable to Remington.

The merger agreement limits Remington’s ability to pursue alternatives to the merger.
     The merger agreement contains provisions that could adversely impact competing proposals to acquire Remington. These provisions include the prohibition on Remington generally from soliciting any acquisition proposal or offer for a competing transaction and the requirement that Remington pay to Helix the sum of (i) Helix’s documented out of pocket fees and expenses incurred or paid by or on behalf of Helix in connection with the merger or the consummation of any of the transactions contemplated by the merger agreement, including all HSR Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants, and other consultants to Helix, up to a maximum amount not to exceed $2 million, and (ii) $45 million, if the merger agreement is terminated in specified circumstances in connection with an alternative transaction. In addition, even if the board of directors of Remington determines that a competing proposal to acquire Remington is superior, Remington may not exercise its right to terminate the merger agreement unless it notifies Helix of its intention to do so and gives Helix at least three business days to propose revisions to the terms of the merger agreement or to make another proposal in response to the competing proposal. See “The Merger Agreement—Covenants and Agreements” beginning on page 62 and “The Merger Agreement—Termination” beginning on page 69.
     Helix required Remington to agree to these provisions as a condition to Helix’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of Remington from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Remington than it might otherwise have proposed to pay.
Failure to complete the merger could negatively impact the stock price and the future business and financial results of Remington.
     Although Remington has agreed that its board of directors will, subject to fiduciary exceptions, recommend that its stockholders approve and adopt the merger agreement, there is no assurance that the merger agreement and the merger will be approved, and there is no assurance that the other conditions to the completion of the merger will be satisfied. If the merger is not completed, Remington will be subject to several risks, including the following:
•	Remington may be required to pay Helix the sum of (i) Helix’s documented out of pocket fees and expenses incurred or paid by or on behalf of Helix in connection with the merger or the consummation of any of the transactions contemplated by the merger agreement, including all HSR Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants, and other consultants to Helix, up to a maximum amount not to exceed $2 million, and (ii) $45 million, if the merger agreement is terminated under certain circumstances and Remington enters into or completes an alternative transaction;

•	The current market price of Remington common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a negative perception by the stock market of Remington generally and a resulting decline in the market price of Remington common stock;

•	Certain costs relating to the merger (such as legal, accounting and financial advisory fees) are payable by Remington whether or not the merger is completed;

•	There may be substantial disruption to the business of Remington and a distraction of its management and employees from day-to-day operations, because matters related to the merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to Remington;

•	Remington’s business could be adversely affected if it is unable to retain key employees or attract qualified replacements; and

•	Remington would continue to face the risks that it currently faces as an independent company, as further described in the documents that Remington has filed with the SEC that are incorporated by reference into this proxy statement/prospectus.

     In addition, Remington would not realize any of the expected benefits of having completed the merger. If the merger is not completed, these risks may materialize and materially adversely affect Remington’s business, financial results, financial condition and stock price.
The price of Helix common stock may be affected by factors different from those affecting the price of Remington common stock.
     Holders of Remington common stock will receive Helix common stock in the merger. Helix’s business is different in many ways from that of Remington (including Helix’s significant diving and marine construction business and its greater exposure to international projects), and Helix’s results of operations, as well as the price of Helix’s common stock, may be affected by factors different from those affecting Remington’s results of operations and the price of Remington common stock. The price of Helix common stock may fluctuate significantly following the merger, including fluctuation due to factors over which Helix has no control. For a discussion of Helix’s business and certain factors to consider in connection with its business, including risk factors associated with its business, see “- Risks Relating to Helix”, “Information About Helix” and “Helix’s Historical Consolidated Financial Statements and Supplementary Data” and the notes thereto included in this proxy statement/prospectus. For a discussion of Remington’s business and certain factors to consider in connection with its business, including risk factors associated with its business, see Remington’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2005, which is incorporated by reference into this proxy statement/prospectus. See also the other documents incorporated by reference into this proxy statement/prospectus under the caption “Where You Can Find More Information” beginning on page 176 of this proxy statement/prospectus.
Helix will have higher levels of indebtedness following the merger than either Helix or Remington had before the merger.
     You should consider that, following the merger, Helix will have higher levels of debt and interest expense than Helix and Remington, together, had immediately prior to the merger. As of December 31, 2005, after giving effect to the merger and other currently contemplated related financings, the combined company and its subsidiaries are expected to have approximately $1.3 billion of indebtedness outstanding. See “Helix Energy Solutions Group, Inc. Unaudited Pro Forma Combined Balance Sheet” on page 156 of this proxy statement/prospectus. The significant level of combined indebtedness after the merger may have an effect on the combined company’s future operations, including:
•	limiting its ability to obtain additional financing on satisfactory terms to fund its working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing its vulnerability to general economic downturns, competition and industry conditions, which could place it at a competitive disadvantage compared to its competitors that are less leveraged;

•	increasing its exposure to rising interest rates because a portion of its borrowings will be at variable interest rates;

•	reducing the availability of its cash flow to fund its working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because it will be required to use a substantial portion of its cash flow to service debt obligations; and

•	limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates.
     See “Proposed Financings” on page 173 of this proxy statement/prospectus.
The opinion obtained by Remington from its financial advisor does not reflect changes in circumstances between signing the merger agreement and the completion of the merger.
     Jefferies, Remington’s financial advisor, delivered a “fairness opinion” to the Remington board of directors. The opinion states that, as of January 22, 2006, the consideration to be received by Remington stockholders pursuant to the merger agreement was fair from a financial point of view to Remington stockholders. The opinion does not reflect changes that may occur or may have occurred after January 22, 2006, including changes to the operations and prospects of Remington or Helix, changes in general market and economic conditions or other factors. Any such changes, or other factors on which the opinion is based, may significantly alter the value of Remington or Helix or the prices of shares of Remington common stock or Helix common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that Remington received from its financial advisor, see “The Merger—Opinion of Remington’s Financial Advisor” beginning on page 38. For a description of the other factors considered by Remington’s board of directors in determining to approve the merger, see “The Merger—Remington’s Reasons for the Merger” beginning on page 36 and “The Merger—Recommendation of the Remington Board of Directors” beginning on page 38.
The shares of Helix common stock to be received by Remington stockholders as a result of the merger will have different rights from the shares of Remington common stock.
     Remington stockholders will become Helix stockholders, and their rights as stockholders will be governed by the articles of incorporation and bylaws of Helix and Minnesota corporate law. The rights associated with Remington common stock are different from the rights associated with Helix common stock. See the section of this proxy statement/prospectus titled “Comparison of Stockholders’ Rights” beginning on page 163 for a discussion of the different rights associated with Helix common stock.
Remington stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
     After the merger’s completion, Remington stockholders will own a significantly smaller percentage of Helix than they currently own of Remington. Following completion of the merger, Remington stockholders will own approximately 14% of the combined company. Consequently Remington stockholders will have less influence over the management and policies of Helix than they currently have over the management and policies of Remington.
Risks Relating to Helix
Helix’s Contracting Services business is adversely affected by low oil and gas prices and by the cyclicality of the oil and gas industry.
     Helix’s Contracting Services business is substantially dependent upon the condition of the oil and gas industry and, in particular, the willingness of oil and gas companies to make capital expenditures for offshore exploration, drilling and production operations. The level of capital expenditures generally depends on the prevailing view of future oil and gas prices, which are influenced by numerous factors affecting the supply and demand for oil and gas, including, but not limited to:
•	Worldwide economic activity;

•	Economic and political conditions in the Middle East and other oil-producing regions;

•	Coordination by the Organization of Petroleum Exporting Countries, or OPEC;

•	The cost of exploring for and producing oil and gas;

•	The sale and expiration dates of offshore leases in the United States and overseas;

•	The discovery rate of new oil and gas reserves in offshore areas;

•	Technological advances;

•	Interest rates and the cost of capital;

•	Environmental regulations; and

•	Tax policies.
     The level of offshore construction activity improved somewhat in 2004 and continued the trend in 2005 following higher commodity prices in 2003 through 2005 and significant damage sustained to the Gulf of Mexico infrastructure in Hurricanes Katrina and Rita. Helix cannot assure you activity levels will remain the same or increase. A sustained period of low drilling and production activity or the return of lower commodity prices would likely have a material adverse effect on Helix’s financial position, cash flows and results of operations.
The operation of marine vessels is risky, and Helix does not have insurance coverage for all risks.
     Marine construction involves a high degree of operational risk. Hazards, such as vessels sinking, grounding, colliding and sustaining damage from severe weather conditions, are inherent in marine operations. These hazards can cause personal injury or loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims. Helix maintains such insurance protection as it deems prudent, including Jones Act employee coverage, which is the maritime equivalent of workers’ compensation, and hull insurance on its vessels. Helix cannot assure you that any such insurance will be sufficient or effective under all circumstances or against all hazards to which it may be subject. A successful claim for which Helix is not fully insured could have a material adverse effect on Helix. Moreover, Helix cannot assure you that it will be able to maintain adequate insurance in the future at rates that it considers reasonable. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts and limitations for wind storm damages. As construction activity expands into deeper water in the Gulf and other Deepwater basins of the world, a greater percentage of Helix’s revenues may be from Deepwater construction projects that are larger and more complex, and thus riskier, than shallow water projects. As a result, Helix’s revenues and profits are increasingly dependent on its larger vessels. The current insurance on Helix’s vessels, in some cases, is in amounts approximating book value, which could be less than replacement value. In the event of property loss due to a catastrophic marine disaster, mechanical failure or collision, insurance may not cover a substantial loss of revenues, increased costs and other liabilities, and could have a material adverse effect on Helix’s operating performance if it was to lose any of its large vessels.
Helix’s contracting business typically declines in winter, and bad weather in the Gulf or North Sea can adversely affect its operations.
     Marine operations conducted in the Gulf and North Sea are seasonal and depend, in part, on weather conditions. Historically, Helix has enjoyed its highest vessel utilization rates during the summer and fall when weather conditions are favorable for offshore exploration, development and construction activities. Helix typically has experienced its lowest utilization rates in the first quarter. As is common in the industry, Helix typically bears the risk of delays caused by some, but not all, adverse weather conditions. Accordingly, Helix’s results in any one quarter are not necessarily indicative of annual results or continuing trends.
If Helix bids too low on a turnkey contract, it suffers consequences.
     A significant amount of Helix’s projects are performed on a qualified turnkey basis where described work is delivered for a fixed price and extra work, which is subject to customer approval, is billed separately. The revenue, cost and gross profit realized on a turnkey contract can vary from the estimated amount because of changes in offshore job conditions, variations in labor and equipment productivity from the original estimates, and the performance of third parties such as equipment suppliers. These variations and risks inherent in the marine construction industry may result in Helix experiencing reduced profitability or losses on projects.
Exploration and production of oil and natural gas is a high-risk activity and subjects Helix to a variety of factors that it cannot control.
     Helix’s Oil & Gas Production business is subject to all of the risks and uncertainties normally associated with the exploration for and development and production of oil and natural gas, including uncertainties as to the presence, size and recoverability of hydrocarbons. Helix may not encounter commercially productive oil and natural gas reservoirs. Helix may not recover all or any portion of its investment in new wells. The presence of unanticipated pressures or irregularities in formations, miscalculations or accidents may cause Helix’s drilling activities to be unsuccessful and result in a total loss of its investment. In addition, Helix often is uncertain as to the future cost or timing of drilling, completing and operating wells.
     Projecting future natural gas and oil production is imprecise. Producing oil and gas reservoirs eventually have declining production rates. Projections of production rates rely on certain assumptions regarding historical production patterns in the area or formation tests for a particular producing horizon. Actual production rates could differ materially from such projections. Production rates depend on a number of additional factors, including commodity prices, market demand and the political, economic and regulatory climate.
     Further, Helix’s drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:
•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions; and

•	compliance with environmental and other governmental requirements, which may increase our costs or restrict our activities.
Estimates of Helix’s oil and gas reserves, future cash flows and abandonment costs may be significantly incorrect.
     This proxy statement/prospectus contains estimates of Helix’s proved oil and gas reserves and the estimated future net cash flows therefrom based upon reports for the year ended December 31, 2004 and 2005, audited by Helix’s independent petroleum engineers. These reports rely upon various assumptions, including assumptions required by the Securities and Exchange Commission, as to oil and gas prices, drilling and operating expenses, capital expenditures, abandonment costs, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, these estimates are inherently imprecise. Actual future production, cash flows, development expenditures, operating and abandonment expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated in these reports. Any significant variance in these assumptions could materially affect the estimated quantity and value of Helix’s proved reserves. You should not assume that the present value of future net cash flows from our proved reserves referred to in this proxy statement/prospectus is the current market value of Helix’s estimated oil and gas reserves. In accordance with Securities and Exchange Commission requirements, Helix bases the estimated discounted future net cash flows from its proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate. In addition, if costs of abandonment are materially greater than Helix’s estimates, they could have an adverse effect on financial position, cash flows and results of operations.
Helix’s actual development results are likely to differ from its estimates of its proved reserves. Helix may experience production that is less than estimated and development costs that are greater than estimated in its reserve reports. Such differences may be material.
     As a result of the large property acquisitions made in 2005 (Murphy Shelf package and five Deepwater non-producing fields), 55% of Helix’s proven reserves as of December 31, 2005 are PUDs. Estimates of Helix’s oil and natural gas reserves and the costs associated with developing these reserves may not be accurate. Development of Helix’s reserves may not occur as scheduled and the actual results may not be as estimated. Development activity may result in downward adjustments in reserves or higher than estimated costs.
Reserve replacement may not offset depletion.
     Oil and gas properties are depleting assets. Helix replaces reserves through acquisitions, exploration and exploitation of current properties. If Helix is unable to acquire additional properties or if it is unable to find additional reserves through exploration or exploitation of its properties, Helix’s future cash flows from oil and gas operations could decrease.

Helix’s oil and gas operations involve significant risks, and Helix does not have insurance coverage for all risks.
     Helix’s oil and gas operations are subject to risks incident to the operation of oil and gas wells, including, but not limited to, uncontrollable flows of oil, gas, brine or well fluids into the environment, blowouts, cratering, mechanical difficulties, fires, explosions, pollution and other risks, any of which could result in substantial losses to Helix. Helix maintains insurance against some, but not all, of the risks described above. Drilling for oil and gas involves numerous risks, including the risk that Helix will not encounter commercially productive oil or gas reservoirs. If certain exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved property costs would be charged against earnings as impairments.
Helix may not be able to compete successfully against current and future competitors.
     The businesses in which Helix operates are highly competitive. Several of Helix’s competitors are substantially larger and have greater financial and other resources than Helix has. If other companies relocate or acquire vessels for operations in the Gulf or the North Sea, levels of competition may increase and Helix’s business could be adversely affected.
The loss of the services of one or more of Helix’s key employees, or Helix’s failure to attract and retain other highly qualified personnel in the future, could disrupt its operations and adversely affect its financial results.
     The industry has lost a significant number of experienced professionals over the years due to, among other reasons, the volatility in commodity prices. Helix’s continued success depends on the active participation of its key employees. The loss of its key people could adversely affect Helix’s operations. Helix believes that its success and continued growth are also dependent upon its ability to attract and retain skilled personnel. Helix believes that its wage rates are competitive; however, unionization or a significant increase in the wages paid by other employers could result in a reduction in its workforce, increases in the wage rates it pays, or both. If either of these events occurs for any significant period of time, Helix’s revenues and profitability could be diminished and its growth potential could be impaired.
If Helix fails to effectively manage its growth, its results of operations could be harmed.
     Helix has a history of growing through acquisitions of large assets and acquisitions of companies. Helix must plan and manage its acquisitions effectively to achieve revenue growth and maintain profitability in its evolving market. If Helix fails to effectively manage current and future acquisitions, its results of operations could be adversely affected. Helix’s growth has placed, and is expected to continue to place, significant demands on its personnel, management and other resources. Helix must continue to improve its operational, financial, management and legal/compliance information systems to keep pace with the growth of its business.
Helix may need to change the manner in which it conducts its business in response to changes in government regulations.
     Helix’s subsea construction, intervention, inspection, maintenance and decommissioning operations and its oil and gas production from offshore properties, including decommissioning of such properties, are subject to and affected by various types of government regulation, including numerous federal, state and local environmental protection laws and regulations. These laws and regulations are becoming increasingly complex, stringent and expensive to comply with, and significant fines and penalties may be imposed for noncompliance. Helix cannot assure you that continued compliance with existing or future laws or regulations will not adversely affect its operations.
Certain provisions of Helix’s corporate documents and Minnesota law may discourage a third party from making a takeover proposal.
     In addition to the 55,000 shares of preferred stock issued to Fletcher International, Ltd. under the First Amended and Restated Agreement dated January 17, 2003, but effective as of December 31, 2002, by and between Helix and Fletcher International, Ltd., Helix’s board of directors has the authority, without any action by Helix’s shareholders, to fix the rights and preferences on up to 4,945,000 shares of undesignated preferred stock, including dividend, liquidation and voting rights. In addition, Helix’s bylaws divide the board of directors into three classes. Helix is also subject to certain anti-takeover provisions of the Minnesota Business Corporation Act. Helix also has employment contracts with all of its senior officers that require cash payments in the event of a “change of control.”

Any or all of the provisions or factors described above may have the effect of discouraging a takeover proposal or tender offer not approved by management and the board of directors and could result in shareholders who may wish to participate in such a proposal or tender offer receiving less for their shares than otherwise might be available in the event of a takeover attempt.
Helix’s operations outside of the United States subject it to additional risks.
     Helix’s operations outside of the U.S. are subject to risks inherent in foreign operations, including, without limitation:
•	the loss of revenue, property and equipment from hazards such as expropriation, nationalization, war, insurrection, acts of terrorism and other political risks,

•	increases in taxes and governmental royalties;

•	changes in laws and regulations affecting its operations;

•	renegotiation or abrogation of contracts with governmental entities;

•	changes in laws and policies governing operations of foreign-based companies;

•	currency restrictions and exchange rate fluctuations;

•	world economic cycles;

•	restrictions or quotas on production and commodity sales;

•	limited market access; and

•	other uncertainties arising out of foreign government sovereignty over its international operations.
     In addition, laws and policies of the U.S. affecting foreign trade and taxation may also adversely affect Helix’s international operations.
     Helix’s ability to market oil and natural gas discovered or produced in any future foreign operations, and the price it could obtain for such production, depends on many factors beyond its control, including:
•	ready markets for oil and natural gas;

•	the proximity and capacity of pipelines and other transportation facilities;

•	fluctuating demand for crude oil and natural gas;

•	the availability and cost of competing fuels; and

•	the effects of foreign governmental regulation of oil and gas production and sales.
     Pipeline and processing facilities do not exist in certain areas of exploration and, therefore, any actual sales of Helix’s production could be delayed for extended periods of time until such facilities are constructed.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement/prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally accompanied by words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “could,” “should,” “will,” “project,” “estimate,” “look forward to” and similar expressions which convey uncertainty of future events or outcomes.
     The expectations set forth in this proxy statement/prospectus and the documents incorporated by reference regarding, among other things, accretion, returns on invested capital, achievement of annual savings and synergies, achievement of strong cash flow, sufficiency of cash flow to fund capital expenditures and achievement of debt reduction targets are only the parties’ expectations regarding these matters. Actual results could differ materially from these expectations depending on factors such as:
•	the factors described under “Risk Factors” beginning on page 14 of this proxy statement/prospectus;

•	the factors that generally affect Helix’s and Remington’s businesses as further outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus, in the case of Helix, and in Remington’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2005, in the case of Remington, and elsewhere in this proxy statement/prospectus, including the performance of contracts by suppliers, customers and partners; employee management issues; and complexities of global political and economic developments; and

•	the fact that, following the merger, the actual results of the combined company could differ materially from the expectations set forth in this proxy statement/prospectus and the documents incorporated by reference depending on additional factors such as:
•	the combined company’s cost of capital;

•	the ability of the combined company to identify and implement cost savings, synergies and efficiencies in the time frame needed to achieve these expectations;

•	the combined company’s actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures and any currently unforeseen merger or acquisition opportunities that could affect capital needs; and

•	the costs incurred in implementing synergies including, but not limited to, our ability to terminate, amend or renegotiate prior contractual commitments of Helix and Remington.
     Actual actions that the combined company may take may differ from time to time as the combined company may deem necessary or advisable in the best interest of the combined company and its shareholders to attempt to achieve the successful integration of the companies, the synergies needed to make the transaction a financial success and to react to the economy and the combined company’s market for its exploration and production.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
Selected Helix Historical Financial Data
     Helix derived the following historical information from its audited consolidated financial statements for the years ended December 31, 2001, 2002, 2003, 2004 and 2005. You should read this information in conjunction with Helix’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Helix’s consolidated financial statements and the notes thereto included in this proxy statement/prospectus.

	2005	2004	2003	2002	2001
	(In thousands, except per share amounts)
Net Revenues	$799,472	$543,392	$396,269	$302,705	$227,141
Gross Profit	283,072	171,912	92,083	53,792	66,911
Equity in Earnings (Losses) of Investments	13,459	7,927	(87)	—	—

Net Income Before Change in Accounting Principle	152,568	82,659	33,678	12,377	28,932
Cumulative Effect of Change in Accounting Principle, net	—	—	530	—	—
Net Income	152,568	82,659	34,208	12,377	28,932
Preferred Stock Dividends and Accretion	2,454	2,743	1,437	—	—
Net Income Applicable to Common Shareholders	150,114	79,916	32,771	12,377	28,932
Earnings per Common Share (1)
Basic:
Earnings per Share Before Change in Accounting Principle	1.94	1.05	0.43	0.17	0.45
Cumulative Effect of Change in Accounting Principle	—	—	0.01	—	—

Earnings Per Share	1.94	1.05	0.44	0.17	0.45
Diluted:
Net Income Before Change in Accounting Principle	1.86	1.03	0.43	0.17	0.44
Cumulative Effect of Change in Accounting Principle	—	—	0.01	—	—

Earnings Per Share	1.86	1.03	0.44	0.17	0.44
Total Assets	1,660,864	1,038,758	882,842	840,010	494,296
Long-Term Debt (including current maturities of long-term debt).	447,171	148,560	222,831	227,777	99,548
Convertible Preferred Stock	55,000	55,000	24,538	—	—
Shareholders’ Equity	629,300	485,292	381,141	337,517	226,349

(1)	All earnings per share information reflects a two-for-one stock split effective as of the close of business on December 8, 2005.

Selected Remington Historical Financial Data
     Remington derived the following historical information from its audited consolidated financial statements for the years ended December 31, 2001, 2002, 2003, 2004 and 2005. You should read this information in conjunction with Remington’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Remington’s consolidated financial statements and the notes thereto included in Remington’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2005, incorporated by reference in this proxy statement/prospectus.

	2005	2004	2003	2002	2001(1)
	(In thousands, except prices, volumes and per share data)
Financial
Total revenue	$270,529	$234,129	$183,052	$104,866	$116,620
Net income	$70,567	$60,996	$42,924	$11,332	$8,344
Basic income per share	$2.48	$2.23	$1.61	$0.45	$0.38
Diluted income per share	$2.37	$2.14	$1.53	$0.42	$0.35
Total assets	$586,065	$453,114	$359,385	$288,993	$240,432
Bank debt	$—	$—	$18,000	$37,400	$71,000
Stockholders’ equity.	$404,159	$313,960	$241,877	$193,660	$125,338
Total shares outstanding	28,757	27,849	26,912	26,236	22,651
Cash flow
Net cash flow from operations	$160,819	$188,582	$153,215	$71,420	$99,025
Net cash flow used in investing	$(189,906)	$(148,908)	$(115,714)	$(92,126)	$(119,242)
Net cash flow provided by (used in) financing	$9,288	$(12,423)	$(21,022)	$16,258	$21,463
Operational
Proved reserves(2)
Oil (MBbls)	18,381	16,899	11,619	13,114	13,865
Gas (MMcf)	168,659	150,699	142,432	124,967	111,920
Standardized measure of discounted future net cash flows – end of year (2)	$1,236,983	$638,849	$486,296	$351,042	$199,983
Average sales price(3)
Oil (per Bbl)	$51.24	$39.37	$29.43	$24.27	$23.29
Gas (per Mcf)	$8.31	$5.97	$5.40	$3.35	$4.02
Average production (net sales volume)
Oil (Bbls per day)	4,066	4,588	4,863	4,736	3,378
Gas (Mcf per day)	60,715	76,869	66,160	47,804	58,265

(1)	Financial results for 2001 include a $13.5 million charge for the final settlement of the Phillips Petroleum litigation.

(2)	The quantities of proved oil and gas reserves include only the amounts which Remington reasonably expects to recover in the future from known oil and gas reservoirs under the current economic and operating conditions. Proved reserves include only quantities that Remington can commercially recover using current prices, costs, and existing regulatory practices and technology. Remington bases the standardized measure of future discounted net cash flows on year-end prices and costs. Any changes in future prices, costs, regulations, technology, or other unforeseen factors could significantly increase or decrease the proved reserve estimates.

(3)	Remington has not entered into any financial or commodity hedges for oil or gas prices during any of the years presented, therefore, the average sales prices represent actual sales revenue per barrel or Mcf.
Selected Unaudited Condensed Combined Pro Forma Financial Data
     We derived the following unaudited condensed combined pro forma financial data from Helix’s audited consolidated financial statements for the year ended December 31, 2005, and Remington’s audited consolidated financial statements for the year ended December 31, 2005. The financial data has been prepared as if the proposed merger and the consummation of Helix’s financing transactions related to the proposed merger had occurred on January 1, 2005, for the operating data and as of December 31, 2005, for the balance sheet data. The process of valuing Remington’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity to Helix is still in the preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. The unaudited pro forma operating data set forth below is not necessarily indicative of the results that actually would have been achieved if the proposed merger and the currently contemplated financing transactions related to the merger had been consummated on January 1, 2005, or that may be achieved in the future. The unaudited pro forma financial statements do not reflect any benefits from potential cost savings or revenue changes resulting from the proposed merger. You should read this information in conjunction with Helix’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Helix’s Historical Consolidated Financial Statements and Supplementary Data” and the notes thereto, Remington’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Remington’s consolidated financial statements and notes thereto and the “Unaudited Condensed Combined Pro Forma Financial Data” included in this proxy statement/prospectus or included in Remington’s Annual Report on Form 10-K and Form 10-K/A incorporated by reference in this proxy statement/prospectus.

Year Ended
December 31, 2005
(In thousands, except per share amounts)
Statement of Operations data:
Net revenues and other income	$1,067,772
Net income	163,553
Net Income applicable to common shareholders	161,099

Earnings per common share:
Basic (1)	$1.78
Diluted (1)	$1.72

Balance Sheet data:
Total assets	$3,489,202
Long term debt (including current maturities of long-term debt)	1,261,395
Convertible preferred stock	55,000
Shareholders’ equity	1,187,836

(1)	Reflects two-for-one stock split effected as a 100% stock dividend on December 8, 2005.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION
     Set forth below are the Helix and Remington historical and pro forma amounts per share of common stock for income from continuing operations and book value. The exchange ratio for the pro forma computations is 0.436 of a share of Helix common stock for each share of Remington common stock. The merger consideration is 0.436 of a share of Helix common stock and $27.00 in cash for each share of Remington common stock outstanding immediately prior to completion of the merger.
     The Remington pro forma (equivalent) information shows the effect of the merger from the perspective of an owner of Remington common stock. The information was computed by multiplying the Helix pro forma combined information by the exchange ratio of 0.436. This computation does not include the benefit to Remington stockholders of the cash component of the transaction.
     You should read the information below together with the historical financial statements and related notes contained herein, in the case of Helix, and in the Remington Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2005, in the case of Remington, and other information filed with the SEC and incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 176.
     The unaudited pro forma combined data below is for illustrative purposes only. The pro forma adjustments for the balance sheet are based on the assumption that the transaction was consummated on December 31, 2005. The pro forma adjustments for the statements of operations are based on the assumption that the transaction was consummated on January 1, 2005.
     The financial results may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of the combined company. See “Unaudited Condensed Combined Pro Forma Financial Data” beginning on page 154 for a discussion of the pro forma financial data used in the comparative per-share amounts in the table below.

Year Ended
December 31, 2005
Helix historical (1)
Net Income applicable to common shareholders – basic	$1.94
Net Income applicable to common shareholders – diluted	1.86
Cash dividends	0.00
Book value at end of period	8.10
Helix pro forma combined (1)
Net Income applicable to common shareholders – basic	$1.78
Net Income applicable to common shareholders – diluted	1.72
Cash dividends	0.00
Book value at end of period	13.08
Remington historical
Net Income applicable to common shareholders – basic	$2.48
Net Income applicable to common shareholders – diluted	2.37
Cash dividends	0.00
Book value at end of period	14.05
Remington pro forma (equivalent) (2)
Net Income applicable to common shareholders – basic	$0.78
Net Income applicable to common shareholders – diluted	0.75
Cash dividends	0.00
Book value at end of period	5.70

(1)	Reflects the two-for-one stock split effected as a 100% stock dividend on December 8, 2005.

(2)	Does not reflect the $27.00 in cash per share of Remington common stock to be received as part of the merger consideration.

COMPARATIVE MARKET VALUE INFORMATION
     The following table sets forth the closing price per share of Helix common stock and the closing price per share of Remington common stock on January 20, 2006 (the last business day preceding the announcement by Helix and Remington of the execution of the merger agreement) and [ ], 2006 (the most recent practicable trading date prior to the date of this proxy statement/prospectus). The table also presents the equivalent market value per share of Remington common stock on January 20, 2006 and [ ], 2006, for receipt of a combination of 0.436 of a share of Helix common stock and $27.00 in cash, without interest, for each share of Remington common stock that you own.
     You are urged to obtain current market quotations for shares of Helix common stock and Remington common stock before making a decision with respect to the merger.
     No assurance can be given as to the market prices of Helix common stock or Remington common stock at the closing of the merger. Because the exchange ratio will not be adjusted for changes in the market price of Helix common stock, the market value of the shares of Helix common stock that holders of Remington common stock will receive at the effective time of the merger may vary significantly from the market value of the shares of Helix common stock that holders of Remington common stock would have received if the merger were consummated on the date of the merger agreement or on the date of this proxy statement/prospectus.

	Closing Price Per Share
	January 20, 2006	[ ], 2006
Helix common stock	$44.33	$

Remington common stock	$37.96	$

Remington Merger Consideration Equivalent	$46.33	$

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING
     This proxy statement/prospectus is being furnished to Remington stockholders by Remington’s board of directors in connection with the solicitation of proxies from the holders of Remington common stock for use at the special meeting of Remington stockholders and any adjournments or postponements of the special meeting. This proxy statement/prospectus also is being furnished to Remington stockholders as a prospectus of Helix in connection with the issuance by Helix of shares of Helix common stock to Remington stockholders in connection with the merger.
Date, Time and Place
     The special meeting of stockholders of Remington will be held on [          ], 2006 at [          ], Central Daylight Time, at [          ].
Matters to Be Considered
     At the special meeting, Remington stockholders will be asked:
•	to consider and vote upon a proposal to approve and adopt the merger agreement;

•	to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	to consider and transact any other business as may properly be brought before the special meeting or any adjournments or postponements thereof.
     At this time, the Remington board of directors is unaware of any matters, other than those set forth in the preceding sentence, that may properly come before the special meeting.
Stockholders Entitled to Vote
     The close of business on [          ] has been fixed by Remington’s board as the record date for the determination of those holders of Remington common stock who are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.
     At the close of business on the record date, there were [          ] shares of Remington common stock outstanding and entitled to vote, held by approximately [          ] holders of record. A list of the stockholders of record entitled to vote at the special meeting will be available for examination by Remington stockholders for any purpose germane to the meeting. The list will be available at the meeting and for ten days prior to the meeting during ordinary business hours by contacting Remington’s Corporate Secretary at 8201 Preston Road, Suite 600, Dallas, Texas 75225-6211.
Quorum and Required Vote
     Each holder of record of shares of Remington common stock as of the record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Remington common stock outstanding as of the record date constitutes a quorum for the transaction of business at the special meeting. The affirmative vote of the holders of a majority of the shares of Remington common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement.
     As of the record date for the special meeting, directors and executive officers of Remington and their affiliates beneficially owned an aggregate of [          ] shares of Remington common stock entitled to vote at the special meeting. These shares represent [          ]% of the Remington common stock outstanding and entitled to vote as of the record date. Although these individuals are not party to any voting agreements with Remington or Helix and do not have any obligations to vote in favor of the approval and adoption of the merger agreement, they have indicated their intention to vote their outstanding shares of Remington common stock in favor of the approval and adoption of the merger agreement.

     As of March 31, 2006, Helix and its directors, executive officers and their affiliates owned none of the outstanding shares of Remington common stock.
How Shares Will Be Voted at the Special Meeting
     All shares of Remington common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and any adjournment or postponement of the special meeting.
     A properly executed proxy marked “Abstain” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the special meeting. However, because the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, an abstention will have the same effect as a vote AGAINST approval and adoption of the merger agreement.
     If you hold shares of Remington common stock in “street name” through a bank, broker or other nominee, the bank, broker or nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your bank, broker or nominee as to how you want your shares voted, your bank, broker or nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, broker non-votes will have the same effect as a vote AGAINST the merger agreement.
     If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.
How to Vote Your Shares
     You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.
     You may vote by proxy card, by completing and mailing the enclosed proxy card. If you properly submit your proxy card, in time to vote, one of the individuals named as your proxy will vote your shares of common stock as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.
     If you hold shares of Remington common stock through a broker or other custodian, please follow the voting instructions provided by that firm. If you do not return your proxy card, or if your shares are held in a stock brokerage account or held by a bank, broker or nominee, or, in other words, in “street name” and you do not instruct your bank, broker or nominee on how to vote those shares, those shares will not be voted at the special meeting.
     A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by the Internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with the proxy from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by 11:59 p.m., New York, New York time, on [            ], 2006. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by the Internet or by telephone with respect to your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or nominee to vote your shares held in street name at the special meeting.

     If you submit your proxy but do not make specific choices, your proxy will be voted FOR each of the proposals presented.
How to Change Your Vote
     If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the special meeting by:
•	completing, signing and timely submitting a new proxy to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card by the close of business on [ ], 2006; the latest dated and signed proxy actually received by such addressee before the special meeting will be counted, and any earlier proxies will be considered revoked;

•	notifying Remington’s Corporate Secretary, at 8201 Preston Road, Suite 600, Dallas, Texas 75225-6201, in writing, by the close of business on [ ], 2006, that you have revoked your earlier proxy; or

•	voting in person at the special meeting.
     Merely attending the special meeting will not revoke any prior votes or proxies; you must vote at the special meeting to revoke a prior proxy.
     If you hold shares of Remington common stock through a broker or other custodian and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.
Voting by Participants in the Remington Plans
     Under the Remington stock incentive plan, a grantee of restricted shares of Remington common stock has all the rights of a Remington stockholder with respect to those shares, including the right to vote. Accordingly, holders of shares of Remington restricted stock will be entitled to vote at the special meeting in the same way as holders of non-restricted shares of Remington common stock. Beneficial holders of shares of Remington stock held within the Remington 401(k) plan control the voting of those shares.
Solicitation of Proxies
     In addition to solicitation by mail, directors, officers and employees of Remington may solicit proxies for the special meeting from Remington stockholders personally or by telephone, facsimile and other electronic means without compensation other than reimbursement for their actual expenses.
     The expenses incurred in connection with the filing of this document will be paid for by Helix. The expenses incurred in connection with the printing and mailing this proxy statement/prospectus will be paid for by Remington. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Remington stock held of record by those persons, and Remington will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.
Recommendation of the Remington Board of Directors
     The Remington board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Remington board of directors determined that the merger is advisable and in the best interests of Remington and its stockholders and unanimously recommends that you vote FOR approval and adoption of the merger agreement. See “The Merger—Remington’s Reasons for the Merger” beginning on page 36 and “The Merger—Recommendation of the Remington Board of Directors” beginning on page 38 for a more detailed discussion of the Remington board of directors’ recommendation.

Special Meeting Admission
     If you wish to attend the special meeting in person, you must present either an admission ticket or appropriate proof of ownership of Remington stock, as well as a form of personal identification. If you are a registered stockholder and plan to attend the meeting in person, please mark the attendance box on your proxy card and bring the tear-off admission ticket with you to the meeting. If you are a beneficial owner of Remington common stock that is held by a bank, broker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.
     No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.
     PLEASE DO NOT SEND IN ANY REMINGTON STOCK CERTIFICATES WITH YOUR PROXY CARD. After the merger is completed, you will receive written instructions from the exchange agent informing you how to surrender your stock certificates to receive the merger consideration.
Adjournment and Postponements
     The special meeting may be adjourned from time to time, to reconvene at the same or some other place, by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting, so long as the new time and place for the special meeting are announced at that time. If the adjournment is for more than thirty days, or if after the adjournment a new record date is determined for the adjourned special meeting, a notice of the adjourned special meeting must be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the Remington special meeting, holders of Remington common stock may be asked to vote on a proposal to adjourn or postpone the Remington special meeting to solicit additional proxies. If a quorum is not present at the Remington special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy may adjourn the meeting. If a quorum is present at the Remington special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of Remington common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

THE MERGER
General
     Remington’s board of directors is using this document to solicit proxies from the holders of Remington common stock for use at the Remington special meeting, at which holders of Remington common stock will be asked to vote upon approval and adoption of the merger agreement. In addition, Helix is sending this document to Remington stockholders as a prospectus in connection with the issuance of shares of Helix common stock in exchange for shares of Remington common stock in the merger.
     The boards of directors of Remington and Helix have unanimously approved the merger agreement providing for the merger of Remington into Merger Sub. Merger Sub, which is wholly owned by Helix, will be the surviving entity in the merger, and upon completion of the merger, the separate corporate existence of Remington will terminate. We expect to complete the merger in the second quarter of 2006.
Background of the Merger
     The board of directors and senior management of Helix periodically discuss strategic options, including growth by acquisition. Helix has, from time to time, considered business combinations with other energy services companies or oil and gas exploration and production companies. Three service related acquisitions were completed during 2005, and a short list of potential exploration and production target companies was developed by mid-year.
     In recent years, Remington has from time to time entered into agreements with Helix for the use of Helix’s marine contract services in Remington’s offshore oil and gas exploration activities. As a result, Mr. James A. Watt, Chairman and Chief Executive Officer of Remington, and Mr. Martin R. Ferron, President and Chief Operating Officer of Helix, as well as other officers and employees of both companies, have come to know each other. Therefore, from time to time in the past, Messrs. Watt and Ferron discussed contractual arrangements between the companies and general matters regarding their respective businesses and the oil and gas industry.
     In October 2005, Helix engaged Simmons & Company International to prepare an overview of Remington, together with a preliminary valuation/combination analysis. That report was issued on November 14, 2005.
     On November 17, 2005, Mr. Ferron contacted Mr. Watt by telephone to set up a meeting to discuss the possibility of a business combination between Helix and Remington.
     On November 22, 2005, Mr. Ferron met with Mr. Watt and Mr. Robert P. Murphy, Remington’s President and Chief Operating Officer, at Remington’s offices in Dallas, Texas. During the meeting, Mr. Ferron expressed an interest in a business combination between Helix and Remington. Mr. Ferron suggested that Helix would be willing to pay a yet-to-be determined premium for the common stock of Remington, and that consideration for the transaction would consist of approximately 75% cash and 25% Helix common stock. Mr. Ferron further stated that, to formulate a proposal, Helix needed to review and evaluate certain non-public Remington operational and financial data. Accordingly, Mr. Ferron requested that Remington consider entering into a confidentiality agreement with Helix and provided Mr. Watt an initial request for information about Remington. Mr. Watt responded that he would discuss with the Remington board of directors Helix’s indication of interest and its request for access to non-public information pursuant to a confidentiality agreement.
     On November 28, 2005, the board of directors of Remington met by telephonic conference and Mr. Watt and Mr. Murphy reported to the directors the discussions with Mr. Ferron at the November 22, 2005 meeting. Following a discussion of the matter, the board of directors authorized Remington to enter into a confidentiality agreement with Helix, and to conduct exploratory communications with Helix’s management regarding a possible business combination. Helix and Remington executed the confidentiality agreement on November 30, 2005. On December 5, 2005, Remington sent to Helix, by overnight courier, a package containing certain information requested by Helix.
     On December 6, 2005, Mr. Watt received a letter from Mr. Ferron expressing continued interest in evaluating a potential transaction with Remington and requesting an exclusivity period until February 15, 2006, during which Remington would not seek or consider alternative business combination transactions. Mr. Ferron’s letter also expressed Helix’s interest in entering into a merger agreement with Remington by the end of January 2006. Mr. Watt responded that Remington was not in a position to grant that exclusivity to Helix and stated that Remington was not for sale.

     On December 9, 2005, Mr. Owen Kratz, Chairman and Chief Executive Officer of Helix, and Mr. Ferron met with Mr. Watt and Mr. Murphy at Remington’s offices in Dallas, Texas. At the meeting Messrs. Kratz and Ferron requested further information about Remington’s business and operations. They also stated that, in the event of a combination of the companies, they contemplated that Remington would largely remain as a separate unit or division of Helix. During a follow-up telephone conference on December 12, 2005, Mr. Ferron indicated to Messrs. Watt and Murphy that, based on an analysis of publicly available information and the additional information provided to them by Remington, Helix was contemplating a price in the range of $44 for each share of Remington common stock. Messrs. Watt and Murphy reiterated that Remington was not for sale but that at Helix’s request they would discuss the matter with Remington’s board of directors.
     On December 13, 2005, a regularly scheduled meeting of the Helix board of directors was held at which the Helix board of directors discussed the potential acquisition of Remington and an indicative offer.
     Also on December 13, 2005, a regularly scheduled meeting of the board of directors of Remington was held, during which Mr. Watt updated the directors on the conversations to date with Helix. The directors discussed the Helix level of interest and concluded that the tentative indication of value at $44 per share of Remington common stock warranted continued dialogue with Helix, although the board reiterated that Remington was not for sale and noted that a formal offer had not been submitted. Upon Mr. Watt’s request, Remington’s board of directors authorized him to retain Jefferies in order to assist the board of directors in assessing Helix’s valuation of Remington. On December 14, 2005, Mr. Watt communicated to Mr. Ferron that Remington’s board of directors had reviewed Helix’s tentative proposal but had not reached a conclusion on it, and confirmed to Helix that Remington was not willing, at that stage of the process, to provide an exclusivity period to Helix.
     On December 14, 2005, Mr. Ferron sent another letter to Mr. Watt suggesting that Helix commence its due diligence review of Remington immediately. In the letter Helix proposed, in lieu of an exclusivity period, a break-up fee payable by Remington to Helix of $10 million prior to the announcement of a merger and $50 million afterwards. On December 15, 2005, Mr. Ferron sent a third letter to Mr. Watt, indicating a potential offer could be made in the range of $43 to $46 per share of Remington common stock, based on approximately 30 million fully diluted shares outstanding, with Helix common stock constituting up to 50% of the consideration. Mr. Watt responded by e-mail that he would review Helix’s revised preliminary proposal with Remington’s board of directors and advisors.
     On December 20, 2005, officers of Remington met with representatives of Jefferies at Remington’s offices in Dallas, Texas, to discuss and review Helix’s proposal. Remington entered into an engagement agreement with Jefferies on December 21, 2005. Mr. Watt then instructed Jefferies to review and evaluate Helix’s proposal and to help evaluate potential alternatives for Remington.
     Between December 21 and December 22, 2005, Helix completed technical due diligence with respect to Remington.
     On January 5, 2006, the Helix Board of Directors held a telephonic meeting to approve a definitive acquisition offer. The following day, a firm offer of $45 per Remington share was submitted in writing, with the consideration consisting of 50% cash and 50% Helix common stock. Mr. Watt reiterated to Mr. Ferron that Remington’s board of directors had not changed its determination that Remington was not for sale. Mr. Watt also indicated that Remington’s board of directors had to assess whether Helix’s proposal made sense to Remington’s stockholders, and that he would review it with the board of directors and external advisors.
     Remington’s board of directors met on January 11, 2006 to consider Helix’s proposal. At the meeting, Jefferies made a presentation that included an overview of Helix, a preliminary valuation of Remington using different methodologies and a review of alternative strategic options available to Remington. Jefferies provided its evaluation of Helix’s proposal in comparison to alternative strategic options and similar recent transactions involving the sale of Gulf of Mexico oil and gas assets. Andrews Kurth LLP, outside legal counsel to Remington, then discussed with the Remington board of directors the fiduciary duties of the board under the circumstances. Upon deliberation, the Remington board of directors confirmed that Remington was not for sale, and determined that Remington management should continue discussions with Helix and that Remington and its advisors should seek an increase in the consideration to be paid by Helix. Jefferies was then directed to contact a limited number of additional parties that might have an interest in a potential business combination with Remington at a premium to the market price of Remington’s common stock. On January 12, 2005, Mr. Watt informed Mr. Ferron of the discussions of Remington’s board of directors. After further negotiations with Helix, on January 13, 2006, Mr. Watt informed the Remington board of directors that Helix had increased its proposed offering price from $45 to $46 per share of Remington common stock, approximately 60% of which would be paid in cash and 40% in Helix common stock.
     Mr. Watt and Mr. Murphy met with Mr. Ferron at Helix’s offices in Houston, Texas on January 16, 2006 to conduct due diligence on Helix and further discuss the prospect of a merger between the companies. At that meeting, Mr. Ferron delivered a letter to Mr. Watt stating an aggregate offer price of $812,885,625 in cash plus 13,577,577 shares of Helix common stock for the approximately 30.1 million of fully diluted shares of Remington common stock.
     On January 18, 2006, the board of directors of Remington met in order to consider Helix’s revised proposal. Mr. Watt informed the Remington directors that the proposal was $46 per share of Remington common stock, based on the closing price of Helix’s common stock on January 13, 2006 of $42.10 per share. Remington stockholders would receive $27.00 in cash plus 0.4513 of a share of Helix common stock for each outstanding share of Remington common stock. The cash component would be about 58.7% of the total consideration. At the meeting, representatives of Jefferies expressed their oral opinion that they believed they would be able to conclude that the merger consideration to the holders of Remington common stock in the Helix proposal was fair to such holders from a financial point of view. Remington’s board of directors then directed Mr. Watt to continue discussions with Helix and report back to the board of directors with a comprehensive definitive offer from Helix. In addition, the board of directors requested that Jefferies prepare to render a fairness opinion with respect to the transaction at the next board meeting. Following the meeting, in a letter dated January 18, 2006, Mr. Watt informed Mr. Ferron that the board of directors of Remington intended to meet again on January 22, 2006 to consider approval of the transaction, provided a mutually acceptable merger agreement was negotiated by then, and Jefferies rendered a fairness opinion acceptable to the board of directors of Remington.
     Later on January 18, 2006, Remington distributed a draft merger agreement prepared by Andrews Kurth LLP, Remington’s outside legal counsel, to Helix and its outside legal counsel, Fulbright & Jaworski L.L.P. Over the following few days, the managements of Remington and Helix and their respective financial advisors and outside legal counsel engaged in negotiations with respect to the merger agreement.
     Between January 19 and January 20, 2006, Helix completed financial and administrative due diligence.
     On January 19, 2006, Helix’s board of directors held a telephonic meeting regarding the status of the negotiations and discussed a revised offer as a result of information obtained as part of the due diligence review.
     On January 20, 2006, Helix representatives notified Mr. Watt that through financial due diligence they had determined that the tax basis of Remington’s assets was significantly less than previously estimated. In addition, on January 21, 2006, Remington determined that the Gulf of Mexico exploratory well, South Pass 87 #6, in which Remington had a 50% non-operating working interest, was a dry hole. As a result, Mr. Ferron advised Mr. Watt that Helix was revising its offer and asked Mr. Watt to present the revised offer to the Remington board of directors. Mr. Watt agreed to submit the revised offer to the Remington board of directors and agreed to recommend to the board that the merger agreement be executed reflecting a consideration for each share of fully diluted Remington common stock of $27.00 in cash and 0.436 of a share of Helix common stock. Based on the closing price of Helix’s common stock on January 20, 2006, that final offer represented a consideration of $46.33 per share of Remington common stock.
     Remington’s board of directors held a telephonic meeting on the evening of January 22, 2006 to review Helix’s revised offer and the proposed transaction. Remington’s financial advisors and outside legal counsel also attended the meeting. At the meeting, Remington’s board of directors discussed various aspects of the proposed transaction, including the proposed merger consideration and the terms of the merger agreement. Jefferies reviewed its analysis of the economic terms of the transaction and its assessment of the fairness of the merger consideration to the holders of Remington common stock from a financial point of view. Jefferies representatives also informed the Remington board that, pursuant to the board’s instructions, Jefferies had contacted six other parties to see if they would have an interest in a potential combination with Remington. One of them executed a confidentiality agreement, but none of them expressed an interest in submitting an offer. Jefferies then delivered its written opinion to Remington’s board of directors, that, as of the date of the opinion and based on and subject to the matters described in the opinion, the merger consideration to be received in the merger by the holders of Remington common stock, other than Helix and its affiliates, was fair, from a financial point of view, to such holders. Then Remington’s outside legal counsel presented a summary of the terms of the merger agreement and discussed various legal issues with Remington’s directors. After further discussion on certain aspects of the proposed transaction, Remington’s board of directors unanimously approved the merger, the terms of the merger agreement and the transactions contemplated by the merger agreement, and determined to recommend adoption of the merger agreement to the stockholders of Remington.
     The board of directors of Helix approved the merger agreement and the transactions contemplated thereby effective as of January 22, 2006.
     Late in the evening of January 22, 2006, following the approval by the boards of directors of both companies, Helix and Remington executed the merger agreement. Early in the morning of January 23, 2006, the parties publicly announced the execution of the merger agreement.
Remington’s Reasons for the Merger
     The Remington board of directors, at a special meeting held on January 22, 2006, unanimously determined that the merger and the merger agreement are advisable, fair to and in the best interests of Remington and its stockholders. The Remington board of directors has approved the merger agreement and unanimously recommends Remington stockholders vote “FOR” approval and adoption of the merger agreement and the merger.
     In reaching its decision, the Remington board of directors consulted with Remington’s management and its financial and legal advisors in this transaction. In concluding that the merger is in the best interests of Remington and its stockholders, the Remington board of directors considered a variety of factors, including the following:
•	the merger consideration of $27.00 in cash plus 0.436 of a share of Helix common stock, with a combined value equal to $46.33 per share of Remington common stock based upon the closing price of Helix common stock as reported on the Nasdaq National Market January 20, 2006, the last trading day prior to the date of the public announcement of the merger, represents:
•	a premium of $8.44, or approximately 22.28%, over the trailing average closing price of $37.89 per share for Remington’s common stock as reported on the NYSE composite transaction reporting system for the 30 trading days ended January 20, 2006;

•	a premium of $8.75, or approximately 23.28%, over the trailing average closing price of $37.58 per share for Remington’s common stock as reported on the NYSE composite transaction reporting system for the five trading days ended January 20, 2006; and

•	a premium of $8.37, or approximately 22.05%, over the closing sale price of $37.96 for Remington’s common stock as reported on the NYSE composite transaction reporting system on January 20, 2006, the last trading day prior to the date of the public announcement of the proposed merger;
•	the financial presentation of Jefferies, including its opinion dated January 22, 2006, to the Remington board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration, as more fully described below under “— Opinion of Remington’s Financial Advisor”;

•	the Remington board of directors’ familiarity with, and understanding of, Remington’s business, financial condition, results of operations, current business strategy, earnings and prospects, and its understanding of Helix’s business, financial condition, results of operations, business strategy and earnings (including the report of Remington’s management on the results of its due diligence review of Helix);

•	the possible alternatives to the merger, including:
•	other acquisition or combination possibilities for Remington;

•	the possibility of continuing to operate as an independent oil and gas exploration and production company under its current model focused in the Gulf of Mexico; and

•	adopting a more broad-based but also more risky strategy possibly involving acquisitions and an international component;

•	the range of possible benefits to Remington’s stockholders of those alternatives and the timing and likelihood of accomplishing the goal of any of those alternatives, and the board’s assessment that the merger with Helix presents an opportunity superior to those alternatives;

•	the fact that Remington stockholders will receive a substantial cash payment for their shares, while at the same time retaining a large equity stake in the combined company, which will afford Remington stockholders the opportunity to participate in the future financial performance of a larger, more diversified energy and energy services company; in that regard, the Remington board of directors understood that the volatility of prices for oil and gas would cause the value of the merger consideration to fluctuate, perhaps significantly, but was of the view that on a long-term basis it would be desirable for stockholders to have an opportunity to retain some continuing investment in the post-merger combined company;

•	the Remington board of directors’ understanding, following its review together with Remington’s management and financial advisors, of overall market conditions, including then-current and prospective commodity prices and recent trading prices for Remington’s common stock, and the board’s determination that, in light of these factors, the timing of a potential transaction was favorable to Remington and its stockholders;

•	the Remington board of directors’ understanding, and management’s review, of Remington’s current and prospective holdings, including Remington’s oil and gas reserves in the Gulf of Mexico, and the Remington board of directors’ and management’s views concerning maximizing the future benefits relating to these holdings in light of Remington’s size and position in the oil and gas industry, together with their belief that having ready access to Helix’s resources and expertise in the offshore oil and gas services industry would be a major factor in maximizing those future benefits;

•	the consideration by the Remington board of directors, with the assistance of its advisors, of the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of consummation of the merger, the proposed transaction structure, the termination provisions of the agreement and the Remington board of directors’ evaluation of the likely time period necessary to close the transaction; and

•	the expectation that the merger would qualify as a reorganization for federal income tax purposes.
     The Remington board of directors also considered potential risks associated with the merger in connection with its evaluation of the proposed transaction, including:
•	the risks of the type and nature described under “Risk Factors” beginning on page 14;

•	because the merger agreement provides for a fixed exchange ratio, if the price of Helix common stock at the time of the closing of the merger is lower than the price as of the time of signing the merger agreement, the value received by holders of Remington common stock in the merger could be materially less than the value as of the date of the merger agreement;

•	the risk, which is common in transactions of this type, that the terms of the merger agreement, including provisions relating to Helix’s right to obtain information with respect to any alternative proposals and to a three business day negotiating period after receipt by Remington of a superior proposal and Remington’s payment of a termination fee under specified circumstances, might discourage other parties that could otherwise have an interest in a business combination with, or an acquisition of, Remington from proposing such a transaction;

•	the interests of certain of Remington’s executive officers and directors described under “Interests of Remington Directors and Executive Officers in the Merger” beginning on page 50;

•	the restrictions on the conduct of Remington’s business prior to the consummation of the merger, requiring Remington to conduct its business in the ordinary course consistent with past practice subject to specific limitations, which may delay or prevent Remington from undertaking business opportunities that may arise pending completion of the merger; and

•	the risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger on Remington’s business and relations with customers and service providers, operating results and stock price and Remington’s ability to retain key management and personnel.
     The foregoing discussion of the information and factors discussed by the Remington board of directors is not exhaustive but does include material factors considered by the Remington board of directors. The Remington board of directors did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the Remington board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Remington board of directors may have given different weight to different factors.
Recommendation of the Remington Board of Directors
     After careful consideration of the matters discussed above, the Remington board of directors concluded that the proposed merger is in the best interest of the stockholders of Remington.
     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF REMINGTON HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AS IN THE BEST INTERESTS OF REMINGTON AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT REMINGTON’S STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.
Helix’s Reasons for the Merger
     The Helix Board of Directors has approved the merger agreement and believes that the acquisition of Remington is the next logical step in the evolution of Helix’s unique production contracting based business model.
     Helix believes that the merger joins two well managed companies, providing strategic and financial benefits to shareholders. The benefits include:
•	The transaction is expected to be accretive to earnings and cash flow;

•	Remington’s prospect generation based growth strategy is highly complementary to Helix’s production model and will build on Helix’s existing portfolio of proved undeveloped reserves by:
•	creating extra exploitation value through the deployment of Helix assets for drilling, development,

maintenance and abandonment;

•	accelerating high impact, ready to drill inventory;

•	adding 4 Tcfe reserve potential (1 Tcfe risked); and

•	providing 100% working interest in all deepwater prospects;
•	Remington possesses a highly experienced technical team;

•	Exploitation of Remington’s prospect inventory will provide increased backlog for Helix’s contracting services;

•	Combined Helix and Remington production business on the Outer Continental Shelf has critical mass, including:
•	operating synergies and purchasing leverage; and

•	Remington’s seismic library, which can be used across Helix assets; and
•	Helix can enhance financial results of key deepwater prospects by promoting partnership arrangements.
Opinion of Remington’s Financial Advisor
     Jefferies has rendered its written opinion, dated January 22, 2006, to the board of directors of Remington to the effect that, as of that date and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the merger consideration to be received in connection with the merger by the holders of Remington common stock (other than Helix and its affiliates) was fair, from a financial point of view, to such holders.
     The full text of Jefferies’ written opinion to Remington’s board of directors, which sets forth the procedures followed, the assumptions made, qualifications and limitations on the review undertaken and other matters, is attached to this proxy statement/prospectus as Annex B. The summary of Jefferies’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion, which is incorporated by reference into this proxy statement/prospectus. Holders of Remington common stock are encouraged to read the opinion in its entirety.
     The opinion of Jefferies does not constitute a recommendation as to how any stockholder should vote on the merger or any matter relevant to the merger agreement.
General
     Jefferies was selected by Remington’s board of directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the evaluation of capital structures, valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.
     In the ordinary course of business, Jefferies and its affiliates may publish research reports regarding the securities of Remington and Helix and their respective affiliates and may trade or hold such securities of Remington and Helix for their own account and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities. In the past, Jefferies and its affiliates have provided investment banking services to Remington unrelated to the merger for which they have received compensation, and Jefferies or its affiliates may, in the future, provide investment banking and financial advisory services to Helix for which they would expect to receive compensation.
     Pursuant to an engagement letter between Remington and Jefferies dated December 21, 2005, Jefferies was retained to act as financial advisor to Remington in connection with a possible transaction involving Remington. Jefferies also assisted Remington in soliciting expressions of interest in Remington from other parties potentially interested in a transaction with Remington. In consideration for these financial advisory services, Jefferies will receive a fee based on a percentage of the transaction value, which is contingent upon the completion of a transaction such as the merger. On January 19, 2006, the engagement letter was amended to provide that Jefferies would render a written opinion to the board of directors of Remington regarding the fairness of the merger consideration to be received in connection with the merger by the holders of Remington common stock (other than Helix and its affiliates) from a financial point of view. On January 22, 2006, Jefferies rendered its oral opinion to the board of directors of Remington (and subsequently provided a written copy of its opinion) that, as of that date and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the merger consideration to be received in connection with the merger by the holders of Remington common stock (other than Helix and its affiliates) was fair, from a financial point of view, to such holders. Jefferies received a separate fee for rendering such opinion, which was not contingent upon the completion of the merger. Upon the completion of the merger, a portion of such fee will be credited towards the transaction fee payable pursuant to the initial engagement letter. In addition, Remington has agreed to indemnify Jefferies for certain liabilities arising out of the engagements described above.
     The opinion of Jefferies was one of many factors taken into consideration by Remington’s board of directors in making its determination to approve the merger and should not be considered determinative of the views of Remington’s board of directors or management with respect to the merger or the merger consideration.
     Jefferies did not establish the amount of cash or amount of shares of Helix common stock that will be received in exchange for each share of Remington common stock as consideration for the merger. These amounts were determined pursuant to negotiations between Remington and Helix and were approved by the board of directors of Remington.

Procedures Followed
     In connection with rendering its opinion, Jefferies has, among other things,:
•	reviewed a draft of the merger agreement dated January 22, 2006, participated in certain limited negotiations concerning the merger among representatives of Remington and Helix and discussed with the officers of Remington the course of other negotiations with Helix;

•	reviewed certain financial and other information about Remington and Helix that was publicly available and that Jefferies deemed relevant;

•	reviewed certain internal financial and operating information, including financial projections relating to Remington that were provided to Jefferies by Remington, taking into account (a) the growth prospects of Remington, (b) Remington’s historical and current fiscal year financial performance and track record of meeting its forecasts, and (c) Remington’s forecasts going forward and its ability to meet them;

•	reviewed the corporate budget of Helix for 2006;

•	met with Remington’s and Helix’s managements regarding the business prospects, financial outlook and operating plans of Remington and Helix, respectively, and held discussions concerning the impact on Remington and Helix and their prospects of the economy and the conditions in Remington’s industry;

•	reviewed the market prices and valuation multiples for the common stock of Remington and Helix, respectively;

•	compared the valuation in the public market of companies Jefferies deemed similar to that of Remington in market, services offered, and size;

•	reviewed public information concerning the financial terms of certain recent transactions that Jefferies deemed comparable to the merger;

•	performed a discounted cash flow analysis to analyze the present value of the future cash flow streams that Remington has indicated it expects to generate;

•	reviewed certain proved oil and gas reserve data furnished to Jefferies by Remington and Helix, including the 2004 year end reserve reports for Remington and Helix, respectively, prepared by independent reserve engineers as well as internal 2005 year end projected reserve information of Remington and Helix furnished to Jefferies by Remington and Helix, respectively; and

•	reviewed the potential pro forma impact of the merger.
     In addition, Jefferies conducted such other studies, analyses and investigations and considered such other financial, economical and market factors and criteria as they considered appropriate in arriving at their opinion. Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion delivered by Jefferies.
Assumptions Made and Qualifications and Limitations on Review Undertaken
     In rendering its opinion, Jefferies assumed and relied upon the accuracy and completeness of all of the financial information, forecasts and other information provided to or otherwise made available to Jefferies by Remington, Helix or that was publicly available to Jefferies, and did not attempt, or assume any responsibility, to independently verify any of such information. The opinion of Jefferies is expressly conditioned upon such information, whether written or oral, being complete, accurate and fair in all respects. With respect to the oil and gas reserve reports, hydrocarbon production forecasts and financial projections provided to and examined by Jefferies or discussed with Jefferies by Remington and Helix, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Jefferies was advised by each of Remington and Helix and has assumed that the oil and gas reserve reports, hydrocarbon production forecasts and financial projections provided to and examined by Jefferies or discussed with Jefferies by Remington and Helix were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Remington or Helix as to the expected future financial performance of Remington or Helix (including in the case of Helix as to the future revenues and related costs attributable to its services segment and production facilities operations), and their respective petroleum engineers, as to their respective oil and gas reserves, related future revenues and associated costs. Jefferies expressed no opinion as to Remington’s or Helix’s oil and gas reserves, related future revenue, financial projections or the assumptions upon which they are based. In addition, in rendering its opinion, Jefferies assumed that Remington will perform in accordance with such financial projections for all periods specified therein. Jefferies noted that although such projections did not form the principal basis for their opinion, but rather constituted one of many items that they employed, changes to such projections could affect the opinion rendered.
     Jefferies’ opinion also expressly assumed that there were no material changes in Remington’s assets, financial condition, results of operations, business or prospects since the most recent financial statements made available to them. In addition, Jefferies’ opinion noted that they:
•	did not conduct a physical inspection of the properties and facilities of Remington or Helix, nor were they furnished, any reports of physical inspections;

•	did not make or obtain, nor were they furnished, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Remington or Helix (other than the reserve reports referred to in the opinion);

•	did not assume any responsibility to obtain any such evaluations, appraisals or inspections for Remington or Helix; and

•	did not evaluate the solvency or fair value of Remington or Helix under any state or federal laws relating to bankruptcy, insolvency or similar matters.
     Jefferies assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, and all other applicable federal and state statutes, rules and regulations and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Jefferies further assumed, with permission of Remington, that:
•	the final form of the merger agreement would be substantially similar to the last draft they reviewed;

•	the merger will be consummated in accordance with the terms described in the merger agreement, without any amendments thereto, and without waiver by Remington of any of the conditions to Helix’s obligations;

•	there was not as of the date of the opinion, and there will not as a result of the consummation of the transactions contemplated by the merger agreement be, any default or event of default under any indenture, credit agreement or other material agreement or instrument to which Remington or Helix or any of their respective subsidiaries or affiliates is a party;

•	in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger; and

•	all material assets and liabilities (contingent or otherwise, known or unknown) of Remington are as set forth in its consolidated financial statements provided to Jefferies by Remington.
Summary of Financial and Other Analyses
     The following is a summary of the material financial and other analyses presented by Jefferies to Remington’s board of directors in connection with Jefferies’ opinion dated January 22, 2006. The financial and other analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the financial and other analyses, including the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Jefferies’ analyses.
     Overview
     Based on the closing price per share of Helix common stock on January 20, 2006 of $44.33, Jefferies noted that the implied value of the merger consideration per share of Remington common stock was $46.33, which is referred to in this summary of Jefferies’ opinion as the “implied merger consideration.” The implied merger consideration includes 0.436 of a share of Helix common stock and $27.00 in cash for each share of Remington common stock. Jefferies also noted that based on the implied merger consideration of $46.33 per share, approximately 30.2 million fully diluted shares of Remington common stock currently outstanding (calculated using the treasury method) and Remington’s $38 million of cash and cash equivalent assets, the implied enterprise value of Remington was $1.36 billion. Jefferies also noted that the implied merger consideration represented a 22% premium to Remington’s closing stock price of $37.96 on January 20, 2006.
     Jefferies analyzed the value of Remington in accordance with the following methodologies, each of which is described in more detail below:
•	Discounted Cash Flow Analysis;

•	Discounted Equity Value Analysis;

•	Comparable Company Analysis; and

•	Precedent Transaction Analysis.
     These methodologies were used to determine an implied price range per share of Remington common stock, which was then compared to the implied merger consideration and to the historical price range of Remington common stock. The following table summarizes the results of the analyses and should be read together with the more detailed descriptions set forth below:

Implied Price Range
Methodology	(per share)
Discounted Cash Flow Analysis	$43.18 to $52.90
Discounted Equity Value Analysis (NYMEX Pricing)	$42.61 to $60.15
Discounted Equity Value Analysis (Flat Pricing)	$26.12 to $40.57
Comparable Company Analysis	$36.79 to $44.96
Precedent Transactions Analysis	$29.00 to $43.27
52-Week Range of Remington Common Stock	$24.73 to $42.59
3-Year Range of Remington Common Stock	$16.75 to $42.59

Implied Merger Consideration: $46.33 per share

     Discounted Cash Flow Analysis
     Jefferies calculated the present value of Remington’s projected cash flows using risk-weighted oil and gas reserves, including estimates of non-proved reserves provided by Remington’s management. For the purposes of the discounted cash flow analysis, Jefferies used a price deck based on the New York Mercantile Exchange, or NYMEX, forward pricing curve on January 18, 2006 for proved developed reserves and proved behind pipe reserves and a flat price of $50.00 per barrel of oil and $7.00 per thousand cubic feet of gas for undeveloped and exploratory reserves. Jefferies assumed various discount rates and investment factors in connection with the discounted cash flow analysis. The discounted cash flow analysis resulted in an implied price range of $43.18 to $52.90 per share as compared to the implied proposed merger consideration of $46.33 per share of Remington common stock.
     Discounted Equity Value Analysis
     Jefferies calculated the present value of Remington’s hypothetical future stock price at December 31, 2008 using certain projections provided by Remington’s management related to production, lease operating expenses, general and administrative expenses, other expenses and capital expenditures and an exit multiple range from 3.0x to 4.0x earnings before interest, taxes, depreciation and amortization (referred to as EBITDA). Jefferies performed the discounted equity analysis using both the NYMEX forward pricing curve as of January 18, 2006 and flat pricing of $50.00 per barrel of oil and $7.00 per thousand cubic feet of gas. These pricing scenarios resulted in an implied price range as follows:

Implied Price Range
Pricing Scenario	(per share)
NYMEX forward pricing curve	$42.61 to $60.15
Flat pricing	$26.12 to $40.57
     Comparable Company Analysis
     Using publicly available financial and operating data for selected public companies in the oil and gas exploration and production industry, Jefferies calculated trading multiples of the selected public companies at their current stock price and applied those multiples to the following historical and projected financial data provided by Remington’s management:
•	estimated 2006 EBITDA based on the NYMEX forward price curve;

•	estimated 2006 EBITDA based on First Call pricing of $56.52 per barrel of oil and $8.72 per thousand cubic feet of gas;

•	proved oil and gas reserves (in $per billion of cubic feet equivalents, or $/Bcfe); and

•	daily oil and gas production (in $per million of cubic feet equivalents per day, or $/Mmcfe per day).
     For the purposes of calculating cubic feet equivalents, six thousand cubic feet of natural gas are deemed equivalent to one barrel of oil. Enterprise values in this analysis were calculated using the closing price of the common stock of Remington and the selected companies as of January 20, 2006.
     The selected public companies used by Jefferies in the comparable company analysis were:
•	ATP Oil & Gas Corporation;

•	Bois d’Arc Energy Inc.;

•	Callon Petroleum Company;

•	Energy Partners Limited;

•	The Houston Exploration Company;

•	Newfield Exploration Company;

•	Stone Energy Corporation; and

•	W&T Offshore, Inc.
In determining the implied price range per share for this analysis, each of the EBITDA multiples was weighted 30%, the proved oil and gas reserves multiple was weighted 10% and the daily oil and gas production multiple was weighted 30%. Based on this analysis, Jefferies calculated Remington’s implied valuation per share to be $36.79 to $44.96, as compared to the implied proposed merger consideration of $46.33 per share of Remington common stock.
     No company utilized for comparison in the comparable company analysis is identical to Remington. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Remington’s control. Mathematical analysis, such as determining the weighted average, is not in itself a meaningful method of using comparable company data.
     Precedent Transaction Analysis
     Using publicly available financial and operating data and other information for selected comparable precedent transaction in the oil and gas exploration and production industry, with a focus on transactions involving companies with significant operations in the Gulf of Mexico, Jefferies calculated multiples of transaction value to:
•	oil and gas production (in $/Mmcfe per day); and

•	proved oil and gas reserves (in $/Mmcfe).
     For the purposes of the precedent transaction analysis, Jefferies used the following selected comparable precedent transactions occurring in 2004 or 2005 and involving companies with significant shelf operations in the Gulf of Mexico:

Purchaser	Seller
Mariner Energy, Inc.	Forest Oil Corporation
Woodside Petroleum Ltd.	Gryphon Exploration Company
Helix	Murphy Oil Corporation
Nippon Oil Corporation	Devon Energy Corporation
Sumitomo Corporation	NCX Company, Inc.
Stone Energy Corporation	Anadarko Petroleum Corporation
Undisclosed	ChevronTexaco Corporation
The Houston Exploration Company	Undisclosed
Apache Corporation/Morgan Stanley	Anadarko Petroleum Corporation
Newfield Exploration Company	Denbury Resources Inc.
     For the purposes of the precedent transaction analysis, Jefferies also used the following selected comparable precedent transactions occurring in 2004 or 2005 and involving companies with significant deep water operations in the Gulf of Mexico:

Purchaser	Seller
Marubeni Corp.	Devon Energy Corporation
Statoil (U.K.) Limited	EnCana Corporation
Norsk Hydro ASA	Spinnaker Exploration Company
     Jefferies applied the transaction value ranges derived from the precedent transactions analysis to corresponding historical and projected financial and operating data for Remington as provided by Remington’s management and calculated an implied price range of $29.00 to $43.27 per share of Remington common stock, as compared to the implied proposed merger consideration of $46.33 per share.
     No transaction utilized for comparison in the precedent transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Remington’s control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.
     Analysis of Helix
     Jefferies reviewed the price trading history of Helix for the 3-year period ending January 20, 2006 on a stand alone basis. Jefferies also compared the growth rate of the historical price of Helix common stock to the growth rate of an index consisting of various large exploration and production companies and an index of various comparable oil field services companies, each over the previous twelve months. Jefferies noted that the growth rate of the price of Helix common stock outperformed both indices during that period.
     Using publicly available information and information related to Helix as provided by Helix’s management, Jefferies analyzed the trading multiples of Helix and the following comparable companies:
•	McDermott International Inc.;

•	Oceaneering International, Inc.;

•	Gulfmark Offshore, Inc.;

•	Superior Energy Services, Inc.;

•	TETRA Technologies, Inc.;

•	Global Industries Ltd.;

•	Stolt Offshore S.A.;

•	Technip; and

•	Saipem S.P.A.
     In its analysis, Jefferies derived and compared the following benchmarks for Helix and the comparable companies listed above:
•	price per estimated 2006 earnings, or Price/2006 Earnings;

•	price per estimated 2006 cash flows per share, or Price/2006 CFPS; and

•	enterprise value per estimated 2006 EBITDA, or Enterprise Value/2006 EBITDA.
     This analysis indicated the following:

Benchmark	High	Low	Mean(1)	Helix
Price/2006 Earnings	24.9x	12.5x	19.0x	15.6x
Price/2006 CFPS	17.7x	8.2x	11.7x	9.7x
Enterprise Value/2006 EBITDA	12.7x	6.8x	9.3x	7.5x

(1)	Excludes Helix

Conclusion
     Jefferies determined and issued its written opinion to the board of directors of Remington to the effect that as of January 22, 2006, and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the merger consideration to be received in connection with the merger by the holders of Remington common stock (other than Helix and its affiliates) was fair, from a financial point of view, to such holders.
Accounting Treatment
     The combination of the two companies will be accounted for as an acquisition of Remington by Helix using the purchase method of accounting.
Opinions that the Merger Constitutes a Reorganization under Section 368(a) of the Internal Revenue Code
     The completion of the merger is conditioned on, among other things, the receipt of opinions from tax counsel for each of Helix and Remington that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.
Regulatory Matters
     Under the Hart-Scott-Rodino Act, the merger may not be completed unless Helix and Remington file premerger notification and report forms with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the waiting periods expire or terminate. The initial waiting period is 30 days after both parties have filed the applicable notifications, but this period may be extended if the reviewing agency issues a formal request for additional information and documentary material, referred to as a second request. On March 14, 2006, the Federal Trade Commission granted Helix and Remington’s request for early termination of the waiting period under the HSR Act.
     Other than as we describe in this document, the merger does not require the approval of any other U.S. federal or state or foreign agency.
Appraisal and Dissenters’ Rights
     Under the DGCL, any Remington stockholder who does not wish to accept the merger consideration has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his or her shares of Remington common stock, so long as the stockholder complies with the provisions of Section 262 of the DGCL.
     Holders of record of Remington common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures summarized in this proxy statement/prospectus will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Remington common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.
     Under Section 262 of the DGCL, holders of shares of Remington common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Remington common stock appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” of those Remington shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.
     Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

     This proxy statement/prospectus constitutes the required notice to the holders of those Remington shares and the applicable statutory provisions of the DGCL are attached to this proxy statement/prospectus as Annex C. Any Remington stockholder who wishes to exercise his or her appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.
     A holder of Remington shares wishing to exercise his or her appraisal rights (a) must not vote in favor of the merger agreement and (b) must deliver to Remington prior to the vote on the merger agreement at the Remington special meeting, a written demand for appraisal of his or her Remington shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. This demand must reasonably inform Remington of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his or her shares. A holder of Remington common stock wishing to exercise his or her holder’s appraisal rights must be the record holder of these Remington shares on the date the written demand for appraisal is made and must continue to hold these Remington shares until the consummation of the merger. Accordingly, a holder of Remington common stock who is the record holder of Remington common stock on the date the written demand for appraisal is made, but who thereafter transfers these Remington shares prior to consummation of the merger, will lose any right to appraisal in respect of these Remington shares.
     Only a holder of record of Remington common stock is entitled to assert appraisal rights for the Remington shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the Remington shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Remington common stock is owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds Remington common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Remington shares held for one or more beneficial owners while not exercising appraisal rights with respect to the Remington common stock held for other beneficial owners. In this case, the written demand should set forth the number of Remington shares as to which appraisal is sought. When no number of Remington shares is expressly mentioned, the demand will be presumed to cover all Remington common stock in brokerage accounts or other nominee forms, and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO REMINGTON OIL AND GAS CORPORATION, 8201 PRESTON ROAD, SUITE 600, DALLAS, TEXAS 75225-6211, ATTENTION: SECRETARY.
     Within ten days after the effective time of the merger, Helix will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the merger agreement of the date the merger became effective.
     Within 120 days after the effective time of the merger, but not thereafter, Helix or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of Remington common stock of all those stockholders. None of Helix, Merger Sub or Remington is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the Remington shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.
     Within 120 days after the effective time of the merger, any Remington stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Helix a statement setting forth the aggregate number of Remington shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those Remington shares. That statement must be mailed to those stockholders within ten days after a written request therefor has been received by Helix.

     If a petition for an appraisal is filed timely, at a hearing on the petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights. After determining those stockholders, the Delaware Chancery Court will appraise the “fair value” of their Remington shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Remington shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their Remington shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.
     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Remington shares have been appraised. The costs of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the Remington shares entitled to appraisal.
     Any holder of Remington common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the Remington shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those Remington shares (except dividends or other distributions payable to holders of record of Remington common stock as of a record date prior to the effective time of the merger).
     If any stockholder who properly demands appraisal of his or her Remington common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the Remington shares of that stockholder will be converted into the right to receive the consideration receivable with respect to these Remington shares in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers to Remington or Helix, as the case may be, a written withdrawal of his or her demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the consummation of the merger will require the written approval of the surviving company.
     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Remington stockholder will be entitled to receive the merger consideration receivable with respect to his or her Remington shares in accordance with the merger agreement.
     If the number of shares of dissenting stock exceeds 8% of the outstanding shares of Remington common stock outstanding immediately prior to the effective time of the merger, then either Remington or Helix may elect not to consummate the merger.
Delisting and Deregistration of Remington Common Stock
     If the merger is completed, the shares of Remington common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. The stockholders of Remington will become stockholders of Helix and their rights as stockholders will be governed by Helix’s articles of incorporation and bylaws and by the laws of the State of Minnesota. See “Comparison of Stockholders’ Rights” beginning on page 163 of this proxy statement/prospectus.
Federal Securities Laws Consequences; Resale Restrictions
     All shares of Helix common stock that will be distributed to Remington stockholders as a result of the merger will be freely transferable, except for restrictions applicable to persons who are deemed to be “affiliates” of Remington. Persons who are deemed to be affiliates of Remington may resell Helix shares received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Remington generally include executive officers, directors and individuals or entities who are significant stockholders of Remington. The merger agreement requires Remington to use its best efforts to cause each of its directors, executive officers and individuals or entities who Remington believes may be deemed to be affiliates of Remington to execute and deliver to Helix a written agreement to the effect that those persons will not sell, assign or transfer any of the Helix shares issued to them as a result of the merger unless that sale, assignment or transfer has been registered under the Securities Act of 1933, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act of 1933.
          This proxy statement/prospectus does not cover any resales of the Helix shares to be received by Remington’s stockholders in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

INTERESTS OF REMINGTON DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
          In considering the recommendation of the Remington board of directors with respect to the merger, Remington stockholders should be aware that some directors and executive officers of Remington have interests in the merger that are different from, or in addition to, the interests of Remington stockholders generally. The Remington board of directors was aware of those interests and took them into account in approving and adopting the merger agreement and recommending that Remington stockholders vote to approve and adopt the merger agreement. Those interests are summarized below.
Stock Options and Restricted Stock
          All options to purchase Remington common stock granted under Remington’s equity compensation plans that are outstanding immediately prior to the effective time of the merger are fully vested. At the effective time of the merger, each outstanding Remington stock option will be cancelled and converted into the right to receive the cash consideration and the stock consideration for each “deemed outstanding Remington option share.” Similarly, all shares of Remington restricted common stock issued under the Remington stock incentive plan that have not vested immediately prior to the effective time of the merger, will become fully vested at the effective time of the merger, and the holders of those restricted shares will be entitled to receive the corresponding cash consideration and stock consideration. See “The Merger Agreement—Treatment of Remington Options and Restricted Stock” beginning on page 59.
          The following table shows, as of March 27, 2006, the number of shares of Remington common stock subject to vested and unexercised stock options held by Remington’s named executive officers and directors, and the number of shares of restricted Remington common stock held by Remington’s named executive officers and directors that will vest as a result of the merger based on the closing price of Remington common stock of $42.40 per share on March 27, 2006.

		Value of		Value of
	Stock	Stock	Restricted	Restricted
Name and Principal Position	Options	Options	Stock	Stock
James A. Watt,	78,473	$1,938,849	93,240	$3,953,376
Chairman and Chief Executive Officer
Robert P. Murphy,	38,597	$1,489,074	68,280	$2,895,072
President and Chief Operating Officer
Gregory B. Cox,	23,677	$578,353	38,680	$1,640,032
Senior Vice President/Exploration
Steven J. Craig,	—	$—	33,640	$1,426,336
Senior Vice President/Planning and Administration
Frank T. Smith, Jr.,	25,000	$462,750	33,480	$1,419,552
Senior Vice President/Finance and Secretary
John E. Goble, Jr.,	60,834	$1,859,367	24,960	$1,058,304
Director
William E. Greenwood,	135,000	$4,545,113	24,960	$1,058,304
Director
David E. Preng,	—	$—	24,960	$1,058,304
Director
Thomas W. Rollins,	110,000	$3,710,113	24,960	$1,058,304
Director
Alan C. Shapiro,	47,500	$1,345,675	24,960	$1,058,304
Director

          Change in Control Severance Agreements
          Remington has in place an Executive Severance Plan which covers James A. Watt, Chairman and Chief Executive Officer of Remington, and Robert P. Murphy, President and Chief Operating Officer of Remington, and an Employee Severance Plan which covers all other Remington officers and employees. The Executive Severance Plan and the Employee Severance Plan will remain in effect after the merger is consummated, and Helix will perform the obligations of Remington under these plans.
     Executive Severance Plan
          Under the Executive Severance Plan, if either Mr. Watt or Mr. Murphy (i) is subject to an involuntarily termination (as defined in the Executive Severance Plan) or (ii) terminates his employment with Remington or Helix, as the case may be, for good reason (as defined in the Executive Severance Plan) within three months prior to, or within two years after, the consummation of the merger:
•	he will receive a lump sum cash payment equal to 2.99 times the sum of (A) his then current base salary and (B) his maximum annual incentive opportunity;

•	all stock options, restricted stock and other equity compensation awards granted to him will be subject to the terms of the grant agreement and plan under which they were granted;

•	for a period of three years, or until he gains new employment with substantially similar benefits, Helix will provide him with medical and dental benefits for him and his immediate family;

•	Helix will provide 12 months of out-placement services;

•	all non-qualified deferred compensation benefits will be immediately vested and subject to immediate distribution, subject to applicable provisions of tax law; and

•	he will receive a gross-up payment for any excise taxes imposed by Sections 409A or 4999 of the Internal Revenue Code.
     Employee Severance Plan
          There are two categories of employees under the Employee Severance Plan:
•	Officers and Select Exempt Employees, other than Mr. Watt and Mr. Murphy; and

•	Other Exempt Employees and Non-Exempt Employees.
          Under the Employee Severance Plan, if an Officer and Select Exempt Employee (i) is subject to an involuntarily termination (as defined in the Employee Severance Plan) or (ii) terminates his or her employment with Remington or Helix, as the case may be, for good reason (as defined in the Employee Severance Plan) within two years after the consummation of the merger:
•	he or she will receive a lump sum cash payment equal to two times the sum of (A) his or her then current base salary and (B) his or her maximum annual incentive opportunity;

•	all stock options, restricted stock and other equity compensation awards granted to him or her will be subject to the terms of the grant agreement and plan under which they were granted;

•	for a period of two years, or until he or she gains new employment with substantially similar benefits, Helix will provide him or her with medical and dental benefits for him or her and his or her immediate family;

•	Helix will provide 12 months of out-placement services;

•	all non-qualified deferred compensation benefits will be immediately vested and subject to immediate distribution, subject to applicable provisions of tax law; and

•	he or she will receive a gross-up payment for any excise taxes imposed by Sections 409A or 4999 of the Internal Revenue Code.
     Under the Employee Severance Plan, if an Exempt Employee, other than those discussed above, or Non-Exempt Employee (i) is subject to an involuntary termination or (ii) terminates his or her employment with Remington or Helix, as the case may be, for good reason within one year after the consummation of the merger:
•	he or she will receive a lump sum cash payment equal to the greater of six months base pay or one month’s base salary for each year of service up to nine months base pay;

•	all stock options, restricted stock and other equity compensation awards granted to him or her shall be subject to the terms of the grant agreement and plan under which they were granted;

•	for a period of the greater of six months or one month for each year of service up to nine months, Helix shall provide him or her with medical and dental benefits for him or her and his or her immediate family; and

•	he or she shall receive a gross-up payment for any excise taxes imposed by Sections 409A or 4999 of the Internal Revenue Code.
          The following table sets forth the lump sum cash payments that Remington named executive officers would receive under the applicable severance plan if the merger is consummated and they become entitled to severance benefits, as described above.

Executive Officer	Cash Severance Payments
James A. Watt	$4,485,000
Robert P. Murphy	$2,616,250
Gregory B. Cox	$900,000
Steven J. Craig	$720,000
Frank T. Smith, Jr.	$738,000
Positions of Certain Remington Executive Officers After the Merger
          Helix has agreed that, as of the effective time of the merger, Helix will cause James A. Watt, Chairman of the Board and Chief Executive Officer of Remington, to be elected to the Helix board of directors.
          On January 22, 2006, each of Robert P Murphy, President and Chief Operating Officer of Remington and Gregory B. Cox, Vice President/Exploration of Remington, entered into letter agreements with Helix regarding employment with Helix upon effectiveness of the merger. Mr. Murphy will be the President and Chief Operating Officer of Merger Sub, the surviving company, and Mr. Cox will be Vice President – Exploration of Merger Sub. Each will enter into a mutually agreeable employment agreement with the surviving company having substantially similar terms as those currently in effect for such officers of Helix and providing for total compensation equal to or greater than that currently received from Remington. Helix has also agreed to pay Mr. Murphy the severance payment he would be entitled to receive under the Remington Executive Severance Plan (as described above). In addition, Mr.

Murphy will receive restricted stock valued at $4,000,000 and Mr. Cox will receive restricted stock valued at $2,000,000, each based on the closing price of Helix’s common stock on the day before the date of grant, which is expected to be made on or about the effective date of the merger. Each of the grants will vest as to 60% of the shares initially covered thereby on the third anniversary of the date of grant and as to an additional 20% initially covered thereby on each of the next two anniversaries of the date of grant. In the case of Mr. Murphy, if his employment is terminated without cause (as defined in the Helix employment agreements for senior executives) before the third anniversary of the grant, then the restricted stock will be deemed to have vested 20% annually, beginning on the first anniversary of the grant. In addition, Messrs. Murphy and Cox have agreed not to compete with Helix or to solicit its employees for a period of three years following the execution of the letter agreement.
Indemnification of Remington Officers and Directors
          Under the merger agreement, Helix has agreed to indemnify and hold harmless all past and present officers and directors of Remington for acts or omissions occurring at and prior to the effective time of the merger and to promptly advance reasonable litigation expenses incurred by these officers and directors in connection with investigating, preparing and defending any action arising out of these acts or omissions.
D&O Insurance
          For a period of six years after the effective time of the merger, Helix has agreed that it will provide Remington’s current officers and directors with an insurance and indemnification policy that provides for coverage of events occurring prior to the effective time that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. However, Helix will not be required to pay an annual premium for this insurance in excess of $490,781 (150% of the last annual premium paid by Remington preceding the date of the merger agreement).
Ownership of Remington Common Stock
          Remington directors and officers beneficially owned, as of the record date, approximately [            ]% of the outstanding Remington common stock, including those shares of Remington common stock underlying outstanding stock options.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
          The following discussion summarizes material U.S. federal income tax consequences of the merger to U.S. holders. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to U.S. holders who hold Remington shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, foreign persons or entities, S corporations or other pass-through entities, financial institutions, insurance companies, broker-dealers, holders who hold Remington shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Remington shares and one or more investments, holders with a “functional currency” (as defined in the Internal Revenue Code) other than the U.S. dollar, persons who exercise appraisal rights, and persons who acquired Remington shares in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the merger. While receipt of opinions of counsel on the tax consequences of the merger are conditions to the closing, an opinion of counsel is not a guaranty of a result as it merely represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or the courts. As a result, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below. Holders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws.
          As used in this summary, a “U.S. holder” includes:
•	an individual U.S. citizen or resident alien;

•	a corporation, partnership or other entity created or organized under U.S. law (federal or state);

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•	a trust if a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
          If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Remington shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of Remington shares that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of Remington shares in the merger.
          THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.
          It is a condition to the closing of the merger that Fulbright & Jaworski L.L.P. and Andrews Kurth LLP deliver opinions, effective as of the date of closing, to Helix and Remington, respectively, to the effect that (i) the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Helix and Remington will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code and (iii) no gain or loss will be recognized by Helix, Remington or Merger Sub as a result of the merger.
          The opinions of Fulbright & Jaworski L.L.P., counsel to Helix, and Andrews Kurth LLP, counsel to Remington, which are required as a condition to closing the merger, are and will be based on U.S. federal income tax law in effect as of the date of these opinions. In rendering the opinions, Fulbright & Jaworski L.L.P. and Andrews Kurth LLP will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants of the management of Helix and Remington and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, the opinions could be adversely affected.
Tax Consequences of the Merger to U.S. Holders of Remington Common Stock
     The Merger
          Assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Remington stockholders will recognize neither gain nor loss with respect to the stock portion of the merger consideration, while with respect to the cash portion of the merger consideration Remington stockholders will generally recognize gain (but not loss) in an amount generally equal to the lesser of
•	the amount of cash received pursuant to the merger (excluding any cash received in lieu of fractional shares of Helix), and

•	the amount, if any, by which the sum of the fair market value of the Helix shares as of the effective time of the merger and the amount of cash received pursuant to the merger for these Remington shares exceeds the U.S. holder’s adjusted tax basis in these Remington shares.
          Gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. holder has the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of the U.S. holder’s ratable share of Remington’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce a U.S. holder’s percentage ownership of Remington following the merger. For purposes of that determination, a U.S. holder will be treated as if he or she first exchanged all of the U.S. holder’s Remington common stock solely for Helix common stock, and then a portion of that stock was immediately redeemed by Helix for the cash that the U.S. Holder actually received in the merger. The Internal Revenue Service has indicated that a reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining whether or not the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Any recognized capital gain will be long-term capital gain if the U.S. holder has held Remington shares for more than one year.
          Remington stockholders who hold Remington shares with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular Helix shares received in the merger.
          If a U.S. holder receives cash in lieu of a fractional share of Helix shares, subject to the discussion above regarding possible dividend treatment, he or she will generally recognize capital gain or loss equal to the difference between the cash received in lieu of this fractional share and the portion of his or her adjusted tax basis in Remington shares surrendered that is allocable to this fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for Remington shares exchanged for cash in lieu of the fractional share of Helix stock is more than one year as of the date of the merger.
          A U.S. holder will have an aggregate tax basis in shares of Helix shares received in the merger equal to the aggregate adjusted tax basis in Remington shares surrendered in the merger,
•	reduced by
•	the portion of his or her adjusted tax basis in those Remington shares that is allocable to a fractional share of Helix shares for which cash is received, and

•	the amount of cash received by him or her for these Remington shares in the merger, and

•	increased by the amount of gain (including the portion of this gain that is treated as a dividend as described above) recognized by him or her in the exchange (but not by any gain recognized upon the receipt of cash in lieu of a fractional share of Helix shares pursuant to the merger).
          The holding period of the Helix shares received by a Remington stockholder pursuant to the merger will include the holding period of Remington shares surrendered in exchange for these Helix shares, if these Remington shares are held as capital assets as of the effective time of the merger.
          Holders of Remington shares are entitled to dissenters’ rights under Delaware law in connection with the merger. If a U.S. holder receives cash pursuant to the exercise of dissenters’ rights, that U.S. holder generally will recognize gain or loss measured by the difference between the cash received and his or her adjusted tax basis in his or her Remington shares. This gain should be long-term capital gain or loss if the U.S. holder held Remington shares for more than one year. Any holder of Remington shares that plans to exercise dissenters’ rights in connection with the merger is urged to consult a tax advisor to determine the related tax consequences.
          If the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, then each U.S. holder would recognize gain or loss equal to the difference between the sum of the fair market value of the Helix shares and the amount of cash received in the merger (including cash received in lieu of fractional shares of Helix shares) and his or her tax basis in Remington shares surrendered in exchange therefor. Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Remington would be subject to tax on the deemed sale of its assets to Merger Sub, with gain or loss for this purpose measured by the difference between Remington’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor, or, in other words, the cash and Helix shares. This gain or loss would be reported on Remington’s final tax return, subject to the effect of any tax carryovers and the effect of its other income or loss for that period, and Merger Sub would become liable for any such tax liability by virtue of the merger.
     Backup Withholding
          United States federal income tax law requires that a holder of Remington shares provide the exchange agent with his or her correct taxpayer identification number, which is, in the case of a U.S. holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations and some foreign individuals, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a holder will be subject to backup withholding on any reportable payment. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that U.S. holder’s U.S. federal income tax and may entitle the U.S. holder to a refund, if the required information is furnished to the Internal Revenue Service.
          To prevent backup withholding, each holder of Remington shares must complete the Substitute Form W-9 which will be provided by the exchange agent with the transmittal letter and certify under penalties of perjury that
•	the taxpayer identification number provided is correct or that the holder is awaiting a taxpayer identification number, and

•	the holder is not subject to backup withholding because
•	the holder is exempt from backup withholding,

•	the holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of the failure to report all interest or dividends, or

•	the Internal Revenue Service has notified the holder that he is no longer subject to backup withholding.
          The Substitute Form W-9 must be completed, signed and returned to the exchange agent.
     Information Reporting
          Stockholders of Remington receiving Helix shares in the merger should file a statement with their U.S. federal income tax return setting forth their adjusted tax basis in Remington shares exchanged in the merger, as well as the fair market value of the Helix shares and the amount of cash received in the merger. In addition, stockholders of Remington will be required to retain permanent records of these facts relating to the merger.

THE MERGER AGREEMENT
          The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A and incorporated by reference into this proxy statement/prospectus.
          The merger agreement contains representations and warranties Helix and Remington made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Remington and Helix have provided to each other in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in important part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in Remington’s or Helix’s general prior public disclosures, as well as additional information, some of which is non-public. Neither Helix nor Remington believe the disclosure schedules contain information that the securities laws require them to publicly disclose except as discussed in this proxy statement/prospectus. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and that information may or may not be fully reflected in the companies’ public disclosures.
Structure of the Merger
          Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Remington will merge with and into Cal Dive Merger – Delaware Inc., a wholly owned subsidiary of Helix, which we refer to as Merger Sub. Merger Sub will continue as the surviving company and a wholly owned subsidiary of Helix. The separate corporate existence of Remington will cease. The effectiveness of the merger will not affect the separate corporate existence of Remington’s subsidiaries, which will become subsidiaries of Merger Sub following the merger.
Timing of Closing
          The closing date of the merger will occur as soon as possible following the date on which all conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, have been satisfied or waived. Helix and Remington expect to complete the merger during the second quarter of 2006. However, we do not know how long after the Remington special meeting the closing of the merger will take place. Helix and Remington hope to have the significant conditions, including necessary financings, satisfied so that the closing can occur immediately following the special meeting. However, there can be no assurance that such timing will occur or that the merger will be completed during the second quarter of 2006 as expected.
          As soon as practicable after the closing of the merger, Merger Sub and Remington will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the time Merger Sub and Remington file the certificate of merger with the Secretary of State of the State of Delaware or at a later time as we may agree and specify in the certificate of merger.
Merger Consideration
          At the effective time of the merger, each outstanding share of Remington common stock (other than any shares owned directly or indirectly by Remington or Helix and those shares held by dissenting stockholders) will be converted into the right to receive a combination of 0.436 of a share of Helix common stock and $27.00 in cash, without interest. We refer to the aggregate amount of the stock consideration and cash consideration to be received by Remington stockholders pursuant to the merger as the merger consideration.
Fractional Shares
          No fractional shares of Helix common stock will be issued in the merger. Instead, you will be entitled to receive cash, without interest, in an amount equal to the fraction of a share of Helix common stock you might otherwise have been entitled to receive multiplied by the market value of a Helix share. The market value of a share of Helix common stock will be determined using the average of the closing sales price per share of Helix common stock on the Nasdaq National Market for the 20 trading days ending on the third day before the date the merger closes.

Potential Adjustment to Merger Consideration
          In the event that, before the effective time of the merger, any change in the outstanding shares of capital stock of Helix occurs as a result of any stock split, combination, merger, consolidation, reorganization or other similar transaction, or any distribution of shares of Helix common stock is declared with a record date occurring prior to the effective time of the merger, the number of shares of Helix common stock to be received by holders of Remington common stock will be appropriately adjusted to provide Remington stockholders with the same economic effect as was contemplated by the merger agreement prior to the occurrence of that event.
Treatment of Remington Options and Restricted Stock
          All Remington stock options have vested. At the effective time of the merger, the Remington stock options will be canceled and converted to a right to receive the cash consideration and the stock consideration for each “deemed outstanding Remington option share.” The number of “deemed outstanding Remington option shares” attributable to each Remington stock option will be equal to the net number of shares of Remington common stock (rounded to the nearest thousandth of a share) that would have been issued upon a cashless exercise of that Remington stock option immediately before the effective time of the merger. That net number of shares will be computed by deducting from the shares of Remington common stock that would be issued to the option holder a number of deemed surrendered shares of Remington common stock which is equal to the fair value of (i) the exercise price of a Remington stock option to be paid by the option holder and (ii) all amounts required to be withheld and paid by Remington for federal taxes and other payroll withholding obligations as a result of such exercise (using an assumed tax rate or 35%). The fair value of each deemed surrendered share of Remington common stock, for purposes of determining the net number of shares, will be equal to $27.00 plus (A) 0.436 multiplied by (B) the market value of a share of Helix common stock (to be determined using the average of the closing sales price per share of Helix common stock on the Nasdaq National Market for the 20 trading days ending on the third trading day before the date the merger closes).
          All shares of Remington restricted stock that have been issued but have not vested prior to the effective time of the merger will become fully vested at the effective time of the merger.
Conversion of Shares
          At the effective time of the merger, each outstanding share of Remington common stock (other than shares held by Remington, Helix and stockholders who properly exercise their dissenters’ rights) will automatically be canceled and retired, will cease to exist and will be converted into the right to receive the merger consideration. Shares of Remington common stock owned by Remington or Helix will be canceled in the merger without payment of any merger consideration.
          Prior to the completion of the merger, Helix will deposit with the exchange agent, for the benefit of the holders of Remington common stock, an amount in cash and certificates representing shares of Helix common stock (or instructions authorizing uncertificated shares of Helix common stock) sufficient to effect the conversion of Remington common stock into the cash and stock consideration to be paid in the merger. Helix will also make funds available to the exchange agent from time to time after the effective time of the merger as needed to pay any cash instead of fractional shares or any dividends or other distributions declared by Helix on shares of Helix common stock with a record date after the effective time of the merger and a payment date on or before the date the relevant Remington stock certificate was surrendered. Helix has appointed Wells Fargo Bank Minnesota, N.A. to act as exchange agent for the merger.
Exchange Procedures
          As soon as reasonably practicable after the effective time of the merger, the exchange agent will send to each holder of Remington common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Remington shares to the exchange agent. Holders of Remington common stock who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of Remington common stock will not be entitled to receive any dividends or other distributions payable by Helix after the closing until their shares are properly surrendered
          At the effective time of the merger, the stock transfer books of Remington will be closed and no further issuances or transfers of Remington common stock will be made. If, after the effective time, valid Remington stock certificates are presented to the surviving company for any reason, they will be cancelled and exchanged as described above to the extent allowed by applicable law.
          The exchange agent will deliver to Helix any shares of Helix common stock to be issued in the merger or funds set aside by Helix to pay the cash consideration, cash in lieu of fractional shares in connection with the merger or to pay dividends or other distributions on Helix shares to be issued in the merger that are not claimed by former Remington stockholders within twelve months after the effective time of the merger. Thereafter, Helix will act as the exchange agent and former Remington stockholders may look only to Helix for payment of their shares of Helix common stock, cash consideration, cash in lieu of fractional shares and unpaid dividends and distributions. None of Remington, Helix, the surviving company, the exchange agent or any other person will be liable to any former Remington stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          REMINGTON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. REMINGTON STOCK CERTIFICATES SHOULD BE RETURNED WITH THE TRANSMITTAL LETTER AND ACCOMPANYING INSTRUCTIONS WHICH WILL BE PROVIDED TO REMINGTON STOCKHOLDERS FOLLOWING THE EFFECTIVE TIME OF THE MERGER.
Directors and Officers of the Surviving Company After the Merger
          Under the merger agreement, the directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving company at and after the effective time of the merger.
Representations and Warranties
          The merger agreement contains customary and substantially reciprocal representations and warranties made by each party to the other. These representations and warranties relate to, among other things:
•	corporate organization, qualification and good standing and organizational power;

•	ownership of equity interests;

•	corporate power and authority to enter into the merger agreement, and due execution, delivery and enforceability of the merger agreement;

•	absence of a breach of charter documents, bylaws, material agreements, instruments or obligations, or applicable law as a result of the merger;

•	consents, approvals, orders, authorizations, registrations, declarations, filings and permits required to enter into the merger agreement or to complete the transactions contemplated by the merger agreement;

•	timely and accurate filings with the Securities and Exchange Commission in compliance with applicable rules and regulations;

•	financial statements;

•	capital structure;

•	absence of undisclosed liabilities;

•	absence of specified adverse changes or events since September 30, 2005;

•	material contracts;

•	compliance with laws, material agreements and permits;

•	governmental regulation;

•	material litigation, material judgments or injunctions and absence of undisclosed investigations or litigation;

•	absence of certain restrictive agreements or arrangements;

•	tax matters;

•	employee benefit plans and labor matters;

•	employee contracts and benefits;

•	insurance matters;

•	intellectual property;

•	title to assets;

•	oil and gas operations;

•	environmental matters;

•	books and records;

•	brokers and finders’ fees;

•	affiliate transactions;

•	disclosure controls and procedures and internal control over financial reporting;

•	derivative transactions and hedging;

•	required vote of stockholders to approve the merger/absence of vote required by Helix shareholders;

•	recommendation of Remington board of directors and opinion of financial advisor;

•	funding for the merger;

•	interim operation of Merger Sub;

•	absence of imbalances;

•	absence of preferential purchase rights;

•	absence of tax partnerships;

•	royalties;

•	inapplicability of Delaware anti-takeover statute; and

•	earnings announcement by Remington.
          The representations and warranties in the merger agreement are subject to materiality and knowledge qualifications in many respects and do not survive the closing or termination of the merger agreement, but they form the basis of specified conditions to the obligations of Helix and Remington to complete the merger.

Covenants and Agreements
          Each of Helix and Remington has undertaken various covenants in the merger agreement. The following summarizes the more significant of these covenants:
     Operating Covenants—Remington
          Prior to the effective time of the merger Remington has agreed that it and its subsidiaries will conduct their operations in the ordinary and usual course consistent with past practices. Prior to the effective time of the merger, unless Helix consents otherwise in writing, with certain exceptions, Remington has agreed that neither Remington nor any of its subsidiaries will:
•	amend its certificate or articles of incorporation, bylaws or other organizational documents;

•	adjust, split, combine or reclassify any of its outstanding capital stock;

•	declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock;

•	issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities (other than shares of Remington common stock issued pursuant to the exercise of any Remington stock option outstanding on the date of the merger agreement, or issued under grants or awards outstanding pursuant to Remington benefit plans in existence on the date of the merger agreement);

•	purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests, except pursuant to the terms of the Remington benefit plans in effect as of the date of the merger agreement;

•	merge or consolidate with, or transfer all or substantially all of its assets to, any other person (other than the merger contemplated in this proxy statement/prospectus);

•	liquidate, wind-up or dissolve;

•	acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business);

•	sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any oil and gas interests of Remington that have a value in excess of $25 million, individually, or any other assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $25 million, individually, except that this clause shall not apply to:
•	the sale of hydrocarbons in the ordinary course of business or

•	encumbrances under the Remington credit agreement;
•	farm-out any oil and gas interest of Remington having a value in excess of $10 million or interest therein;

•	sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other person (including any capital stock or other securities or equity interest in any subsidiary of Remington);

•	make any loans, advances or capital contributions to, or investments in, any person (other than advances in the ordinary course of business);

•	enter into any material agreement or any other agreement not terminable by Remington or any of its subsidiaries upon notice of 30 days or less and without penalty or other obligation;

•	permit to be outstanding at any time under Remington’s credit agreement indebtedness for borrowed money in excess of $50 million, exclusive of any indebtedness incurred to fund costs relating to the transactions contemplated under the merger agreement;

•	incur any indebtedness for borrowed money other than under trade credit vendor lines not exceeding $50 million in the aggregate or under Remington’s credit agreement;

•	incur any other obligation or liability (other than liabilities incurred in the ordinary course of business);

•	assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other person;

•	enter into, or otherwise become liable or obligated under or pursuant to, or amend or extend:
•	any employee benefit, pension or other plan (whether or not subject to ERISA),

•	any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or

•	any consulting, employment, severance, termination or similar agreement with any Person;
•	except for payments made pursuant to any Remington benefit plan or certain other plans, agreements or arrangements, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date of the merger agreement) to, or forgive any indebtedness of, any employee or consultant of any of Remington or its subsidiaries;

•	enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

•	voluntarily resign, transfer or otherwise relinquish any right it has as of the date of the merger agreement, as operator of any oil and gas interest of Remington, except as required by law, regulation or contract;

•	create, incur, assume or permit to exist any lien on any of its assets, except for certain encumbrances which are permitted under the merger agreement: or

•	engage in any practice, take any action or permit by inaction any of the representations and warranties of Remington contained in the merger agreement to become untrue.
          Prior to the effective time of the merger, unless Helix consents otherwise in writing, with certain exceptions, Remington has agreed that Remington and its subsidiaries will:
•	operate, maintain and otherwise deal with the oil and gas interests of Remington in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations;

•	keep and maintain accurate books, records and accounts;

•	maintain in full force and effect the policies or binders of insurance described in Remington’s representations and warranties concerning insurance maters in the merger agreement;

•	pay all taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon;

•	pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such lien shall be imposed thereon;

•	comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, obtain or take all governmental actions necessary in the operation of their businesses, and comply with and enforce the provisions of all of their material agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets;
•	preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under the merger agreement, except where the failure to do so would not have a material adverse effect (as defined in the merger agreement) on Remington; and

•	upon the request by Helix to Remington prior to the effective time of the merger, and subject to the limitations in Remington’s credit agreement, enter into financial hedges for up to 50% of hydrocarbon production attributable to the proved developed producing reserves that Remington and its subsidiaries estimate will be produced before July 1, 2007 if Helix and Remington mutually agree that such hedges are reasonably prudent to protect Helix’s expected acquisition economics and Remington’s expected economics.
     Operating Covenants—Helix
          Prior to the effective time of the merger Helix has agreed that it and its subsidiaries will conduct their operations in the ordinary and usual course consistent with past practices. Prior to the effective time of the merger, unless Remington consents otherwise in writing, with certain exceptions, Helix has agreed that Helix will not:
•	amend its certificate or articles of incorporation, bylaws or other organizational documents;

•	adjust, split, combine or reclassify any of its outstanding capital stock;

•	declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock;

•	issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Helix common stock issued pursuant to the terms of any Helix benefit plan in existence on the date of the merger agreement, including, without limitation, Helix common stock issued pursuant to the exercise of any Helix stock option issued under any of such Helix benefit plans);

•	purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests, except pursuant to the terms of the Helix benefit plans in effect as of the date of the merger agreement;

•	merge or consolidate with, or transfer all or substantially all of its assets to, any other person, or permit any of its subsidiaries to merge or consolidate with, or transfer all or substantially all of its assets to, any other person (in each case other than the merger contemplated in this proxy statement/prospectus and other than any merger or consolidation of a wholly owned direct or indirect subsidiary of Helix with and into Helix in which Helix is the surviving corporation);

•	liquidate, wind-up or dissolve; or

•	enter into, or with regard to merger, consolidations or transfers of all or substantially all of the assets of a subsidiary of Helix permit such subsidiary to enter into, any contract, agreement, commitment or arrangement with respect to any of the foregoing.
          Prior to the effective time of the merger, unless Remington consents otherwise in writing, with certain exceptions, Helix has agreed that neither Helix nor any of its subsidiaries will:
•	acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business) having an acquisition price in excess of $50 million;

•	sell, lease or sublease, transfer or otherwise dispose of assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $50 million, individually (except that this clause shall not apply to the sale of hydrocarbons, storage capacity, pipeline transportation capacity, or processing capacity in the ordinary course of business) or the disposition of vessels so long as individually or in the aggregate such dispositions are not material to the operations of Helix’s services segment;
•	sell, transfer or otherwise dispose of any equity securities of any subsidiary of Helix; or

•	engage in any practice, take any action or permit by inaction any of the representations and warranties of Helix contained in the merger agreement to become untrue.
          Prior to the effective time of the merger, unless Remington consents otherwise in writing, with certain exceptions, Helix has agreed that Helix will:
•	preserve and keep in full force and effect the corporate existence and rights and franchises material to their performance under the merger agreement, and will cause each of its subsidiaries to do the same, except where the failure to do so would not have a material adverse effect (as defined in the merger agreement) on Helix.
     Acquisition Proposals
          Remington has agreed that, except as specifically permitted in the merger agreement, it will not, and it will not authorize or permit its subsidiaries or its representatives to:
•	solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any acquisition proposal (as defined below);

•	engage in discussions or negotiations with, furnish or disclose any information or data relating to Remington or any of its subsidiaries to, or in response to a request therefor, give access to the properties, assets or the books and records of Remington or its subsidiaries to, any person that has made or, to the knowledge of Remington, may be considering making any acquisition proposal or otherwise in connection with an acquisition proposal;

•	grant any waiver or release under any standstill or similar contract with respect to any Remington common stock or any properties or assets of Remington or its subsidiaries;

•	approve, endorse or recommend any acquisition proposal;

•	enter into any agreement in principle, arrangement, understanding or contract relating to any acquisition proposal; or

•	take any action to exempt or make not subject to the provisions of the DGCL related to business combinations with interested stockholders or any other state takeover statute or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Helix and its subsidiaries) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
          An “acquisition proposal” is any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the stockholders of Remington) relating to any of the following (other than the transactions contemplated by the merger agreement or the merger):
•	any merger, reorganization, share exchange, take over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination directly or indirectly involving Remington or its subsidiaries;

•	the acquisition in any manner, directly or indirectly, of any business or group of assets that generates 10% or more of Remington’s consolidated net revenues, net income or stockholders’ equity, or assets representing 10% or more of the book value of the assets of Remington and its subsidiaries, taken as a whole, or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions; or

•	any direct or indirect acquisition of beneficial ownership of 10% or more of the shares of Remington common stock, whether in a single transaction or a series of related transactions.

          Remington has agreed to promptly keep Helix reasonably informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the person making such inquiry, proposal or offer. Except as specifically permitted in the merger agreement, Remington has also agreed to, and will cause its subsidiaries and instruct its officers, directors and representatives to, immediately terminate any activities, discussions or negotiations existing as of the date of the merger agreement with any person (other than Helix) conducted with respect to any acquisition proposal.
          However, if the Remington board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that an acquisition proposal that was unsolicited and that did not otherwise result from a breach of Remington’s obligations described above in this "—Acquisition Proposals” section is a superior proposal (as defined below), Remington may terminate the merger agreement if:
•	Remington stockholders have not yet approved and adopted the merger agreement;

•	Remington notifies Helix of its intent to take enter into a binding agreement concerning the superior proposal and attaches the most current version of such agreement;

•	Remington gives Helix at least three business days after delivery of such notice to negotiate to make adjustments in the terms and conditions of the merger agreement described in this proxy statement/prospectus as will enable Remington to proceed with this merger; and

•	Remington pays to Helix the sum of (i) Helix’s documented out of pocket fees and expenses incurred or paid by or on behalf of Helix in connection with the merger or the consummation of any of the transactions contemplated by the merger agreement, including all HSR Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants, and other consultants to Helix, up to a maximum amount not to exceed $2 million, and (ii) $45 million.
          A “superior proposal” is a bona fide written acquisition proposal made by a third party for at least a majority of the voting power of Remington’s then outstanding equity securities or all or substantially all of the assets of Remington and its subsidiaries, taken as a whole, if the board of directors of Remington determines in good faith (based on, among other things, the advice of its independent financial advisors and after consultation with outside counsel, and taking into account all legal, financial, regulatory and other aspects of the acquisition proposal) that such acquisition proposal:
•	would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of Remington common stock than the transactions contemplated by the merger agreement described in this proxy statement/prospectus (taking into account any amounts payable by Remington to Helix upon termination of the merger agreement );

•	contains conditions which are all reasonably capable of being satisfied in a timely manner; and

•	is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed.
     Employee Benefit Matters
          Generally, Helix will grant Remington employees full credit for past service with Remington for purposes of eligibility, vesting and benefit accrual under any employee benefit plans maintained by Helix or any of its subsidiaries. Remington employees will also receive full credit for their past service with Remington for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay or vacation pay policies maintained by Helix and its subsidiaries. Helix will take any actions as are necessary so that each Remington employee who continues as an employee of Helix or any of its subsidiaries will not be subject to preexisting condition exclusions or waiting periods for coverages under any Helix benefit plan.
          Helix will, and will cause its subsidiaries to, honor, in accordance with its terms, each Remington benefit plan and each Remington severance program and all obligations under those plans and programs, including any rights or benefits arising as a result of the merger. According to the merger agreement, the consummation of the merger constitutes a “change of control” or “change in control,” as the case may be, for all purposes under those Remington benefit plans and severance programs. The rights of each Remington employee or officer covered by a Remington severance program at or immediately prior to the effective time of the merger will remain in full force and effect, and each Remington severance program will remain in full force and effect pursuant to its terms, for a period of two years following the effective time of the merger.
     Indemnification and Insurance
          Each of Remington’s certificate of incorporation and bylaws, and Helix’s articles of incorporation and bylaws, contains a provision eliminating the personal liability of its directors to the relevant company or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent permitted under applicable law. The effect of this provision is to eliminate the personal liability of directors to the company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care. The articles of incorporation and bylaws of Helix generally provide for the mandatory indemnification of, and payment of expenses incurred by, its directors and officers to the fullest extent permitted under applicable law. The certificate of incorporation and bylaws of Remington generally provide for the mandatory indemnification of, and payment of expenses incurred by, directors and officers to the fullest extent permitted by applicable law. Remington and Helix have both obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors and officers may incur in these capacities.
          Following the effective time of the merger for a period of six years, Helix will indemnify, defend and hold harmless each person who is or was an officer, director, or employee of Remington or any of its subsidiaries at or prior to the signing of the merger agreement or at or prior to the effective time of the merger. This indemnification will include indemnification against all losses, expenses (including attorneys’ fees), claims, damages, liabilities and amounts that are paid in settlement arising out of actions or omissions occurring at or prior to the effective time of the merger (whether asserted or claimed prior to, at or after the effective time of the merger) that are based on the fact that the person is or was a director, officer, employee, controlling stockholder or agent of Remington or any of its subsidiaries or served as a fiduciary under any Remington employee benefit plan. Helix will not be liable for any settlement effected without its written consent, which consent will not be unreasonably withheld or delayed.
          For six years after the effective time of the merger, Helix will also maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to those directors and officers of Remington who were covered by, and on terms and in amounts no less favorable than those of, Remington’s directors’ and officers’ liability insurance at the time the merger agreement was executed. Helix will not be required to pay aggregate annual premiums for the insurance described in this paragraph in excess of 150% of the last aggregate annual premiums paid by Remington prior to the date of the merger agreement (i.e., not to exceed $490,781). However, if Helix is unable to obtain the insurance described in this paragraph, Helix must obtain a policy with as much comparable coverage as possible for a cost up to but not exceeding 150% of the amount of those aggregate annual premiums.
     Affiliate Agreements
          Remington has agreed to use its best efforts to cause each person or entity identified by Remington who may be deemed an affiliate, as defined by Rule 145 under the Securities Act of 1933, to deliver to Helix prior to the date of the closing of the merger a written agreement that restricts the affiliate’s ability to sell, transfer or otherwise dispose of any Helix shares issued to such affiliate in connection with the merger, except:
•	in compliance with Rule 145 under the Securities Act of 1933;

•	pursuant to an effective registration statement under the Securities Act of 1933; or

•	in reliance upon an opinion of counsel reasonably acceptable to Helix, to the effect that the sale, transfer or other disposition is exempt from registration under the Securities Act of 1933.
     Tax Matters
          The parties have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Additional Agreements
          In addition to those covenants described above, the merger agreement contains additional agreements between Helix and Remington relating to, among other things:
•	convening and holding the Remington special meeting;

•	preparing, filing and distributing this proxy statement/prospectus and filing the registration statement of which this proxy statement/prospectus is a part;

•	providing access to information;

•	using their best efforts regarding filings with and obtaining waivers, consents and approvals from governmental and other agencies and organizations, including HSR filings; provided, that neither Helix nor Remington is under any obligation to defend any litigation relating to the merger under federal or state antitrust laws or sell or dispose of any of their assets;

•	providing notice of (i) any representation or warranty in the merger agreement becoming untrue or inaccurate, (ii) the occurrence of any event or development that would cause any representation or warranty to be untrue or inaccurate at the time of the closing of the merger or (iii) the failure to materially comply with or satisfy any covenant, condition or agreement in the merger agreement;

•	making public announcements;

•	payment of fees and expenses in connection with the merger;

•	tax matters;

•	matters related to Section 16 of the Exchange Act;

•	Helix’s agreement to cause James A. Watt, one of the existing members of Remington’s board of directors, to be elected to the board of directors of Helix at the effective time of the merger; and

•	listing of the shares of Helix common stock to be issued in connection with the merger on the Nasdaq National Market upon official notice of issuance.
Conditions Precedent
     Conditions to Each Party’s Obligation to Effect the Merger
          Unless waived in whole or in part by both Helix and Remington, the obligations of Helix, Merger Sub and Remington to complete the merger are subject to the following conditions:
•	adoption of the merger agreement by the holders of at least a majority of the outstanding Remington shares entitled to vote at the Remington special meeting;

•	receipt of consents, approvals, permits and authorizations of governmental authorities or other persons, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Act, required to consummate the transactions contemplated by the merger agreement except where the failure to obtain them would not have a material adverse effect (as defined in the merger agreement) on Helix or materially adversely affect the consummation of the merger;

•	continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the absence of a stop order by the Securities and Exchange Commission suspending the effectiveness of the registration statement and the absence of any continuing action, suit, proceeding or investigation by the SEC to suspend such effectiveness;

•	receipt of all necessary approvals under state securities laws relating to the issuance or trading of the Helix common stock to be issued in the merger;

•	absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, so long as the parties have used their reasonable efforts to have any applicable decree, ruling, injunction or order vacated;

•	approval for listing of the Helix shares to be issued in the merger on its stock exchange, upon official notice of issuance; and

•	absence of Remington stockholders exercising their appraisal and dissenters rights with respect to greater than 8% of the outstanding shares of Remington common stock immediately prior to the effective time of the merger.
     Conditions to Obligations of Helix and Merger Sub
          Unless waived in whole or in part by Helix and Merger Sub, the obligations of Helix and Merger Sub to effect the merger are subject to the following conditions:
•	accuracy as of the closing of the merger of the representations and warranties made by Remington to the extent specified in the merger agreement;

•	Remington’s performance in all material respects of its covenants and agreements under the merger agreement;

•	the absence of a material adverse change in Remington’s business or operations; and

•	receipt of an opinion satisfactory to Helix of its tax counsel, Fulbright & Jaworski L.L.P., to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
     Conditions to Obligations of Remington
          Unless waived in whole or in part by Remington, the obligations of Remington to effect the merger are subject to the following conditions:
•	accuracy as of the closing of the merger of the representations and warranties made by Helix and Merger Sub to the extent specified in the merger agreement;

•	Helix and Merger Sub’s performance in all material respects of their covenants and agreements under the merger agreement;

•	absence of a material adverse change in Helix’s business or operations;

•	receipt of an opinion satisfactory to Remington of its tax counsel, Andrews Kurth LLP, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	delivery by Helix to the exchange agent of an irrevocable letter of instruction, in a form reasonably satisfactory to Remington, authorizing and directing the transfer to Remington stockholders of the merger consideration.
Termination
          Before the effective time of the merger, the merger agreement may be terminated:
•	by mutual written consent of Helix and Remington;

•	by either Helix or Remington, if:
•	adoption of the merger agreement by the Remington stockholders is not obtained;

•	the parties fail to consummate the merger on or before August 31, 2006, unless the failure is the result of a breach of the merger agreement by the party seeking the termination; or

•	any governmental authority has issued a final and nonappealable order, decree or ruling or has taken any other final and nonappealable action that restrains, enjoins or prohibits the merger, unless the party seeking the termination has not used all reasonable efforts to remove such injunction, order or decree;
•	by Helix, if:
•	Remington materially breaches any of its representations or warranties set forth in the merger agreement or Remington fails to materially perform any of its covenants or agreements under the merger agreement and, in either case, Remington has not cured the breach or failure within 10 days of receiving notice from Helix of such breach or failure;

•	Remington’s board of directors (1) fails to recommend, or withdraws or modifies in any manner adverse to Helix, the approval or recommendation of the merger agreement, (2) recommends to the Remington stockholders, enters into, or publicly announces its intention to enter into, an agreement or an agreement in principle with respect to a superior proposal, (3) refuses to affirm its approval or recommendation of the merger agreement within 10 business days of any written request from Helix, (4) exempts any person or entity other than Helix from the provisions of the DGCL related to business combinations with interested stockholders or (5) publicly announces its intention to do any of the foregoing;

•	Remington breaches in any material respect its covenant not to solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, an alternate acquisition proposal or engaged in certain prohibited activities with respect thereto, or publicly announces its intention to do so; or

•	a competing tender or exchange offer constituting an acquisition proposal has commenced and Remington has not sent Remington stockholders a statement that Remington’s board of directors recommends rejection of the acquisition proposal, or Remington publicly announces its intention not to do so;
•	by Remington, if:
•	prior to approval by Remington’s stockholders of the merger agreement, the Remington board of directors approves a superior proposal; provided, that:
•	Remington complies with its obligations under the no-solicitation provisions of the merger agreement;

•	the board of directors of Remington authorizes Remington to enter into a binding agreement with respect to the superior proposal and Remington notifies Helix of the superior proposal;

•	within three business days of that notice, Remington offers to negotiate with Helix in order to make adjustments to the terms and conditions of the merger agreement so that Remington can proceed with the merger with Helix; and

•	Remington’s board of directors determines in good faith after those negotiations with Helix, upon consulting with Remington’s independent financial advisor and outside counsel, that the superior proposal continues to be a superior proposal; see “The Merger Agreement—Covenants and Agreements—Acquisition Proposals” beginning on page 65; or
•	Helix materially breaches any of its representations or warranties set forth in the merger agreement or Helix fails to materially perform any of its covenants or agreements under the merger agreement, and, in either case, Helix has not cured the breach or failure within 10 days of receiving notice from Remington of such breach or failure.
          If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless that party is in breach. However, certain provisions of the merger agreement, including, among others, those provisions relating to expenses and termination fees, will continue in effect notwithstanding termination of the merger agreement.

Fees and Expenses
          Remington must pay to Helix the sum of (i) Helix’s documented out of pocket fees and expenses incurred or paid by or on behalf of Helix in connection with the merger or the consummation of any of the transactions contemplated by the merger agreement, including all HSR Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants, and other consultants to Helix, up to a maximum amount not to exceed $2 million, and (ii) $45 million, , in the following circumstances:
•	if Remington terminates the merger agreement because, prior to approval by Remington’s stockholders of the merger agreement, the Remington board of directors approves a superior proposal; provided, that:
•	Remington complies with its obligations under the no-solicitation provisions of the merger agreement;

•	the board of directors of Remington authorizes Remington to enter into a binding agreement with respect to the superior proposal and Remington notifies Helix of the superior proposal;

•	within three business days of that notice, Remington offers to negotiate with Helix in order to make adjustments to the terms and conditions of the merger agreement so that Remington can proceed with the merger with Helix; and

•	Remington’s board of directors determines in good faith after those negotiations with Helix, upon consulting with Remington’s independent financial advisor and outside counsel, that the superior proposal continues to be a superior proposal; and
•	if Helix terminates the merger agreement because:
•	Remington’s board of directors (1) fails to recommend, or withdraws or modifies in any manner adverse to Helix, the approval or recommendation of the merger agreement, (2) recommends to the Remington stockholders, enters into, or publicly announces its intention to enter into, an agreement or an agreement in principle with respect to a superior proposal, (3) refuses to affirm its approval or recommendation of the merger agreement within 10 business days of any written request from Helix, (4) exempts any person or entity other then Helix from the provisions of the DGCL related to business combinations with interested stockholders or (5) publicly announces its intention to do any of the foregoing;

•	Remington breaches in any material respect its covenant not to solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, an alternate acquisition proposal or engaged in certain prohibited activities with respect thereto, or publicly announces its intention to do so; or

•	a competing tender or exchange offer constituting an acquisition proposal has commenced and Remington has not sent Remington stockholders a statement disclosing that Remington’s board of directors recommends rejection of the acquisition proposal, or Remington publicly announces its intention not to do so.
          Whether or not the merger is consummated, each of Helix, Merger Sub and Remington will bear its own costs and expenses in connection with the merger agreement and the related transactions, except that Helix will pay the fee for filing with the SEC the registration statement of which this proxy statement/prospectus is a part and for complying with any applicable state securities laws and Remington will pay the costs and expenses associated with the mailing of this proxy statement/prospectus to the Remington stockholders and soliciting the votes of the Remington stockholders.
Amendment
          Helix, Merger Sub and Remington may amend the merger agreement in writing at any time before the effective time of the merger. However, after the approval of the merger agreement by the Remington stockholders, no amendment may be made that would require further approval by any Remington stockholders without the further approval of Remington stockholders.

Extension; Waiver
          Helix, Merger Sub and Remington may at any time before the effective time of the merger and to the extent legally allowed:
•	extend the time for the performance of any of the obligations or the other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained in the merger agreement.

INFORMATION ABOUT HELIX
Helix’s Business
     Overview
     Effective March 6, 2006, Cal Dive International, Inc. changed its name to Helix Energy Solutions Group, Inc. Helix is an energy services company, incorporated in the State of Minnesota, that provides development solutions and related services to the energy market and specializes in the exploitation of marginal fields, including exploration of unproven fields, where it differentiates itself by employing its services on its own oil and gas properties as well as providing services to the open market.
     In Helix’s Oil & Gas Production business segment, its subsidiary Energy Resource Technology, Inc., or ERT, partners or acquires and produces marginal, mature and non-core offshore property interests, offering customers a cost-effective alternative to the standard development and decommissioning process. In 2000, ERT’s reservoir engineering and geophysical expertise enabled Helix to acquire in partnership with the operator, Kerr McGee Oil & Gas Corp., a working interest in Gunnison, a Deepwater Gulf oil and natural gas exploration project, which began initial production in December 2003. In 2004, ERT continued to successfully pursue its strategy of acquiring (or partnering in) and developing proved undeveloped and high probability of success exploration reserves, i.e., leases where reserves were judged by the current owner to be too marginal to justify development or for which they were seeking a partner. During 2005, ERT was successful in acquiring a large package of mature properties on the Shelf from Murphy Exploration & Production Company – USA and also equity interests in five additional undeveloped reservoirs in the Deepwater Gulf of Mexico that will be developed over the next few years. ERT’s ability to successfully develop these fields is subject to various risk factors, as described in this proxy statement/prospectus under “Risk Factors”. Each of these Deepwater interests is owned in partnership with other producers. Also, in 2004, Helix formed Energy Resource Technology (U.K.) Limited, or ERT (U.K.) Limited, to explore exporting these strategies to the North Sea.
     In Helix’s Deepwater Contracting business segment, it has positioned itself for work in water depths greater than 1,000 feet, referred to as the Deepwater, by continuing to grow its technically advanced fleet of dynamically positioned, or DP, vessels, ROVs and the number of highly experienced support professionals it employs. These DP vessels serve as advanced work platforms for the subsea solutions that enable Helix to offer a diverse range of DP subsea construction and intervention vessels, as well as robotics, to support most drilling, development, life of field and abandonment requirements for Helix’s, as well as third party, E&P projects. Helix’s ROV subsidiary, Canyon Offshore, Inc., or Canyon, offers survey, engineering, repair, maintenance and international pipe and cable burial services in the Gulf, Europe/West Africa and Asia/Pacific regions.
     Helix’s Deepwater Contracting business also includes Wells Ops Inc., and its Aberdeen, Scotland based sister company, known as Well Ops (U.K.) Limited, which engineer, manage and conduct well construction, intervention and decommissioning operations in water depths from 200 to 10,000 feet in, the Gulf of Mexico and the North Sea. Saturation diving in the North Sea from the DP vessel, the Seawell, is also performed. Utilizing specialty designed vessels, the Q4000 and the Seawell, Helix believes this well operations service is the global leader in rig alternative subsea well intervention.
     Also included in Deepwater Contracting is Reservoir and Well Technical Services. Until 2005, Helix’s reservoir and well tech services were an in-house service for its own production. With the acquisition of Helix Energy Limited in 2005, which includes a technical staff of over 200, Helix has increased the resources that it can bring to its own projects as well as provide a value adding service to its clients. With offices in Aberdeen, Perth, London and Kuala Lumpur, these services provide the market presence in regions it has identified as strategically important to future growth.
     In Helix’s Production Facilities segment, it participates in the ownership of production facilities in hub locations where there is potential for significant subsea tieback activity. In addition to production from the Gunnison reservoir, which is included in the Oil and Gas Production segment, Helix will receive ongoing revenues from its 20% interest in the production facility as satellite prospects are drilled and tied back to the spar. Deepwater Gateway, L.L.C., Helix’s second such endeavor, involves a 50% ownership position in the tension-leg platform installed at Anadarko’s Marco Polo field at Green Canyon Block 608 (which began producing in July 2004). In 2004, Helix acquired a 20% interest in Independence Hub, LLC, an affiliate of Enterprise Products Partners L.P. Independence Hub, LLC will own the “Independence Hub” platform to be located in Mississippi Canyon Block 920 in a water depth of 8,000 feet. Construction is ongoing and is expected to be complete and come online in early 2007. At both Gunnison and Marco Polo, Helix participated in field development planning and performed subsea construction work.
     These deepwater services and assets allow Helix to respond to market demand for the individual services and allow Helix to control and lower its own cost of development and life of field production enhancement through well intervention.
     In its Shelf Contracting business segment, Helix performs traditional subsea services, including air and saturation diving, salvage work and shallow water pipelay on the Outer Continental Shelf, or OCS, of the Gulf of Mexico, in water depths up to 1,000 feet. Helix believes that it is the market leader in the diving support business in the Gulf of Mexico OCS, including construction, inspection, maintenance, repair and decommissioning. Helix also provides these services in select international offshore markets, such as Trinidad and the Middle East. Helix currently owns and operates a diversified fleet of 26 vessels, including 23 surface and saturation diving support vessels capable of operating in water depths of up to 1,000 feet, as well as three shallow-water pipelay vessels. Helix’s customers include major and independent oil and natural gas producers, pipeline transmission companies and offshore engineering and construction firms. Since 1975, Helix has provided services in support of offshore oil and natural gas infrastructure projects involving the construction and maintenance of pipelines, production platforms, risers and subsea production systems in the Gulf of Mexico. In the Gulf of Mexico saturation diving market, which typically covers water depths of 200 to 1,000 feet, Helix offers its full complement of services via its eight saturation diving vessels and three portable saturation diving systems. Helix believes that its saturation diving support fleet is the largest in the world. Helix offers the same range of services through its 15 surface and mixed gas diving vessels in water depths typically less than 300 feet. In addition to its diving operations, Helix has three vessels dedicated exclusively to pipelay and pipe burial services in water depths of up to approximately 400 feet. Helix believes the scheduling flexibility offered by its large fleet and the advanced technical expertise of its personnel provides a valuable advantage over its competitors. As a result, Helix believes that it is a leading provider to most of the largest oil and gas producers operating in the Gulf of Mexico.
     In the past year, Helix has substantially increased the size of its Shelf Contracting fleet and expanded its operating capabilities through a series of strategic acquisitions. In August 2005, Helix acquired seven vessels and a portable saturation diving system from Torch Offshore. In November 2005, Helix acquired all of Stolt Offshore’s diving and shallow water pipelay assets operating in the Gulf of Mexico and Trinidad. Upon closing these transactions, Helix added a total of 13 vessels, including three premium saturation diving vessels and one portable saturation diving system to its fleet.
     Significant financial information relating to Helix’s segments for the last three years is contained in footnote 14 of “Helix’s Historical Consolidated Financial Statements and Supplementary Data” included in this proxy statement/prospectus beginning on page 120.
     Business Strengths and Strategies
     Helix’s overall corporate goal is to increase shareholder value by strengthening its market position to provide a return that leads its Peer Group. Helix’s goal for Return on Invested Capital is 10% or greater. Helix attempts to achieve its return on capital objective by focusing on the following business strengths and strategies.
     Helix’s Strengths
     Unique Business Model. Helix has assembled a company with highly specialized people, assets and methodologies that it believes provide all of the necessary services to maximize the economics from marginal fields. Marginal fields that Helix targets include (i) mature properties on the OCS where Helix brings its late life field management expertise to bear and (ii) Deepwater properties with reserves that are judged by the current owner to be too marginal to justify development and where Helix is able to bring its development expertise to bear.
     Oil & Gas Production. The strategy of ERT’s oil and gas production business differentiates Helix from its competitors and helps to offset the cyclical nature of its subsea construction operations. ERT’s oil and gas investments secure utilization of Helix construction vessels. The Remington merger would bring not only proven producing reserves, but also prospects that Helix believes will likely generate over $1 billion of life of field services for its vessels.

     Fleet of Dynamically Positioned Vessels. Helix believes its fleet of dynamically positioned, or DP, construction vessels is one of the most capable in the world, with one of the most diverse and technically advanced collections of subsea intervention and construction capabilities. The comprehensive services provided by Helix’s DP vessels are both complementary and overlapping, enabling Helix to provide customers with the redundancy essential for most projects, especially in the Deepwater. Helix also utilizes these capabilities to lower total finding and development costs in both wholly owned properties as well as those in which it is partnered with third parties.
     Subsea Well Operations Subsidiary. Establishment of the Well Ops group followed the construction of the purpose-built Q4000 and the acquisition of the Subsea Well Operations Business Unit of Technip in Aberdeen, Scotland. The mission of these companies is to provide the industry with a single, comprehensive source for addressing current subsea well operations needs and to engineer for future needs using drill rig alternatives. Helix also uses these capabilities to maintain, enhance and abandon its own reservoirs.
     Experienced Personnel and Qualified Turnkey Contracting. A key element of Helix’s successful growth has been its ability to attract and retain experienced personnel who are among the best in the industry at providing turnkey contracting. Helix believes the recognized skill of its personnel and its successful operating history uniquely position it to capitalize on the trend in the oil and gas industry of increased outsourcing to contractors and suppliers. This is especially true on a broader scale with smaller, economically challenged reservoirs.
     Leader in the Gulf of Mexico OCS Diving Market. Helix believes its Shelf Contracting business is the leader in the Gulf of Mexico OCS diving market based on the size and quality of its fleet of vessels and diving assets. The size of its fleet and crews provides a distinct advantage over its competitors in that Helix can respond more quickly to service the traditional spot diving market in the Gulf of Mexico OCS.
     High Quality, High Capability Asset Base. Helix believes that its diverse fleet of Shelf Contracting diving support vessels and systems and pipelay and pipe burial vessels afford Helix the range of technical capabilities necessary to the execution of the more complex integrated subsea project work that is in high demand in the Gulf of Mexico, and valued even more highly in certain international markets.
     Excellent, Long-Standing Customer Relationships with the Top Producers in the Gulf of Mexico. Helix’s Shelf Contracting business has built a reputation as a premium diving services contractor by consistently providing high-quality service to its customers in the Gulf of Mexico for over 30 years. Shelf Contracting has developed a strong and loyal customer base through its ability to provide superior and comprehensive services on schedule, while maintaining a strong safety record.
     Production Facilities. At the Marco Polo field, Helix’s 50% ownership in the production facility allows it to realize a return on investment consisting of both a fixed monthly demand charge and a volumetric tariff charge. In addition, Helix assisted with the installation of the tension leg platform, or TLP, and the work to develop the surrounding acreage that can be tied back to the platform by Helix’s construction vessels. With the acquisition of a 20% interest in Independence Hub, LLC, Helix is in a good position to secure installation and tie-back work similar to what it achieved at the Marco Polo field. Helix also owns a 20% interest in the spar at Gunnison. As Helix’s track record increases so does the demand for its model.
     Helix’s Strategies
     Focusing on the Gulf and Global Expansion. Helix will continue to focus on the Gulf of Mexico, where it has provided marine construction services since 1975 and taken interests in reservoirs since 1992, as well as the North Sea, Southeast Asia and other Deepwater basins worldwide. Helix expects oil and gas exploration and development activity in the Deepwater Gulf and other Deepwater basins of the world to continue to increase over the next several years.
     Focusing on Deepwater “Niche” Services. Helix will focus on services that provide the best “niche” financial return in the external market and add value to acquired oil and gas properties, particularly in the Deepwater. These include pipelay (acquisition/conversion of the Caesar), drilling (conversion of the Q4000 to drilling) and robotics (pipe burial). The Remington merger will bring a significant prospect portfolio which Helix believes will likely generate over $1 billion of life of field services for its vessels. As Helix’s Shelf Contracting services do not add value to acquired oil and gas properties, Helix may sell a minority stake in the Shelf Contracting business as these services are not as critical to unlocking value in marginal fields. Helix would continue to control this business and retain access to the services. This proxy statement/prospectus does not constitute an offer of such securities.

     Developing Well Operations Niche. As major and independent oil and gas companies expand operations in the deepwater basins of the world, development of these reserves will often require the installation of subsea trees. Historically, drilling rigs were typically necessary for subsea well operations to troubleshoot or enhance production, shift zones or perform recompletions. Three of Helix’s vessels serve as work platforms for well operations services at costs significantly less than drilling rigs. In the Gulf of Mexico, Helix’s multi-service semi-submersible, the Q4000 has set a series of well operations “firsts” in increasingly deep water without the use of a rig. In the North Sea, the Seawell has provided intervention and abandonment services for approximately 500 North Sea wells since her commissioning in 1987. Competitive advantages of the Helix vessels stem from their lower operating costs, together with an ability to mobilize quickly and to maximize productive time by performing a broad range of tasks for intervention, construction, inspection, repair and maintenance. These services provide a cost advantage in the development and management of subsea reservoir developments.
     Expanding Ownership in Production Facilities. Along with Enterprise Products Partners L.P., Helix owns 50% of the tension leg production platform installed at the Marco Polo field and 20% of the Independence Hub platform, a 105 foot deep draft, semi-submersible platform. Helix also owns a 20% interest in the spar at Gunnison. Ownership of these production facilities provides a transmission type return that does not entail any reservoir or commodity price risk. Helix plans to seek additional opportunities to invest in such production facilities as well as evolved models, to be provided on a third party basis, and also to be utilized on its own developments.
     Acquiring Mature Oil and Gas Properties. Through ERT, Helix has been acquiring mature or sunset properties since 1992, thereby providing customers a cost effective alternative to the decommissioning process. In the last thirteen years, Helix has acquired interests in 168 leases and currently is the operator of 61 of 115 active offshore leases. ERT has been able to achieve a significant return on capital by efficiently developing acquired reserves, lowering lease operating expenses and adding new reserves through exploitation drilling and well work. Helix’s customers consider ERT a preferred buyer as a result of ERT’s reputation, Helix’s financial strength and its salvage expertise. As an industry leader in acquiring mature properties, ERT has a significant flow of potential acquisitions. In June 2005, ERT acquired a large package of mature properties from Murphy Exploration & Production Company – USA for $163.5 million cash and assumption of approximately $32.0 million abandonment liability.
     Expanding the Model. The Deepwater Gulf has seen a significant increase in oil and gas exploration, development, and production due, in part, to new technologies that reduce operational costs and risks; the discovery of new, larger oil and gas reservoirs with high production potential; government deepwater incentives; and increasing demand and prices. Along with these larger fields are prospects where the reserves are judged by the current owner to be too marginal to justify development. Helix first applied the ERT model to the Deepwater with its involvement in the Gunnison field. During 2005, ERT was successful in acquiring equity interests in five additional undeveloped reservoirs, in the Deepwater Gulf, that will be developed over the next few years. Through an integrated development approach combining the advantages of application of each of Helix’s select services, Helix can apply a differentiated methodology to the development of these marginal reservoirs. In 2006, ERT will continue to aggressively pursue its strategy of acquiring reserves and develop these reserves utilizing Helix’s assets. Remington has a significant prospect inventory, mostly in the Deepwater, which Helix believes will likely generate over $1 billion of life of field services for its vessels if the merger is completed. Through ERT (U.K.) Limited, Helix plans to expand the model to the North Sea, and eventually to the Asian Continent.
     The Industry
     The offshore oilfield services industry originated in the early 1950’s as producers began to explore and develop the new frontier of offshore fields. The industry has grown significantly since the 1970’s with service providers taking on greater roles on behalf of the producers. Industry standards were established during this period largely in response to the emergence of the North Sea as a major province leading the way into a new hostile frontier. The methodology of these standards was driven by the requirement of mitigating the risk of developing relatively large reservoirs in a then challenging environment. This is still true today and these standards are still largely adhered to for all developments even if they are small and the frontier is more understood. There are factors Helix believes will influence the industry in the coming years: (1) increasing world demand for oil and natural gas; (2) global production rates peaked or peaking; (3) globalization of the natural gas market; (4) increasing number of mature and small reservoirs; (5) increasing ratio of contribution to global production from marginal fields; (6) increasing offshore activity; and (7) increasing subsea developments.
     In response to the oil and gas industry’s ongoing migration to the Deepwater, equipment and vessel requirements have and will continue to change. A new industry set of methodologies will emerge alongside of the current ones. These new methodologies will focus not only on the larger reservoirs in the harsh frontiers, but on the smaller and older reservoirs in the better understood frontiers. Helix believes there is a niche for new generation vessels such as the Q4000 and employment of alternative methodologies for development of marginal reservoirs in Deepwater depths.
     For now, Helix tries to provide for both sets of methodologies. For marginal reservoirs, Helix finds it more efficient to develop its own and work with partners. Therefore, Helix aligns its interests in the reservoir and is able to better control the development methodologies.
     Defined below are certain terms helpful to understanding the services Helix performs in support of offshore development:
Bcfe: Billions of cubic feet equivalent, used to describe oil volumes converted to their energy equivalent in natural gas as measured in billions of cubic feet.
Deepwater: Water depths beyond 1,000 feet.
Dive Support Vessel (DSV): Specially equipped vessel that performs services and acts as an operational base for divers, ROVs and specialized equipment.
Dynamic Positioning (DP): Computer-directed thruster systems that use satellite-based positioning and other positioning technologies to ensure the proper counteraction to wind, current and wave forces enabling the vessel to maintain its position without the use of anchors. Two DP systems (DP-2) are necessary to provide the redundancy required to support safe deployment of divers, while only a single DP system is necessary to support ROV operations.
DP-2: Redundancy allows the vessel to maintain position even with failure of one DP system; required for vessels which support both manned diving and robotics and for those working in close proximity to platforms.
EHS: Environment, Health and Safety programs to protect the environment, safeguard employee health and eliminate injuries.
E&P: Oil and gas exploration and production activities.
F&D: Total finding and development costs.
G&G: Geological and geophysical.
IMR: Inspection, maintenance and repair activities.
Life of Field Services: Services performed on offshore facilities, trees and pipelines from the beginning to the economic end of the life of an oil field, including installation, inspection, maintenance, repair, contract operations, well intervention, recompletion and abandonment.
MBbl: When describing oil, refers to 1,000 barrels containing 42 gallons each.
Minerals Management Service (MMS): The federal regulatory body having responsibility for the mineral resources of the United States OCS.
MMcf: When describing natural gas, refers to 1 million cubic feet.
Moonpool: An opening in the center of a vessel through which a saturation diving system or ROV may be deployed, allowing safe deployment in adverse weather conditions.
MSV: Multipurpose support vessel.
Outer Continental Shelf (OCS): For purposes of our industry, areas in the Gulf from the shore to 1,000 feet of water depth.

Peer Group: Defined in this proxy statement/propsectus as comprising Global Industries, Ltd. (Nasdaq: GLBL), McDermott International, Inc. (NYSE: MDR), Oceaneering International, Inc. (NYSE: OII), Stolt Offshore SA (Nasdaq: SOSA), Technip-Coflexip (NYSE: TKP), Superior Energy Services, Inc. (NYSE: SPN), TETRA Technologies, Inc. (NYSE: TTI) and Subsea 7.
Proved Undeveloped Reserve (PUD): Proved undeveloped oil and gas reserves that are expected to be recovered from a new well on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.
Remotely Operated Vehicle (ROV): Robotic vehicles used to complement, support and increase the efficiency of diving and subsea operations and for tasks beyond the capability of manned diving operations.
Saturation Diving: Saturation diving, required for work in water depths between 200 and 1,000 feet, involves divers working from special chambers for extended periods at a pressure equivalent to the pressure at the work site.
Spar: Floating production facility anchored to the sea bed with catenary mooring lines.
Spot Market: Prevalent market for subsea contracting in the Gulf, characterized by projects generally short in duration and often of a turnkey nature. These projects often require constant rescheduling and the availability or interchangeability of multiple vessels.
Stranded Field: Smaller PUD reservoir that standing alone may not justify the economics of a host production facility and/or infrastructure connections.
Subsea Construction Vessels: Subsea services are typically performed with the use of specialized construction vessels which provide an above-water platform that functions as an operational base for divers and ROVs. Distinguishing characteristics of subsea construction vessels include DP systems, saturation diving capabilities, deck space, deck load, craneage and moonpool launching. Deck space, deck load and craneage are important features of the vessel’s ability to transport and fabricate hardware, supplies and equipment necessary to complete subsea projects.
Tension Leg Platform (TLP): A floating Deepwater compliant structure designed for offshore hydrocarbon production.
Trencher or Trencher System: A subsea robotics system capable of providing post lay trenching, inspection and burial (PLIB) and maintenance of submarine cables and flowlines in water depths of 30 to 7,200 feet across a range of seabed and environmental conditions.
Ultra-Deepwater: Water depths beyond 4,000 feet.
     Contracting Services
     Helix provides a full range of contracting services in both the shallow water and Deepwater including:
•	Exploration. Pre-installation surveys; rig positioning and installation assistance; drilling inspection; subsea equipment maintenance; reservoir engineering; G&G; modeling; well design; and engineering.

•	Development. Installation of production platforms; installation of subsea production systems; pipelay and burial; riser, manifold assembly installation and tie in; integrated production modeling; commissioning, testing and inspection; cable and umbilical lay and connection.

•	Production. Inspection, maintenance and repair of production structures, risers and pipelines and subsea equipment; well intervention; life of field support; reservoir management; production technology; and intervention engineering.

•	Decommissioning. Decommissioning and remediation services; plugging and abandonment services; platform salvage and removal; pipeline abandonment; site inspections.

     Deepwater Contracting
     In 1994, Helix began to assemble a fleet of DP vessels in order to deliver subsea services in the Deepwater and Ultra-Deepwater. Today, Helix’s fleet consists of two semi-submersible DP MSVs, the Q4000 and the Uncle John; a dedicated well operations vessel, the Seawell; four umbilical and pipelay vessels, the Intrepid, the Kestrel, the Express and the Caesar; three construction DP DSVs, the Witch Queen (through Helix’s 40% interest in Offshore Technology Solutions Limited), the Mystic Viking, and the Eclipse; and an ROV support vessel the Northern Canyon. Additional assets are chartered as required. The Uncle John, Kestrel, Witch Queen, Mystic Viking and Eclipse currently perform diving related activities and are accordingly included in the Shelf Contracting segment.
     Helix’s subsidiary, Canyon Offshore, Inc., operates ROVs and trenchers designed for offshore construction, rather than supporting drilling rig operations. As marine construction support in the Gulf of Mexico and other areas of the world moves to deeper waters, ROV systems play an increasingly important role. Helix’s vessels add value by supporting deployment of Canyon’s ROVs. Helix has positioned itself to provide its customers with vessel availability and schedule flexibility to meet the technological challenges of these Deepwater construction developments in the Gulf and internationally. Helix’s 25 ROVs and four trencher systems operate in three regions: the Americas, Europe/West Africa and Asia Pacific.
     The mission of the Well Ops group is to provide the industry with a comprehensive source for addressing current subsea well operations needs and to engineer for future needs. Helix’s purpose-built vessels serve as work platforms for subsea well operations services at costs significantly less than drilling rigs.
     In both the Gulf of Mexico and North Sea, the increased number of subsea wells installed, the increasing value of the product, and the shortfall in both rig availability and equipment have resulted in an increased demand for Well Ops services. During 2005 two critical production recovery projects were successfully completed by the Q4000. These projects for Kerr McGee and Walter Oil & Gas highlighted the value of an asset capable of performing repairs and installations normally requiring a drilling rig and available on short call out. A high volume of less critical intervention and decommissioning work was delayed during the second half of the year by extensive hurricane repair work. Despite the lower than expected utilization on Well Ops projects, 76 days versus the budgeted 106 days, Well Ops met all of the 2005 financial goals, including gross profit. The back log of projects delayed by critical construction work is now approaching 240 days and will be carried into 2006.
     The Seawell has provided intervention and abandonment services on approximately 500 North Sea wells since her commissioning in 1987, being the only consistent and continuous solution to light well intervention needs in the region, setting many records and “firsts” over the last 17 years. One additional advantage is that the Seawell can undertake saturation diving and construction tasks independently or simultaneously with the well intervention activities. Due to these unique capabilities, Well Ops (U.K.) Limited re-negotiated its existing call-off contract with Shell Exploration and Production Limited in 2005 to incorporate utilization of the Seawell to service its assets for a minimum of 120 days per annum in 2006 and 2007 with the potential to continue this arrangement until 2010. Competitive advantages of Helix’s vessels stem from their lower operating costs and the ability to mobilize quickly for multi-well campaigns of work and maximize productive time by performing a broad range of tasks for intervention, construction, inspection, repair and maintenance.
     Well Ops Inc. and Well Ops (U.K.) Limited also collaborate with leading downhole service providers to provide superior, comprehensive solutions to the well operations challenges faced by Helix’s customers.
     Also included in Deepwater Contracting is Reservoir and Well Technical Services. Until 2005, Helix’s reservoir and well tech services were an in-house service for its own production. With the acquisition of Helix Energy Limited in 2005, which includes a technical staff of over 200, Helix has increased the resources that it can bring to its own projects as well as provide a value adding service to its clients. With offices in Aberdeen, Perth, London and Kuala Lumpur, these services provide the market presence in regions Helix has identified as strategically important to future growth.
     Shelf Contracting
     Helix provides marine contracting services, including saturation, surface and mixed gas diving as well as pipelay and pipe burial services, to the offshore oil and natural gas industry. Helix believes that it is the market leader in the diving support business in the Gulf of Mexico OCS, including construction, inspection, maintenance, repair and decommissioning. Helix also provides these services in select international offshore markets, such as

Trinidad and the Middle East. Helix currently owns and operates a diversified fleet of 26 vessels, including 23 surface and saturation diving support vessels capable of operating in water depths of up to 1,000 feet, as well as three shallow-water pipelay vessels. Helix’s customers include major and independent oil and natural gas producers, pipeline transmission companies and offshore engineering and construction firms.
     Since 1975, Helix has provided services in support of offshore oil and natural gas infrastructure projects involving the construction and maintenance of pipelines, production platforms, risers and subsea production systems in the Gulf of Mexico. In the Gulf of Mexico saturation diving market, which typically covers water depths of 200 to 1,000 feet, Helix offers its full complement of services via its eight saturation diving vessels and three portable saturation diving systems. Helix believes that its saturation diving support fleet is the largest in the world. Helix offers the same range of services through its 15 surface and mixed gas diving vessels in water depths typically less than 300 feet. In addition to its diving operations, Helix has three vessels dedicated exclusively to pipelay and pipe burial services in water depths of up to approximately 400 feet. Helix believes the scheduling flexibility offered by its large fleet and the advanced technical expertise of its personnel provides a valuable advantage over its competitors. As a result, Helix believes that it is a leading provider to most of the largest oil and gas producers operating in the Gulf of Mexico.
     In the past year Helix has substantially increased the size of its Shelf Contracting fleet and expanded its operating capabilities through a series of strategic acquisitions. In August 2005, Helix acquired five diving support vessels, two shallow water pipelay vessels and a portable saturation diving system from Torch Offshore. In November 2005, Helix acquired all of Stolt Offshore’s assets operating in the Gulf of Mexico. In January 2006, Helix acquired Stolt’s shallow water pipelay vessel and, in March 2006, acquired the Kestrel. Upon closing these transactions, Helix has added a total of 13 vessels, including three premium saturation diving vessels, and one portable saturation diving system to its fleet.
     Production Facilities
     There are a significant number of small discoveries that cannot justify the economics of a dedicated host facility. These are typically developed as subsea tie backs to existing facilities when capacity through the facility is available. Helix provides over-sized facilities to operators for these fields without burdening the operator of the hub reservoir. Helix is well positioned to facilitate the tie back of the smaller reservoir to these hubs through our services and production groups. When a hub is not feasible, Helix intends to apply an integrated application of its services in a manner that cumulatively lowers development costs to a point that allows for a small dedicated facility to be used, thus being able to develop some fields that otherwise would be non-commercial to develop. The commercial risk is mitigated since Helix has a portfolio of reservoirs and the assets to easily redeploy the facility. At the Marco Polo field, Helix’s 50% ownership in the production facility through Deepwater Gateway, L.L.C. will allow it to realize a return on investment consisting of both a fixed monthly demand charge and a volumetric tariff charge. In addition, Helix assisted with the installation of the TLP and will work to develop the surrounding acreage that can be tied back to the platform by its construction vessels. Helix’s 20% interest in the Independence Hub platform, scheduled for installation in late 2006, should enable Helix to repeat the Marco Polo strategy. Helix’s production facilities group has evolved to become its development engineering group. In conjunction with its reservoir integrated modeling services, Helix is able to efficiently assess opportunities and provide the conceptual development most appropriate to the reservoir.
     Oil & Gas Production
     Helix formed ERT in 1992 to exploit a market opportunity to provide a more efficient solution to offshore abandonment, to expand its off-season asset utilization and to achieve better returns than are likely through pure service contracting. In essence, Helix transfers the risk of abandonment and through its services Helix mitigates that risk to yield a lower cost to produce and therefore increases value from the reservoir.
     Over the past 14 years, Helix has identified similar opportunities to transfer and mitigate risk throughout the life of the reservoir. This has led to the assembly of a services set that allows Helix to create value at key points in the life of a reservoir from exploration through development, life of field management and operating to abandonment. Helix does not provide all services, but just those key to mitigating certain risks and costs.
     ERT now seeks to be involved in the reservoir at any stage of its life if Helix can apply its methodologies. The cumulative effect of Helix’s model is the ability to meaningfully improve the economics of a reservoir that would otherwise be considered non-commercial or non-impact, as well as making Helix a value adding partner. Interests are better aligned creating a more efficient relationship with other producers. With a focus on acquiring non-impact reservoirs or mature fields, Helix’s approach taken as a whole is, itself, a service in demand by its producer clients and partners. During 2005, Helix was successful in acquiring equity interests in five deepwater undeveloped reservoirs. Developing these fields over the next few years will require meaningful capital commitments but will also provide significant backlog for Helix’s construction assets. In addition to 279 Bcfe of proven reserves as of December 31, 2005, Remington has a significant prospect inventory, mostly in the Deepwater, which Helix believes will likely generate over $1 billion of life of field services for its vessels if the merger is completed.
     The benefits of Helix’s strategy are fourfold. First, oil and gas revenues counteract the volatility in revenues Helix experiences in offshore construction. Second, in periods of excess capacity, such as in 2002 and 2003, Helix has the flexibility to be less dependent on the competitive bid market and instead focus on negotiated contracts thus avoiding contractual risks. Third, Helix’s oil and gas operations generate significant cash flow and visibility that has partially funded construction and/or modification of assets such as the Q4000, the Intrepid and the Caesar, also enabling Helix to add technical talent to support its expansion into the new Deepwater frontier. Finally, a major objective of Helix’s investments in oil and gas properties is to secure backlog for its services in a manner that yields better returns than the typical backlog assembled by the service industry during slow demand cycles.
     Within ERT Helix has assembled a team of personnel with experience in geology, geophysics, reservoir engineering, drilling, production engineering, facilities management, lease operations and petroleum land management. ERT generates income in a number of ways: mitigating abandonment liability risk, lowering development time and cost, mitigating finding (exploration) costs, operating the field more effectively, and having a focus on extending the reservoir life through well exploitation operations. When a company sells an OCS property, they retain the financial responsibility for plugging and decommissioning if their purchaser becomes financially unable to do so. Thus, it becomes important that a property be sold to a purchaser who has the financial wherewithal to perform their contractual obligations. Although there is significant competition in this mature field market, ERT’s reputation, supported by Helix’s financial strength, has made it the purchaser of choice of many major and independent oil and gas companies. In addition, ERT’s reservoir engineering and geophysical expertise and having access to service assets and an ability to impact development costs have made ERT a preferred partner in development projects.
     The offshore basins worldwide have seen a significant increase in oil and gas exploration, development and production due, in part, to new technologies that reduce operational costs and risks, the discovery of new, larger oil and gas reservoirs with high production potential, government deepwater incentives, and increasing demand and prices. Along with these larger fields are discoveries where the exploratory well has encountered smaller proven undeveloped reserves that are judged by the current owner to be too marginal to justify development. As an extension of ERT’s well exploitation strategy, it is Helix’s intent to participate in drilling of high probability of success wells which initially do not possess proven reserves, and thus would be considered exploratory wells. Depending upon the water depth, development of these fields may require state of the art equipment such as the Q4000, a more specialized asset such as the Intrepid for pipelay, or a combination of Helix contracting assets. At the same time, the market is being revitalized by emerging new small producers. When these producers have opportunities, but insufficient resources or access to services, then ERT is a logical value adding partner.
     The current terms of ERT’s leases on undeveloped acreage in the offshore Gulf of Mexico are scheduled to expire as shown in the table below. The terms of a lease may be extended by drilling and production operations.
For the Years Ended December 31,
(acreage)

Year	Gross	Net

2006	51,840	18,432
2007	97,920	38,592
2008	34,560	14,078
2009 and Beyond	34,560	12,480

Total	218,880	83,582

     The table below sets forth information, as of December 31, 2005, with respect to estimates of net proved reserves and the present value of estimated future net cash flows at such date, prepared in accordance with guidelines established by the Securities and Exchange Commission. Helix’s estimates of reserves at December 31, 2005, have been audited by Huddleston & Co., Inc., independent petroleum engineers. All of Helix’s reserves are currently located in the United States (55% of such reserves are PUDs). Proved reserves cannot be measured exactly because the estimation of reserves involves numerous judgmental determinations. Accordingly, reserve estimates must be continually revised as a result of new information obtained from drilling and production history, new geological and geophysical data and changes in economic conditions.

Total Proved
Estimated Proved Reserves:
Natural gas (MMcf)	136,073
Oil and condensate (MBbls)	14,873
Standardized measure of discounted future net cash flows (pre-tax)*	$1,063,332,000

*	The standardized measure of discounted future net cash flows attributable to our reserves was prepared using constant prices as of the calculation date, discounted at 10% per annum. As of December 31, 2005, Helix owned an interest in 354 gross (285 net) oil wells 302 gross (154 net) natural gas wells located in federal offshore waters in the Gulf of Mexico.
     Customers
     Helix’s customers include major and independent oil and gas producers and suppliers, pipeline transmission companies and offshore engineering and construction firms. The level of construction services required by any particular contracting customer depends on the size of that customer’s capital expenditure budget devoted to construction plans in a particular year. Consequently, customers that account for a significant portion of contract revenues in one fiscal year may represent an immaterial portion of contract revenues in subsequent fiscal years. The percent of consolidated revenue of major customers was as follows: 2005 – Louis Dreyfus Energy Services (10%) and Shell Trading (US) Company (10%); 2004 – Louis Dreyfus Energy Services (11%) and Shell Trading (US) Company (10%); 2003 – Shell Trading (US) Company (10%) and Petrocom Energy Group Ltd. (10%). All of these customers were purchasers of ERT’s oil and gas production. Helix estimates in 2005 it provided subsea services to over 150 customers. Helix’s projects are typically of short duration and are generally awarded shortly before mobilization. Accordingly, Helix believes backlog is not a meaningful indicator of future business results. A more meaningful measure of its backlog is the potential of Helix’s production portfolio to generate work for its services. Helix does not typically tender in the EPIC market as other contractors do. For that reason, the other contractors are more likely to be Helix’s customers and Helix serves as a contractor’s contractor.
     Competition
     The marine contracting industry is highly competitive. While price is a factor, the ability to acquire specialized vessels, attract and retain skilled personnel, and demonstrate a good safety record are also important. Helix’s competitors on the OCS include Global Industries Ltd., Oceaneering International, Inc and a number of smaller companies, some of which only operate a single vessel and often compete solely on price. For Deepwater projects, Helix’s principal competitors include Stolt Offshore S.A., Subsea 7, and Technip-Coflexip.
     ERT encounters significant competition for the acquisition of mature oil and gas properties. Helix’s ability to acquire additional properties depends upon its ability to evaluate and select suitable properties and consummate transactions in a highly competitive environment. Competition includes TETRA Technologies, Inc. and Superior Energy Services, Inc. for Gulf of Mexico mature properties. Small or mid-sized producers, and in some cases financial players, with a focus on acquisition of reserves through PUDs and PDP are often competition on development properties.
     Training, Safety and Quality Assurance
     Helix has established a corporate culture in which Environment, Health & Safety (EHS) remains among the highest of priorities. Helix’s corporate goal, based on the belief that all accidents can be prevented, is to provide an injury-free workplace by focusing on correct, safe behavior. Helix’s EHS procedures, training programs and management system were developed by management personnel, common industry work practices and by employees with on-site experience who understand the physical challenges of the ocean work site. As a result, management believes that helix’s EHS programs are among the best in the industry. Helix has introduced a company-wide effort to enhance and provide continual improvements to its behavioral based safety process, as well as its training programs, that continue to focus on safety through open communication. The process includes the documentation of all daily observations, collection of data and data treatment to provide the mechanism of understanding of both safe and unsafe behaviors at the worksite. In addition Helix initiated scheduled Hazard Hunts by Project Management on each vessel, complete with assigned responsibilities and action due dates. To further this continual improvement effort, progressive auditing is done to continue improvement of Helix’s EHS management system. Results from this program were evident as Helix’s safety performance improved significantly in 2003 through 2005.
     Government Regulation
     Many aspects of the offshore marine construction industry are subject to extensive governmental regulations. Helix is subject to the jurisdiction of the U.S. Coast Guard, the U.S. Environmental Protection Agency, the MMS and the U.S. Customs Service, as well as private industry organizations such as the American Bureau of Shipping. In the North Sea, international regulations govern working hours and a specified working environment, as well as standards for diving procedures, equipment and diver health. These North Sea standards are some of the most stringent worldwide. In the absence of any specific regulation, Helix’s North Sea branch adheres to standards set by the International Marine Contractors Association and the International Maritime Organization.
     Helix supports and voluntarily complies with standards of the Association of Diving Contractors International. The Coast Guard sets safety standards and is authorized to investigate vessel and diving accidents, and to recommend improved safety standards. The Coast Guard also is authorized to inspect vessels at will. Helix is required by various governmental and quasi-governmental agencies to obtain various permits, licenses and certificates with respect to its operations. Helix believes that it has obtained or can obtain all permits, licenses and certificates necessary for the conduct of its business.
     In addition, Helix depends on the demand for its services from the oil and gas industry and, therefore, Helix’s business is affected by laws and regulations, as well as changing taxes and policies relating to the oil and gas industry generally. In particular, the development and operation of oil and gas properties located on the OCS of the United States is regulated primarily by the MMS.
     The MMS requires lessees of OCS properties to post bonds or provide other adequate financial assurance in connection with the plugging and abandonment of wells located offshore and the removal of all production facilities. Operators on the OCS are currently required to post an area-wide bond of $3.0 million, or $500,000 per producing lease. Helix has provided adequate financial assurance for its offshore leases as required by the MMS.
     Helix acquires production rights to offshore mature oil and gas properties under federal oil and gas leases, which the MMS administers. These leases contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the Outer Continental Shelf Lands Act, or OCSLA. These MMS directives are subject to change. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications. The MMS also has issued regulations restricting the flaring or venting of natural gas and prohibiting the burning of liquid hydrocarbons without prior authorization. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. Finally, under certain circumstances, the MMS may require any operations on federal leases to be suspended or terminated or may expel unsafe operators from existing OCS platforms and bar them from obtaining future leases. Suspension or termination of Helix’s operations or expulsion from operating on its leases and obtaining future leases could have a material adverse effect on Helix’s financial condition and results of operations.
     Under OCSLA and the Federal Oil and Gas Royalty Management Act, MMS also administers oil and gas leases and establishes regulations that set the basis for royalties on oil and gas produced from the leases. The MMS’s amendments to these regulations are subject to judicial review. In 2002, the D.C. Circuit reversed a 2000 district court decision and upheld a 1997 MMS gas valuation rule categorically denying allowances for post-production marketing costs such as long-term storage fees and marketer fees; however, the D.C. Circuit decision expressly allows firm demand charges to be deducted. Two trade associations had sought judicial review of the 1997 gas valuation rule and procured a favorable district court decision; however, the D.C. Circuit decision and denial of certorari by the Supreme Court ended the litigation in early 2003. On March 5, 2005, the MMS published a further revision to its gas valuation rule. The 2005 gas rule revision clarifies the deductibility of transportation costs and adopts the 2004 oil valuation rule’s cost of capital approach described below. The revisions are not expected to reflect any major changes. Helix cannot predict what effect these changes will have on its operations but nothing material is anticipated.
     In 2004, the MMS further amended its royalty regulations governing the valuation of crude oil produced from federal leases. The MMS’s 2000 oil valuation rule had replaced a set of valuation benchmarks based on posted prices and comparable sales with an indexing system based on spot prices at nearby market centers. Among other things, the 2000 oil valuation rule (like the 1997 gas valuation rule) also categorically disallowed deductions for post-production marketing costs. Two industry trade associations sought judicial review of the 2000 oil rule, but voluntarily dismissed their suit after late 2002 negotiations led the MMS to amend its oil valuation rule further in 2004. The amended rule retained indexing for valuation but replaced spot prices with NYMEX future prices, except in the Rocky Mountain Region and California. The 2004 oil valuation rule also liberalized allowances for non-arm’s length transportation arrangements by increasing the multiplier used for calculating the cost of capital. While the 2000 oil valuation rule was likely to increase Helix’s royalty obligation somewhat, the 2004 oil valuation rule is likely to attenuate that increase.
     Historically, the transportation and sale for resale of natural gas in interstate commerce has been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978, or NGPA, and the regulations promulgated thereunder by the Federal Energy Regulatory Commission, or FERC. In the past, the federal government has regulated the prices at which oil and gas could be sold. While sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids currently can be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA. In 1989, the Natural Gas Wellhead Decontrol Act was enacted. This act amended the NGPA to remove both price and non-price controls from natural gas sold in “first sales” no later than January 1, 1993.
     Sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and the FERC from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies that remain subject to FERC jurisdiction. These initiatives may also affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry. The ultimate impact of the complex rules and regulations issued by the FERC since 1985 cannot be predicted. Helix cannot predict what further action the FERC will take on these matters, but Helix does not believe any such action will materially affect it differently than other companies with which it competes.
     Additional proposals and proceedings before various federal and state regulatory agencies and the courts could affect the oil and gas industry. Helix cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been heavily regulated. There is no assurance that the regulatory approach currently pursued by the FERC will continue indefinitely. Notwithstanding the foregoing, Helix does not anticipate that compliance with existing federal, state and local laws, rules and regulations will have a material effect upon its capital expenditures, earnings or competitive position.
     Environmental Regulation
     Helix’s operations are subject to a variety of national (including federal, state and local) and international laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental departments issue rules and regulations to implement and enforce such laws that are often complex and costly to comply with and that carry substantial administrative, civil and possibly criminal penalties for failure to comply. Under these laws and regulations, Helix may be liable for remediation or removal costs, damages and other costs associated with releases of hazardous materials including oil into the environment, and such liability may be imposed on Helix even if the acts that resulted in the releases were in compliance with all applicable laws at the time such acts were performed. Some of the environmental laws and regulations that are applicable to Helix’s business operations are discussed in the following paragraphs, but the discussion does not cover all environmental laws and regulations that govern Helix’s operations.
     The Oil Pollution Act of 1990, as amended, or OPA, imposes a variety of requirements on “responsible parties” related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United

States. A “Responsible Party” includes the owner or operator of an onshore facility, a vessel or a pipeline, and the lessee or permittee of the area in which an offshore facility is located. OPA imposes liability on each Responsible Party for oil spill removal costs and for other public and private damages from oil spills. Failure to comply with OPA may result in the assessment of civil and criminal penalties. OPA establishes liability limits of $350 million for onshore facilities, all removal costs plus $75 million for offshore facilities and the greater of $500,000 or $600 per gross ton for vessels other than tank vessels. The liability limits are not applicable, however, if the spill is caused by gross negligence or willful misconduct; if the spill results from violation of a federal safety, construction, or operating regulation; or if a party fails to report a spill or fails to cooperate fully in the cleanup. Few defenses exist to the liability imposed under OPA. Management is currently unaware of any oil spills for which Helix has been designated as a Responsible Party under OPA that will have a material adverse impact on Helix or its operations.
     OPA also imposes ongoing requirements on a Responsible Party, including preparation of an oil spill contingency plan and maintaining proof of financial responsibility to cover a majority of the costs in a potential spill. Helix believes it has appropriate spill contingency plans in place. With respect to financial responsibility, OPA requires the Responsible Party for certain offshore facilities to demonstrate financial responsibility of not less than $35 million, with the financial responsibility requirement potentially increasing up to $150 million if the risk posed by the quantity or quality of oil that is explored for or produced indicates that a greater amount is required. The MMS has promulgated regulations implementing these financial responsibility requirements for covered offshore facilities. Under the MMS regulations, the amount of financial responsibility required for an offshore facility is increased above the minimum amounts if the “worst case” oil spill volume calculated for the facility exceeds certain limits established in the regulations. Helix believes that it currently has established adequate proof of financial responsibility for its onshore and offshore facilities and that Helix satisfies the MMS requirements for financial responsibility under OPA and applicable regulations.
     In addition, OPA requires owners and operators of vessels over 300 gross tons to provide the Coast Guard with evidence of financial responsibility to cover the cost of cleaning up oil spills from such vessels. Helix currently owns and operates six vessels over 300 gross tons. Satisfactory evidence of financial responsibility has been provided to the Coast Guard for all of Helix’s vessels.
     The Clean Water Act imposes strict controls on the discharge of pollutants into the navigable waters of the U.S. and imposes potential liability for the costs of remediating releases of petroleum and other substances. The controls and restrictions imposed under the Clean Water Act have become more stringent over time, and it is possible that additional restrictions will be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the exploration for and production of oil and gas into certain coastal and offshore waters. The Clean Water Act provides for civil, criminal and administrative penalties for any unauthorized discharge of oil and other hazardous substances and imposes liability on responsible parties for the costs of cleaning up any environmental contamination caused by the release of a hazardous substance and for natural resource damages resulting from the release. Many states have laws that are analogous to the Clean Water Act and also require remediation of releases of petroleum and other hazardous substances in state waters. Helix’s vessels routinely transport diesel fuel to offshore rigs and platforms and also carry diesel fuel for their own use. Helix’s vessels transport bulk chemical materials used in drilling activities and also transport liquid mud which contains oil and oil by-products. Offshore facilities and vessels operated by Helix have facility and vessel response plans to deal with potential spills of oil or its derivatives. Helix believes that its operations comply in all material respects with the requirements of the Clean Water Act and state statutes enacted to control water pollution.
     OCSLA provides the federal government with broad discretion in regulating the production of offshore resources of oil and gas, including authority to impose safety and environmental protection requirements applicable to lessees and permittees operating in the OCS. Specific design and operational standards may apply to OCS vessels, rigs, platforms, vehicles and structures. Violations of lease conditions or regulations issued pursuant to OCSLA can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and cancellation of leases. Because Helix’s operations rely on offshore oil and gas exploration and production, if the government were to exercise its authority under OCSLA to restrict the availability of offshore oil and gas leases, such action could have a material adverse effect on Helix’s financial condition and results of operations. As of this date, Helix believes it is not the subject of any civil or criminal enforcement actions under OCSLA.
     The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, contains provisions requiring the remediation of releases of hazardous substances into the environment and imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons including owners and operators of contaminated sites where the release occurred and those companies who transport, dispose of or who arrange for disposal of hazardous substances released at the sites. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. Third parties may also file claims for personal injury and property damage allegedly caused by the release of hazardous substances. Although Helix handles hazardous substances in the ordinary course of business, it is not aware of any hazardous substance contamination for which it may be liable.
     Helix operates in foreign jurisdictions that have various types of governmental laws and regulations relating to the discharge of oil or hazardous substances and the protection of the environment. Pursuant to these laws and regulations, Helix could be held liable for remediation of some types of pollution, including the release of oil, hazardous substances and debris from production, refining or industrial facilities, as well as other assets Helix owns or operates or which are owned or operated by either Helix’s customers or Helix’s sub-contractors.
     Management believes that Helix is in compliance in all material respects with all applicable environmental laws and regulations to which Helix is subject. Helix does not anticipate that compliance with existing environmental laws and regulations will have a material effect upon its capital expenditures, earnings or competitive position. However, changes in the environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in substantial costs and liabilities, and thus there can be no assurance that Helix will not incur significant environmental compliance costs in the future.
     Employees
     Helix relies on the high quality of its workforce. As of December 31, 2005, Helix had approximately 1,800 employees, nearly 450 of which were salaried personnel. As of that date, Helix also contracted with third parties to utilize approximately 500 non-U.S. citizens to crew its foreign flag vessels. None of Helix’s employees belong to a union or are employed pursuant to any collective bargaining agreement or any similar arrangement. Helix believes its relationship with its employees and foreign crew members is good.
Helix’s Properties
     Helix’s Vessels
     Helix owns a fleet of 34 vessels (two of which are held-for-sale at December 31, 2005) and 29 ROVs and trenchers. Helix also leases one vessel. Helix believes that the Gulf market requires specially designed and/or equipped vessels to competitively deliver subsea construction and well operations services. Eleven of Helix’s vessels have DP capabilities specifically designed to respond to the Deepwater market requirements. Fifteen of Helix’s vessels (thirteen of which are based in the Gulf) have the capability to provide saturation diving services. Recent developments in Helix’s fleet include:
     Divestitures:
     In April 2005, the Witch Queen was contributed for an interest in Offshore Technology Solutions Limited, or OTSL, a company organized in Trinidad & Tobago. A wholly owned subsidiary of Helix owns a non-controlling 40% interest in OTSL.
     In July 2005, the Merlin was sold to a third party.
     In December 2005, the Mr. Sonny was sold to a third party.
     Pursuant to a consent order with the U.S. Department of Justice permitting Helix to complete the Stolt Offshore acquisitions in November 2005, Helix agreed to divest itself of the Carrier, the Seaway Defender and a portable saturation diving system acquired out of the Torch Offshore bankruptcy. As a result, these vessels are held for sale at December 31, 2005.
     The Cal Dive Barge I was retired in 2005 and sold in January 2006 to a third party.

     Acquisitions/Investments:
     In August 2005, the Brave, Carrier, Dancer, Fox, Express, Rider, and Sat Star were purchased out of the Torch Offshore bankruptcy.
     In November 2005, the acquisition of the American Constitution, American Diver, American Liberty, American Sat Star, American Triumph, American Victory and Seaway Defender from Stolt Offshore was completed.
     In January 2006, the DLB 801 was acquired from Stolt Offshore. Subsequent to that acquisition, Helix sold a one-half undivided interest in the vessel to a pipelay contractor based in Mexico, which is currently operating the vessel under a bareboat charter.
     In January 2006, the Caesar (formerly known as the Baron), a four year old mono-hull vessel, originally built for the cable lay market, was acquired by Helix’s subsidiary Vulcan Marine Technology LLC. It is currently under charter to Oceanografia S.A. de C.V. After completion of the charter (anticipated to end in mid-2006), Helix plans to convert the vessel into a deepwater pipelay asset. The vessel is 485 feet long and already has a state-of-the-art, class 2, dynamic positioning system. The conversion program will primarily involve the installation of a conventional ‘S’ lay pipelay system together with a main crane and a significant upgrade to the accommodation capability. A conversion team has already been assembled with a base at Rotterdam, the Netherlands, and the vessel is likely to enter service at the end of the first quarter of 2007. The estimated capital cost to purchase the vessel and complete the conversion will be approximately $125 million.
     In March 2006, Helix acquired the Kestrel from Stolt Offshore.
     The Q4000 will be enhanced to include drilling via the addition of a modular-based drilling system for approximately $40 million. These enhancements involve primarily equipment installation and accordingly Helix believes the vessel will be out of service less than a month. Helix anticipates this service being available in 2007.

     Listing of Vessels, Barges and ROVs

						DP or
	Flag	Placed in	Length			Anchor
	State	Service	(Feet)	Berths	SAT Diving	Moored	Crane Capacity (tons)	Class Society (1)
SHELF CONTRACTING

Pipelay
DLB 801 (2)	Panama	1/2006	351	230	Capable	Anchor	815	BV
Brave	U.S.	8/2005	275	80	—	Anchor	30 and 50	ABS
Rider	U.S.	8/2005	275	80	—	Anchor	50	ABS

Saturation Diving
DP DSV Eclipse	Bahamas	3/2002	367	109	X	DP	5; 4.3; 92/43; 20.4 A-Frame	DNV
DP DSV Kestrel (3)	Vanuatu	3/2006	323	80	X	DP	40; 15; 10; Hydralift HLR 308	ABS
DP DSV Mystic Viking	Bahamas	6/2001	253	60	X	DP	50	DNV
DP DSV Defender (4)	Panama	11/2005	220	63	X	DP	24 block; 3.9 whip line	ABS
DP MSV Uncle John	Bahamas	11/1996	254	102	X	DP	2×100	DNV
DSV American Constitution	Panama	11/2005	200	46	X	4 point	20.41	IMC
DSV Cal Diver I	U.S.	7/1984	196	40	X	4 point	20	ABS
DSV Cal Diver II	U.S.	6/1985	166	32	X	4 point	40 A-Frame	ABS
DSV Carrier (4)	Vanuatu	8/2005	270	36	Capable	4 point	—	Lloyds

DSV Sat Star	Vanuatu	8/2005	197	42	—	4 point	20 and 40	ABS

Air Diving
American Diver	U.S.	11/2005	105	22	—	—	—	ABS (LL only)
American Liberty	U.S.	11/2005	110	22	—	—	1.588	USCG
Cal Diver IV	U.S.	3/2001	120	24	—	—	—	ABS
DSV American Star	U.S.	11/2005	165	30	—	4 point	9.072	ABS
DSV American Triumph	U.S.	11/2005	164	32	—	4 point	13.61	ABS (LL only)
DSV American Victory	U.S.	11/2005	165	34	—	4 point	9.072	ABS (LL only)
DSV Cal Diver V	U.S.	9/1991	166	34	—	4 point	20 A-Frame	ABS
DSV Dancer	U.S.	8/2005	173	34	—	4 point	30	ABS
DSV Mr. Fred	U.S.	3/2000	166	36	—	4 point	25	USCG
Fox	U.S.	10/2005	130	42	—	—	—	ABS
Mr. Jack	U.S.	1/1998	120	22	—	—	10	USCG
Mr. Jim	U.S.	2/1998	110	19	—	—	—	USCG
Polo Pony	U.S.	3/2001	110	25	—	—	—	USCG
Sterling Pony	U.S.	3/2001	110	25	—	—	—	USCG
White Pony	U.S.	3/2001	116	25	—	—	—	USCG

DEEPWATER CONTRACTING

Pipelay
Caesar (2)	Vanuatu	1/2006	482	220	—	DP	300 and 36	Lloyds
Express	Vanuatu	8/2005	520	132	—	DP	500 and 120	Lloyds
Intrepid	Bahamas	8/1997	381	50	—	DP	400	ABS

Talisman	U.S.	11/2000	195	14	—	—	—	ABS

Well Operations
Q4000	U.S.	4/2002	312	135	Capable	DP	160 and 360; 600 Derrick	ABS
Seawell	U.K.	7/2002	368	129	X	DP	130	DNV

Robotics
25 ROVs and 4 Trenchers (6)	—	Various	—	—	—	—	—	—
Northern Canyon (5)	Bahamas	6/2002	276	58	—	DP	50	DNV

Notes:

(1)	Under government regulations and Helix’s insurance policies, Helix is required to maintain its vessels in accordance with standards of seaworthiness and safety set by government regulations and classification organizations. Helix maintains its fleet to the standards for seaworthiness, safety and health set by the American Bureau of Shipping, or ABS, Bureau Veritas, or BV, Det Norske Veritas, or DNV, Lloyds Register of Shipping, or Lloyds, and the U.S. Coast Guard, or USCG. The ABS, BV, DNV and Lloyds are classification societies used by ship owners to certify that their vessels meet certain structural, mechanical and safety equipment standards.

(2)	Acquired in January 2006.

(3)	Acquired in March 2006.

(4)	Held for sale at December 31, 2005.

(5)	Leased.

(6)	Average age of ROV fleet is approximately 3.72 years. One of the ROVs is leased.
     Helix incurs routine drydock, inspection, maintenance and repair costs pursuant to Coast Guard regulations and in order to maintain its vessels in class under the rules of the applicable Class Society. In addition to complying with these requirements, Helix has its own vessel maintenance program that it believes permits Helix to continue to provide its customers with well maintained, reliable vessels. In the normal course of business, Helix charters in other vessels on a short-term basis, such as tugboats, cargo barges, utility boats and dive support vessels. The Q4000 is subject to a mortgage that secures the MARAD financing guarantees.
     Summary of Natural Gas and Oil Reserve Data
     The table below sets forth information, as of December 31, 2005, with respect to estimates of net proved reserves and the present value of estimated future net cash flows at such date, prepared in accordance with guidelines established by the Securities and Exchange Commission. Helix’s estimates of reserves at December 31, 2005, have been audited by Huddleston & Co., Inc., independent petroleum engineers. All of Helix’s reserves are located in the United States (55% of such reserves are PUDs). Proved reserves cannot be measured exactly because the estimation of reserves involves numerous judgmental determinations. Accordingly, reserve estimates must be continually revised as a result of new information obtained from drilling and production history, new geological and geophysical data and changes in economic conditions.

Total Proved
Estimated Proved Reserves:
Natural gas (MMcf)	136,073
Oil and condensate (MBbls)	14,873
Standardized measure of discounted future net cash flows (pre-tax)*	$1,063,332,000

*	The standardized measure of discounted future net cash flows attributable to Helix’s reserves was prepared using constant prices as of the calculation date, discounted at 10% per annum. As of December 31, 2005, Helix owned an interest in 354 gross (285 net) oil wells and 302 gross (154 net) natural gas wells located in federal and state offshore waters in the Gulf of Mexico.
     Production Facilities
          Through its interest Deepwater Gateway, L.L.C., a 50/50 venture between Helix and Enterprise Products Partners L.P., Helix owns a 50% interest in the Marco Polo TLP, which was installed on Green Canyon Block 608 in 4,300 feet of water. Deepwater Gateway, L.L.C. was formed to construct, install and own the Marco Polo TLP in order to process production from Anadarko Petroleum Corporation’s Marco Polo field discovery at Green Canyon Block 608. Anadarko required 50,000 barrels of oil per day and 150 million feet per day of processing capacity for Marco Polo. The Marco Polo TLP was designed to process 120,000 barrels of oil per day and 300 million cubic feet of gas per day and payload with space for up to six subsea tie backs.
          Helix also owns a 20% interest in Independence Hub, LLC, an affiliate of Enterprise Products Partners L.P., that will own the “Independence Hub” platform, a 105 foot deep draft, semi-submersible platform to be located in Mississippi Canyon block 920 in a water depth of 8,000 feet that will serve as a regional hub for natural gas production from multiple Ultra-Deepwater fields in the previously untapped eastern Gulf of Mexico. Installation of the platform is scheduled for late 2006 and first production is expected in 2007. The Independence Hub facility will be capable of processing 1 billion cubic feet per day of gas.
     At Gunnison, Helix owns a 20% interest in the Gunnison truss spar facility, together with the operator Kerr-McGee Oil & Gas Corporation, who owns a 50% interest, and Nexen, Inc., who owns the remaining 30% interest. The Gunnison spar, which is moored in 3,150 feet of water and located on Garden Banks Block 668, has daily production capacity of 40,000 barrels of oil and 200 million cubic feet of gas. This facility is designed with excess capacity to accommodate production from satellite prospects in the area.
     Facilities
     Helix’s corporate headquarters are located at 400 N. Sam Houston Parkway E., Suite 400, Houston, Texas. Helix’s primary subsea and marine services operations are based in Port of Iberia, Louisiana. Helix owns the Aberdeen (Dyce), Scotland facility. All of Helix’s other facilities are leased.
Properties and Facilities Summary

Location	Function	Size
Houston, Texas	Helix Energy Solutions Group, Inc.	80,000 square feet
Corporate Headquarters, Project Management,
and Sales Office
Cal Dive International, Inc.
Corporate Headquarters, Project Management,
and Sales Office
Energy Resource Technology, Inc.
Corporate Headquarters
Well Ops Inc.
Corporate Headquarters, Project Management,
and Sales Office
Houston, Texas	Canyon Offshore, Inc.	15,000 square feet
Corporate, Management and Sales Office
Fourchon, Louisiana	Cal Dive International, Inc.	10 acres
	Marine, Operations, Living Quarters	(Buildings: 2,300 sq. feet)
Lafayette, Louisiana*	Cal Dive International, Inc.	8 acres
	Operations, Offices and Warehouse	(Buildings: 17,500 sq. feet)
Morgan City, Louisiana**	Cal Dive International, Inc.	28.5 acres
	Operations, Offices and Warehouse	(Buildings: 34,500 sq. feet)
New Orleans, Louisiana	Cal Dive International, Inc.	2,724 square feet
Sales Office
Port of Iberia, Louisiana	Cal Dive International, Inc.	23 acres
	Operations, Offices and Warehouse	(Buildings: 68,062 sq. feet)
Aberdeen (Dyce), Scotland	Well Ops (U.K.) Limited	3.9 acres
	Corporate Offices and Operations	(Building: 42,463 sq. feet)
Canyon Offshore Limited
Corporate Offices and Sales Office
Aberdeen (Westhill), Scotland	Helix RDS Limited	11,333 square feet
Corporate Offices
Kuala Lumpur, Malaysia	Helix RDS Sdn Bhd	2,227 square feet
Corporate Offices
London, England	Helix RDS Limited	2,200 square feet
Corporate Offices
Perth, Australia	Helix RDS Pty Ltd	2,045 square feet
Corporate Offices
Rotterdam, The Netherlands	Cal Dive International BV	1,362 square feet
Corporate Offices
Singapore	Canyon Offshore International	10,000 square feet
Corporate, Operations and Sales

*	Closed on or about February 28, 2006.

**	To be closed on or about March 31, 2006.

Note: Cal Dive International, Inc. is the Shelf Contracting subsidiary of Helix.
Helix’s Insurance and Litigation
     Helix’s operations are subject to the inherent risks of offshore marine activity, including accidents resulting in personal injury and the loss of life or property, environmental mishaps, mechanical failures, fires and collisions. Helix insures against these risks at levels consistent with industry standards. Helix also carries workers’ compensation, maritime employer’s liability, general liability and other insurance customary in our business. All insurance is carried at levels of coverage and deductibles Helix considers financially prudent. Helix’s services are provided in hazardous environments where accidents involving catastrophic damage or loss of life could occur, and litigation arising from such an event may result in Helix being named a defendant in lawsuits asserting large claims. Although there can be no assurance the amount of insurance Helix carries is sufficient to protect Helix fully in all events, or that such insurance will continue to be available at current levels of cost or coverage, Helix believes that its insurance protection is adequate for its business operations. A successful liability claim for which Helix is underinsured or uninsured could have a material adverse effect on its business.
     Helix is involved in various legal proceedings, primarily involving claims for personal injury under the General Maritime Laws of the United States and the Jones Act as a result of alleged negligence. In addition, Helix from time to time incur other claims, such as contract disputes, in the normal course of business. In that regard, in 1998, one of Helix’s subsidiaries entered into a subcontract with Seacore Marine Contractors Limited (“Seacore”) to provide a vessel to a Coflexip subsidiary in Canada (“Coflexip”). Due to difficulties with respect to the sea states and soil conditions the contract was terminated and an arbitration to recover damages was commenced. A preliminary liability finding has been made by the arbitrator against Seacore and in favor of the Coflexip subsidiary. Helix was not a party to this arbitration proceeding. Seacore and Coflexip settled this matter prior to the conclusion of the arbitration proceeding with Seacore paying Coflexip $6.95 million CDN. Seacore has initiated an arbitration proceeding against Cal Dive Offshore Ltd. (“CDO”), a subsidiary of Helix, seeking contribution of one-half of this amount. Because only one of the grounds in the preliminary findings by the arbitrator is applicable to CDO, and because CDO holds substantial counterclaims against Seacore, it is anticipated Helix’s subsidiary’s exposure, if any, should be less than $500,000.
Market for Helix’s Common Stock and Related Shareholder Matters
     Helix’s common stock is traded on the Nasdaq National Market under the symbol “HELX.” Prior to March 6, 2006, Helix’s common stock traded under the symbol “CDIS”. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of Helix’s common stock:

	Common Stock Price
	High *	Low *
Calendar Year 2004
First quarter	$14.00	$11.37
Second quarter	$15.62	$12.51
Third quarter	$18.14	$13.96
Fourth quarter	$21.86	$16.95
Calendar Year 2005
First Quarter	$26.14	$19.11
Second Quarter	$26.94	$20.57
Third Quarter	$32.18	$25.98
Fourth Quarter	$40.17	$26.40
Calendar Year 2006
First quarter (through March 30, 2006)	$45.61	$32.85

*	Adjusted to reflect the two-for-one stock split effective as the close of business on December 8, 2005.
     On March 30, 2006, the closing sale price of Helix common stock on the Nasdaq National Market was $37.29 per share. As of March 21, 2006, there were an estimated 49 registered shareholders (approximately 44,695 beneficial owners) of Helix common stock.
     Helix has never declared or paid cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future. Helix currently intends to retain earnings, if any, for the future operation and growth of its business. In addition, Helix’s financing arrangements prohibit the payment of cash dividends on its common stock.

See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
Management’s Discussion and Analysis of Financial Condition and Results of Operations
     Business Overview
     The offshore oilfield services industry originated in the early 1950’s as producers began to explore and develop the new frontier of offshore fields. The industry has grown significantly since the 1970’s with service providers taking on greater roles on behalf of the producers. Industry standards were established during this period largely in response to the emergence of the North Sea as a major province leading the way into a new hostile frontier. The methodology of these standards was driven by the requirement of mitigating the risk of developing relatively large reservoirs in a then challenging environment. This is still true today and these standards are still largely adhered to for all developments even if they are small and the frontier is more understood. There are factors Helix believes will influence the industry in the coming years: (1) increasing world demand for oil and natural gas; (2) global production rates peaked or peaking; (3) globalization of the natural gas market; (4) increasing number of mature and small reservoirs; (5) increasing ratio of contribution to global production from marginal fields; (6) increasing offshore activity; and (7) increasing subsea developments.
     Oil and gas prices, the offshore mobile rig count, and Deepwater construction activity are three of the primary indicators Helix uses to forecast the future performance of its Deepwater and Shelf Contracting business. In addition, more recently, damage sustained to the Gulf of Mexico infrastructure from hurricanes (e.g. Katrina and Rita) has resulted in significant inspection, repair and maintenance activities for Helix’s Shelf Contracting business. Helix’s construction services generally follow successful drilling activities by six to eighteen months on the OCS and twelve months or longer in the Deepwater arena. The level of drilling activity is related to both short- and long-term trends in oil and gas prices. Oil and natural gas prices have been at robust levels for the last three years and offshore drilling activity has increased, but only modestly in the Gulf of Mexico. Helix’s primary leading indicator, the number of offshore mobile rigs contracted, is currently at approximately 130 rigs employed in the Gulf of Mexico, which is comparable with year ago levels. The Deepwater Gulf is principally being developed for oil, with the complexity of developing these reservoirs resulting in significant lead times to first production. In the North Sea, the rig count is currently at 72 rigs employed, which compared to 65 during the first quarter of 2005.
     Helix is an energy services company which provides development solutions and related services to the energy market and specializes in the exploitation of marginal fields, including exploration of unproven fields, where it differentiates itself by employing its services on its own oil and gas properties as well as providing services to the open market.
     Helix’s business is substantially dependent upon the condition of the oil and gas industry and, in particular, the willingness of oil and gas companies to make capital expenditures for offshore exploration, drilling and production operations. The level of capital expenditures generally depends on the prevailing view of future oil and gas prices, which are influenced by numerous factors affecting the supply and demand for oil and gas, including, but not limited to:
•	Worldwide economic activity,

•	Economic and political conditions in the Middle East and other oil-producing regions,

•	Coordination by the Organization of Petroleum Exporting Countries, or OPEC,

•	The cost of exploring for and producing oil and gas,

•	The sale and expiration dates of offshore leases in the United States and overseas,

•	The discovery rate of new oil and gas reserves in offshore areas,

•	Technological advances,

•	Interest rates and the cost of capital,

•	Environmental regulations, and

•	Tax policies.
     The level of offshore construction activity improved somewhat in 2004 and continued the trend in 2005 following higher commodity prices in 2003 through 2005, and significant damage sustained to the Gulf of Mexico infrastructure in Hurricanes Katrina and Rita. Helix cannot assure you that activity levels will continue to increase. A sustained period of low drilling and production activity or the return of lower commodity prices would likely have a material adverse effect on Helix’s financial position and results of operations.

     Product prices impact Helix’s oil and gas operations in several respects. Historically, Helix sought to acquire producing oil and gas properties that were generally in the later stages of their economic life. The sellers’ potential abandonment liabilities are a significant consideration with respect to the offshore properties Helix has purchased to date. Although higher natural gas prices tend to reduce the number of mature properties available for sale, these higher prices typically contribute to improved operating results for ERT. In contrast, lower natural gas prices typically contribute to lower operating results for ERT and a general increase in the number of mature properties available for sale. During 2005, ERT acquired a large package of mature properties from Murphy Exploration & Production Company – USA and also acquired equity interests in five deepwater undeveloped properties. On one such property, ERT agreed to participate in the drilling of an exploratory well to be drilled in 2006 that targets reserves in deeper sands, within the same trapping fault system, of a currently producing well with estimated drilling costs of approximately $19 million. Subsequent to year end, mechanical difficulties were experienced in the drilling of this well, and the operator has plugged the well. The operator and ERT are currently evaluating their options. If the drilling is ultimately successful, ERT’s share of the development cost is estimated to be an additional $16 million, of which $6.4 million has been incurred through December 31, 2005 related to long lead equipment. This equipment can be redeployed if drilling is unsuccessful. Helix’s Deepwater Contracting assets would participate in this development.
     In Helix’s Production Facilities segment it participates in the ownership of production facilities in hub locations where there is potential for significant subsea tieback activity for its Marine Contracting assets. Helix has a 50% interest in the TLP at Marco Polo, which began production in the second quarter of 2004, and a 20% interest in the Independence Hub semi-submersible which should be online in early 2007.
     Regarding deepwater and shelf contracting, vessel utilization is typically lower during the first quarter due to winter weather conditions in the Gulf and the North Sea. Accordingly, Helix normally plans its drydock inspections and other routine and preventive maintenance programs during this period. During the first quarter, a substantial number of Helix’s customers finalize capital budgets and solicit bids for construction projects. The bid and award process during the first two quarters typically leads to the commencement of construction activities during the second and third quarters. As a result, Helix has historically generated up to 65% of its deepwater and shelf contracting revenues in the last six months of the year. Helix’s operations can also be severely impacted by weather during the fourth quarter. Operation of oil and gas properties and production facilities tends to offset the impact of weather since the first and fourth quarters are typically periods of high demand and strong prices for natural gas. Due to this seasonality, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.
     The following table sets forth for the periods presented average U.S. natural gas and oil prices, Helix’s equivalent natural gas production, the average number of offshore rigs under contract in the Gulf, the number of platforms installed and removed in the Gulf and the vessel utilization rates for each of the major categories of Helix’s fleet.

	2005				2004				2003
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
U.S. natural gas prices (1)	$6.39	$6.94	$9.74	$12.31	$5.61	$6.08	$5.44	$6.26	$6.25	$5.61	$4.87	$5.06
NYMEX oil prices (2)	$49.84	$53.17	$63.19	$60.03	$35.15	$38.32	$43.88	$48.28	$33.86	$28.91	$30.20	$31.18
ERT oil and gas production (MMcfe)	9,029	8,858	8,430	6,656	10,020	10,043	9,959	9,792	6,780	6,722	7,175	7,241
Rigs under contract in the Gulf (3)	130	132	130	127	117	115	118	122	119	123	129	122
Rigs under contract in N. Sea (3)	65	67	68	70	54	56	57	64	58	65	63	57
Platform installations (4)	35	21	11	3	26	28	26	10	7	21	12	13
Platform removals (4)	11	42	32	6	23	47	67	22	3	11	34	18
Our average vessel utilization rate: (5)
Shelf contracting	50%	54%	65%	85%	42%	49%	50%	65%	60%	59%	68%	51%
Deepwater contracting:
Pipelay	64%	91%	100%	96%	90%	77%	40%	82%	80%	76%	49%	59%
Well Operations	96%	49%	94%	98%	82%	73%	73%	92%	51%	90%	81%	89%
ROVs	66%	68%	67%	75%	48%	47%	49%	59%	53%	57%	56%	47%

(1)	Henry Hub Gas Daily Average (the midpoint index price per Mmbtu for deliveries into a specific pipeline for the applicable calendar day as reported by Platts Gas Daily in the “Daily Price Survey” table).

(2)	Per NYMEX Calendar pricing.

(3)	Average monthly number of rigs contracted, as reported by Offshore Petrodata – Offshore Rig Locator.

(4)	Source: Minerals Management Service; installation and removal of platforms with two or more piles in the Gulf.

(5)	Average vessel utilization rate is calculated by dividing the total number of days the vessels in this category generated revenues by the total number of days in each quarter.
     Critical Accounting Policies
     Helix’s results of operations and financial condition, as reflected in the accompanying financial statements and related footnotes, are subject to management’s evaluation and interpretation of business conditions, changing capital market conditions and other factors which could affect the ongoing viability of Helix’s business segments and/or its customers. Helix believes the most critical accounting policies in this regard are those described below. While these issues require Helix to make judgments that are somewhat subjective, they are generally based on a significant amount of historical data and current market data.
     Accounting for Oil and Gas Properties
     ERT acquisitions of producing offshore properties are recorded at the fair value exchanged at closing together with an estimate of its proportionate share of the decommissioning liability assumed in the purchase based upon its working interest ownership percentage. In estimating the decommissioning liability assumed in offshore property acquisitions, Helix performs detailed estimating procedures, including engineering studies and then reflect the liability at fair value on a discounted basis as discussed below. Helix follows the successful efforts method of accounting for its interests in oil and gas properties. Under the successful efforts method, the costs of successful wells and leases containing productive reserves are capitalized. Costs incurred to drill and equip development wells, including unsuccessful development wells, are capitalized. Costs incurred relating to unsuccessful exploratory wells are expensed in the period the drilling is determined to be unsuccessful.
     Helix evaluates the impairment of its oil and gas properties on a field-by-field basis whenever events or changes in circumstances indicate, but at least annually, an asset’s carrying amount may not be recoverable. Unamortized capital costs are reduced to fair value (based upon discounted cash flows) if the expected undiscounted future cash flows are less than the asset’s net book value. Cash flows are determined based upon proved reserves using prices and costs consistent with those used for internal decision making. Although prices used are likely to approximate market, they do not necessarily represent current market prices.
     Estimated Proved Oil and Gas Reserves
     The evaluation of Helix’s oil and gas reserves is critical to the management of its oil and gas operations. Decisions such as whether development of a property should proceed and what technical methods are available for development are based on an evaluation of reserves. These oil and gas reserve quantities are also used as the basis for calculating the unit-of-production rates for depreciation, depletion and amortization, evaluating impairment and estimating the life of Helix’s producing oil and gas properties in its decommissioning liabilities. Helix’s proved reserves are classified as either proved developed or proved undeveloped. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves include reserves expected to be recovered from new wells from undrilled proven reservoirs or from existing wells where a significant major expenditure is required for completion and production. Helix prepares, and independent petroleum engineers (Huddleston & Co.) audit, the estimates of Helix’s oil and gas reserves presented in this proxy statement/prospectus based on guidelines promulgated under generally accepted accounting principles and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. The audit of Helix’s reserves by the independent petroleum engineers involves their rigorous examination of Helix’s technical evaluation and extrapolations of well information such as flow rates and reservoir pressure declines as well as other technical information and measurements. Helix’s internal reservoir engineers interpret this data to determine the nature of the reservoir and ultimately the quantity of proved oil and gas reserves attributable to a specific property. Helix’s proved reserves in this proxy statement/prospectus include only quantities that Helix expects to recover commercially using current prices, costs, existing regulatory practices and technology. While Helix is reasonably certain that the proved reserves will be produced, the timing and ultimate recovery can be affected by a number of factors including completion of development projects, reservoir performance, regulatory approvals and changes in projections of long-term oil and gas prices. Revisions can include upward or downward changes in the previously estimated volumes of proved reserves for existing fields due to evaluation of (1) already available geologic, reservoir or production or (2) new geologic or reservoir data obtained from wells. Revisions can also include changes associated with significant changes in development strategy, oil and gas prices, or production equipment/facility capacity.
     Goodwill and Other Intangible Assets
     Helix tests for the impairment of goodwill and other indefinite-lived intangible assets on at least an annual basis. Helix’s goodwill impairment test involves a comparison of the fair value of each of Helix’s reporting units with its carrying amount. The fair value is determined using discounted cash flows and other market-related valuation models, such as earnings multiples and comparable asset market values. Helix completed its annual goodwill impairment test as of November 1, 2005. Helix’s goodwill impairment test involves a comparison of the fair value of each of Helix’s reporting units with its carrying amount. Goodwill of $73.9 million and $69.2 million related to Helix’s Deepwater Contracting segment as of December 31, 2005 and 2004, respectively. Goodwill of $27.8 million and $15.0 million related to Helix’s Shelf Contracting segment as of December 31, 2005 and 2004, respectively. None of Helix’s goodwill was impaired based on the impairment test performed as of November 1, 2005 (the annual impairment test excluded the goodwill and other indefinite-lived intangible assets acquired in the Stolt Offshore and Helix Energy Limited acquisitions which closed in November 2005). See footnote 5 to “Helix’s Historical Consolidated Financial Statements and Supplementary Data” included in this proxy statement/prospectus for goodwill and intangible assets related to the acquisitions. Helix will continue to test its goodwill and other indefinite-lived intangible assets annually on a consistent measurement date unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
     Property and Equipment
     Property and equipment, both owned and under capital leases, are recorded at cost. Depreciation is provided primarily on the straight-line method over the estimated useful lives of the assets described in footnote 2 to the Helix Consolidated Financial Statements included in this proxy statement/prospectus.
     For long-lived assets to be held and used, excluding goodwill, Helix bases its evaluation of recoverability on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, Helix determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of the asset at the lowest level for which identifiable cash flows exist. Helix’s marine vessels are assessed on a vessel by vessel basis, while Helix’s ROVs are grouped and assessed by asset class. If an impairment has occurred, Helix recognizes a loss for the difference between the carrying amount and the fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on management’s estimate of discounted cash flows. Helix recorded an impairment charge of $1.9 million (included in Shelf Contracting cost of sales in Helix’s consolidated statement of operations included in this proxy statement/prospectus) in December 2004 on certain Shelf Contracting vessels that met the impairment criteria. These assets were subsequently sold in December 2005 and January 2006, respectively, for an aggregate gain on the disposals of approximately $322,000.
     Assets are classified as held for sale when Helix has a plan for disposal of certain assets and those assets meet the held for sale criteria. During the fourth quarter of 2004, Helix classified a certain Shelf Contracting vessel and other Deepwater Contracting property and equipment intended to be disposed of within a twelve month period as assets held for sale totaling $5.0 million (included in other current assets in Helix’s consolidated balance sheet at December 31, 2004 included in this proxy statement/prospectus).
     In July 2005, Helix completed the sale of a certain Shelf Contracting DP ROV Support vessel, the Merlin, for $2.3 million in cash that was previously included in assets held for sale. Helix recorded an additional impairment of $790,000 on the vessel in June 2005.

     In March 2005, Helix completed the sale of certain Deepwater Contracting property and equipment for $4.5 million that were previously included in assets held for sale. Proceeds from the sale consisted of $100,000 cash and a $4.4 million promissory note bearing interest at 6% per annum due in semi-annual installments beginning September 30, 2005 through March 31, 2010. In addition to the asset sale, Helix entered into a five year services agreement with the purchaser whereby Helix has committed to provide the purchaser with a specified amount of services for its Gulf of Mexico fleet on an annual basis ($8 million per year). The measurement period related to the services agreement begins with the twelve months ending June 30, 2006 and continues every six months until the contract ends on March 31, 2010. Further, the promissory note stipulates that should Helix not meet its annual services commitment the purchaser can defer its semi-annual principal and interest payment for six months. Helix determined that the estimated gain on the sale of approximately $2.5 million should be deferred and recognized as the principal and interest payments are received from the purchaser over the course of the promissory note. The first installment on the $4.4 million promissory note was received in October 2005 and $210,000 was recognized as a partial gain on the sale.
     Recertification Costs and Deferred Drydock Charges
     Helix’s Deepwater and Shelf Contracting vessels are required by regulation to be recertified after certain periods of time. These recertification costs are incurred while the vessel is in drydock where other routine repairs and maintenance are performed and, at times, major replacements and improvements are performed. Helix expenses routine repairs and maintenance as they are incurred. Recertifcation costs can be accounted for in one of three ways: (1) defer and amortize, (2) accrue in advance, or (3) expense as incurred. Helix defers and amortizes recertification costs over the length of time in which the recertification is expected to last, which is generally 30 months. Major replacements and improvements, which extend the vessel’s economic useful life or functional operating capability, are capitalized and depreciated over the vessel’s remaining economic useful life. Inherent in this process are estimates Helix makes regarding the specific cost incurred and the period that the incurred cost will benefit.
     Helix accounts for regulatory (U.S. Coast Guard, American Bureau of Shipping and Det Norske Veritas) related drydock inspection and certification expenditures by capitalizing the related costs and amortizing them over the 30-month period between regulatory mandated drydock inspections and certification. As of December 31, 2005 and 2004, capitalized deferred drydock charges (included in other assets, net) totaled $18.3 million and $10.0 million, respectively. During the years ended December 31, 2005, 2004 and 2003, drydock amortization expense was $8.9 million, $4.9 million and $4.1 million, respectively.
     Accounting for Decommissioning Liabilities
     Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, addresses the financial accounting and reporting obligations and retirement costs related to the retirement of tangible long-lived assets. Among other things, SFAS No. 143 requires oil and gas companies to reflect decommissioning liabilities (dismantlement and abandonment of oil and gas wells and offshore platforms) on the face of the balance sheet at fair value on a discounted basis. ERT historically has purchased producing offshore oil and gas properties that are in the later stages of production. In conjunction with acquiring these properties, ERT assumes an obligation associated with decommissioning the property in accordance with the regulations set by government agencies. The abandonment liability related to the acquisitions of these properties is determined through a series of management estimates.
     Prior to an acquisition and as part of evaluating the economics of an acquisition, ERT will estimate the plug and abandonment liability. ERT personnel prepare detailed cost estimates to plug and abandon wells and remove necessary equipment in accordance with regulatory guidelines. ERT currently calculates the discounted value of the abandonment liability (based on the estimated year the abandonment will occur) in accordance with SFAS No. 143 and capitalizes that portion as part of the basis acquired and records the related abandonment liability at fair value. Decommissioning liabilities were $121.4 million and $82.0 million at December 31, 2005 and 2004, respectively.
     On an ongoing basis, ERT personnel monitor the status of wells on the properties, and as fields deplete and no longer produce, ERT will monitor the timing requirements set forth by the MMS for plugging and abandoning the wells and commence abandonment operations, when applicable. On an annual basis, ERT and Helix management personnel review and update the abandonment estimates and assumptions for changes, among other things, in market conditions, interest rates and historical experience.

     The adoption of SFAS No. 143 resulted in a cumulative effect adjustment as of January 1, 2003 to record (i) a $33.1 million decrease in the carrying values of proved properties, (ii) a $7.4 million decrease in accumulated depreciation, depletion and amortization of property and equipment, (iii) a $26.5 million decrease in decommissioning liabilities and (iv) a $0.3 million increase in deferred income tax liabilities. The net impact of items (i) through (iv) was to record a gain of $0.5 million, net of tax, as a cumulative effect adjustment of a change in accounting principle in Helix’s consolidated statements of operations upon adoption on January 1, 2003. Helix has no material assets that are legally restricted for purposes of settling its decommissioning liabilities other than $27.0 million of restricted cash held in escrow included in Other Assets, net in Helix’s consolidated balance sheet (see – Liquidity and Capital Resources – Investing Activities).
     Revenue Recognition
     Helix typically earns the majority of deepwater and shelf contracting revenues during the summer and fall months. Revenues are derived from billings under contracts (which are typically of short duration) that provide for either lump-sum turnkey charges or specific time, material and equipment charges which are billed in accordance with the terms of such contracts. Helix recognizes revenue as it is earned at estimated collectible amounts. Revenues generated from specific time, materials and equipment charges contracts are generally earned on a dayrate basis and recognized as amounts are earned in accordance with contract terms. Revenues generated in the pre-operation mode before a contract commences are deferred and recognized on a straight line basis in accordance with contract terms. Direct and incremental costs associated with pre-operation activities are similarly deferred and recognized over the estimated contract period.
     Revenue on significant turnkey contracts is recognized on the percentage-of-completion method based on the ratio of costs incurred to total estimated costs at completion, or achievement of certain contractual milestones if provided for in the contract. Contract price and cost estimates are reviewed periodically as work progresses and adjustments are reflected in the period in which such estimates are revised. Provisions for estimated losses on such contracts are made in the period such losses are determined. Helix recognizes additional contract revenue related to claims when the claim is probable and legally enforceable. Unbilled revenue represents revenue attributable to work completed prior to year-end which has not yet been invoiced. All amounts included in unbilled revenue at December 31, 2005 are expected to be billed and collected within one year.
     Helix records revenues from the sales of crude oil and natural gas when delivery to the customer has occurred and title has transferred. This occurs when production has been delivered to a pipeline or a barge lifting has occurred. Helix may have an interest with other producers in certain properties. In this case Helix uses the entitlements method to account for sales of production. Under the entitlements method Helix may receive more or less than its entitled share of production. If Helix receives more than its entitled share of production, the imbalance is treated as a liability. If Helix receives less than its entitled share, the imbalance is recorded as an asset. As of December 31, 2005 the net imbalance was a $2.0 million asset and was included in Other Current Assets ($5.0 million) and Accrued Liabilities ($3.0 million) in the Helix consolidated balance sheet included in this proxy statement/prospectus.
     Accounts Receivable and Allowance for Uncollectible Accounts
     Accounts receivable are stated at the historical carrying amount net of write-offs and allowance for uncollectible accounts. Helix establishes an allowance for uncollectible accounts receivable based on historical experience and any specific customer collection issues that Helix has identified. Uncollectible accounts receivable are written off when a settlement is reached for an amount that is less that the outstanding historical balance or when Helix has determined the balance will not be collected.
     Foreign Currency
     The functional currency for Helix’s foreign subsidiaries, Well Ops (U.K.) Limited and Helix Energy Limited, is the applicable local currency (British Pound). Results of operations for these subsidiaries are translated into U.S. dollars using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated into U.S. dollars using the exchange rate in effect at the balance sheet date and the resulting translation adjustment, which was an unrealized loss in 2005 of $11.4 million and an unrealized gain in 2004 of $10.8 million, and is included as accumulated other comprehensive income (loss), as a component of shareholders’ equity. Beginning in 2004, deferred taxes have not been provided on foreign currency translation adjustments for operations where the Company considers its undistributed earnings of its principal non-U.S. subsidiaries to be permanently reinvested. As a result, cumulative deferred taxes on translation adjustments totaling approximately $6.5 million were reclassified from noncurrent deferred income taxes and accumulated other comprehensive income. All foreign currency transaction gains and losses are recognized currently in the statements of operations.
     Canyon Offshore, Helix’s ROV subsidiary, has operations in the Europe/West Africa and Asia/Pacific regions. Canyon conducts the majority of its affairs in these regions in U.S. dollars which it considers the functional currency. When currencies other than the U.S. dollar are to be paid or received the resulting gain or loss from translation is recognized in the statements of operations. These amounts for the years ended December 31, 2005 and 2004, respectively, were not material to Helix’s results of operations or cash flows.
     Accounting for Price Risk Management Activities
     Helix’s price risk management activities involve the use of derivative financial instruments to hedge the impact of market price risk exposures primarily related to our oil and gas production. All derivatives are reflected in our balance sheet at their fair market value.
     There are two types of hedging activities: hedges of cash flow exposure and hedges of fair value exposure. Helix engages primarily in cash flow hedges. Hedges of cash flow exposure are entered into to hedge a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability. Changes in the derivative fair values that are designated as cash flow hedges are deferred to the extent that they are effective and are recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a cash flow hedge’s change in value is recognized immediately in earnings in oil and gas production revenues.
     Helix formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives, strategies for undertaking various hedge transactions and its methods for assessing and testing correlation and hedge ineffectiveness. All hedging instruments are linked to the hedged asset, liability, firm commitment or forecasted transaction. Helix also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in its hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. Helix discontinues hedge accounting prospectively if it determines that a derivative is no longer highly effective as a hedge or it is probable that a hedged transaction will not occur. If hedge accounting is discontinued, deferred gains or losses on the hedging instruments are recognized in earnings immediately.
     The fair value of hedging instruments reflects Helix’s best estimate and is based upon exchange or over-the-counter quotations whenever they are available. Quoted valuations may not be available due to location differences or terms that extend beyond the period for which quotations are available. Where quotes are not available, Helix utilizes other valuation techniques or models to estimate market values. These modeling techniques require Helix to make estimations of future prices, price correlation and market volatility and liquidity. Helix’s actual results may differ from its estimates, and these differences can be positive or negative.
     During 2005 and 2004, Helix entered into various cash flow hedging swap and costless collar contracts to stabilize cash flows relating to a portion of Helix’s oil and gas production. All of these qualified for hedge accounting. The aggregate fair value of the hedge instruments was a net liability of $13.4 million and $876,000 as of December 31, 2005 and 2004, respectively. For the years ended December 31, 2005, 2004 and 2003, Helix recorded unrealized (losses) gains of approximately $(8.1) million, $846,000 and $1.2 million, net of taxes of $4.4 million, $456,000 and $654,000, respectively, in other comprehensive income, a component of shareholders’ equity as these hedges were highly effective. The balance in the cash flow hedge adjustments account is recognized in earnings when the hedged item is sold. During 2005, 2004 and 2003, Helix reclassified approximately $14.1 million, $11.1 million and $14.6 million, respectively, of losses from other comprehensive income to Oil and Gas Production revenues upon the sale of the related oil and gas production.
     Hedge ineffectiveness related to cash flow hedges was a loss of $1.8 million, net of taxes of $951,000 in the third quarter of 2005 as reported in that period’s earnings as a reduction of oil and gas production revenues. Hedge ineffectiveness resulted from ERT’s projected inability to deliver contractual oil and gas production in fourth quarter 2005 due primarily to the effects of Hurricanes Katrina and Rita.
     Equity Investments
     Helix’s equity investments in unconsolidated subsidiaries include our investments in Deepwater Gateway, L.L.C., Independence Hub, LLC and Offshore Technology Solutions Limited (“OTSL”), a Trinidad and Tobago entity. Helix reviews its equity investments for impairment and records an adjustment when it believes the decline in fair value is other than temporary. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimate of discounted cash flows. In determining whether the decline is other than temporary, Helix considers the cyclical nature of the industry in which the investment operates, its historical performance, its performance in relation to its peers and the current economic environment. Helix will monitor the fair value of its investments for impairment and will record an adjustment if it believes a decline is other than temporary. During 2005, 2004 and 2003 no impairment indicators existed.
     Income Taxes
     Deferred income taxes are based on the difference between financial reporting and tax bases of assets and liabilities. Helix utilizes the liability method of computing deferred income taxes. The liability method is based on the amount of current and future taxes payable using tax rates and laws in effect at the balance sheet date. Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. Helix considers the undistributed earnings of its principal non-U.S. subsidiaries to be permanently reinvested. At December 31, 2005, Helix’s principal non-U.S. subsidiaries had an accumulated deficit of approximately $4.3 million in earnings and profits. These losses are primarily due to timing differences related to fixed assets. Helix has not provided deferred U.S. income tax on the losses. See footnote 9 to “Helix’s Historical Consolidated Financial Statements and Supplementary Data” included in this proxy statement/prospectus for discussion of net operating loss carry forwards and deferred income taxes.
     Worker’s Compensation Claims
     Helix’s onshore employees are covered by Worker’s Compensation. Offshore employees, including divers, tenders and marine crews, are covered by our Maritime Employers Liability insurance policy which covers Jones Act exposures. Helix incurs worker’s compensation claims in the normal course of business, which management believes are substantially covered by insurance. Helix, its insurers and legal counsel analyze each claim for potential exposure and estimate the ultimate liability of each claim.
     Recently Issued Accounting Principles
     In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS No. 123”) and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim period in fiscal 2006, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Helix adopted SFAS No. 123R on January 1, 2006. Under SFAS No. 123R, Helix will continue to use the Black-Scholes fair value model for valuing share-based payments, and amortize compensation cost on a straight-line basis over the respective vesting period. Helix selected the prospective method which requires that compensation expense be recorded for all unvested stock options and restricted stock beginning in 2006 as the requisite service is rendered. In addition to the compensation cost recognition requirements, SFAS No. 123R also requires the tax deduction benefits for an award in excess of recognized compensation cost be reported as a financing cash flow rather than as an operating cash flow, which was required under SFAS No. 95. The adoption did not have a material impact on Helix’s consolidated results of operations and earnings per share.
     In September 2004, the EITF of the FASB reached a consensus on issue No. 04-08, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share (“EITF 04-08”), which is effective for reporting periods ending after December 15, 2004. Contingently convertible instruments within the scope of EITF 04-08 are instruments that contain conversion features that are contingently convertible or exercisable based on (a) a market price trigger or (b) multiple contingencies if one of the contingencies is a market price trigger for which the instrument may be converted or share settled based on meeting a specified market condition. EITF 04-08 requires companies to include shares issuable under convertible instruments in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. In addition, prior period earnings per share amounts presented for comparative purposes must be restated. Helix adopted EITF 04-08 in 2005. The adoption did not have a material impact on Helix’s earnings per share for the years ended December 31, 2005, 2004 and 2003.
  Results of Operations
     In the fourth quarter of 2005, Helix modified its segment reporting from three reportable segments to four reportable segments. Helix’s operations are conducted through the following primary reportable segments: Deepwater Contracting, Shelf Contracting, Oil and Gas Production and Production Facilities. The realignment of reportable segments was attributable to organizational changes within Helix as it is related to separating Marine Contracting into two reportable segments – Deepwater Contracting and Shelf Contracting. Deepwater Contracting operations include deepwater pipelay, well operations and robotics. Shelf Contracting operations consist of assets deployed primarily for diving-related activities and shallow water construction. As a result, segment disclosures for 2004 and 2003 have been restated to conform to the current period presentation. All intercompany transactions between the segments have been eliminated.
       Comparison of Years Ended 2005 and 2004
     Revenues. During the year ended December 31, 2005, Helix’s revenues increased 47% to $799.5 million compared to $543.4 million for the year ended December 31, 2004. Of the overall $256.1 million increase, $126.4 million was generated by the Deepwater Contracting segment, $97.1 million by the Shelf Contracting segment and $32.5 million generated by the Oil and Gas Production segment. Deepwater Contracting revenues increased $126.4 million from $175.4 million for 2004 to $301.9 million for 2005 due primarily to improved market demand resulting in significantly improved utilization rates and contract pricing for all divisions within the segment (Deepwater, Well Operations and ROVs). Shelf Contracting revenues increased $97.1 million from $124.6 million for 2004 to $221.8 million for 2005 also due to improved market demand, much of which was the result of damages sustained in Hurricanes Katrina and Rita. This resulted in significantly improved utilization rates and contract pricing for all divisions within the segment (shallow water pipelay, diving and portable SAT systems). Further, Shelf Contracting’s revenues increased in 2005 compared with 2004 directly as a result of the acquisition of the Torch and Stolt vessels in the third and fourth quarter of 2005, with much of the impact attributable to the fourth quarter.
     Oil and Gas Production revenue for the year ended December 31, 2005 increased $32.5 million, or 13%, to $275.8 million from $243.3 million during 2005. Production decreased 17% (33.0 Bcfe for the year ended December 31, 2005 compared to 39.8 Bcfe in 2004) primarily due to production shut-ins due to Hurricanes Katrina and Rita in the third and fourth quarters of 2005. The average realized natural gas price of $8.29 per Mcf, net of hedges in place, during 2005 was 35% higher than the $6.13 per Mcf realized in 2004 while average realized oil prices, net of hedges in place, increased 39% to $49.15 per barrel compared to $35.34 per barrel realized during 2004.
     Gross Profit. Gross profit of $283.1 million for the year ended December 31, 2005 represented a 65% increase compared to the $171.9 million recorded in the prior year. Deepwater Contracting gross profit increased to $69.4 million, for the year ended December 31, 2005, from $11.1 million in the prior year. The increase was primarily attributable to improved utilization rates and contract pricing for all divisions within the segment. Shelf Contracting gross profit increased to $71.2 million, for the year ended December 31, 2005, from $25.4 million in the prior year. As previously discussed, the increase was primarily attributable to improved utilization rates and contract pricing for all divisions within the segment. Shelf Contracting gross profit in 2004 was impacted by asset impairments on certain vessels totaling $3.9 million for conditions meeting Helix’s asset impairment criteria. Oil and Gas Production gross profit increased $7.0 million, to $142.5 million, due to the aforementioned higher commodity price increases, offset by decreased production levels.
     Gross margins of 35% in 2005 were 3 points better than the 32% in 2004. Deepwater Contracting margins increased 17 points to 23% for the year ended December 31, 2005, from 6% in the prior year, due to the factors noted above. Shelf Contracting margins increased 12 points to 32% in 2005 from 20% in 2004, due to the factors noted above. In addition, margins in the Oil and Gas Production segment decreased 4 points to 52% in 2005 from 56% in 2004, due primarily to impairment analysis on certain properties and expensed well work which resulted in $4.8 million of impairments, inspection and repair costs of approximately $7.1 million as a result of Hurricanes Katrina and Rita (no insurance recoveries recorded as of December 31, 2005), and $5.7 million of expensed seismic data purchased for ERT’s offshore property acquisitions.
     As discussed above, Helix sustained damage to certain of its oil and gas production facilities in Hurricanes Katrina and Rita. Helix estimates future total repair and inspection costs resulting from hurricanes will range from $5 million to $8 million, net of expected insurance reimbursement. These costs, and any related insurance reimbursements, will be recorded as incurred over the next year.
     Selling & Administrative Expenses. Selling and administrative expenses of $62.8 million for the year ended December 31, 2005 were $13.9 million higher than the $48.9 million incurred in 2004 due primarily to increased incentive compensation as a result of increased profitability. Selling and administrative expenses at 8% of revenues for 2005 was slightly lower than the 9% of revenues in 2004.
     Equity in Earnings of Investments. Equity in earnings of the Company’s 50% investment in Deepwater Gateway, L.L.C. increased to $10.6 million in 2005 compared with $7.9 million in 2004. The increase was attributable to the demand fees which commenced following the March 2004 mechanical completion of the Marco Polo tension leg platform, owned by Deepwater Gateway, L.L.C., as well as production tariff charges which commenced in the third quarter of 2004 as Marco Polo began producing. Further, equity in earnings from Helix’s 40% minority ownership interest in OTSL in 2005 totaled approximately $2.8 million.
     Other (Income) Expense. Helix reported other expense of $7.6 million for the year ended December 31, 2005 compared to other expense of $5.3 million for the year ended December 31, 2004. Net interest expense of $7.0 million in 2005 was higher than the $5.6 million incurred in 2004 due primarily to higher levels of debt associated with Helix’s $300 million Convertible Senior Notes which closed in March 2005. Offsetting the increase in interest expense was $2.0 million of capitalized interest in 2005, compared with $243,000 in 2004, which related to Helix’s investment in Gunnison and Independence Hub, and interest income of $5.5 million in 2005 compared to $439,000 in 2004.
     Income Taxes. Income taxes increased to $75.0 million for the year ended December 31, 2005 compared to $43.0 million in 2004, primarily due to increased profitability. The effective tax rate of 33% in 2005 was lower than the 34% effective tax rate for 2004 due to Helix’s ability to realize foreign tax credits and oil and gas percentage depletion due to improved profitability both domestically and in foreign jurisdictions, and implementation of the Internal Revenue Code section 199 manufacturing deduction as it primarily related to oil and gas production. In 2004, Helix recognized a benefit for its research and development credits in the first quarter of 2004 as a result of the conclusion of the Internal Revenue Service (“IRS”) examination of Helix’s income tax returns for 2001 and 2002, and the tax cost or benefit of U.S. and U.K. branch operations.
     Net Income. Net income of $150.1 million for 2005 was $70.2 million greater than 2004 as a result of the factors described above.
     Comparison of Years Ended 2004 and 2003
     Revenues. During the year ended December 31, 2004, Helix’s revenues increased 37% to $543.4 million compared to $396.3 million for the year ended December 31, 2003. Of the overall $147.1 million increase, $106.0 million was generated by the Oil and Gas Production segment due to increased oil and gas production and higher commodity prices. Deepwater Contracting revenues increased $48.0 million from $127.4 million for 2003 to $175.4 million for 2004 due primarily to slightly increased utilization and improved contract pricing for Helix’s Well Operations division and improved performance from the Company’s ROV division. Shelf Contracting revenues decreased $6.9 million from $131.5 million for 2003 to $124.6 million for 2004 due primarily to decreased vessel utilization.
     Oil and Gas Production revenue for the year ended December 31, 2004 increased $106.0 million, or 77%, to $243.3 million from $137.3 million during 2003. Production increased 43% (39.8 Bcfe for the year ended

December 31, 2004 compared to 27.9 Bcfe in 2003) primarily as a result of our successful well exploitation program, bringing a subsea PUD development online late in 2003, and Gunnison wells coming online throughout 2004 and provided 21% of total production. The average realized natural gas price of $6.13 per Mcf, net of hedges in place, during 2004 was 23% higher than the $4.98 per Mcf realized in 2003 while average realized oil prices, net of hedges in place, increased 28% to $35.34 per barrel compared to $27.63 per barrel realized during 2003.
     Gross Profit. Gross profit of $171.9 million for the year ended December 31, 2004 represented an 87% increase compared to the $92.1 million recorded in the prior year with the Oil and Gas Production segment contributing 87% of the increase. Deepwater Contracting gross profit increased to $11.1 million, for the year ended December 31, 2004, from breakeven million in the prior year. The increase was primarily attributable to improved contract pricing for the Company’s Well Operations division and improved performance from Helix’s ROV division. Shelf Contracting gross profit of $25.4 million in 2004 was comparable to the $25.7 million in 2003. The segment experienced lower utilization, however, Shelf Contracting was able to offset lower utilization rates with higher margin lump sum contracts in 2004. Further offsetting the increase in Shelf Contracting gross profit was asset impairments on certain Shelf vessels totaling $3.9 million for conditions that met Helix’s asset impairment criteria. Oil and Gas Production gross profit increased $69.3 million, to $135.4 million, due to the aforementioned higher levels of production and commodity price increases.
     Gross margins of 32% in 2004 were 9 points better than the 23% in 2003. Deepwater Contracting margins increased 6 points to 6% for the year ended December 31, 2004, from breakeven in the prior year, due to the factors noted above. Shelf Contracting margins were 20% in both 2004 and 2003 due to the factors noted above. In addition, margins in the Oil and Gas Production segment increased 8 points to 56% for the year ended December 31, 2004, from 48% in 2003, due primarily to the higher oil and gas commodity prices.
     Selling & Administrative Expenses. Selling and administrative expenses of $48.9 million for the year ended December 31, 2004 were $13.0 million higher than the $35.9 million incurred in 2003 due primarily to an increase in the 2004 Deepwater and Shelf Contracting compensation program, which is based on certain individual performance criteria and Helix’s profitability, and the ERT incentive compensation program, which is tied directly to the Oil and Gas Production segment profitability that was significantly higher in 2004 compared to 2003. Selling and administrative expenses at 9% of revenues for 2004 matched that of the prior year.
     Equity in Earnings of Investments. Equity in earnings of Helix’s 50% investment in Deepwater Gateway, L.L.C. increased to $7.9 million in 2004 compared with a loss of $87,000 in 2003. The increase was attributable to the demand fees which commenced following the March 2004 mechanical completion of the Marco Polo tension leg platform, owned by Deepwater Gateway, L.L.C., as well as production tariff charges which commenced in the third quarter of 2004 as Marco Polo began producing.
     Other (Income) Expense. Helix reported other expense of $5.3 million for the year ended December 31, 2004 compared to other expense of $3.4 million for the year ended December 31, 2003. Net interest expense of $5.6 million in 2004 was higher than the $2.4 million incurred in 2003, due primarily to $243,000 of capitalized interest in 2004, compared with $3.4 million in 2003, which related to Helix’s investment in Gunnison and construction of the Marco Polo tension leg platform, both of which were online at different times during 2004.
     Income Taxes. Income taxes increased to $43.0 million for the year ended December 31, 2004 compared to $19.0 million in 2003, primarily due to increased profitability. The effective tax rate of 34.2% in 2004 is lower than the 36.1% effective tax rate for 2003 due to the benefit recognized by Helix for its research and development credits in the first quarter of 2004 as a result of the conclusion of the IRS examination of Helix’s income tax returns for 2001 and 2002, and the tax cost or benefit of U.S. and U.K. branch operations.
     Net Income. Net income of $79.9 million for 2004 was $47.1 million greater than 2003 as a result of the factors described above. Further, convertible preferred stock dividends and accretion increased from $1.4 million in 2003 to $2.7 million in 2004 as a result of the Series A-2 Tranche of convertible preferred stock issued in June 2004 to the existing holder. See “– Liquidity and Capital Resources – Financing Activities”.

     Liquidity and Capital Resources
          Total debt as of December 31, 2005 was $447.2 million comprised primarily of $300 million of Convertible Senior Notes which mature in 2025 and $134.9 million of MARAD debt which matures in 2027. See further discussion below under "- Financing Activities”. In addition, Helix had $91.1 million of unrestricted cash as of December 31, 2005, as well as a $150 million, undrawn revolving credit facility. The majority of the unrestricted cash was utilized for the previously announced acquisition of certain assets of Stolt Offshore not purchased as of December 31, 2005 and the purchase of the mono-hull vessel, the Caesar in January 2006.
          During 2005, Helix acquired equity interests in five deepwater undeveloped properties. The capital commitments for these developments will occur over the next few years. Helix believes internally generated cash flow and borrowings under existing credit facilities will provide the necessary capital to meet these and other obligations.
          Operating Activities. Net cash provided by operating activities was $242.4 million during 2005, an increase of $15.6 million over the $226.8 million generated during 2004 due primarily to an increase in profitability ($69.9 million). Further, operating cash flow increased due to an increase in accounts payable and accrued liabilities ($21.3 million). The increases related to increased trade payables due to increased contracting activity volume, increased incentive compensation accruals resulting from increased profitability, increased ERT royalty accruals and increased ERT hedge liability accruals. Cash flow from operations was negatively impacted by an increase in trade accounts receivable of approximately $89.8 million due primarily to increased revenues in 2005 compared with 2004 in the Deepwater Contracting, Shelf Contracting and Oil and Gas Production segments. Further, cash flow from operations was negatively impacted by approximately $18 million of cash used to fund regulatory dry dock activity in 2005.
          Net cash provided by operating activities was $226.8 million during 2004, an increase of $139.4 million over the $87.4 million generated during 2003 due primarily to an increase in profitability ($48.5 million), a $37.5 million increase in depreciation and amortization (including the non-cash asset impairment charge in 2004) resulting from the aforementioned increase in production levels (including the Gunnison wells that began producing in December 2003). Further an increase in trade payables and accrued liabilities of $53.1 million due primarily to higher accruals for ERT royalties as a result of increased production and higher accruals for ERT and Marine Contracting incentive compensation also contributed to the increase in operating cash flow. Cash flow from operations was negatively impacted by an increase in other current assets ($28.3 million) primarily for prepaid insurance and current deferred taxes.
          Investing Activities. Capital expenditures have consisted principally of strategic asset acquisitions related to the purchase or construction of DP vessels, acquisition of select businesses, improvements to existing vessels, acquisition of oil and gas properties and investments in our Production Facilities. Helix incurred $539.1 million of capital investments during 2005, $82.3 million during 2004 and $95.4 million in 2003.
          Helix incurred $428.1 million of capital expenditures and business acquisitions during 2005 compared to $50.1 million during the comparable prior year period. Included in the capital acquisitions and expenditures during 2005 was $163.5 million for the Murphy properties , $85.6 million for the acquisition of the Torch Offshore assets, $42.9 million for the GOM Stolt Offshore assets, $32.7 million for the purchase of Helix Energy Limited (the cash portion of which was approximately $27.1 million), $79.0 million for ERT well exploitation programs and further Gunnison field development, $14.6 million for Canyon Offshore ROV and trencher systems, and the balance primarily related to vessel upgrades on certain Deepwater Contracting and Shelf Contracting vessels.
          Helix incurred $50.1 million of capital expenditures during the year ended December 31, 2004 compared to $93.2 million during the prior year. Included in the capital expenditures during 2004 was $5.5 million for the purchase of an intervention riser system, $14.8 million for ERT well exploitation programs, $19.6 million for further Gunnison field development, $6.7 million for the purchase of an operations facility in Aberdeen, Scotland to serve as our UK headquarters and $3.5 million for the purchase and upgrade of a trencher system for our ROV division. Included in the capital expenditures during 2003 was $17.5 million for the purchase of ROV units to support the Canyon MSA agreement with Technip/Coflexip to provide robotic and trenching services, $39.6 million related to Gunnison development costs, including the spar, as well as $39.7 million relating to ERT’s 2003 well exploitation program.

     During 2005, Helix invested $111.1 million in its Production Facilities segment which consists of its investments in Deepwater Gateway, L.L.C. and Independence Hub, LLC. In June 2002, Helix, along with Enterprise Products Partners L.P. (“Enterprise”), formed Deepwater Gateway, L.L.C. (a 50/50 venture accounted for by Helix under the equity method of accounting) to design, construct, install, own and operate a TLP production hub primarily for Anadarko Petroleum Corporation’s Marco Polo field discovery in the Deepwater Gulf of Mexico. Helix’s investment in Deepwater Gateway, L.L.C. totaled $117.2 million as of December 31, 2005 ($72.0 million of which was contributed in 2005). Included in the investment account was capitalized interest and insurance paid by Helix totaling approximately $2.2 million. In August 2002, Helix along with Enterprise, completed a limited recourse project financing for this venture. In accordance with terms of the term loan of $144 million, Deepwater Gateway, L.L.C. had the right to repay the principal amount plus any accrued interest due under its term loan at any time without penalty. Deepwater Gateway, L.L.C. repaid in full its term loan in March 2005. Helix and Enterprise made equal cash contributions ($72 million each) to Deepwater Gateway, L.L.C. to fund the repayment. Upon repayment of the term loan, Helix’s $7.5 million of restricted cash was released from escrow and the escrow agreement was terminated. Further, Helix received cash distributions from Deepwater Gateway, L.L.C. totaling $21.1 million in 2005.
     In December 2004, Helix acquired a 20% interest (accounted for by Helix under the equity method of accounting) in Independence Hub, LLC (“Independence”), an affiliate of Enterprise. Independence will own the “Independence Hub” platform to be located in Mississippi Canyon block 920 in a water depth of 8,000 feet. Helix’s investment was $50.8 million as of December 31, 2005, and its total investment is expected to be approximately $83 million ($39.1 million of which was contributed in 2005). Further, Helix is party to a guaranty agreement with Enterprise to the extent of Helix’s ownership in Independence. The agreement states, among other things, that Helix and Enterprise guarantee performance under the Independence Hub Agreement between Independence and the producers group of exploration and production companies up to $397.5 million, plus applicable attorneys’ fees and related expenses. Helix has estimated the fair value of its share of the guarantee obligation to be immaterial at December 31, 2005 based upon the remote possibility of payments being made under the performance guarantee.
     In July 2005, Helix acquired a 40% minority ownership interest in Offshore Technology Solutions Limited (“OTSL”) in exchange for Helix’s DP DSV, Witch Queen. Helix’s investment in OTSL totaled $11.5 million at December 31, 2005. OTSL provides marine construction services to the oil and gas industry in and around Trinidad and Tobago, as well as the U.S. Gulf of Mexico. Helix accounts for its investment in OTSL under the equity method of accounting.
     Further, in conjunction with its investment in OTSL, Helix entered into a one year, unsecured $1.5 million working capital loan, bearing interest at 6% per annum, with OTSL. Interest is due quarterly beginning September 30, 2005 with a lump sum principal payment due to Helix on June 30, 2006.
     In the third and fourth quarters of 2005, OTSL contracted the Witch Queen to Helix for certain services to be performed in the U.S. Gulf of Mexico. Helix incurred costs under its contract with OTSL totaling approximately $11.1 million during the third and fourth quarters of 2005.
     As of December 31, 2005, Helix had $27.0 million of restricted cash, included in other assets, net in the accompanying consolidated balance sheet, all of which related to ERT’s escrow funds for decommissioning liabilities associated with the SMI 130 field acquisitions in 2002. Under the purchase agreement, ERT is obligated to escrow 50% of production up to the first $20 million and 37.5% of production on the remaining balance up to $33 million in total escrow. ERT may use the restricted cash for decommissioning the related fields.
     In January 2002, Helix purchased Canyon, a supplier of remotely operated vehicles (ROVs) and robotics to the offshore construction and telecommunications industries. In connection with the acquisition, Helix committed to purchase the redeemable stock in Canyon at a price to be determined by Canyon’s performance during the years 2002 through 2004 from continuing employees at a minimum purchase price of $13.53 per share (or $7.5 million). Helix also agreed to make future payments relating to the tax impact on the date of redemption, whether or not employment continued. As they are employees, any share price paid in excess of the $13.53 per share was recorded as compensation expense. These remaining shares were classified as long-term debt in the accompanying balance sheet and have been adjusted to their estimated redemption value at each reporting period based on Canyon’s performance. In March 2005, Helix purchased the final one-third of the redeemable shares at the minimum purchase price of $13.53 per share. Consideration included approximately $337,000 of contingent consideration relating to tax gross-up payments paid to the Canyon employees in accordance with the purchase agreement. This gross-up amount was recorded as goodwill in the period paid.
     In April 2000, ERT acquired a 20% working interest in Gunnison, a Deepwater Gulf of Mexico prospect of Kerr-McGee Oil & Gas Corp. Financing for the exploratory costs of approximately $20 million was provided by an investment partnership (OKCD Investments, Ltd. or “OKCD”), the investors of which include current and former Helix senior management, in exchange for a revenue interest that is an overriding royalty interest of 25% of Helix’s 20% working interest. Production began in December 2003. Payments to OKCD from ERT totaled $28.1 million and $20.3 million in the years ended December 31, 2005 and 2004, respectively. Helix’s Chief Executive Officer, as a Class A limited partner of OKCD, personally owns approximately 67% of the partnership. Other executive officers of the Company own approximately 6% combined of the partnership. In 2000, OKCD also awarded Class B limited partnership interests to key Helix employees.
     As an extension of ERT’s well exploitation and PUD strategies, ERT agreed to participate in the drilling of an exploratory well (Tulane prospect) to be drilled in 2006 that targets reserves in deeper sands, within the same trapping fault system, of a currently producing well with estimated drilling costs of approximately $19 million. Subsequent to year end, mechanical difficulties were experienced in the drilling of this well, and the operator has plugged the well. The operator and ERT are currently evaluating their options. If the drilling is ultimately successful, ERT’s share of the development cost is estimated to be an additional $16 million, of which $6.4 million had been incurred through December 31, 2005 related to long lead equipment. This equipment can be redeployed if drilling is unsuccessful. Helix’s Deepwater Contracting assets would participate in this development.
     In March 2005, ERT acquired a 30% working interest in a proven undeveloped field in Atwater Valley Block 63 (Telemark) of the Deepwater Gulf of Mexico for cash and assumption of certain decommissioning liabilities. In December 2005, ERT was advised by Norsk Hydro USA Oil and Gas, Inc., that they will not pursue their development plan for Telemark. ERT did not support that development plan and is currently developing its own plans based on the marginal field methodologies that were envisaged when the working interest was acquired. Any revised development plan will have to be approved by the MMS.
     In April 2005, ERT entered into a participation agreement to acquire a 50% working interest in the Devil’s Island discovery (Garden Banks Block 344 E/2) in 2,300 feet water depth. This deepwater development is operated by Amerada Hess and will be drilled in 2006. The field will be developed via a subsea tieback to Baldpate Field (Garden Banks Block 260). Under the participation agreement, ERT will pay 100% of the drilling costs and a disproportionate share of the development costs to earn 50% working interest in the field. Helix’s Deepwater Contracting assets would participate in this development.
     Also, in April 2005, ERT acquired a 37.5% working interest in the Bass Lite discovery (Atwater Blocks 182, 380, 381, 425 and 426) in 7,500 feet water depth along with varying interests in 50 other blocks of exploration acreage in the eastern portion of the Atwater lease protraction area from BHP Billiton. The Bass Lite discovery contains proved undeveloped gas reserves in a sand discovered in 2001 by the Atwater 426 #1 well. In October 2005, ERT exchanged 15% of its working interest in Bass Lite for a 40% working interest in the Tiger Prospect located in Green Canyon Block 195. ERT paid $1.0 million in the exchange with no corresponding gain or loss recorded on the transaction.
     In June 2005, ERT acquired a mature property package on the Gulf of Mexico shelf from Murphy Exploration & Production Company — USA (“Murphy”), a wholly owned subsidiary of Murphy Oil Corporation. The acquisition cost to ERT included both cash ($163.5 million) and the assumption of the estimated abandonment liability from Murphy of approximately $32.0 million. The acquisition represents essentially all of Murphy’s Gulf of Mexico Shelf properties consisting of eight operated and eleven non-operated fields. ERT estimates proved reserves of the acquisition to be approximately 75 BCF equivalent. The results of the acquisition are included in Helix’s statements of operations since the date of purchase.
     In February 2006, ERT entered into a participation agreement with Walter Oil & Gas for a 20% interest in the Huey prospect in Garden Banks Blocks 346/390 in 1,835 feet water depth. Drilling of the exploration well is expected to begin March 2006. If successful, the development plan would consist of a subsea tieback to the Baldplate Field (Garden Banks 260). Under the participation agreement, ERT has committed to pay 32% of the costs to casing point to earn the 20% interest in the potential development, with ERT’s share of drilling costs of approximately $6.7 million.

     As of December 31, 2005, Helix had spent $31.5 million and had committed to an additional estimated $78 million for development and drilling costs related to the above property transactions.
     In a bankruptcy auction held in June 2005, Helix was the high bidder for seven vessels, including the Express, and a portable saturation system for approximately $85 million, subject to the terms of an amended and restated asset purchase agreement, executed in May 2005, with Torch Offshore, Inc. and its wholly owned subsidiaries, Torch Offshore, L.L.C. and Torch Express, L.L.C. This transaction received regulatory approval, including completion of a review pursuant to a Second Request from the U.S. Department of Justice, in August 2005 and subsequently closed. The total purchase price for the Torch vessels was approximately $85.6 million, including certain costs incurred related to the transaction. The acquisition was an asset purchase with the acquisition price allocated to the assets acquired based upon their estimated fair values. All of the assets acquired, except for the Express (Deepwater Contracting segment) and the portable saturation system (included in assets held for sale in other current assets in the accompanying consolidated balance sheet), are included in the Shelf Contracting segment. The results of the acquired vessels are included in Helix’s condensed consolidated statements of operations since the date of the purchase, August 31, 2005.
     In April 2005, Helix agreed to acquire the diving and shallow water pipelay assets of Stolt Offshore that operate in the waters of the Gulf of Mexico (GOM) and Trinidad. The transaction included: seven diving support vessels; two diving and pipelay vessels (the Kestrel and the DB 801); a portable saturation diving system; various general diving equipment and Louisiana operating bases at the Port of Iberia and Fourchon. The transaction required regulatory approval, including the completion of a review pursuant to a Second Request from the U.S. Department of Justice. On October 18, 2005, Helix received clearance from the U.S. Department of Justice to close the asset purchase from Stolt. Under the terms of the clearance, Helix will divest two diving support vessels and a portable saturation diving system from the combined asset package acquired through this transaction and the Torch transaction which closed August 31, 2005. These assets were included in assets held for sale totaling $7.8 million (included in other current assets in the accompanying consolidated balance sheet) as of December 31, 2005. On November 1, 2005, Helix closed the transaction to purchase the Stolt diving assets operating in the Gulf of Mexico. The Shelf Contracting assets include: seven diving support vessels, a portable saturation diving system, various general diving equipment and Louisiana operating bases at the Port of Iberia and Fourchon. The acquisition was accounted for as a business purchase with the acquisition price allocated to the assets acquired and liabilities assumed based upon their estimated fair values, with the excess being recorded as goodwill. The preliminary allocation of the purchase price resulted in $12.0 million allocated to vessels (including the asset held for sale at December 31, 2005), $10.1 million allocated to the portable saturation diving system and various general diving equipment and inventory, $4.3 million to operating bases at the Port of Iberia and Fourchon, $3.7 million allocated to a customer-relationship intangible asset (amortized over 8 years on a straight line basis) and goodwill of approximately $12.8 million. The results of the acquisition are included in Helix’s statements of operations since the date of the purchase. Helix acquired the DB 801 in January 2006 for approximately $38.0 million. Helix subsequently sold a 50% interest in the vessel in January 2006 for total consideration of approximately $23.5 million. The purchaser has an option to purchase the remaining 50% interest in the vessel beginning in January 2009. This will result in a subsequent revision to the purchase price allocation of the Stolt acquisition. The Kestrel was acquired by Helix in March 2006 for approximately $40 million. The preliminary allocation of the purchase price was based upon preliminary valuations and estimates and assumptions are subject to change upon the receipt and management’s review of the final valuations. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and residual goodwill. The final valuation of net assets is expected to be completed no later than one year from the acquisition date. The total transaction value for all of the assets was approximately $120 million.
     On November 3, 2005, Helix acquired Helix Energy Limited for approximately $32.7 million (approximately $27.1 million in cash, including transaction costs, and $5.6 million at time of acquisition in two year, variable rate notes payable to certain former owners), offset by $3.4 million of cash acquired. Helix Energy Limited is an Aberdeen, UK based provider of reservoir and well technology services to the upstream oil and gas industry with offices in London, Kuala Lampur (Malaysia) and Perth (Australia). The acquisition was accounted for as a business purchase with the acquisition price allocated to the assets acquired and liabilities assumed based upon their estimated fair values, with the excess being recorded as goodwill. The preliminary allocation of the purchase price resulted in $8.9 million allocated to net working capital, equipment and other assets acquired, $1.1 million allocated to patented technology (to be amortized over 20 years), $7.1 million allocated to a customer-relationship intangible asset (to be amortized over 12 years), $2.1 million allocated to covenants-not-to-compete (to be amortized over 3.5 years), $6.3 million allocated to trade name (not amortized, but tested for impairment on an annual basis) and goodwill of approximately $7.2 million. Resulting amounts are included in the Deepwater Contracting segment. The preliminary allocation of the purchase price was based upon preliminary valuations and estimates and assumptions are subject to change upon the receipt and management’s review of the final valuations. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and residual goodwill. The final valuation of net assets is expected to be completed no later than one year from the acquisition date. The results of Helix Energy Limited are included in the accompanying statements of operations since the date of the purchase.
     Financing Activities. Helix has financed seasonal operating requirements and capital expenditures with internally generated funds, borrowings under credit facilities, the sale of equity and project financings.
     Convertible Senior Notes.
     On March 30, 2005, Helix issued $300 million of 3.25% Convertible Senior Notes due 2025 (“Convertible Senior Notes”) at 100% of the principal amount to certain qualified institutional buyers. The Convertible Senior Notes are convertible into cash and, if applicable, shares of Helix’s common stock based on the specified conversion rate, subject to adjustment. As a result of Helix’s two for one stock split paid on December 8, 2005, effective as of December 2, 2005, the initial conversion rate of the Convertible Senior Notes of 15.56, which was equivalent to a conversion price of approximately $64.27 per share of common stock, was changed to 31.12 shares of common stock per $1,000 principal amount of the Convertible Senior Notes, which is equivalent to a conversion price of approximately $32.14 per share of common stock. Helix may redeem the Convertible Senior Notes on or after December 20, 2012. Beginning with the period commencing on December 20, 2012 to June 14, 2013 and for each six-month period thereafter, in addition to the stated interest rate of 3.25% per annum, Helix will pay contingent interest of 0.25% of the market value of the Convertible Senior Notes if, during specified testing periods, the average trading price of the Convertible Senior Notes exceeds 120% or more of the principal value. In addition, holders of the Convertible Senior Notes may require Helix to repurchase the notes at 100% of the principal amount on each of December 15, 2012, 2015, and 2020, and upon certain events.
     The Convertible Senior Notes can be converted prior to the stated maturity under the following circumstances:
•	during any fiscal quarter (beginning with the quarter ended March 31, 2005) if the closing sale price of Helix’s common stock for at least 20 trading days in the period of 30 consecutive trading day ending on the last trading day of the preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day (i.e. $38.56 per share);

•	upon the occurrence of specified corporate transactions; or

•	if Helix has called the Convertible Senior Notes for redemption and the redemption has not yet occurred.
     To the extent Helix does not have alternative long-term financing secured to cover such conversion notice, the Convertible Senior Notes would be classified as a current liability in the accompanying balance sheet.
     In connection with any conversion, Helixy will satisfy its obligation to convert the Convertible Senior Notes by delivering to holders in respect of each $1,000 aggregate principal amount of notes being converted a “settlement amount” consisting of:
•	cash equal to the lesser of $1,000 and the conversion value, and

•	to the extent the conversion value exceeds $1,000, a number of shares equal to the quotient of (A) the conversion value less $1,000, divided by (B) the last reported sale price of Helix’s common stock for such day.
     The conversion value means the product of (1) the conversion rate in effect (plus any applicable additional shares resulting from an adjustment to the conversion rate) or, if the Convertible Senior Notes are converted during a registration default, 103% of such conversion rate (and any such additional shares), and (2) the average of the last reported sale prices of Helix’s common stock for the trading days during the cash settlement period.

     Approximately 118,000 shares underlying the Convertible Senior Notes were included in the calculation of diluted earnings per share because Helix’s share price as of December 31, 2005, was above the conversion price of approximately $32.14 per share. As a result, there would be a premium over the principal amount, which is paid in cash, and the shares would be issued on conversion. The maximum number of shares of common stock which may be issued upon conversion of the Convertible Senior Notes is 13,303,770. In addition to the 13,303,770 shares of common stock registered, Helix registered an indeterminate number of shares of common stock issuable upon conversion of the Convertible Senior Notes by means of an antidilution adjustment of the conversion price pursuant to the terms of the Convertible Senior Notes. Proceeds from the offering were used for general corporate purposes including a capital contribution of $72 million (made in March 2005) to Deepwater Gateway, L.L.C. to enable it to repay its term loan, $163.5 million related to the ERT acquisition of the Murphy properties in June 2005 and to partially fund the approximately $85.6 million purchase of the Torch vessels acquired in August 2005.
     MARAD Debt
     At December 31, 2005, $134.9 million was outstanding on Helix’s long-term financing for construction of the Q4000. This U.S. Government guaranteed financing is pursuant to Title XI of the Merchant Marine Act of 1936 which is administered by the Maritime Administration (“MARAD Debt”). The MARAD Debt is payable in equal semi-annual installments which began in August 2002 and matures 25 years from such date. The MARAD debt is payable in equal semi-annual installments which began in August 2002 and matures 25 years from such date. Helix made two payments each during 2005 and 2004 totaling $4.3 million and $2.9 million, respectively. The MARAD Debt is collateralized by the Q4000, with Helix guaranteeing 50% of the debt, and initially bore interest at a floating rate which approximated AAA Commercial Paper yields plus 20 basis points. As provided for in the existing MARAD Debt agreements, in September 2005 Helix fixed the interest rate on the debt through the issuance of a 4.93% fixed-rate note with the same maturity date (February 2027). In accordance with the MARAD Debt agreements, Helix is required to comply with certain covenants and restrictions, including the maintenance of minimum net worth, working capital and debt-to-equity requirements. As of December 31, 2005, Helix was in compliance with these covenants.
     In September 2005, Helix entered into an interest rate swap agreement with a bank. The swap was designated as a cash flow hedge of a forecasted transaction in anticipation of the refinancing of the MARAD Debt from floating rate debt to fixed-rate debt that closed on September 30, 2005. The interest rate swap agreement totaled an aggregate notional amount of $134.9 million with a fixed interest rate of 4.695%. On September 30, 2005, Helix terminated the interest rate swap and received cash proceeds of approximately $1.5 million representing a gain on the interest rate differential. This gain will be deferred and amortized over the remaining life of the MARAD Debt as an adjustment to interest expense.
     Revolving Credit Facility
     In August 2004, Helix entered into a four year, $150 million revolving credit facility with a syndicate of banks, with Bank of America, N.A. as administrative agent and lead arranger. The amount available under the facility may be increased to $250 million at any time upon the agreement of Helix and the existing or additional lenders. The credit facility is secured by the stock in certain Helix subsidiaries and contains a negative pledge on assets. The new facility bears interest at LIBOR plus 75 – 175 basis points depending on Helix leverage and contains financial covenants relative to Helix’s level of debt to EBITDA, as defined in the credit facility, fixed charge coverage and book value of assets coverage. As of December 31, 2005, Helix was in compliance with these covenants and there was no outstanding balance under this facility.
     Other
     Helix had a $35 million term loan facility which was obtained to assist Helix in funding its portion of the construction costs of the spar for the Gunnison field. The loan was repaid in full in August 2004, and the loan agreement was subsequently cancelled and terminated.
     In connection with the acquisition of Helix Energy Limited (see — Investing Activities above), on November 3, 2005, Helix entered into two year notes payable to former owners totaling approximately 3.1 million British Pounds, or approximately $5.6 million, (approximately $5.4 million at December 31, 2005). The notes bear interest at a LIBOR based floating rate with payments due quarterly beginning January 31, 2006. Principal amounts are due in November 2007.

     In connection with borrowings under credit facilities and long-term debt financings, Helix has paid deferred financing costs totaling $11.7 million, $4.6 million and $208,000 in the years ended December 31, 2005, 2004 and 2003, respectively.
     On January 8, 2003, Helix completed the private placement of $25 million of a newly designated class of cumulative convertible preferred stock (Series A-1 Cumulative Convertible Preferred Stock, par value $0.01 per share) that is convertible into 1,666,668 shares of Helix common stock at $15.00 per share. The preferred stock was issued to a private investment firm. Subsequently in June 2004, the preferred stockholder exercised its existing right and purchased $30 million in additional cumulative convertible preferred stock (Series A-2 Cumulative Convertible Preferred Stock, par value $0.01 per share). In accordance with the January 8, 2003 agreement, the $30 million in additional preferred stock is convertible into 1,964,058 shares of Helix common stock at $15.27 per share. In the event the holder of the convertible preferred stock elects to redeem into Helix common stock and Helix’s common stock price is below the conversion prices, unless the Company has elected to settle in cash, the holder would receive additional shares above the 1,666,668 common shares (Series A-1 tranche) and 1,964,058 common shares (Series A-2 tranche). The incremental shares would be treated as a dividend and reduce net income applicable to common shareholders. The preferred stock has a minimum annual dividend rate of 4%, subject to adjustment, payable quarterly in cash or common shares at Helix’s option. Helix paid these dividends in 2005 and 2004 on the last day of the respective quarter in cash. The holder may redeem the value of its original and additional investment in the preferred shares to be settled in common stock at the then prevailing market price or cash at the discretion of Helix. In the event Helix is unable to deliver registered common shares, Helix could be required to redeem in cash.
     In August 2003, Canyon Offshore, Ltd. (a U.K. subsidiary – “COL”) (with a parent guarantee from Helix) completed a capital lease with a bank refinancing the construction costs of a newbuild 750 horsepower trenching unit and a ROV. COL received proceeds of $12 million for the assets and agreed to pay the bank sixty monthly installment payments of $217,174 (resulting in an implicit interest rate of 3.29%). No gain or loss resulted from this transaction. COL has an option to purchase the assets at the end of the lease term for $1. The proceeds were used to reduce Helix’s revolving credit facility, which had initially funded the construction costs of the assets. This transaction was accounted for as a capital lease with the present value of the lease obligation (and corresponding asset) being reflected on Helix’s consolidated balance sheet beginning in the third quarter of 2003.
     In April 2005, 2004 and 2003, Helix purchased approximately one-third each year of the redeemable stock in Canyon related to the Canyon purchase at the minimum purchase price of $13.53 per share ($2.4 million, $2.5 million and $2.7 million, respectively).
     During 2005, 2004 and 2003, Helix made payments of $2.9 million, $3.6 million and $2.4 million separately on capital leases related to Canyon. The only other financing activity during 2005, 2004 and 2003 involved the exercise of employee stock options ($8.7 million, $11.0 million and $3.6 million, respectively).

     The following table summarizes our contractual cash obligations as of December 31, 2005 and the scheduled years in which the obligation are contractually due (in thousands):

		Less Than			More than
	Total (1)	1 Year	1-3 Years	3-5 Years	5 Years
Convertible Senior Notes (2)	$300,000	$—	$—	$—	$300,000
MARAD debt	134,927	3,641	7,837	8,638	114,811
Revolving debt	—	—	—	—	—
Capital leases	6,852	2,828	4,024	—	—
Helix Energy Limited loan notes	5,393	—	5,393	—	—
Acquisition of Stolt assets (3)	78,000	78,000	—	—	—
Investments in Independence Hub, LLC	32,200	32,200	—	—	—
Drilling and development costs	78,000	78,000	—	—	—
Property and equipment (4)	130,000	130,000	—	—	—
Operating leases	17,869	4,025	3,940	3,139	6,765

Total cash obligations	$783,241	$328,694	$21,194	$11,777	$421,576

(1)	Excludes Helix guarantee of performance related to the construction of the Independence Hub platform under Independence Hub, LLC (estimated to be immaterial at December 31, 2005), and unsecured letters of credit outstanding at December 31, 2005 totaling $6.7 million. These letters of credit primarily guarantee various contract bidding and insurance activities. Helix has estimated decommissioning costs of $15.0 million for 2006 and $106.3 million thereafter which are excluded from table above as the amounts are not contractually committed at December 31, 2005.

(2)	Maturity 2025. Can be converted prior to stated maturity if closing sale price of Helix’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter exceeds 120% of the closing price on that 30th trading day (i.e. $38.56 per share).

(3)	In April 2005, Helix announced that it had reached an agreement (subject to certain regulatory approvals) to acquire certain assets of Stolt Offshore for approximately $120 million. Helix acquired the DB 801 in January 2006 for approximately $38.0 million. Helix subsequently sold a 50% interest in the vessel in January 2006 for total consideration of approximately $23.5 million. Helix acquired the Kestrel in March 2006 for approximately $40 million.

(4)	At December 31, 2005, Helix had committed to purchase a certain Deepwater Contracting vessel (the Caesar) to be converted into a deepwater pipelay vessel. Total purchase price and conversion costs are estimated to be approximately $125 million to be incurred over the next year. Further, Helix had committed approximately $5 million of the $40 million related to the upgrade of the Q4000.
     In addition, in connection with Helix’s business strategy, it regularly evaluates acquisition opportunities (including additional vessels as well as interest in offshore natural gas and oil properties). Helix believes internally generated cash flow, borrowings under existing credit facilities and use of project financings along with other debt and equity alternatives will provide the necessary capital to meet these obligations and achieve its planned growth.
Quantitative and Qualitative Disclosures About Market Risk
     Helix is currently exposed to market risk in three major areas: interest rates, commodity prices and foreign currency exchange rates.
     Interest Rate Risk. Because only 1% of Helix’s debt (i.e. the Helix Energy Limited loan notes) at December 31, 2005 was based on floating rates, changes in interest would, assuming all other things equal, have a minimal impact on the fair market value of the debt instruments.

     Commodity Price Risk. Helix has utilized derivative financial instruments with respect to a portion of 2005 and 2004 oil and gas production to achieve a more predictable cash flow by reducing its exposure to price fluctuations. Helix does not enter into derivative or other financial instruments for trading purposes.
     As of December 31, 2005, Helix has the following volumes under derivative contracts related to its oil and gas producing activities:

	Instrument	Average Monthly	Weighted
Production Period	Type	Volumes	Average Price
Crude Oil:
January to December 2006	Collar	125 MBbl	$44.00 — $70.48
January to December 2007	Collar	50 MBbl	$40.00 — $62.15
Natural Gas:
January to December 2006	Collar	718,750 MMBtu	$8.16 — $14.40
     Changes in NYMEX oil and gas strip prices would, assuming all other things being equal, cause the fair value of these instruments to increase or decrease inversely to the change in NYMEX prices.
     Subsequent to December 31, 2005, Helix entered into additional natural gas costless collars for the period of January 2007 through March 2007. The contract covers 600,000 MMBtu per month at a weighted average price of $8.00 to $16.24.
     Foreign Currency Exchange Rates. Because Helix operates in various oil and gas exploration and production regions in the world, Helix conducts a portion of its business in currencies other than the U.S. dollar (primarily with respect to Well Ops (U.K.) Limited and Helix Energy Limited). The functional currency for Well Ops (U.K.) Limited and Helix Energy Limited is the applicable local currency (British Pound). Although the revenues are denominated in the local currency, the effects of foreign currency fluctuations are partly mitigated because local expenses of such foreign operations also generally are denominated in the same currency. The impact of exchange rate fluctuations during the years ended December 31, 2005 and 2004, respectively, did not have a material effect on reported amounts of revenues or net income.
     Assets and liabilities of Well Ops (U.K.) Limited and Helix Energy Limited are translated using the exchange rates in effect at the balance sheet date, resulting in translation adjustments that are reflected in accumulated other comprehensive income (loss) in the shareholders’ equity section of Helix’s balance sheet. Approximately 10% of Helix’s assets are impacted by changes in foreign currencies in relation to the U.S. dollar. Helix recorded unrealized (losses) gains of $(11.4) million and $10.8 million to its equity account in the years ended December 31, 2005 and 2004, respectively, to reflect the net impact of the strengthening (2005) and the decline (2004) of the U.S. dollar against the British Pound. Beginning in 2004, deferred taxes have not been provided on foreign currency translation adjustments for operations where Helix considers its undistributed earnings of its principal non-U.S. subsidiaries to be permanently reinvested. As a result, cumulative deferred taxes on translation adjustments totaling approximately $6.5 million were reclassified from noncurrent deferred income taxes and accumulated other comprehensive income.
     Canyon Offshore, Helix’s ROV subsidiary, has operations in the Europe/West Africa and Asia/Pacific regions. Canyon conducts the majority of its operations in these regions in U.S. dollars which it considers the functional currency. When currencies other than the U.S. dollar are to be paid or received, the resulting transaction gain or loss is recognized in the statements of operations. These amounts for the years ended December 31, 2005 and 2004, respectively, were not material to Helix’s results of operations or cash flows.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     During its last two fiscal years, Helix has had no change in its independent accountants nor has Helix had any disagreements with its independent accountants on accounting and financial disclosure.

Directors and Executive Officers
     Directors of Helix
           Class I Directors (Continuing in Office until 2007)

Owen Kratz	Director since 1990
Chairman of the Board and Chief Executive Officer	age 51
Helix Energy Solutions Group, Inc.

Mr. Kratz is Chairman and Chief Executive Officer of Helix Energy Solutions Group, Inc. He was appointed Chairman in May 1998 and has served as Helix’s Chief Executive Officer since April 1997. Mr. Kratz served as President from 1993 until February 1999, and as a Director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Helix in 1984 and has held various offshore positions, including saturation diving supervisor, and has had management responsibility for client relations, marketing and estimating. Mr. Kratz has a Bachelor of Science degree in Biology and Chemistry from the State University of New York at Stony Brook.

Bernard J. Duroc-Danner	Director since 1999
Chairman of the Board, Chief Executive Officer and President	age 52
Weatherford International, Ltd.

Mr. Duroc-Danner has served on Helix’s Board of Directors since February 1999. He is the Chairman of the Board, Chief Executive Officer and President of Weatherford International Ltd., a provider of equipment and services used for the drilling, completion and production of oil and natural gas wells. Mr. Duroc-Danner also serves as a director of Dresser, Inc., a provider of highly engineered equipment and services, primarily for the energy industry; and Universal Compression, a provider of rental, sales, operations, maintenance and fabrication services and products to the domestic and international natural gas industry. Mr. Duroc-Danner holds a Ph.D. in economics from The Wharton School of the University of Pennsylvania.

John V. Lovoi	Director since 2003
Principal	age 45
JVL Partners

Mr. Lovoi has served as a Director since February 2003. He is a founder of JVL Partners, a private oil and gas investment partnership. Mr. Lovoi served as head of Morgan Stanley’s global oil and gas investment banking practice from 2000 to 2002, and was a leading oilfield services and equipment research analyst for Morgan Stanley from 1995-2000. Prior to joining Morgan Stanley in 1995, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as a director of KFX Inc., a clean energy technology company engaged in providing technology and service solutions to the power generation industry. Mr. Lovoi graduated from Texas A&M University with a bachelor of science degree in chemical engineering and received a M.B.A. from the University of Texas.
       Class II Directors (Continuing in Office Until 2006)

T. William Porter, III	Director since 2004
Chairman	age 64
Porter & Hedges, L.L.P.

Mr. Porter has served on Helix’s Board of Directors since March 2004. He is the Chairman and a founding partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. Mr. Porter also serves as a director of Copano Energy L.L.C., a midstream energy company with networks of natural gas gathering and intrastate transmission pipelines in the Texas Gulf Coast region, and U.S. Concrete, Inc., a value-added provider of ready-mixed concrete and related products and services to the construction industry in several major markets in the United States. Mr. Porter graduated with a B.B.A. in Finance from Southern Methodist University in 1963 and received his law degree from Duke University in 1966.

William L. Transier	Director since 2000
Co-Chief Executive Officer	age 51
Endeavour International Corporation

Mr. Transier has served on Helix’s Board of Directors since October 2000. He is Co-Chief Executive Officer of Endeavour International Corporation, an international oil and gas exploration and production company focused on the North Sea. He served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as

Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Prior thereto, Mr. Transier served in various roles including partner from June 1986 to April 1996 in the audit department of KPMG LLP. He graduated from the University of Texas with a B.B.A. in Accounting and has a M.B.A. from Regis University. He is also a director of Reliant Energy, Inc., a provider of electricity and energy services to retail and wholesale customers in the United States.
         Class III Directors (Continuing in Office Until 2008)

Martin Ferron	Director since 1998
President	age 49
Helix Energy Solutions Group, Inc.

Mr. Ferron has served on Helix’s Board of Directors since September 1998. He became President in February 1999 and has served as Chief Operating Officer since January 1998. Mr. Ferron has 25 years of worldwide experience in the oilfield industry, seven of which were in senior management positions with McDermott Marine Construction and Oceaneering International Services Limited immediately prior to his joining Helix. Mr. Ferron has a Civil Engineering degree from City University, London; a Masters Degree in Marine Technology from the University of Strathclyde, Glasgow; and a M.B.A. from the University of Aberdeen. Mr. Ferron is also a Chartered Civil Engineer.

Gordon F. Ahalt	Director since 1990
Retired Consultant	age 78

Mr. Ahalt has served on Helix’s Board of Directors since July 1990. Since 1982, Mr. Ahalt has been the President of GFA, Inc., a petroleum industry management and financial consulting firm. From 1977 to 1980, he was President of the International Energy Bank, London, England. From 1980 to 1982, he served as Senior Vice President and Chief Financial Officer of Ashland Oil Company. Prior thereto, he spent a number of years in executive positions with Chase Manhattan Bank. Mr. Ahalt also serves as a director of Bancroft & Elsworth Convertible Funds and other private investment funds. Mr. Ahalt received a B.S. Degree in Petroleum Engineering in 1951 from the University of Pittsburgh.

Anthony Tripodo	Director since 2003
Managing Director	age 53
Arch Creek Advisors LLC

Mr. Tripodo has served on Helix’s Board of Directors since February 2003. He is a Managing Director of Arch Creek Advisors LLC, a Houston based investment banking firm. From 2002 to 2003, Mr. Tripodo was Executive Vice President of Veritas DGC, Inc., an international oilfield service company specializing in geophysical services. Prior to becoming Executive Vice President, he was President of Veritas DGC’s North and South American Group, which consists of four operating divisions: marine acquisition, processing, exploration services and multi-client data library. From 1997 to 2001, he was Executive Vice President, Chief Financial Officer and Treasurer of Veritas. Previously, Mr. Tripodo served 16 years in various executive capacities with Baker Hughes, including serving as Chief Financial Officer of both the Baker Performance Chemicals and the Baker Oil Tools divisions. Mr. Tripodo also serves as a director of Petroleum Geo-Services, a Norwegian based oilfield services company and Vetco International Limited, a London based oilfield services company. He graduated summa cum laude with a bachelor of arts degree from St. Thomas University.
   Executive Officers of Helix
     The executive officers of Helix are as follows:

Name	Age	Position
Owen Kratz	51	Chairman and Chief Executive Officer and Director
Martin R. Ferron	49	President and Director
Bart H. Heijermans	39	Executive Vice President and Chief Operating Officer
James Lewis Connor, III	48	Senior Vice President, General Counsel and Corporate Secretary
A. Wade Pursell	41	Senior Vice President, Chief Financial Officer and Treasurer
Lloyd A. Hajdik	40	Vice President - Corporate Controller and Chief Accounting Officer
     See “-Directors of Helix” above for the past business experience of Messrs. Kratz and Ferron.
     Bart H. Heijermans became Executive Vice President and Chief Operating Officer of Helix in September 2005. Prior to joining Helix, Mr. Heijermans worked as Senior Vice President Offshore and Gas Storage for Enterprise

Products Partners, L.P. from 2004 to 2005 and previously from 1998 to 2004 was Vice President Commercial and Vice President Operations and Engineering for GulfTerra Energy Partners, L.P. Before his employment with GulfTerra, Mr. Heijermans held various positions with Royal Dutch Shell in the United States, the United Kingdom and the Netherlands. Mr. Heijermans received a Master of Science degree in Civil and Structural Engineering from the University of Delft, the Netherlands and is a graduate of the Harvard Business School Executive Program.
     James Lewis Connor, III became Senior Vice President and General Counsel of Helix in May 2002 and Corporate Secretary in July 2002. He had previously served as Deputy General Counsel since May 2000. Mr. Connor has been involved with the oil and gas industry for over 20 years, including nearly 15 years in his capacity as legal counsel to both companies and individuals. Prior to joining Helix, Mr. Connor was a Senior Counsel at El Paso Production Company (formerly Sonat Exploration Company) from 1997 to 2000 and previously from 1995 to 1997 was a senior associate in the oil, gas and energy law section of Hutcheson & Grundy, L.L.P. Mr. Connor received his Bachelor of Science degree from Texas A&M University in 1979 and his law degree, with honors, from the University of Houston in 1991.
     A. Wade Pursell is Senior Vice President and Chief Financial Officer of Helix Energy Solutions Group, Inc. In this capacity, which he was appointed to in October 2000, Mr. Pursell oversees the finance, treasury, accounting, tax, administration and corporate planning functions. He joined Helix in May 1997, as Vice President — Finance and Chief Accounting Officer. From 1988 through 1997 he was with Arthur Andersen LLP, lastly as an Experienced Manager specializing in the offshore services industry. Mr. Pursell received a Bachelor of Science degree from the University of Central Arkansas.
     Lloyd A. Hajdik joined the Company in December 2003 as Vice President — Corporate Controller and became Chief Accounting Officer in February 2004. From January 2002 to November 2003 he was Assistant Corporate Controller for Houston-based NL Industries, Inc. Prior to NL Industries, Mr. Hajdik served as Senior Manager of SEC Reporting and Accounting Services for Compaq Computer Corporation from 2000 to 2002, and as Controller for Halliburton’s Baroid Drilling Fluids and Zonal Isolation product service lines from 1997 to 2000. Mr. Hajdik served as Controller for Engineering Services for Cliffs Drilling Company from 1995 to 1997 and was with Ernst & Young in the audit practice from 1989 to 1995. Mr. Hajdik graduated from Texas State University – San Marcos (formerly Southwest Texas State University) receiving a Bachelor of Business Administration degree. Mr. Hajdik is a Certified Public Accountant and a member of the Texas Society of CPAs as well as the American Institute of Certified Public Accountants.
Certain Relationships and Related Transactions
     In April 2000, ERT acquired a 20% working interest in Gunnison, a Deepwater Gulf of Mexico prospect of Kerr-McGee Oil & Gas Corp. Financing for the exploratory costs of approximately $20 million was provided by an investment partnership (OKCD Investments, Ltd. or “OKCD”), the investors of which include current and former Helix senior management, in exchange for a revenue interest that is an overriding royalty interest of 25% of Helix’s 20% working interest. Production began in December 2003. Payments to OKCD from ERT totaled $28.1 million in the year ended December 31, 2005. Helix’s Chief Executive Officer, as a Class A limited partner of OKCD, personally owns, either directly or indirectly, approximately 67% of the partnership equity. Other executive officers of the Company own approximately 6% combined of the partnership equity. OKCD has also awarded Class B limited partnership interests to key Helix employees.
Executive Compensation
     The following table provides a summary of the cash and non-cash compensation for each of the last three years ended December 31, 2005 for each of (i) the chief executive officer and (ii) each of the five most highly compensated executive officers of Helix during 2005 other than the chief executive officer.

     Summary Compensation Table

		Annual Compensation (1)		Long Term Compensation
				Dollar Value	Securities	All Other
				of Restricted	Underlying	Compensation
Name and Principal Position	Year	Salary	Bonus (2)	Stock Awards	Options	(3)
Owen Kratz	2005	$389,423	$529,759	$1,164,155	—	$5,250
Chairman and	2004	350,000	467,608	—	33,500	5,125
Chief Executive Officer	2003	335,416	123,750	—	39,579	5,000
Martin R. Ferron	2005	389,423	529,759	1,164,155	—	5,250
President	2004	250,000	209,394	—	21,900	5,125
	2003	239,583	63,800	—	14,146	5,000
Bart H. Heijermans (4)	2005	113,333	120,000	3,728,423	—	—
Executive Vice President	2004	—	—	—	—	—
and Chief Operating Officer	2003	—	—	—	—	—
A. Wade Pursell	2005	221,037	197,353	400,000	—	5,250
Senior Vice President	2004	200,000	164,248	—	13,400	5,125
and Chief Financial Officer	2003	193,750	45,500	—	12,265	4,844
James Lewis Connor, III	2005	189,728	204,592	225,392	—	5,250
Senior Vice President	2004	171,000	128,489	—	11,700	5,125
and General Counsel	2003	133,752	122,582	—	—	4,601
Lloyd A. Hajdik	2005	143,654	106,984	65,123	—	5,250
Vice President – Corporate Controller	2004	140,000	80,000	—	—	3,800
and Chief Accounting Officer	2003	11,667	—	—	10,000	—

     (1) The Bonus reflected in a fiscal year is based on that year’s performance.
     (2) In each of the years included in the table, the Named Executive Officers were eligible for annual incentives, based on achievement of certain individual performance criteria and corporate profit-sharing incentives, under the Compensation Committee approved Senior Management Compensation Plan. The actual bonus payments to the Named Executive Officers consisted of bonuses based on individual performance objectives together with departmental and Company criteria based on the attainment of pre-established revenue and profit goals by Helix as a whole. The exact amount of the bonus paid to the Named Executive Officers was determined by the Compensation Committee.
     (3) Consists of matching contributions by Helix through its 401(k) Plan. Helix’s Retirement Plan is a 401(k) retirement savings plan under which Helix currently matches 50% of employees’ pre-tax contributions up to 5% of salary (including bonus) subject to contribution limits.
     (4) Mr. Heijermans’ employment with Helix began on September 1, 2005.
     Option Grants in Last Fiscal Year
          The were no options granted to the Named Executive Officers during the fiscal year ended December 31, 2005.
     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Securities	Dollar Value of Unexercised
	Number of Shares		Underlying Unexercised Options	In-the-Money Options at
	Acquired	Dollar Value	Fiscal Year-End	Fiscal Year-End
Name	on Exercise	Realized	Exercisable / Unexercisable	Exercisable/Unexercisable
Owen Kratz	230,000	$3,301,469	615,063 / 101,095	$7,741,748 / $1,249,134
Martin R. Ferron	78,420	$2,397,602	— / 52,012	— / $1,281,744
Bart H. Heijermans	—	—	— / —	— / —
A. Wade Pursell	4,800	$72,666	73,172 / 36,158	$572,061 / $563,319
James Lewis Connor, III	28,680	$507,411	— / 42,720	— / $737,763
Lloyd A. Hajdik	6,000	$113,220	2,000 / 12,000	$39,140 / $156,560

  Summary of Employment Contracts
     All of Helix’s Named Executive Officers, other than Mr. Hajdik, have entered into employment agreements with Helix.
     Helix and Mr. Kratz entered into a multi-year employment agreement (the “Kratz Employment Agreement”) effective February 28, 1999. Mr. Kratz is entitled to participate in all profit sharing, incentive, bonus and other employee benefit plans made available to Helix’s executive officers, but does not have the right to cause Helix to purchase his shares. The Kratz Employment Agreement contains the “Good Cause” and “Change of Control” provisions described below. At the end of Mr. Kratz’s employment with Helix, Helix may, in its sole discretion under the Kratz Employment Agreement, elect to trigger a non-competition covenant pursuant to which Mr. Kratz will be prohibited from competing with Helix in various geographic areas for a period of up to five years. The amount of the non-competition payment to Mr. Kratz under the Kratz Employment Agreement will be his then base salary plus insurance benefits for the non-competition period.
     Each of Messrs. Ferron, Heijermans, Pursell and Connor’s employment contracts have similar terms involving salary, bonus and benefits (with amounts that vary due to their responsibilities), but none of them have the right to cause Helix to purchase his shares. Each of these executive employment agreements provide, among other things, that if Helix pays specific amounts, then until the first or second anniversary date of termination of the executive’s employment with Helix (depending on the event of termination), the executive shall not, directly or indirectly either for himself or any other individual or entity, participate in any business which engages or which proposes to engage in the business of providing diving services in the Gulf of Mexico or any other business actively engaged in by us on the date of termination of employment, so long as Helix continues to make payments to such executive, including his base salary and insurance benefits received by senior executives of Helix. Helix has also entered into employment agreements with the some of its other senior officers substantially similar to the above agreements.
     If a Named Executive Officer, other than Mr. Hajdik, terminates his employment for “Good Cause” or is terminated without cause during the two year period following a “Change of Control,” Helix would (a) make a lump sum payment to him of two times the sum of the annual base salary and annual bonus paid to the officer with respect to the most recently completed fiscal year, (b) all options and restricted stock held by such officer under the Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan and its predecessor, the Cal Dive International, Inc. 1995 Long Term Incentive Plan, as amended, would vest, and (c) he would continue to receive welfare plan and other benefits for a period of two years or as long as such plan or benefits allow. For the purposes of the employment agreements, “Good Cause” includes both that (a) the chief executive officer or chief operating officer shall cease employment with Helix and (b) one of the following: (i) a material change in the officer’s position, authority, duties or responsibilities, (ii) changes in the office or location at which he is based without his consent (such consent not to be unreasonably withheld), or (iii) certain breaches of the agreement. Each agreement also provides for payments to officers as part of any “Change of Control.” A “Change of Control” for purposes of the agreements would occur if a person or group becomes the beneficial owner, directly or indirectly, of securities of Helix representing forty-five percent (45%) or more of the combined voting power of Helix’s then outstanding securities. The agreements provided that if any payment to one of the covered officers will be subject to any excise tax under Code Section 4999, a “gross-up” payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable.
Beneficial Ownership of Helix’s Common Stock
     Five Percent Owners. The following table sets forth information as to the only persons (or entities) known by Helix to have beneficial ownership, as of December 31, 2005, of more than 5% of the outstanding shares of Helix common stock, other than Owen Kratz whose beneficial ownership is disclosed below under “Management Shareholdings.” As of March 21, 2006, Helix had 78,400,284 shares outstanding. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information filed with the Securities and Exchange Commission and furnished to Helix by the person listed. To Helix’s knowledge, except as otherwise indicated below, all shares shown as beneficially owned are held with sole voting power and sole dispositive power.

	Shares Beneficially	Percent of
Name and Address	Owned	Common Shares
Neuberger Berman, LLC	6,512,827	8.38%
605 Third Avenue
New York, New York 10158
Notes: Neuberger Berman Inc. filed a Schedule 13G/A on February 21, 2006, since it owns 100% of both Neuberger Berman, LLC and Neuberger Berman Management Inc. Based on the Schedule 13G/A, Neuberger Berman, Inc. has sole voting power with respect to 231,039 of these shares, shared voting power with respect to 4,936,040 of these shares and shared dispositive power with respect to all of these shares. The remaining balance of 1,345,748 shares included in the table are for individual client accounts over which Neuberger Berman, LLC has shared dispositive power but no power to vote. Neuberger Berman, LLC, a wholly owned subsidiary of Neuberger Berman, Inc. and an investment advisor and broker/dealer with discretion, is deemed to be a beneficial owner for purpose of Rule 13(d) since it has shared power to make decisions whether to retain or dispose, and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger Berman, LLC does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. With regard to the 4,936,040 shares with respect to which there is shared voting power, 4,786,600 shares outstanding are beneficially owned by Neuberger Berman Genesis Fund Portfolio, a series of Neuberger Berman Equity Funds. Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be beneficial owners for purposes of Rule 13(d) since they both have shared power to make decisions whether to retain or dispose and vote the securities. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-adviser and investment manager, respectively, of Neuberger Berman’s various mutual funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. With regard to the balance of the 149,440 shares, Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be the beneficial owners for the purposes of Rule 13(d), since they have power to make decisions whether to retain or dispose of securities held by Neuberger Berman’s various other funds. Neuberger Berman, LLC is the sub-advisor to the aforementioned funds. No other Neuberger Berman, LLC advisory client has an interest of more than 5% of the issuer.
     Management Shareholdings. The following table shows the number of shares of Helix common stock beneficially owned as of March 21, 2006 by Helix’s Directors and six highest paid executive officers identified in the Summary Compensation Table below (“Named Executive Officers”), and all Directors and executive officers as a group.

		Of Shares Beneficially
	Amount and Nature of	Owned, Amount that May
	Beneficial	Be Acquired Within 60 Days
Name of Beneficial Owner	Ownership (1) (2)	by Option Exercise
Owen Kratz (3)	5,995,979	15,832
Martin R. Ferron (4)	242,468	5,657
Bart H. Heijermans	133,738	—
A. Wade Pursell (5)	143,984	83,438
James Lewis Connor, III	34,609	4,680
Lloyd A. Hajdik	10,310	2,000
Gordon F. Ahalt	113,000	88,000
Bernard Duroc-Danner	37,189	35,200
John V. Lovoi	58,302	52,800
T. William Porter	17,600	17,600
William L. Transier	11,982	—
Anthony Tripodo	36,651	30,800

Total	6,835,812	336,007

(1)	Only one Director or executive officer, Owen Kratz, beneficially owns more than 1% of the shares outstanding. Mr. Kratz owns approximately 7.61% of the outstanding shares. Helix’s Directors and Named Executive Officers as a group beneficially own 6,835,812 shares (including shares that are not outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days), which represents approximately 8.68% of the shares outstanding.

(2)	Amounts include the shares shown in the last column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 21, 2006 (i.e., on or before June 9, 2006). With respect to employees other than Mr. Kratz, amounts include shares held through Helix’s Employee Stock Purchase Plan.

(3)	Mr. Kratz disclaims beneficial ownership of 1,000,000 shares included in the above table, which are held by Joss Investments Limited Partnership, an entity of which he is a General Partner.

(4)	Mr. Ferron disclaims beneficial ownership of 43,340 shares included in the above table, which are held by the Uncle John Limited Partnership, a family limited partnership of which he is a General Partner.

(5)	Mr. Pursell disclaims beneficial ownership of 15,000 shares included in the above table, which are held by the WT Kona Redbird Limited Partnership, a family limited partnership of which he is a General Partner.

INFORMATION ABOUT REMINGTON
General Development of Remington’s Business
     Remington is an independent oil and gas exploration and production company incorporated in the State of Delaware. Its oil and gas properties are located in the United States in the offshore and onshore regions of the Gulf Coast, and it treats all of these areas as one line of business. Remington began as OKC Limited Partnership in 1981. In 1992, it converted to a corporation named Box Energy Corporation, and changed its name to Remington Oil and Gas Corporation in 1997. Headquartered in Dallas, Texas, Remington had assets of approximately $586 million as of December 31, 2005.
     Remington identifies prospective oil and gas properties primarily by using 3-D seismic technology. After acquiring an interest in a prospective property, Remington drills one or more exploratory wells. If the exploratory wells find commercial oil and/or gas, Remington completes the wells and begins producing the oil or gas. Because most of Remington’s operations are located in the offshore Gulf of Mexico, Remington must install facilities such as offshore platforms and gathering pipelines in order to produce the oil and gas and deliver it to the marketplace. Certain properties require additional drilling to fully develop the oil and gas reserves and maximize the production from a particular discovery. In order to increase its oil and gas reserves and production, Remington continually reinvests its net operating cash flow into new or existing exploration, development, and acquisition activities.
     Remington shares ownership in its oil and gas properties with various industry participants. Remington currently operates the majority of its offshore properties. An operator is generally able to maintain a greater degree of control over the timing and amount of capital expenditures than can a non-operating interest owner.
     Remington’s long-term strategy is to increase its oil and gas reserves and production while keeping its finding and development costs and operating costs competitive with its industry peers. Remington implements this strategy through drilling exploratory and development wells from an inventory of available prospects that it has evaluated for geologic and mechanical risk and future reserve potential. Remington’s drilling program contains some high risk/high reserve potential opportunities as well as some lower risk/lower reserve potential opportunities, in order to attempt to deliver a balanced program of reserve and production growth. Success of this strategy is contingent on various risk factors as discussed in Remington’s filings with the SEC.
     Additional information concerning Remington is included in the Remington documents filed with the SEC and incorporated by reference in this document. See “Where You Can Find More Information” on page 176.
Directors and Executive Officers
     For information regarding Remington’s directors and executive officers, please see Remington’s Annual Report on Form 10-K, as amended by Form 10-K/A, which is incorporated by reference in this proxy statement/prospectus.
Beneficial Ownership of Remington’s Common Stock
     For information regarding beneficial ownership of Remington’s common stock, please see Remington’s Annual Report on Form 10-K, as amended by Form 10-K/A, which is incorporated by reference in this proxy statement/prospectus.

HELIX’S HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Helix Energy Solutions Group, Inc.
          We have audited the accompanying consolidated balance sheets of Helix Energy Solutions Group, Inc. (formerly Cal Dive International, Inc.) and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Helix Energy Solutions Group, Inc. and Subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
          As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” in 2003.
/s/ ERNST & YOUNG LLP
Houston, Texas
March 14, 2006

HELIX ENERGY SOLUTIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$91,080	$91,142
Accounts receivable —
Trade, net of allowance for uncollectible accounts $585 and $7,768	197,046	95,732
Unbilled revenue	31,012	18,977
Deferred income taxes	8,861	12,992
Other current assets	44,054	35,118

Total current assets	372,053	253,961

Property and equipment	1,259,014	861,281
Less — Accumulated depreciation	(342,652)	(276,864)

	916,362	584,417

Other assets:
Equity investments	179,556	67,192
Goodwill, net	101,731	84,193
Other assets, net	91,162	48,995

	$1,660,864	$1,038,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,445	$56,047
Accrued liabilities	145,752	75,502
Current maturities of long-term debt	6,468	9,613

Total current liabilities	251,665	141,162

Long-term debt	440,703	138,947
Deferred income taxes	167,295	133,777
Decommissioning liabilities	106,317	79,490
Other long term liabilities	10,584	5,090

Total liabilities	976,564	498,466

Convertible preferred stock	55,000	55,000
Commitments and contingencies
Shareholders’ equity:
Common stock, no par, 240,000 shares authorized, 104,898 and 104,040 shares issued	233,537	212,608
Retained earnings	408,748	258,634
Treasury stock, 27,204 shares, at cost	(3,741)	(3,741)
Unearned compensation	(7,515)	—
Accumulated other comprehensive (loss) income	(1,729)	17,791

Total shareholders’ equity	629,300	485,292

	$1,660,864	$1,038,758

The accompanying notes are an integral part of these consolidated financial statements.

HELIX ENERGY SOLUTIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003
Net revenues	$799,472	$543,392	$396,269
Cost of sales	516,400	371,480	304,186

Gross profit	283,072	171,912	92,083

Gain on sale of assets	1,405	—	—
Selling and administrative expenses	62,790	48,881	35,922

Income from operations	221,687	123,031	56,161
Equity in earnings (losses) of investments	13,459	7,927	(87)
Net interest expense and other	7,559	5,265	3,403

Income before income taxes and change in accounting principle.	227,587	125,693	52,671
Provision for income taxes	75,019	43,034	18,993

Income before change in accounting principle	152,568	82,659	33,678
Cumulative effect of change in accounting principle, net	—	—	530

Net income	152,568	82,659	34,208
Preferred stock dividends and accretion	2,454	2,743	1,437

Net income applicable to common shareholders	$150,114	$79,916	$32,771

Earnings per common share
Basic:
Earnings per share before change in accounting principle	$1.94	$1.05	$0.43
Cumulative effect of change in accounting principle	—	—	0.01

Earnings per share	$1.94	$1.05	$0.44

Diluted:
Earnings per share before change in accounting principle	$1.86	$1.03	$0.43
Cumulative effect of change in accounting principle	—	—	0.01

Earnings per share	$1.86	$1.03	$0.44

Weighted average common shares outstanding:
Basic	77,444	76,409	75,479
Diluted	82,205	79,062	75,688
The accompanying notes are an integral part of these consolidated financial statements.

HELIX ENERGY SOLUTIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

							Accumulated Other	Total
	Common Stock		Retained	Treasury Stock		Unearned	Comprehensive	Shareholders’
	Shares	Amount	Earnings	Shares	Amount	Compensation	Income (Loss)	Equity
Balance, December 31, 2002	102,120	$195,405	$145,947	(27,204)	$(3,741)	$—	$(94)	$337,517
Comprehensive income:
Net income	—	—	34,208	—	—	—	—	34,208
Foreign currency translation adjustments	—	—	—	—	—	—	5,044	5,044
Unrealized gain on commodity hedges, net	—	—	—	—	—	—	1,215	1,215

Comprehensive income								40,467

Convertible preferred stock dividends	—	—	(981)	—	—	—	—	(981)
Accretion of preferred stock costs	—	—	(456)	—	—	—	—	(456)
Activity in company stock plans, net	800	3,940	—	—	—	—	—	3,940
Tax benefit from exercise of stock options	—	654	—	—	—	—	—	654

Balance, December 31, 2003	102,920	199,999	178,718	(27,204)	(3,741)	—	6,165	381,141
Comprehensive income:
Net income	—	—	82,659	—	—	—	—	82,659
Foreign currency translations adjustments	—	—	—	—	—	—	10,780	10,780
Unrealized gain on commodity hedges, net	—	—	—	—	—	—	846	846

Comprehensive income								94,285

Convertible preferred stock dividends	—	—	(1,620)	—	—	—	—	(1,620)
Accretion of preferred stock costs	—	—	(1,123)	—	—	—	—	(1,123)
Activity in company stock plans, net	1,120	10,481	—	—	—	—	—	10,481
Tax benefit from exercise of stock options	—	2,128	—	—	—	—	—	2,128

Balance, December 31, 2004	104,040	212,608	258,634	(27,204)	(3,741)	—	17,791	485,292
Comprehensive income:
Net income	—	—	152,568	—	—	—	—	152,568

Foreign currency translations adjustments	—	—	—	—	—	—	(11,393)	(11,393)
Unrealized loss on commodity hedges, net	—	—	—	—	—	—	(8,127)	(8,127)

Comprehensive income								133,048

Convertible preferred stock dividends	—	—	(2,454)	—	—	—	—	(2,454)
Activity in company stock plans, net	858	16,527	—	—	—	(7,515)	—	9,012
Tax benefit from exercise of stock options	—	4,402	—	—	—	—	—	4,402

Balance, December 31, 2005	104,898	$233,537	$408,748	(27,204)	$(3,741)	$(7,515)	$(1,729)	$629,300

The accompanying notes are an integral part of these consolidated financial statements.

HELIX ENERGY SOLUTIONS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$152,568	$82,659	$34,208
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	—	(530)
Depreciation and amortization	110,683	104,405	70,793
Asset impairment charge	790	3,900	—
Equity in (earnings) losses of investments, net of distributions	(2,851)	(469)	87
Amortization of deferred financing costs	1,126	1,344	340
Amortization of unearned compensation	1,406	—	—
Deferred income taxes	42,728	42,046	18,493
Tax benefit of stock option exercises	4,402	2,128	654
(Gain) loss on sale of assets	(1,405)	100	45
Changes in operating assets and liabilities:
Accounts receivable, net	(107,163)	(17,397)	(20,256)
Other current assets	(6,997)	(23,294)	5,038
Accounts payable and accrued liabilities	64,625	43,292	(9,808)
Other noncurrent, net	(17,480)	(11,907)	(11,648)

Net cash provided by operating activities	242,432	226,807	87,416

Cash flows from investing activities:
Capital expenditures	(361,487)	(50,123)	(93,160)
Acquisition of businesses, net of cash acquired	(66,586)	—	(407)
Investments in production facilities	(111,060)	(32,206)	(1,917)
Distributions from equity investments, net	10,492	—	—
(Increase) decrease in restricted cash	(4,431)	(20,133)	73
Proceeds from (payments on) sales of property	5,617	(100)	200
Other, net	(2,470)	—	—

Net cash used in investing activities	(529,925)	(102,562)	(95,211)

Cash flows from financing activities:
Borrowings on Convertible Senior Notes	300,000	—	—
Sale of convertible preferred stock, net of transaction costs	—	29,339	24,100
Borrowings under MARAD loan facility	2,836	—	—
Repayment of MARAD borrowings	(4,321)	(2,946)	(2,767)
Repayments on line of credit	—	(30,189)	(22,402)
Deferred financing costs	(11,678)	(4,550)	(208)
Borrowings on term loan	—	—	5,730
Repayments of term loan borrowings	—	(35,000)	—
Borrowings on capital leases	—	—	12,000
Capital lease payments	(2,859)	(3,647)	(2,430)
Preferred stock dividends paid	(2,200)	(1,620)	(981)
Redemption of stock in subsidiary	(2,438)	(2,462)	(2,676)
Exercise of stock options	8,726	11,038	3,570

Net cash provided by (used in) financing activities	288,066	(40,037)	13,936

Effect of exchange rate changes on cash and cash equivalents	(635)	556	237
Net (decrease) increase in cash and cash equivalents	(62)	84,764	6,378
Cash and cash equivalents:
Balance, beginning of year	91,142	6,378	—

Balance, end of year	$91,080	$91,142	$6,378

The accompanying notes are an integral part of these consolidated financial statements.

HELIX ENERGY SOLUTIONS GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
     Effective March 6, 2006, Cal Dive International, Inc. changed its name to Helix Energy Solutions Group, Inc. (“Helix” or the “Company”). Helix, headquartered in Houston, Texas is an energy services company specializing in Marine Contracting development on the Outer Continental Shelf and in the Deepwater (including subsea construction, provision of production facilities, well operations and reservoir and well engineering) and providing oil and gas companies with alternatives to traditional approaches including equity or production sharing in offshore properties through our Oil & Gas Production and Production Facilities segments. Within its Deepwater and Shelf Contracting segments, Helix operates primarily in the Gulf of Mexico (Gulf), the North Sea and Asia/Pacific regions, with services that cover the lifecycle of an offshore oil or gas field. Helix’s current diversified fleet of 33 vessels (one of which is leased) and 29 remotely operated vehicles (ROVs) and trencher systems perform services that support drilling, well completion, intervention, construction and decommissioning projects involving pipelines, production platforms, risers and subsea production systems. The Company also has a significant investment in offshore oil and gas production (through its wholly owned subsidiary Energy Resource Technology, Inc.) as well as production facilities. Operations in the Production Facilities segment began in 2004 with the Marco Polo field coming online and the completion of the tension leg platform owned by Deepwater Gateway, L.L.C.. The Production Facilities segment is currently accounted for under the equity method of accounting and includes the Company’s 50% investment in Deepwater Gateway, L.L.C., and its 20% investment in Independence Hub, LLC. Helix’s customers include major and independent oil and gas producers, pipeline transmission companies and offshore engineering and construction firms. See discussion of segment reporting in footnote 14.
2. Summary of Significant Accounting Policies
Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company accounts for its 50% interest in Deepwater Gateway, L.L.C., its 20% interest in Independence Hub, LLC and its 40% interest in Offshore Technology Solutions Limited (“OTSL”), a Trinidad and Tobago entity, under the equity method of accounting as the Company does not have voting or operational control of these entities.
     Certain reclassifications were made to previously reported amounts in the consolidated financial statements and notes thereto to make them consistent with the current presentation format. See footnote 13 for discussion of two-for-one stock split in December 2005.
Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis the Company evaluates its estimates including those related to bad debts, investments, intangible assets and goodwill, property plant and equipment, oil and gas reserves, decommissioning liabilities, income taxes, worker’s compensation insurance and contingent liabilities. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Goodwill and Other Intangible Assets
     The Company tests for the impairment of goodwill and other indefinite-lived intangible assets on at least an annual basis. The Company’s goodwill impairment test involves a comparison of the fair value of each of the Company’s reporting units with its carrying amount. The fair value is determined using discounted cash flows and other market-related valuation models, such as earnings multiples and comparable asset market values. The Company completed its annual goodwill impairment test as of November 1, 2005. The Company’s goodwill impairment test involves a comparison of the fair value of each of the Company’s reporting units with its carrying amount. Goodwill of $73.9 million and $69.2 million related to the Company’s Deepwater Contracting segment as of December 31, 2005 and 2004, respectively. Goodwill of $27.8 million and $15.0 million related to the Company’s Shelf Contracting segment as of December 31, 2005 and 2004, respectively. None of the Company’s goodwill was impaired based on the impairment test performed as of November 1, 2005 (the annual impairment test excluded the goodwill and other indefinite-lived intangible assets acquired in the Stolt Offshore and Helix Energy Limited acquisitions which closed in November 2005). The Company will continue to test its goodwill and other indefinite-lived intangible assets annually on a consistent measurement date unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
Property and Equipment
     Property and equipment, both owned and under capital leases, are recorded at cost. Depreciation is provided primarily on the straight-line method over the estimated useful lives of the assets.
     All of the Company’s interests in oil and gas properties are located offshore in United States waters. The Company follows the successful efforts method of accounting for its interests in oil and gas properties. Under the successful efforts method, the costs of successful wells and leases containing productive reserves are capitalized. Costs incurred to drill and equip development wells, including unsuccessful development wells, are capitalized. Costs incurred relating to unsuccessful exploratory wells are expensed in the period the drilling is determined to be unsuccessful.
     Energy Resource Technology, Inc. (“ERT”) acquisitions of producing offshore properties are recorded at the value exchanged at closing together with an estimate of its proportionate share of the discounted decommissioning liability assumed in the purchase based upon its working interest ownership percentage. In estimating the decommissioning liability assumed in offshore property acquisitions, the Company performs detailed estimating procedures, including engineering studies. The resulting decommissioning liability is reflected on the face of the balance sheet at fair value on a discounted basis. All capitalized costs are amortized on a unit-of-production basis (UOP) based on the estimated remaining oil and gas reserves. Properties are periodically assessed for impairment in value, with any impairment charged to expense.
     The evaluation of the Company’s oil and gas reserves is critical to the management of its oil and gas operations. Decisions such as whether development of a property should proceed and what technical methods are available for development are based on an evaluation of reserves. These oil and gas reserve quantities are also used as the basis for calculating the unit-of-production rates for depreciation, depletion and amortization, evaluating impairment and estimating the life of the producing oil and gas properties in decommissioning liabilities. The Company’s proved reserves are classified as either proved developed or proved undeveloped. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves include reserves expected to be recovered from new wells from undrilled proven reservoirs or from existing wells where a significant major expenditure is required for completion and production.
     The following is a summary of the components of property and equipment (dollars in thousands):

	Estimated
	Useful Life	2005	2004
Vessels	15 to 30 years	$609,558	$506,262
Offshore oil and gas leases and related equipment	UOP	601,866	328,071
Machinery, equipment, buildings and leasehold improvements	5 to 30 years	47,590	26,948

Total property and equipment		$1,259,014	$861,281

     The cost of repairs and maintenance is charged to operations as incurred, while the cost of improvements is capitalized. Total repair and maintenance charges were $24.0 million, $17.0 million and $14.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.
     For long-lived assets to be held and used, excluding goodwill, the Company bases its evaluation of recoverability on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of the asset at the lowest level for which identifiable cash flows exist. The Company’s marine vessels are assessed on a vessel by vessel basis, while the Company’s ROVs are grouped and assessed by asset class. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted cash flows. The Company recorded an impairment charge of $1.9 million (included in Shelf Contracting cost of sales) in December 2004 on certain Shelf Contracting vessels that met the impairment criteria. These assets were subsequently sold in December 2005 and January 2006, respectively, for an aggregate gain on the disposals of approximately $322,000.
     Assets are classified as held for sale when the Company has a plan for disposal of certain assets and those assets meet the held for sale criteria. During the fourth quarter of 2004, the Company classified a certain Shelf Contracting vessel and other Deepwater Contracting property and equipment intended to be disposed of within a twelve month period as assets held for sale totaling $5.0 million (included in other current assets at December 31, 2004).
     In July 2005, the Company completed the sale of a certain Shelf Contracting DP ROV Support vessel, the Merlin, for $2.3 million in cash that was previously included in assets held for sale. The Company recorded an additional impairment of $790,000 on the vessel in June 2005.
     In March 2005, the Company completed the sale of certain Deepwater Contracting property and equipment for $4.5 million that was previously included in assets held for sale. Proceeds from the sale consisted of $100,000 cash and a $4.4 million promissory note bearing interest at 6% per annum due in semi-annual installments beginning September 30, 2005 through March 31, 2010. In addition to the asset sale, the Company entered into a five year services agreement with the purchaser whereby the Company has committed to provide the purchaser with a specified amount of services for its Gulf of Mexico fleet on an annual basis ($8 million per year). The measurement period related to the services agreement begins with the twelve months ending June 30, 2006 and continues every six months until the contract ends on March 31, 2010. Further, the promissory note stipulates that should the Company not meet its annual services commitment the purchaser can defer its semi-annual principal and interest payment for six months. The Company determined that the estimated gain on the sale of approximately $2.5 million should be deferred and recognized as the principal and interest payments are received from the purchaser over the course of the promissory note. The first installment on the $4.4 million promissory note was received in October 2005 and $210,000 was recognized as a partial gain on the sale.
Recertification Costs and Deferred Drydock Charges
     The Company’s Deepwater and Shelf Contracting vessels are required by regulation to be recertified after certain periods of time. These recertification costs are incurred while the vessel is in drydock where other routine repairs and maintenance are performed and, at times, major replacements and improvements are performed. The Company expenses routine repairs and maintenance as they are incurred. Recertification costs can be accounted for in one of three ways: (1) defer and amortize, (2) accrue in advance, or (3) expense as incurred. The Company defers and amortizes recertification costs over the length of time in which the recertification is expected to last, which is generally 30 months. Major replacements and improvements, which extend the vessel’s economic useful life or functional operating capability, are capitalized and depreciated over the vessel’s remaining economic useful life. Inherent in this process are estimates the Company makes regarding the specific cost incurred and the period that the incurred cost will benefit.
     The Company accounts for regulatory (U.S. Coast Guard, American Bureau of Shipping and Det Norske Veritas) related drydock inspection and certification expenditures by capitalizing the related costs and amortizing them over the 30-month period between regulatory mandated drydock inspections and certification. As of December 31, 2005 and 2004, capitalized deferred drydock charges (included in other assets, net) totaled $18.3 million and $10.0 million, respectively. During the years ended December 31, 2005, 2004 and 2003, drydock amortization expense was $8.9 million, $4.9 million and $4.1 million, respectively.
Accounting for Decommissioning Liabilities
     On January 1, 2003, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, which addresses the financial accounting and reporting obligations and retirement costs related to the retirement of tangible long-lived assets. Among other things, SFAS No. 143 requires oil and gas companies to reflect decommissioning liabilities (dismantlement and abandonment of oil and gas wells and offshore platforms) on the face of the balance sheet at fair value on a discounted basis. Prior to January 1, 2003, the Company reflected this liability on the balance sheet on an undiscounted basis.
     The adoption of SFAS No. 143 resulted in a cumulative effect adjustment as of January 1, 2003 to record (i) a $33.1 million decrease in the carrying values of proved properties, (ii) a $7.4 million decrease in accumulated depreciation, depletion and amortization of property and equipment, (iii) a $26.5 million decrease in decommissioning liabilities and (iv) a $0.3 million increase in deferred income tax liabilities. The net impact of items (i) through (iv) was to record a gain of $0.5 million, net of tax, as a cumulative effect adjustment of a change in accounting principle in the Company’s consolidated statements of operations upon adoption on January 1, 2003. The Company has no material assets that are legally restricted for purposes of settling its decommissioning liabilities other than the $27.0 million of restricted cash in escrow (see Statement of Cash Flow Information in this footnote).
     The pro forma effects of the application of SFAS No. 143 are presented below (in thousands, except per share amounts):

Year Ended
December 31,
2003
Net income applicable to common shareholders as reported	$32,771
Cumulative effect of accounting change	(530)

Pro forma net income applicable to common shareholders	$32,241

Pro forma earnings per common share applicable to common shareholders:
Basic	$0.43
Diluted	0.43
Earnings per common share applicable to common shareholders as reported:
Basic	$0.44
Diluted	0.44
     The following table describes the changes in the Company’s asset retirement obligations for the year ended 2005 (in thousands):

Asset retirement obligation at December 31, 2004	$82,030
Liability incurred during the period	36,119
Liabilities settled during the period	(1,913)
Revision in estimated cash flows	(583)
Accretion expense (included in depreciation and amortization)	5,699

Asset retirement obligation at December 31, 2005	$121,352

Foreign Currency
     The functional currency for the Company’s foreign subsidiaries, Well Ops (U.K.) Limited and Helix Energy Limited, is the applicable local currency (British Pound). Results of operations for these subsidiaries are translated into U.S. dollars using average exchange rates during the period. Assets and liabilities of this foreign subsidiary are translated into U.S. dollars using the exchange rate in effect at the balance sheet date and the resulting translation adjustment, which was an unrealized (loss) gain of $(11.4) million and $10.8 million, respectively, is included in accumulated other comprehensive income (loss), a component of shareholders’ equity. Beginning in 2004, deferred taxes were not provided on foreign currency translation adjustments for operations where the Company considers its undistributed earnings of its principal non-U.S. subsidiaries to be permanently reinvested. As a result, cumulative deferred taxes on translation adjustments totaling approximately $6.5 million were reclassified from noncurrent deferred income taxes and accumulated other comprehensive income. All foreign currency transaction gains and losses are recognized currently in the statements of operations. These amounts for the years ended December 31, 2005 and 2004 were not material to the Company’s results of operations or cash flows.
     Canyon Offshore, the Company’s ROV subsidiary, has operations in the United Kingdom and Southeast Asia sectors. Canyon conducts the majority of its operations in these regions in U.S. dollars which it considers the functional currency. When currencies other than the U.S. dollar are to be paid or received, the resulting transaction gain or loss is recognized in the statements of operations. These amounts for the years ended December 31, 2005 and 2004 were not material to the Company’s results of operations or cash flows.
Accounting for Price Risk Management Activities
     The Company’s price risk management activities involve the use of derivative financial instruments to hedge the impact of market price risk exposures primarily related to the Company’s oil and gas production. All derivatives are reflected in the Company’s balance sheet at fair market value.
     There are two types of hedging activities: hedges of cash flow exposure and hedges of fair value exposure. The Company engages primarily in cash flow hedges. Hedges of cash flow exposure are entered into to hedge a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability. Changes in the derivative fair values that are designated as cash flow hedges are deferred to the extent that they are effective and are recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a cash flow hedge’s change in value is recognized immediately in earnings in oil and gas production revenues.
     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives, strategies for undertaking various hedge transactions and the methods for assessing and testing correlation and hedge ineffectiveness. All hedging instruments are linked to the hedged asset, liability, firm commitment or forecasted transaction. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in the hedging transactions are highly effective in offsetting changes in cash flows of its hedged items. The Company discontinues hedge accounting if it determines that a derivative is no longer highly effective as a hedge, or it is probable that a hedged transaction will not occur. If hedge accounting is discontinued, deferred gains or losses on the hedging instruments are recognized in earnings immediately.
     The fair value of hedging instruments reflects the Company’s best estimate and is based upon exchange or over-the-counter quotations whenever they are available. Quoted valuations may not be available due to location differences or terms that extend beyond the period for which quotations are available. Where quotes are not available, the Company utilizes other valuation techniques or models to estimate market values. These modeling techniques require the Company to make estimations of future prices, price correlation and market volatility and liquidity. The Company’s actual results may differ from its estimates, and these differences can be positive or negative.
     During 2005 and 2004, the Company entered into various cash flow hedging swap and costless collar contracts to stabilize cash flows relating to a portion of the Company’s expected oil and gas production. All of these qualified for hedge accounting. The aggregate fair value of the hedge instruments was a net liability of $13.4 million and $876,000 as of December 31, 2005 and 2004, respectively. For the years ended December 31, 2005, 2004 and 2003, the Company recorded unrealized (losses) gains of approximately $(8.1) million, $846,000 and $1.2 million, net of taxes of $4.4 million, $456,000 and $654,000, respectively, in other comprehensive income, a component of shareholders’ equity as these hedges were highly effective. The balance in the cash flow hedge adjustments account is recognized in earnings when the hedged item is sold. During 2005, 2004 and 2003, the Company reclassified approximately $14.1 million, $11.1 million and $14.6 million, respectively, of losses from other comprehensive income to Oil and Gas Production revenues upon the sale of the related oil and gas production.
     Hedge ineffectiveness related to cash flow hedges was a loss of $1.8 million, net of taxes of $951,000 in the third quarter of 2005 as reported in that period’s earnings as a reduction of oil and gas productive revenues. Hedge ineffectiveness resulted from ERT’s projected inability to deliver contractual oil and gas production in fourth quarter 2005 due primarily to the effects of Hurricanes Katrina and Rita.

     As of December 31, 2005, the Company has the following volumes under derivative contracts related to its oil and gas producing activities:

	Instrument	Average Monthly	Weighted
Production Period	Type	Volumes	Average Price
Crude Oil:
January to December 2006	Collar	125 MBbl	$44.00 - $70.48
January to December 2007	Collar	50 MBbl	$40.00 - $62.15
Natural Gas:
January to December 2006	Collar	718,750 MMBtu	$8.16 - $14.40
     Subsequent to December 31, 2005, the Company entered into additional natural gas costless collars for the period of January 2007 through March 2007. The contract covers 600,000 MMBtu per month at a weighted average price of $8.00 to $16.24.
Equity Investments
     The Company periodically reviews its investments in Deepwater Gateway, L.L.C., Independence Hub, LLC and OTSL for impairment. Recognition of a loss would occur when the decline in an investment is deemed other than temporary. In determining whether the decline is other than temporary, the Company considers the cyclical nature of the industry in which the investments operate, their historical performance, their performance in relation to their peers and the current economic environment. During 2005, 2004 and 2003 no impairment indicators existed.
Earnings per Share
     Basic earnings per share (“EPS”) is computed by dividing the net income available to common shareholders by the weighted-average shares of outstanding common stock. The calculation of diluted EPS is similar to basic EPS except that the denominator includes dilutive common stock equivalents and the income included in the numerator excludes the effects of the impact of dilutive common stock equivalents, if any. The computation of the basic and diluted per share amounts for the Company was as follows (in thousands, except per share amounts):

	Years Ended December 31,
	2005	2004	2003
Income before change in accounting principle	$152,568	$82,659	$33,678
Cumulative effect of change in accounting principle, net	—	—	530
Preferred stock dividends and accretion	(2,454)	(2,743)	(1,437)

Net income applicable to common shareholders	$150,114	$79,916	$32,771

Weighted-average common shares outstanding:
Basic	77,444	76,409	75,479
Effect of dilutive stock options	772	609	209
Effect of restricted shares	240	—	—
Effect of convertible notes	118	—	—
Effect of convertible preferred stock	3,631	2,044	—

Diluted	82,205	79,062	75,688

Basic Earnings Per Share:
Income before change in accounting principle	$1.97	$1.08	$0.45
Cumulative effect of change in accounting principle, net	—	—	0.01
Preferred stock dividends and accretion	(0.03)	(0.03)	(0.02)

	$1.94	$1.05	$0.44

Diluted Earnings Per Share:
Income before change in accounting principle	$1.89	$1.05	$0.45
Cumulative effect of change in accounting principle, net	—	—	0.01
Preferred stock dividends and accretion	(0.03)	(0.02)	(0.02)

	$1.86	$1.03	$0.44

     Stock options to purchase approximately 2,054,000 shares for the year ended December 31, 2003 were not dilutive and, therefore, were not included in the computations of diluted income per common share amounts. There were no antidilutive stock options in the years ended December 31, 2005 and 2004, respectively. In addition, approximately 1,020,000 shares attributable to the convertible preferred stock were excluded in the year ended December 31, 2004, calculation of diluted EPS, as the effect was antidilutive. Net income for the diluted earnings per share calculation for the years ended December 31, 2005 and 2004 were adjusted to add back the preferred stock dividends and accretion on the 3,631,000 shares and 2,044,000 shares, respectively.
Stock Based Compensation Plans
     The Company used the intrinsic value method of accounting for its stock-based compensation programs through December 31, 2005. Accordingly, no compensation expense was recognized when the exercise price of an employee stock option was equal to the common share market price on the grant date. The following table reflected the Company’s pro forma results if the fair value method had been used for the accounting for these plans (in thousands, except per share amounts):

	For the Years Ended December 31,
	2005	2004	2003
Net income applicable to common shareholders:
As reported	$150,114	$79,916	$32,771
Add back: Stock-based employee compensation cost included in reported net income, net of tax	914	—	—
Deduct: Total stock-based compensation costs determined under the fair value method, net of tax	(2,566)	(2,368)	(3,331)

Pro Forma	$148,462	$77,548	$29,440

Earnings per common share:
Basic:
As reported	$1.94	$1.05	$0.44
Pro forma	$1.92	$1.02	$0.39

Diluted:
As reported	$1.86	$1.03	$0.44
Pro forma	$1.84	$1.00	$0.39
     For the purposes of pro forma disclosures, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used: expected dividend yields of 0 percent; expected lives ranging from three to ten years, risk-free interest rate assumed to be 4.0 percent in 2004 and 2003, and expected volatility to be 56 percent in 2004 and 2003. There have been no stock option grants in 2005. The fair value of shares issued under the Employee Stock Purchase Plan was based on the 15% discount received by the employees. The weighted average per share fair value of the options granted in 2004 and 2003 was $8.80, and $6.37, respectively. The estimated fair value of the options is amortized to pro forma expense over the vesting period. See footnote 12 for discussion of restricted share awards in 2005 and 2006. See Recently Issued Accounting Principles in this footnote for a discussion of the Company’s adoption of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”).
Revenue Recognition
     The Company typically earns the majority of deepwater contracting and shelf contracting revenues during the summer and fall months. Revenues are derived from billings under contracts (which are typically of short duration) that provide for either lump-sum turnkey charges or specific time, material and equipment charges which are billed in accordance with the terms of such contracts. The Company recognizes revenue as it is earned at estimated collectible amounts. Revenues generated from specific time, materials and equipment charges contracts are generally earned on a dayrate basis and recognized as amounts are earned in accordance with contract terms. Revenues generated in the pre-operation mode before a contract commences are deferred and recognized on a straight line basis in accordance with contract terms. Direct and incremental costs associated with pre-operation activities are similarly deferred and recognized over the estimated contract period.
     Revenue on significant turnkey contracts is recognized on the percentage-of-completion method based on the ratio of costs incurred to total estimated costs at completion, or achievement of certain contractual milestones if provided for in the contract. Contract price and cost estimates are reviewed periodically as work progresses and adjustments are reflected in the period in which such estimates are revised. Provisions for estimated losses on such contracts are made in the period such losses are determined. The Company recognizes additional contract revenue related to claims when the claim is probable and legally enforceable. Unbilled revenue represents revenue attributable to work completed prior to year-end which has not yet been invoiced. All amounts included in unbilled revenue at December 31, 2005 are expected to be billed and collected within one year.
     The Company records revenues from the sales of crude oil and natural gas when delivery to the customer has occurred and title has transferred. This occurs when production has been delivered to a pipeline or a barge lifting has occurred. The Company may have an interest with other producers in certain properties. In this case the Company uses the entitlements method to account for sales of production. Under the entitlements method the Company may receive more or less than its entitled share of production. If the Company receives more than its entitled share of production, the imbalance is treated as a liability. If the Company receives less than its entitled share, the imbalance is recorded as an asset.
Accounts Receivable and Allowance for Uncollectible Accounts
     Accounts receivable are stated at the historical carrying amount net of write-offs and allowance for uncollectible accounts. The Company establishes an allowance for uncollectible accounts receivable based on historical experience and any specific customer collection issues that the Company has identified. Uncollectible accounts receivable are written off when a settlement is reached for an amount that is less that the outstanding historical balance or when the Company has determined the balance will not be collected.
Major Customers and Concentration of Credit Risk
     The market for the Company’s products and services is primarily the offshore oil and gas industry. Oil and gas companies make capital expenditures on exploration, drilling and production operations offshore, the level of which is generally dependent on the prevailing view of the future oil and gas prices, which have been characterized by significant volatility. The Company’s customers consist primarily of major, well-established oil and pipeline companies and independent oil and gas producers and suppliers. The Company performs ongoing credit evaluations of its customers and provides allowances for probable credit losses when necessary. The percent of consolidated revenue of major customers was as follows: 2005 – Louis Dreyfus Energy Services (10%) and Shell Trading (US) Company (10%); 2004 – Louis Dreyfus Energy Services (11%) and Shell Trading (US) Company (10%); and 2003 – Shell Trading (US) Company (10%) and Petrocom Energy Group, Ltd. (10%). All of these customers were purchasers of ERT’s oil and gas production. In March 2004, the Company elected not to renew its alliance with Horizon Offshore, Inc. As part of the settlement of outstanding trade accounts receivable with Horizon, the Company obtained exclusive use of a Horizon spoolbase facility for a period of five years. Utilization of the spoolbase facility was valued at approximately $2.0 million with the Company offsetting a corresponding amount of trade accounts receivable in exchange for the utilization agreement. The value of the spoolbase facility is being amortized over the five year term of the agreement.
Income Taxes
     Deferred income taxes are based on the differences between financial reporting and tax bases of assets and liabilities. The Company utilizes the liability method of computing deferred income taxes. The liability method is based on the amount of current and future taxes payable using tax rates and laws in effect at the balance sheet date. Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. The Company considers the undistributed earnings of its principal non-U.S. subsidiaries to be permanently reinvested. At December 31, 2005, the Company’s principal non-U.S. subsidiaries had an accumulated deficit of approximately $4.3 million in earnings and profits. These losses are primarily due to timing differences related to fixed assets. The Company has not provided deferred U.S. income tax on the losses.

Statement of Cash Flow Information
     The Company defines cash and cash equivalents as cash and all highly liquid financial instruments with original maturities of less than three months. As of December 31, 2005, the Company had $27.0 million of restricted cash included in other assets, net, all of which related to ERT’s escrow funds for decommissioning liabilities associated with the South Marsh Island 130 (“SMI 130”) field acquisitions in 2002. Under the purchase agreement for those acquisitions, ERT is obligated to escrow 50% of production up to the first $20 million and 37.5% of production on the remaining balance up to $33 million in total escrow. ERT may use the restricted cash for decommissioning the related fields. Additionally, $7.5 million was included in restricted cash in other assets, net at December 31, 2004 related to the Company’s investment in Deepwater Gateway, L.L.C. The Company was required to escrow up to $22.5 million related to its guarantee under the term loan agreement for Deepwater Gateway, L.L.C. The term loan of $144 million related to Deepwater Gateway, L.L.C. was repaid in full in March 2005. As a result in March 2005, the escrow agreement was canceled and the $7.5 million was released from restricted cash. See footnote 6.
     Non-cash investing activities for the years ended December 31, 2005 and 2004 included $28.5 million and $8.9 million, respectively, related to accruals of capital expenditures. Amounts were not significant in 2003. The accruals have been reflected in the consolidated balance sheet as an increase in property and equipment and accounts payable.
     During the years ended December 31, 2005, 2004 and 2003, the Company made cash payments for interest charges totaling $10.0 million, $3.2 million and $2.7 million, respectively, net of capitalized interest.
Recently Issued Accounting Principles
     In December 2004, the FASB issued SFAS No. 123R, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS No. 123”) and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim period in fiscal 2006, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. The Company adopted SFAS No. 123R on January 1, 2006. Under SFAS No. 123R, the Company will continue to use the Black-Scholes fair value model for valuing share-based payments, and amortize compensation cost on a straight line basis over the respective vesting period. The Company selected the prospective method which requires that compensation expense be recorded for all unvested stock options and restricted stock beginning in 2006 as the requisite service is rendered. In addition to the compensation cost recognition requirements, SFAS No. 123R also requires the tax deduction benefits for an award in excess of recognized compensation cost be reported as a financing cash flow rather than as an operating cash flow, which was required under SFAS No. 95. The adoption did not have a material impact on the Company’s consolidated results of operations and earnings per share.
     In September 2004, the EITF of the FASB reached a consensus on issue No. 04-08, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share (“EITF 04-08”), which is effective for reporting periods ending after December 15, 2004. Contingently convertible instruments within the scope of EITF 04-08 are instruments that contain conversion features that are contingently convertible or exercisable based on (a) a market price trigger or (b) multiple contingencies if one of the contingencies is a market price trigger for which the instrument may be converted or share settled based on meeting a specified market condition. EITF 04-08 requires companies to include shares issuable under convertible instruments in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. In addition, prior period earnings per share amounts presented for comparative purposes must be restated. The Company adopted EITF 04-08 in 2005. The adoption did not have a material impact on the Company’s earnings per share for the years ended December 31, 2005, 2004 and 2003.
3. Offshore Property Transactions
     The Company follows the successful efforts method of accounting for its interests in oil and gas properties. Under the successful efforts method, the costs of successful wells and leases containing productive reserves are capitalized. Costs incurred to drill and equip development wells, including unsuccessful development wells, are capitalized. Costs incurred relating to unsuccessful exploratory wells are expensed in the period the drilling is determined to be unsuccessful. For the year ended December 31, 2005, impairments and unsuccessful capitalized well work totaling $4.8 million were expensed as a result of an analysis on certain properties (which resulted in non-cash property writeoffs totaling $10.5 million). Further, the Company expensed $5.7 million of purchased seismic data related to its offshore property acquisitions during the year ended December 31, 2005. Finally, the Company incurred inspection and repair costs in 2005 totaling approximately $7.1 million related to Hurricanes Katrina and Rita. As of December 31, 2005 no recoveries from insurance have been recorded.
     As an extension of ERT’s well exploitation and PUD strategies, ERT agreed to participate in the drilling of an exploratory well (Tulane prospect) to be drilled in 2006 that targets reserves in deeper sands, within the same trapping fault system, of a currently producing well with estimated drilling costs of approximately $19 million. If the drilling is successful, ERT’s share of the development cost is estimated to be an additional $16 million, of which $6.4 million had been incurred through December 31, 2005 related to long lead equipment. This equipment can be redeployed if drilling is unsuccessful. Helix’s Deepwater Contracting assets would participate in this development.
     In March 2005, ERT acquired a 30% working interest in a proven undeveloped field in Atwater Valley Block 63 (Telemark) of the Deepwater Gulf of Mexico for cash and assumption of certain decommissioning liabilities. In December 2005, ERT was advised by Norsk Hydro USA Oil and Gas, Inc. that Norsk Hydro will not pursue their development plan for the deepwater discovery. ERT did not support that development plan and is currently developing its own plans based on the marginal field methodologies that were envisaged when the working interest was acquired. Any revised development plan will have to be approved by the Minerals Management Service (“MMS”).
     In April 2005, ERT entered into a participation agreement to acquire a 50% working interest in the Devil’s Island discovery (Garden Banks Block 344 E/2) in 2,300 feet water depth. This deepwater development is operated by Amerada Hess and will be drilled in 2006. The field will be developed via a subsea tieback to Baldpate Field (Garden Banks Block 260). Under the participation agreement, ERT will pay 100% of the drilling costs and a disproportionate share of the development costs to earn 50% working interest in the field. Helix’s Deepwater Contracting assets would participate in this development.
     Also in April 2005, ERT acquired a 37.5% working interest in the Bass Lite discovery (Atwater Blocks 182, 380, 381, 425 and 426) in 7,500 feet water depth along with varying interests in 50 other blocks of exploration acreage in the eastern portion of the Atwater lease protraction area from BHP Billiton. The Bass Lite discovery contains proved undeveloped gas reserves in a sand discovered in 2001 by the Atwater 426 #1 well. In October 2005, ERT exchanged 15% of its working interest in Bass Lite for a 40% working interest in the Tiger Prospect located in Green Canyon Block 195. ERT paid $1.0 million in the exchange with no corresponding gain or loss recorded on the transaction.
     In February 2006, ERT entered into a participation agreement with Walter Oil & Gas for a 20% interest in the Huey prospect in Garden Banks Blocks 346/390 in 1,835 feet water depth. Drilling of the exploration well is expected to begin March 2006. If successful, the development plan would consist of a subsea tieback to the Baldplate Field (Garden Banks 260). Under the participation agreement, ERT has committed to pay 32% of the costs to casing point to earn the 20% interest in the potential development, with ERT’s share of drilling costs of approximately $6.7 million.
     As of December 31, 2005, the Company had spent $31.5 million and had committed to an additional estimated $78 million for development and drilling costs related to the above property transactions.

     In June 2005, ERT acquired a mature property package on the Gulf of Mexico shelf from Murphy Exploration & Production Company — USA (“Murphy”), a wholly owned subsidiary of Murphy Oil Corporation. The acquisition cost to ERT included both cash ($163.5 million) and the assumption of the estimated abandonment liability from Murphy of approximately $32.0 million (a non-cash investing activity). The acquisition represented essentially all of Murphy’s Gulf of Mexico Shelf properties consisting of eight operated and eleven non-operated fields. ERT estimated proved reserves of the acquisition to be approximately 75 BCF equivalent. The results of the acquisition are included in the accompanying statements of operations since the date of purchase. Unaudited pro forma combined operating results of the Company and the Murphy acquisition for the years ended December 31, 2005 and 2004, respectively, were as follows (in thousands, except per share data).

	Years Ended December 31,
	2005	2004
Net revenues	$829,205	$610,338
Income before income taxes	232,145	135,780
Net income	155,531	89,216
Net income applicable to common shareholders	153,077	86,473

Earnings per common share:
Basic	$1.98	$1.13
Diluted	$1.89	$1.11
     ERT production activities are regulated by the federal government and require significant third-party involvement, such as refinery processing and pipeline transportation. The Company records revenue from its offshore properties net of royalties paid to the MMS. Royalty fees paid totaled approximately $34.0 million, $26.7 million and $16.4 million for the years ended December 31, 2005, 2004 and 2003 respectively. In accordance with federal regulations that require operators in the Gulf of Mexico to post an area wide bond of $3 million, the MMS has allowed the Company to fulfill such bonding requirements through an insurance policy.
4. Related Party Transactions
     In April 2000, ERT acquired a 20% working interest in Gunnison, a Deepwater Gulf of Mexico prospect of Kerr-McGee Oil & Gas Corp. Financing for the exploratory costs of approximately $20 million was provided by an investment partnership (OKCD Investments, Ltd. or “OKCD”), the investors of which include current and former Helix senior management, in exchange for a revenue interest that is an overriding royalty interest of 25% of Helix’s 20% working interest. Production began in December 2003. Payments to OKCD from ERT totaled $28.1 million and $20.3 million in the years ended December 31, 2005 and 2004, respectively. The Company’s Chief Executive Officer, as a Class A limited partner of OKCD, personally owns approximately 67% of the partnership. Other executive officers of the Company own approximately 6% combined of the partnership. In 2000, OKCD also awarded Class B limited partnership interests to key Helix employees.
     In connection with the acquisition of Helix Energy Limited, the Company entered into two year notes payable to former owners totaling approximately 3.1 million British Pounds, or approximately $5.6 million, on November 3, 2005 (approximately $5.4 million at December 31, 2005). The notes bear interest at a LIBOR based floating rate with payments due quarterly beginning January 31, 2006. Principal amounts are due in November 2007.
     During 2003, the Company was paid $2.2 million, by Ocean Energy, Inc. (“Ocean”), an oil and gas industry customer, for marine contracting services. A member of the Company’s board of directors was a member of senior management of Ocean (now part of Devon Energy Corp.).
5. Acquisition of Businesses and Assets
2005
Torch Offshore, Inc.
     In a bankruptcy auction held in June 2005, Helix was the high bidder for seven vessels, including the Express, and a portable saturation system for approximately $85 million, subject to the terms of an amended and restated

asset purchase agreement, executed in May 2005, with Torch Offshore, Inc. and its wholly owned subsidiaries, Torch Offshore, L.L.C. and Torch Express, L.L.C. This transaction received regulatory approval, including completion of a review pursuant to a Second Request from the U.S. Department of Justice, in August 2005 and subsequently closed. The total purchase price for the Torch vessels was approximately $85.6 million, including certain costs incurred related to the transaction. The acquisition was an asset purchase with the acquisition price allocated to the assets acquired based upon their estimated fair values. All of the assets acquired, except for the Express (Deepwater Contracting segment) and the portable saturation system (included in assets held for sale in other current assets in the accompanying consolidated balance sheet), are included in the Shelf Contracting segment. The results of the acquired vessels are included in the accompanying condensed consolidated statements of operations since the date of the purchase, August 31, 2005.
Stolt Offshore, Inc.
     In April 2005, the Company agreed to acquire the diving and shallow water pipelay assets of Stolt Offshore that operate in the waters of the Gulf of Mexico (GOM) and Trinidad. The transaction included: seven diving support vessels; two diving and pipelay vessels (the Kestrel and the DB 801); a portable saturation diving system; various general diving equipment and Louisiana operating bases at the Port of Iberia and Fourchon. All of the assets are included in the Shelf Contracting segment. The transaction required regulatory approval, including the completion of a review pursuant to a Second Request from the U.S. Department of Justice. On October 18, 2005, the Company received clearance from the U.S. Department of Justice to close the asset purchase from Stolt. Under the terms of the clearance, the Company will divest two diving support vessels and a portable saturation diving system from the combined asset package acquired through this transaction and the Torch transaction which closed August 31, 2005. These assets were included in assets held for sale totaling $7.8 million (included in other current assets in the accompanying consolidated balance sheet) as of December 31, 2005. On November 1, 2005, the Company closed the transaction to purchase the Stolt diving assets operating in the Gulf of Mexico. The assets include: seven diving support vessels, a portable saturation diving system, various general diving equipment and Louisiana operating bases at the Port of Iberia and Fourchon. The acquisition was accounted for as a business purchase with the acquisition price allocated to the assets acquired and liabilities assumed based upon their estimated fair values, with the excess being recorded as goodwill. The preliminary allocation of the purchase price resulted in $12.0 million allocated to vessels (including the asset held for sale at December 31, 2005), $10.1 million allocated to the portable saturation diving system and various general diving equipment and inventory, $4.3 million to operating bases at the Port of Iberia and Fourchon, $3.7 million allocated to a customer-relationship intangible asset (to be amortized over 8 years on a straight line basis) and goodwill of approximately $12.8 million. The results of the acquisition are included in the accompanying statements of operations since the date of the purchase. The Company acquired the DB 801 in January 2006 for approximately $38.0 million. The Company subsequently sold a 50% interest in the vessel in January 2006 for total consideration of approximately $23.5 million. This will result in a subsequent revision to the purchase price allocation of the Stolt acquisition. The purchaser has an option to purchase the remaining 50% interest in the vessel beginning in January 2009. The Kestrel is expected to be acquired by the Company in March 2006 for approximately $40 million. The preliminary allocation of the purchase price was based upon preliminary valuations and estimates and assumptions are subject to change upon the receipt and management’s review of the final valuations. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and residual goodwill. The final valuation of net assets is expected to be completed no later than one year from the acquisition date. The total transaction value for all of the assets is expected to be approximately $120 million.
     Unaudited pro forma combined operating results of the Company and the Stolt acquisition for the years ended December 31, 2005 and 2004, respectively, were as follows (in thousands, except per share data).

	Years Ended December 31,
	2005	2004
Net revenues	$1,039,615	$705,843
Income before income taxes	236,078	86,241
Net income	158,260	56,714
Net income applicable to common shareholders	155,806	53,971

Earnings per common share:
Basic	$2.01	$0.71
Diluted	$1.93	$0.70

Helix Energy Limited
     On November 3, 2005, the Company acquired Helix Energy Limited for approximately $32.7 million (approximately $27.1 million in cash, including transaction costs, and $5.6 million at time of acquisition in two year, variable rate notes payable to certain former owners), offset by $3.4 million of cash acquired. Helix Energy Limited is an Aberdeen, UK based provider of reservoir and well technology services to the upstream oil and gas industry with offices in London, Kuala Lampur (Malaysia) and Perth (Australia). The acquisition was accounted for as a business purchase with the acquisition price allocated to the assets acquired and liabilities assumed based upon their estimated fair values, with the excess being recorded as goodwill. The preliminary allocation of the purchase price resulted in $8.9 million allocated to net working capital, equipment and other assets acquired, $1.1 million allocated to patented technology (to be amortized over 20 years), $7.1 million allocated to a customer-relationship intangible asset (to be amortized over 12 years), $2.1 million allocated to covenants-not-to-compete (to be amortized over 3.5 years), $6.3 million allocated to trade name (not amortized, but tested for impairment on an annual basis) and goodwill of approximately $7.2 million. Resulting amounts are included in the Deepwater Contracting segment. The preliminary allocation of the purchase price was based upon preliminary valuations and estimates and assumptions are subject to change upon the receipt and management’s review of the final valuations. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and residual goodwill. The final valuation of net assets is expected to be completed no later than one year from the acquisition date. The results of Helix Energy Limited are included in the accompanying statements of operations since the date of the purchase.
2002
Canyon Offshore, Inc.
     In January 2002, Helix purchased Canyon, a supplier of remotely operated vehicles (ROVs) and robotics to the offshore construction and telecommunications industries. In connection with the acquisition, the Company committed to purchase the redeemable stock in Canyon at a price to be determined by Canyon’s performance during the years 2002 through 2004 from continuing employees at a minimum purchase price of $13.53 per share (or $7.5 million). The Company also agreed to make future payments relating to the tax impact on the date of redemption, whether or not employment continued. As they are employees, any share price paid in excess of the $13.53 per share was recorded as compensation expense. These remaining shares were classified as long-term debt in the accompanying balance sheet and have been adjusted to their estimated redemption value at each reporting period based on Canyon’s performance. In March 2005, the Company purchased the final one-third of the redeemable shares at the minimum purchase price of $13.53 per share. Consideration included approximately $337,000 of contingent consideration relating to tax gross-up payments paid to the Canyon employees in accordance with the purchase agreement. This gross-up amount was recorded as goodwill in the period paid.
6. Equity Investments
     In June 2002, Helix, along with Enterprise Products Partners L.P. (“Enterprise”), formed Deepwater Gateway, L.L.C. to design, construct, install, own and operate a tension leg platform (“TLP”) production hub primarily for Anadarko Petroleum Corporation’s Marco Polo field discovery in the Deepwater Gulf of Mexico. Helix’s share of the construction costs was approximately $120 million. The Company’s investment in Deepwater Gateway, L.L.C. totaled $117.2 million as of December 31, 2005. Included in the investment account was capitalized interest and insurance paid by the Company totaling approximately $2.2 million. In August 2002, the Company along with Enterprise, completed a limited recourse project financing for this venture. In accordance with terms of the term loan, Deepwater Gateway, L.L.C. had the right to repay the principal amount plus any accrued interest due under its term loan at any time without penalty. Deepwater Gateway, L.L.C. repaid in full its term loan in March 2005. The Company and Enterprise made equal cash contributions ($72 million each) to Deepwater Gateway, L.L.C. to fund the repayment. Further, the Company received cash distributions from Deepwater Gateway, L.L.C. totaling $21.1 million in 2005.

     Summary balance sheets of Deepwater Gateway, L.L.C. as of December 31, 2005 and 2004 were as follows (in thousands):

	2005	2004
ASSETS
Current assets	$3,070	$5,047
Noncurrent assets	228,689	250,508

	$231,759	$255,555

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities	$373	$25,164
Noncurrent liabilities	440	122,397
Members’ equity	230,946	107,994

	$231,759	$255,555

     Summary statements of operations of Deepwater Gateway, L.L.C. for the years ended December 31, 2005, 2004 and 2003 were as follows (in thousands):

	2005	2004	2003
Revenues	$32,411	$26,740	$—
Operating expenses	596	247	187
Depreciation	8,028	6,018	—

Operating income (loss)	23,787	20,475	(187)
Interest expense	(2,833)	(4,475)	—
Interest income, net of other expense	198	118	47

Net Income (Loss)	$21,152	$16,118	$(140)

     Deepwater Gateway, L.L.C. operated as a development stage enterprise in 2003. In 2004, Deepwater Gateway, L.L.C. exited development stage.
     In December 2004, Helix acquired a 20% interest (accounted for by Helix under the equity method of accounting) in Independence Hub, LLC (“Independence”), an affiliate of Enterprise. Independence will own the “Independence Hub” platform to be located in Mississippi Canyon block 920 in a water depth of 8,000 feet. Helix’s investment was $50.8 million as of December 31, 2005, and its total investment is expected to be approximately $83 million. Further, Helix is party to a guaranty agreement with Enterprise to the extent of Helix’s ownership in Independence. The agreement states, among other things, that Helix and Enterprise guarantee performance under the Independence Hub Agreement between Independence and the producers group of exploration and production companies up to $397.5 million, plus applicable attorneys’ fees and related expenses. Helix has estimated the fair value of its share of the guarantee obligation to be immaterial at December 31, 2005 based upon the remote possibility of payments being made under the performance guarantee.
     In July 2005, the Company acquired a 40% minority ownership interest in OTSL in exchange for the Company’s DP DSV, Witch Queen. The Company’s investment in OTSL totaled $11.5 million at December 31, 2005. OTSL provides marine construction services to the oil and gas industry in and around Trinidad and Tobago, as well as the U.S. Gulf of Mexico. Effective December 31, 2003, the Company adopted and applied the provisions of FASB Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, as revised December 31, 2003, for all variable interest entities. FIN 46 requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. OTSL qualified as a variable interest entity (“VIE”) under FIN 46 through December 31, 2005. The Company has determined that it was not the primary beneficiary of OTSL and, thus, has not consolidated the financial results of OTSL. The Company accounts for its investment in OTSL under the equity method of accounting.
     Further, in conjunction with its investment in OTSL, the Company entered into a one year, unsecured $1.5 million working capital loan, bearing interest at 6% per annum, with OTSL. Interest is due quarterly beginning September 30, 2005 with a lump sum principal payment due to the Company on June 30, 2006.

     In the third and fourth quarters of 2005, OTSL contracted the Witch Queen to the Company for certain services to be performed in the U.S. Gulf of Mexico. The Company incurred costs under its contract with OTSL totaling approximately $11.1 million during the third and fourth quarters of 2005.
7. Accrued Liabilities
     Accrued liabilities consisted of the following as of December 31, 2005 and 2004 (in thousands):

	2005	2004
Accrued payroll and related benefits	$27,982	$20,195
Workers’ compensation claims	2,035	2,767
Insurance claims to be reimbursed	6,133	9,485
Royalties payable	46,555	26,196
Decommissioning liability	15,035	2,540
Hedging liability	8,814	876
Income taxes payable	7,288	797
Deposits	10,000	—
Other	21,910	12,646

Total accrued liabilities	$145,752	$75,502

8. Long-Term Debt
Convertible Senior Notes
          On March 30, 2005, the Company issued $300 million of 3.25% Convertible Senior Notes due 2025 (“Convertible Senior Notes”) at 100% of the principal amount to certain qualified institutional buyers. The Convertible Senior Notes are convertible into cash and, if applicable, shares of the Company’s common stock based on the specified conversion rate, subject to adjustment. As a result of the Company’s two for one stock split paid on December 8, 2005, effective as of December 2, 2005, the initial conversion rate of the Convertible Senior Notes of 15.56, which was equivalent to a conversion price of approximately $64.27 per share of common stock, was changed to 31.12 shares of common stock per $1,000 principal amount of the Convertible Senior Notes, which is equivalent to a conversion price of approximately $32.14 per share of common stock . This ratio results in an initial conversion price of approximately $32.14 per share. The Company may redeem the Convertible Senior Notes on or after December 20, 2012. Beginning with the period commencing on December 20, 2012 to June 14, 2013 and for each six-month period thereafter, in addition to the stated interest rate of 3.25% per annum, the Company will pay contingent interest of 0.25% of the market value of the Convertible Senior Notes if, during specified testing periods, the average trading price of the Convertible Senior Notes exceeds 120% or more of the principal value. In addition, holders of the Convertible Senior Notes may require the Company to repurchase the notes at 100% of the principal amount on each of December 15, 2012, 2015, and 2020, and upon certain events.
     The Convertible Senior Notes can be converted prior to the stated maturity under the following circumstances:
•	during any fiscal quarter (beginning with the quarter ended March 31, 2005) if the closing sale price of Helix’s common stock for at least 20 trading days in the period of 30 consecutive trading day ending on the last trading day of the preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day (i.e., $38.56 per share);

•	upon the occurrence of specified corporate transactions; or

•	if the Company has called the Convertible Senior Notes for redemption and the redemption has not yet occurred.
     To the extent the Company does not have alternative long-term financing secured to cover such conversion notice, the Convertible Senior Notes would be classified as a current liability in the accompanying balance sheet.

     In connection with any conversion, the Company will satisfy its obligation to convert the Convertible Senior Notes by delivering to holders in respect of each $1,000 aggregate principal amount of notes being converted a “settlement amount” consisting of:
•	cash equal to the lesser of $1,000 and the conversion value, and

•	to the extent the conversion value exceeds $1,000, a number of shares equal to the quotient of (A) the conversion value less $1,000, divided by (B) the last reported sale price of Helix’s common stock for such day.
     The conversion value means the product of (1) the conversion rate in effect (plus any applicable additional shares resulting from an adjustment to the conversion rate) or, if the Convertible Senior Notes are converted during a registration default, 103% of such conversion rate (and any such additional shares), and (2) the average of the last reported sale prices of Helix’s common stock for the trading days during the cash settlement period.
     Approximately 118,000 shares underlying the Convertible Senior Notes were included in the calculation of diluted earnings per share because the Company’s share price as of December 31, 2005, was above the conversion price of approximately $32.14 per share. As a result, there would be a premium over the principal amount, which is paid in cash, and the shares would be issued on conversion. The maximum number of shares of common stock which may be issued upon conversion of the Convertible Senior Notes is 13,303,770. In addition to the 13,303,770 shares of common stock registered, the Company registered an indeterminate number of shares of common stock issuable upon conversion of the Convertible Senior Notes by means of an antidilution adjustment of the conversion price pursuant to the terms of the Convertible Senior Notes. Proceeds from the offering were used for general corporate purposes including a capital contribution of $72 million, made in March 2005, to Deepwater Gateway, L.L.C. to enable it to repay its term loan, $163.5 million related to the ERT acquisition of the Murphy properties in June 2005 and to partially fund the approximately $85.6 million purchase of the Torch vessels acquired in August 2005 (see footnote 5).
MARAD Debt
     At December 31, 2005, $134.9 million was outstanding on the Company’s long-term financing for construction of the Q4000. This U.S. Government guaranteed financing is pursuant to Title XI of the Merchant Marine Act of 1936 which is administered by the Maritime Administration (“MARAD Debt”). The MARAD Debt is payable in equal semi-annual installments which began in August 2002 and matures 25 years from such date. The MARAD Debt is collateralized by the Q4000, with Helix guaranteeing 50% of the debt, and initially bore interest at a floating rate which approximated AAA Commercial Paper yields plus 20 basis points. As provided for in the existing MARAD Debt agreements, in September 2005, the Company fixed the interest rate on the debt through the issuance of a 4.93% fixed-rate note with the same maturity date (February 2027). In accordance with the MARAD Debt agreements, Helix is required to comply with certain covenants and restrictions, including the maintenance of minimum net worth, working capital and debt-to-equity requirements. As of December 31, 2005, the Company was in compliance with these covenants.
     In September 2005, the company entered into an interest rate swap agreement with a bank. The swap was designated as a cash flow hedge of a forecasted transaction in anticipation of the refinancing of the MARAD Debt from floating rate debt to fixed-rate debt that closed on September 30, 2005. The interest rate swap agreement totaled an aggregate notional amount of $134.9 million with a fixed interest rate of 4.695%. On September 30, 2005, the Company terminated the interest rate swap and received cash proceeds of approximately $1.5 million representing a gain on the interest rate differential. This gain will be deferred and amortized over the remaining life of the MARAD Debt as an adjustment to interest expense.
Revolving Credit Facility
     In August 2004, the Company entered into a four-year, $150 million revolving credit facility with a syndicate of banks, with Bank of America, N.A. as administrative agent and lead arranger. The amount available under the facility may be increased to $250 million at any time upon the agreement of the Company and the existing or additional lenders. The credit facility is secured by the stock in certain Company subsidiaries and contains a negative pledge on assets. The facility bears interest at LIBOR plus 75-175 basis points depending on Company leverage and contains financial covenants relative to the Company’s level of debt to EBITDA, as defined in the credit facility, fixed charge coverage and book value of assets coverage. As of December 31, 2005, the Company was in compliance with these covenants and there was no outstanding balance under this facility.
Other
     In August 2003, Canyon Offshore, Ltd. (a U.K. subsidiary – “COL”) (with a parent guarantee from Helix) completed a capital lease with a bank refinancing the construction costs of a newbuild 750 horsepower trenching unit and a ROV. COL received proceeds of $12 million for the assets and agreed to pay the bank sixty monthly installment payments of $217,174 (resulting in an implicit interest rate of 3.29%). No gain or loss resulted from this transaction. COL has an option to purchase the assets at the end of the lease term for $1. The proceeds were used to reduce the Company’s revolving credit facility, which had initially funded the construction costs of the assets. This transaction was accounted for as a capital lease with the present value of the lease obligation (and corresponding asset) reflected on the Company’s consolidated balance sheet.
     In connection with the acquisition of Helix Energy Limited, the Company entered into two year notes payable to former owners totaling approximately 3.1 million British Pounds, or approximately $5.6 million, on November 3, 2005 (approximately $5.4 million at December 31, 2005). The notes bear interest at a LIBOR based floating rate with payments due quarterly beginning January 31, 2006. Principal amounts are due in November 2007.
     The Company incurred interest expense, net of amounts capitalized, of $12.6 million, $5.6 million and $2.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. The Company capitalized interest totaling $2.0 million, $243,000 and $3.4 million during the years ended December 31, 2005, 2004 and 2003, respectively.
     Scheduled maturities of Long-term Debt and Capital Lease Obligations outstanding as of December 31, 2005 were as follows (in thousands):

		Convertible
	MARAD	Senior		Capital	Loan
	Debt	Notes	Revolver	Leases	Notes	Total
2006	$3,640	$—	$—	$2,828	$—	$6,468
2007	3,823	—	—	2,519	5,393	11,735
2008	4,014	—	—	1,505	—	5,519
2009	4,214	—	—	—	—	4,214
2010	4,424	—	—	—	—	4,424
Thereafter	114,811	300,000	—	—	—	414,811

Long-term debt	134,926	300,000	—	6,852	5,393	447,171
Current maturities	(3,640)	—	—	(2,828)	—	(6,468)

Long-term debt, less current maturities	$131,286	$300,000	$—	$4,024	$5,393	$440,703

     Deferred financing costs of $18.7 million related to the Convertible Senior Notes, the MARAD Debt and the revolving credit facility, respectively, are being amortized over the life of the respective agreements and are included in other assets, net, as of December 31, 2005.
     The Company had unsecured letters of credit outstanding at December 31, 2005 totaling approximately $6.7 million. These letters of credit primarily guarantee various contract bidding and insurance activities.

9. Income Taxes
     Helix and its subsidiaries, including acquired companies from their respective dates of acquisition, file a consolidated U.S. federal income tax return. The Company conducts its international operations in a number of locations that have varying laws and regulations with regard to taxes. Management believes that adequate provisions have been made for all taxes that will ultimately be payable. Income taxes have been provided based on the US statutory rate of 35 percent adjusted for items which are allowed as deductions for federal income tax reporting purposes, but not for book purposes. The primary differences between the statutory rate and the Company’s effective rate were as follows:

	Years Ended December 31,
	2005	2004	2003
Statutory rate	35.0%	35.0%	35.0%
Foreign provision	—	0.9	0.4
Percentage depletion in excess of basis	(0.7)	—	—
Research and development tax credits	—	(1.3)	—
IRC Section199 deduction	(0.5)	—	—
Other	(0.8)	(0.4)	0.7

Effective rate	33.0%	34.2%	36.1%

     Components of the provision for income taxes reflected in the statements of operations consist of the following (in thousands):

	Years Ended December 31,
	2005	2004	2003
Current	$32,291	$988	$500
Deferred	42,728	42,046	18,493

	$75,019	$43,034	$18,993

	2005	2004	2003
Domestic	$68,957	$41,260	$20,492
Foreign	6,062	1,774	(1,499)

	$75,019	$43,034	$18,993

     In 2005, the Company’s oil and gas production activities and certain construction activities qualified for a tax deduction under Internal Revenue Code (“IRC”) Section 199. In addition, due to the Company’s taxable income position at December 31, 2005, the IRC allowed a deduction for percentage depletion in excess of basis on the Company’s oil and gas production activities.
     Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The nature of these differences and the income tax effect of each as of December 31, 2005 and 2004, is as follows (in thousands):

	2005	2004
Deferred tax liabilities
Depreciation	$159,360	$136,328
Equity investments in production facilities	28,264	23,152
Prepaid and other	10,693	6,657

Total deferred tax liabilities	$198,317	$166,137

Deferred tax assets
Net operating loss carry forward	$(2,079)	$(3,706)
Decommissioning liabilities	(26,915)	(28,711)
R&D credit carry forward	—	(4,455)
Reserves, accrued liabilities and other	(10,537)	(8,263)

Total deferred tax assets	$(39,531)	$(45,135)

Net deferred tax liability	$158,786	$121,002

     At December 31, 2005, the Company had $6.9 million of net operating losses. The net operating losses were incurred in the United Kingdom. The use of these net operating losses is also restricted to the taxable trading profits of the entity generating the loss. The U.K. losses have an indefinite carryforward period.
     During the years ended December 31, 2005, 2004 and 2003, the Company paid $22.5 million, $252,000 and $0, respectively, in income taxes.
     The Company filed for a change in its tax method of accounting for the timing differences that arise from the abandonment obligations assumed in certain offshore property acquisitions. The 2004 financial statements include an adjustment to account for the estimated amount of deferred tax liability related to this timing difference as required under the current tax accounting rules.
     The Company considers the undistributed earnings of its principal non-U.S. subsidiaries to be permanently reinvested. At December 31, 2005, the Company’s principal non-U.S. subsidiaries had an accumulated deficit of approximately $4.3 million in earnings and profits. These losses are primarily due to timing differences related to fixed assets. The Company has not provided deferred U.S. income tax on the losses.
10. Convertible Preferred Stock
     On January 8, 2003, Helix completed the private placement of $25 million of a newly designated class of cumulative convertible preferred stock (Series A-1 Cumulative Convertible Preferred Stock, par value $0.01 per share) that is convertible into 1,666,668 shares of Helix common stock at $15 per share. The preferred stock was issued to a private investment firm. Subsequently in June 2004, the preferred stockholder exercised its existing right and purchased $30 million in additional cumulative convertible preferred stock (Series A-2 Cumulative Convertible Preferred Stock, par value $0.01 per share). In accordance with the January 8, 2003 agreement, the $30 million in additional preferred stock is convertible into 1,964,058 shares of Helix common stock at $15.27 per share. In the event the holder of the convertible preferred stock elects to redeem into Helix common stock and Helix’s common stock price is below the conversion prices unless the Company has elected to settle in cash, the holder would receive additional shares above the 1,666,668 common shares (Series A-1 tranche) and 1,964,058 common shares (Series A-2 tranche). The incremental shares would be treated as a dividend and reduce net income applicable to common shareholders.
     The preferred stock has a minimum annual dividend rate of 4%, subject to adjustment, payable quarterly in cash or common shares at Helix’s option. Helix paid these dividends in 2005 and 2004 on the last day of the respective quarter in cash. The holder may redeem the value of its original and additional investment in the preferred shares to be settled in common stock at the then prevailing market price or cash at the discretion of the Company. In the event the Company is unable to deliver registered common shares, Helix could be required to redeem in cash.
     The proceeds received from the sales of this stock, net of transaction costs, have been classified outside of shareholders’ equity on the balance sheet below total liabilities. Prior to the conversion, common shares issuable will be assessed for inclusion in the weighted average shares outstanding for the Company’s diluted earnings per share using the if converted method based on the lower of the Company’s share price at the beginning of the applicable period or the applicable conversion price ($15.00 and $15.27).
11. Commitments and Contingencies
Lease Commitments
     The Company leases several facilities, ROVs and a vessel under noncancelable operating leases. Future minimum rentals under these leases are approximately $17.9 million at December 31, 2005 with $4.0 million due in 2006, $2.0 million in 2007, $1.9 million in 2008, $1.7 million in 2009, $1.4 million in 2010 and $6.8 million thereafter. Total rental expense under these operating leases was approximately $7.9 million, $8.9 million and $8.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

     Insurance
     The Company carries Hull and Increased Value insurance which provides coverage for physical damage to an agreed amount for each vessel. The deductibles are based on the value of the vessel with a maximum deductible of $1 million on the Q4000 and $500,000 on the Intrepid, Seawell and Express. Other vessels carry deductibles between $250,000 and $350,000. The Company also carries Protection and Indemnity insurance which covers liabilities arising from the operation of the vessel and General Liability insurance which covers liabilities arising from construction operations. The deductible on both the P&I and General Liability is $100,000 per occurrence. Onshore employees are covered by Workers’ Compensation. Offshore employees, including divers and tenders and marine crews, are covered by Maritime Employers Liability insurance policy which covers Jones Act exposures and includes a deductible of $100,000 per occurrence plus a $1 million annual aggregate. In addition to the liability policies named above, the Company carries various layers of Umbrella Liability for total limits of $300,000,000 excess of primary limits. The Company’s self insured retention on its medical and health benefits program for employees is $130,000 per participant.
     The Company incurs workers’ compensation and other insurance claims in the normal course of business, which management believes are covered by insurance. The Company, its insurers and legal counsel analyze each claim for potential exposure and estimate the ultimate liability of each claim. Amounts accrued and receivable from insurance companies, above the applicable deductible limits, are reflected in other current assets in the consolidated balance sheet. Such amounts were $6.1 million and $9.5 million as of December 31, 2005 and 2004, respectively. See related accrued liabilities at footnote 7. The Company has not incurred any significant losses as a result of claims denied by its insurance carriers.
Litigation and Claims
     The Company is involved in various routine legal proceedings, primarily involving claims for personal injury under the General Maritime Laws of the United States and the Jones Act as a result of alleged negligence. In addition, the Company from time to time incurs other claims, such as contract disputes, in the normal course of business. In that regard, in 1998, one of the Company’s subsidiaries entered into a subcontract with Seacore Marine Contractors Limited (“Seacore”) to provide the Sea Sorceress to a Coflexip subsidiary in Canada (“Coflexip”). Due to difficulties with respect to the sea and soil conditions, the contract was terminated and an arbitration to recover damages was commenced. A preliminary liability finding has been made by the arbitrator against Seacore and in favor of the Coflexip subsidiary. The Company was not a party to this arbitration proceeding. Seacore and Coflexip settled this matter prior to the conclusion of the arbitration proceeding with Seacore paying Coflexip $6.95 million CDN. Seacore has initiated an arbitration proceeding against Cal Dive Offshore Ltd. (“CDO”), a subsidiary of Helix, seeking contribution of one-half of this amount. One of the grounds in the preliminary findings by the arbitrator is applicable to CDO, and CDO holds substantial counterclaims against Seacore.
     Although the above discussed matters have the potential of significant additional liability, the Company believes the outcome of all such matters and proceedings will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.
     The Company sustained damage to certain of its oil and gas production facilities in Hurricanes Katrina and Rita (see footnote 3). The Company estimates future total repair and inspection costs resulting from the hurricanes will range from $5 million to $8 million net of expected insurance reimbursement. These costs, and any related insurance reimbursements, will be recorded as incurred over the next year.
Commitments
     At December 31, 2005, the Company had committed to purchase a certain Deepwater Contracting vessel (the Caesar) to be converted into a deepwater pipelay vessel. Total purchase price and conversion costs are estimated to be approximately $125 million to be incurred over the next year. Further, the Company will upgrade the Q4000 to include drilling via the addition of a modular-based drilling system for approximately $40 million, of which approximately $5 million had been committed at December 31, 2005.

12. Employee Benefit Plans
Defined Contribution Plan
     The Company sponsors a defined contribution 401(k) retirement plan covering substantially all of its employees. The Company’s contributions are in the form of cash and are determined annually as 50 percent of each employee’s contribution up to 5 percent of the employee’s salary. The Company’s costs related to this plan totaled $963,000, $691,000 and $785,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
Stock-Based Compensation Plans
     During 1995, the Board of Directors and shareholders approved the 1995 Long-Term Incentive Plan, as amended (the Incentive Plan). Under the Incentive Plan, a maximum of 10% of the total shares of Common Stock issued and outstanding may be granted to key executives and selected employees who are likely to make a significant positive impact on the reported net income of the Company as well as non-employee members of the Board of Directors. The Incentive Plan is administered by a committee which determines, subject to approval of the Compensation Committee of the Board of Directors, the type of award to be made to each participant and sets forth in the related award agreement the terms, conditions and limitations applicable to each award. The committee may grant stock options, stock appreciation rights, or stock and cash awards. Awards granted to employees under the Incentive Plan vest 20% per year for a five year period or 33% per year for a three year period, have a maximum exercise life of three, five or ten years and, subject to certain exceptions, are not transferable.
     On January 3, 2005, the Company granted certain key executives and selected management employees 188,132 restricted shares under the Incentive Plan. The shares vest 20% per year for a five year period. The market value (based on the quoted price of the common stock on the date of the grant) of the restricted shares was $19.56 per share, or $3.7 million, at the date of the grant and was recorded as unearned compensation, a component of shareholders’ equity through December 31, 2005. Upon adoption of SFAS No. 123R in 2006, awards will be amortized directly to expense and additional paid in capital (a component of Common Stock). The balance in unearned compensation was reversed in January 2006.
     On September 1, 2005, a certain key executive of the Company was granted 120,138 restricted shares under the Incentive Plan. The shares vest in two tranches. Tranche 1 (100,000 restricted shares) vests with respect to two-thirds of such shares after two years and fully vests after three years. Tranche 2 (20,138 restricted shares) vests 20% per year for a five year period. The market value (based on the quoted share price of the common stock on the date of the grant) of the restricted shares was $31.04 per share, or $3.7 million, at the date of grant and was recorded as unearned compensation, a component of shareholders’ equity through December 31, 2005.
     On November 1, 2005, a certain key executive of the Company was granted 58,072 restricted shares under the Incentive Plan. The shares vest in two tranches. Tranche 1 (41,916 restricted shares) vests on February 1, 2007. Tranche 2 (16,156 restricted shares) vests upon successful completion of a specific, company-identified corporate objective. The market value (based on the quoted share price of the common stock on the date of the grant) of the restrictive shares was $30.95 per share, or $1.8 million, at the date of the grant and was recorded as unearned compensation, a component of shareholders’ equity through December 31, 2005.
     The amounts related to restricted share grants are being charged to expense over the respective vesting periods. Amortization of unearned compensation totaled $1.4 million in the year ended December 31, 2005.
     On January 3, 2006, the Company granted certain key executives and select management employees 196,820 restricted shares under the Incentive Plan. The shares vest 20% per year for a five year period. The market value (based on the quoted price of the common stock on the date of the grant) of the restricted shares was $35.89 per share, or $7.1 million, at the date of the grant.
     Effective May 12, 1998, the Company adopted a qualified, non-compensatory Employee Stock Purchase Plan (“ESPP”), which allows employees to acquire shares of common stock through payroll deductions over a six month period. The purchase price is equal to 85 percent of the fair market value of the common stock on either the first or last day of the subscription period, whichever is lower. Purchases under the plan are limited to 10 percent of an employee’s base salary. Under this plan 79,878, 93,580 and 105,144 shares of common stock were purchased in the open market at a weighted average share price of $23.11, $13.58 and $10.87 during 2005, 2004 and 2003, respectively.
     All of the options outstanding at December 31, 2005, have exercise prices as follows: 178,000 shares at $8.57, 120,660 shares at $9.32, 200,000 shares at $10.69, 337,348 shares at $10.92, 235,560 shares at $12.18, 160,000 shares at $13.38, and 486,336 shares ranging from $8.23 to $13.91 and a weighted average remaining contractual life of 5.82 years.
     Options outstanding are as follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Options outstanding, Beginning of year	2,599,894	$10.65	3,446,204	$10.19	3,981,492	$9.76
Granted	—	—	337,000	12.63	367,980	8.95
Exercised	(858,070)	10.17	(1,119,818)	9.85	(631,514)	6.69
Terminated	(23,920)	10.82	(63,492)	10.43	(271,754)	10.19

Options outstanding, December 31,	1,717,904	$10.91	2,599,894	$10.65	3,446,204	$10.19

Options exercisable, December 31,	1,066,316	$10.94	1,428,348	$10.58	1,872,790	$10.35

13.	Shareholders’ Equity
     The Company’s amended and restated Articles of Incorporation provide for authorized Common Stock of 240,000,000 shares with no par value per share and 5,000,000 shares of preferred stock, $0.01 par value per share, in one or more series.
     In November 2005, our Board of Directors declared a two-for-one split of Helix’s common stock in the form of a 100% stock distribution on December 8, 2005 to all holders of record at the close of business on December 1, 2005. All share and per share data in these financial statements have been restated to reflect the stock split.
     Included in accumulated other comprehensive income (loss) at December 31, 2005 was an unrealized loss on commodity hedges, net, of $(8.7) million and an unrealized gain on foreign currency translation adjustments of $7.0 million.
14.	Business Segment Information (in thousands)
     In the fourth quarter of 2005, the Company modified its segment reporting from three reportable segments to four reportable segments. The Company’s operations are conducted through the following primary reportable segments: Deepwater Contracting, Shelf Contracting, Oil and Gas Production and Production Facilities. The realignment of reportable segments was attributable to organizational changes within the Company as it is related to separating Marine Contracting into two reportable segments – Deepwater Contracting and Shelf Contracting. Deepwater Contracting operations include deepwater pipelay, well operations and robotics. Shelf Contracting operations consist of assets deployed primarily for diving-related activities and shallow water construction. Certain operating segments have been aggregated into the Deepwater Contracting reportable segment. As a result, segment disclosures for 2004 and 2003 have been restated to conform to the current period presentation. This segment realignment did not result in the re-allocation of the Company’s goodwill between segments as the respective reporting unit structure did not change. All intercompany transactions between the segments have been eliminated.
     The Company evaluates its performance based on income before income taxes of each segment. Segment assets are comprised of all assets attributable to the reportable segment. The Company’s Production Facilities segment (Deepwater Gateway, L.L.C. and Independence Hub, LLC) are all accounted for under the equity method of accounting.

     The following summarizes certain financial data by business segment:

	Year Ended December 31,
	2005	2004	2003
Revenues —
Deepwater contracting	$328,315	$197,688	$150,486
Shelf contracting	223,211	126,546	134,935
Oil and gas production	275,813	243,310	137,279
Intercompany elimination	(27,867)	(24,152)	(26,431)

Total	$799,472	$543,392	$396,269

Income (loss) from operations —
Deepwater contracting	$42,333	$(8,916)	$(13,094)
Shelf contracting (1), (2)	60,078	14,610	15,622
Oil and gas production	123,104	117,682	53,633
Production facilities equity investments (3)	(977)	(345)	—

Total	$224,538	$123,031	$56,161

Net interest expense and other —
Deepwater contracting	$8,571	$4,663	$2,744
Shelf contracting	(45)	—	42
Oil and gas production	(1,117)	602	617
Production facilities equity investments	150	—	—

Total	$7,559	$5,265	$3,403

Equity in earnings (losses) of production facilities investments	$10,608	$7,927	$(87)

Income (loss) before income taxes—
Deepwater contracting	$33,762	$(13,579)	$(15,838)
Shelf contracting	60,123	14,610	15,580
Oil and gas production	124,221	117,080	53,016
Production facilities equity investments	9,481	7,582	(87)

Total	$227,587	$125,693	$52,671

Provision (benefit) for income taxes —
Deepwater contracting	$9,949	$(7,574)	$(5,061)
Shelf contracting	21,009	5,166	5,383
Oil and gas production	40,734	42,787	18,701
Production facilities equity investments	3,327	2,655	(30)

Total	$75,019	$43,034	$18,993

Identifiable assets —
Deepwater contracting	$736,852	$597,257	$466,632
Shelf contracting	277,446	145,226	156,463
Oil and gas production	478,522	229,083	225,230
Production facilities equity investments	168,044	67,192	34,517

Total	$1,660,864	$1,038,758	$882,842

Capital expenditures —
Deepwater contracting	$90,037	$21,016	$18,938
Shelf contracting	32,383	1,792	2,631
Oil and gas production	238,698	27,315	71,591
Production facilities equity investments	111,429	32,206	1,917

Total	$472,547	$82,329	$95,077

	Year Ended December 31,
	2005	2004	2003
Depreciation and amortization —
Deepwater contracting	$25,102	$20,227	$18,171
Shelf contracting (1)	15,734	19,032	14,731
Oil and gas production	70,637	69,046	37,891

Total	$111,473	$108,305	$70,793

(1)	Included pre-tax $790,000 and $3.9 million of asset impairment charges in 2005 and 2004, respectively.

(2)	Included $2.8 million equity in earnings from investment in OTSL.

(3)	Represents selling and administrative expense of Production Facilities incurred by the Company. See Equity in Earning of Production Facilities investments for earning contribution.

     Intercompany segment revenues during 2005, 2004 and 2003 were as follows:

	Year Ended December 31,
	2005	2004	2003
Deepwater Contracting	$26,431	$22,246	$23,044
Shelf Contracting	1,436	1,906	3,387

Total	$27,867	$24,152	$26,431

     During the years ended December 31, 2005 and 2004, the Company derived approximately $83.2 million and $77.1 million, respectively, of its revenues from the U.K. sector utilizing approximately $168.4 million and $136.7 million, respectively, of its total assets in this region. The majority of the remaining revenues were generated in the U.S. Gulf of Mexico.
15.	Supplemental Oil and Gas Disclosures (Unaudited)
     The following information regarding the Company’s oil and gas producing activities is presented pursuant to SFAS No. 69, Disclosures About Oil and Gas Producing Activities (in thousands).
Capitalized Costs
     Aggregate amounts of capitalized costs relating to the Company’s oil and gas producing activities and the aggregate amount of related accumulated depletion, depreciation and amortization as of the dates indicated are presented below. The Company has no capitalized costs related to unproved properties.

	2005	2004	2003
Gunnison (net of accumulated depreciation, depletion and amortization)	$100,020	$107,335	$104,378
Proved developed properties being amortized	375,563	201,392	188,113
Less — Accumulated depletion, depreciation and amortization	(160,651)	(136,066)	(96,086)

Net capitalized costs	$314,932	$172,661	$196,405

     Included in capitalized costs proved developed properties being amortized is the Company’s estimate of its proportionate share of decommissioning liabilities assumed relating to these properties which are also reflected as decommissioning liabilities in the accompanying consolidated balance sheets at fair value on a discounted basis.
Costs Incurred in Oil and Gas Producing Activities
     The following table reflects the costs incurred in oil and gas property acquisition and development activities, including estimated decommissioning liabilities assumed, during the years indicated:

	Year Ended December 31,
	2005	2004	2003
Exploration costs	$5,728	$—	$—
Proved property acquisition costs	219,956	—	2,687
Development costs	67,193	38,373	79,289

Total costs incurred	$292,877	$38,373	$81,976

Results of Operations For Oil and Gas Producing Activities

	Year Ended December 31,
	2005	2004	2003
Revenues	$275,813	$243,310	$137,279
Production (lifting) costs	62,700	39,454	33,907
Depreciation, depletion and amortization	70,637	69,046	37,891
Selling and administrative	19,372	17,745	12,465

Pretax income from producing activities	123,104	117,065	53,016
Income tax expense	40,734	42,787	18,701

Results of oil and gas producing activities	$82,370	$74,278	$34,315

Estimated Quantities of Proved Oil and Gas Reserves
     Proved oil and gas reserve quantities are based on estimates prepared by Company engineers in accordance with guidelines established by the U.S. Securities and Exchange Commission. The Company’s estimates of reserves at December 31, 2005, have been audited by Huddleston & Co., independent petroleum engineers. All of the Company’s reserves are located in the United States. Proved reserves cannot be measured exactly because the estimation of reserves involves numerous judgmental determinations. Accordingly, reserve estimates must be continually revised as a result of new information obtained from drilling and production history, new geological and geophysical data and changes in economic conditions.
     As of December 31, 2003, 7,608,000 Bbls of oil and 28,888,000 Mcf of gas were undeveloped, 72% of which is attributable to Gunnison. As of December 31, 2004, 4,088,358 Bbls of oil and 16,842,700 MCf of gas were undeveloped, 41% of which is attributable to Gunnison. As of December 31, 2005 7,113,914 Bbls of oil and 80,752,300 MCf of gas were undeveloped.

	Oil	Gas	Total
Reserve Quantity Information	(MBbls)	(MMcf)	(MMcfe)
Total proved reserves at December 31, 2002	12,037	85,225	157,447
Revision of previous estimates	1,942	(5,545)	6,107
Production	(1,952)	(16,208)	(27,920)
Purchases of reserves in place	6	2,657	2,693
Sales of reserves in place	—	—	—
Extensions and discoveries	488	8,531	11,459

Total proved reserves at December 31, 2003	12,521	74,660	149,786

Revision of previous estimates	(1,412)	(2,184)	(10,656)
Production	(2,593)	(25,957)	(41,515)
Purchases of reserves in place	—	—	—
Sales of reserves in place	(1)	(697)	(703)
Extensions and discoveries	2,002	7,382	19,394

Total proved reserves at December 31, 2004	10,517	53,204	116,306

Revision of previous estimates	(403)	(1,124)	(3,542)
Production	(2,473)	(18,137)	(32,975)
Purchases of reserves in place	6,653	91,089	131,007
Sales of reserves in place	—	—	—
Extensions and discoveries	579	11,041	14,515

Total proved reserves at December 31, 2005	14,873	136,073	225,311

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves
     The following table reflects the standardized measure of discounted future net cash flows relating to the Company’s interest in proved oil and gas reserves as of December 31:

	2005	2004	2003
Future cash inflows	$2,131,985	$756,668	$807,868
Future costs —
Production	(311,163)	(125,350)	(127,530)
Development and abandonment	(450,558)	(146,131)	(145,268)

Future net cash flows before income taxes	1,370,264	485,187	535,070
Future income taxes	(433,335)	(144,263)	(154,046)

Future net cash flows	936,929	340,924	381,024
Discount at 10% annual rate	(209,867)	(54,185)	(71,586)

Standardized measure of discounted future net cash flows	$727,062	$286,739	$309,438

Changes in Standardized Measure of Discounted Future Net Cash Flows
     Principal changes in the standardized measure of discounted future net cash flows attributable to the Company’s proved oil and gas reserves are as follows:

	2005	2004	2003
Standardized measure, beginning of year	$286,739	$309,438	$211,727
Sales, net of production costs	(213,113)	(203,856)	(103,372)
Net change in prices, net of production costs	194,965	92,395	102,319
Changes in future development costs	(63,621)	(17,474)	(3,339)
Development costs incurred	67,193	38,373	79,289
Accretion of discount	40,808	43,048	21,173
Net change in income taxes	(214,936)	3,770	(37,127)
Purchases of reserves in place	575,320	—	4,994
Extensions and discoveries	80,720	55,743	21,224
Sales of reserves in place	—	(3,077)	—
Net change due to revision in quantity estimates	(12,442)	(32,025)	11,312
Changes in production rates (timing) and other	(14,571)	404	1,238

Standardized measure, end of year	$727,062	$286,739	$309,438

16. Allowance for Uncollectible Accounts
     The following table sets forth the activity in the Company’s Allowance for Uncollectible Accounts for each of the three years in the period ended December 31, 2005 (in thousands):

	2005	2004	2003
Beginning balance	$7,768	$7,462	$6,390
Additions	2,577	2,745	2,688
Deductions	(9,760)	(2,439)	(1,616)

Ending balance	$585	$7,768	$7,462

     See footnote 2 for a detailed discussion regarding the Company’s accounting policy on Accounts Receivable and Allowance for Uncollectible Accounts.
17.	Subsequent Events
     On January 6, 2006 the Company and Remington Oil and Gas Corporation announced an agreement under which the Company will acquire Remington in a transaction valued at approximately $1.4 billion. Under the terms of the agreement, Remington stockholders will receive $27.00 in cash and 0.436 shares of the Company’s common stock for each Remington share. The acquisition is conditioned upon, among other things, the approval of Remington stockholders and customary regulatory approvals. The transaction is expected to be completed in the second quarter of 2006. In limited circumstances, if Remington fails to close the transaction, it must pay the Company a $45 million breakup fee and reimburse up to $2 million of expenses related to the transaction. The Company expects to fund the cash portion of the Remington acquisition (approximately $814 million) through a senior secured term facility which has been underwritten by a bank.

     At December 31, 2005 the Company had committed to purchase a certain Deepwater Contracting vessel (the Caesar) to be converted into a deepwater pipelay vessel. Total purchase price and conversion costs are estimated to be approximately $125 million to be incurred over the next year.
18.	Quarterly Financial Information (Unaudited)
     The offshore marine construction industry in the Gulf of Mexico is highly seasonal as a result of weather conditions and the timing of capital expenditures by the oil and gas companies. Historically, a substantial portion of the Company’s services has been performed during the summer and fall months. As a result, historically a disproportionate portion of the Company’s revenues and net income is earned during such period. The following is a summary of consolidated quarterly financial information for 2005 and 2004.

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
Fiscal 2005 Revenues	$159,575	$166,531	$209,338	$264,028
Gross profit	51,873	52,419	82,928	95,852
Net income	25,961	26,577	43,221	56,810
Net income applicable to common shareholders	25,411	26,027	42,671	56,006
Earnings per common share:
Basic	0.33	0.34	0.55	0.72
Diluted	0.32	0.32	0.53	0.69

Fiscal 2004 Revenues	$120,714	$127,701	$131,987	$162,990
Gross profit	31,741	41,415	45,726	53,030
Net income	14,009	18,592	23,787	26,271
Net income applicable to common shareholders	13,645	18,208	22,794	25,269
Earnings per common share:
Basic:	0.18	0.24	0.30	0.33
Diluted:	0.18	0.24	0.29	0.32
19.	Subsequent Events (Unaudited)
     In March 2006, the Company acquired the Kestrel from Stolt Offshore for approximately $40 million (see footnote 5).
     As described in footnote 3, ERT is participating in the drilling of an exploratory well (Tulane prospect). In March 2006, mechanical difficulties were experienced in the drilling of this well, and the operator has plugged the well. The operator and ERT are currently evaluating their options. If the drilling is ultimately successful, ERT’s share of the development cost is estimated to be an additional $16 million, of which $6.4 million had been incurred through December 31, 2005 related to long lead equipment. This equipment can be redeployed if drilling is unsuccessful.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA
     The following unaudited pro forma financial statements combine the historical consolidated balance sheets and statements of operations of Helix and Remington, giving effect to the merger using the purchase method of accounting.
     We are providing the information to aid you in your analysis of the financial aspects of the merger. The historical statements of operations for the year ended December 31, 2005 and the historical balance sheets as of December 31, 2005, were derived from the audited financial statements of Helix and Remington contained in each company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which reports are included in this proxy statement/prospectus, in the case of Helix, or incorporated into this document by reference, in the case of Remington. You should read the unaudited pro forma combined financial statements below together with the historical financial statements and related notes contained elsewhere in this proxy statement/prospectus or incorporated by reference into this document.
     The unaudited pro forma combined statement of operations assume the merger was effected on January 1, 2005. The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on December 31, 2005. The process of evaluating Remington’s accounting policies for conformity to Helix’s is still in the preliminary stages.
     The unaudited pro forma combined information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Further, the unaudited pro forma combined financial statements do not reflect the effect of asset dispositions, if any, that may be required by order of regulatory authorities; or anticipated synergies resulting from the merger. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Helix will experience.

HELIX ENERGY SOLUTIONS GROUP, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	(in thousands, except per share amounts)
					Helix and
					Remington
			Pro Forma		Pro forma
Year Ended December 31, 2005	Helix	Remington	Adjustments		Combined

Net revenues and other income	$799,472	$270,529	$(2,229	)(a)	$1,067,772

Cost of sales:

Depreciation, depletion and amortization	111,473	60,351	48,377	(b)	220,201
Operating Expenses	404,927	84,824	(2,229	)(a)	487,522

Gross Profit	283,072	125,354	(48,377)		360,049

Gain on sale of assets	1,405	—	—		1,405
Selling and administrative expenses	62,790	15,182	—		77,972

Income from operations	221,687	110,172	(48,377)		283,482
Equity in earnings of investments	13,459	—	—		13,459
Net interest expense and other	7,559	613	43,288	(c)	51,460

Income before income taxes	227,587	109,559	(91,665)		245,481
Provision for income taxes	75,019	38,992	(32,083	)(d)	81,928

Net income	152,568	70,567	(59,582)		163,553
Preferred stock dividends and accretions	2,454	—	—		2,454

Net income applicable to common shareholders	$150,114	$70,567	$(59,582)		$161,099

Earnings per common share:
Basic	$1.94	$2.48			$1.78
Diluted	$1.86	$2.37			$1.72

Weighted average common share outstanding:
Basic	77,444	28,488	13,148	(e)	90,592
Diluted	82,205	29,722	13,148	(e)	95,353

(a)	Reflects the elimination of sales and related operating expenses between Helix and Remington.

(b)	Reflects estimated increases in depreciation, depletion and amortization related to the “step-up” of the acquired properties to their fair value. Adjustment calculated as the incremental depreciation, depletion and amortization rate based on the purchase price applied to the 2005 production for Remington.

(c)	Reflects the increase in long-term debt of $814 million to fund the cash portion of the purchase price at estimated annual interest rate for 2005 of 5.32%.

(d)	The pro forma adjustment to income tax reflects the statutory federal and state income tax impacts of the pro forma adjustments to Helix’s pretax income. Applied tax rate of 35%.

(e)	Reflects the issuance of 13.1 million shares of Helix stock to be issued to Remington stockholders as consideration in the acquisition.

HELIX ENERGY SOLUTIONS GROUP, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	(in thousands)
					Helix and
					Remington
			Pro Forma		Pro forma
As of December 31, 2005	Helix	Remington	Adjustments		Combined
Assets
Current Assets:
Cash and cash equivalents	$91,080	$38,860	$(20,000	)(a)	$109,940
Accounts receivable -
Trade, net of allowance for uncollectible amounts	197,046	66,887	—		263,933
Unbilled revenue	31,012	—	—		31,012
Insurance receivable	—	23,308	—		23,308
Income tax receivable	—	5,767	—		5,767
Deferred income taxes	8,861	—	—		8,861
Other current assets	44,054	5,466	—		49,520

Total current assets	372,053	140,288	(20,000)		492,341

Net property and equipment	916,362	443,905	832,403	(a)	2,192,670

Other assets:
Equity investments	179,556	—	—		179,556
Goodwill, net	101,731	—	429,870	(a),(d)	531,601
Other assets, net	91,162	1,872	—		93,034

	$1,660,864	$586,065	$1,242,273		$3,489,202

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$99,445	$76,561	$—		$176,006
Accrued liabilities	145,752	1,094	—		146,846
Current maturities of long term debt	6,468	—	8,142	(b)	14,610

Total current liabilities	251,665	77,655	8,142		337,462

Long-term debt	440,703	—	806,082	(b)	1,246,785
Deferred income taxes	167,295	82,876	273,672	(d)	523,843
Decommissioning liabilities	106,317	21,375	—		127,692
Other long-term liabilities	10,584	—	—		10,584

Total liabilities	976,564	181,906	1,087,896		2,246,366

Convertible preferred stock	55,000	—	—		55,000

Shareholders’ equity	629,300	404,159	154,377	(c)	1,187,836

	$1,660,864	$586,065	$1,242,273		$3,489,202

(a)	The following is a preliminary estimate of the deemed purchase price for Remington on a purchase accounting basis:

Thousands of Dollars
Cash	$814,224
30,156,452 Remington estimated diluted shares times $27.00 per share
Helix Stock	558,536
30,156,452 Remington estimated diluted shares times .436 times $42.48 per share
Transaction Related Costs	20,000

Estimated direct transaction fees payable by Helix to be capitalized as part of the purchase price for Remington	$1,392,760

Purchase Price Allocation	Thousands of Dollars
Current assets	$140,288
Property and equipment	1,276,308
Other long-term assets	1,872
Goodwill	429,870
Current liabilities	(77,655)
Deferred income taxes	(356,548)
Decommissioning liabilities	(21,375)

$1,392,760

     For purposes of this pro forma analysis, the above deemed purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of Remington at December 31, 2005. The preliminary assessment of fair value resulted in $430 million of goodwill, which will be subject to periodic impairment testing instead of amortization, in accordance with Statement of Financial Accounting Standards No. 142—“Goodwill and Other Intangible Assets.”
     An independent appraisal firm is expected to be engaged to assist us in finalizing the allocation of the purchase price. The preliminary assessment of the fair values of tangible and intangible assets used in these pro forma statements was based on projections of future net cash flows, discounted to present value. These and other preliminary estimates will change as additional information becomes available and is assessed by Helix and the appraisal firm. All other Remington assets and liabilities were valued at their historical book values, which we believe do not differ materially from their fair values.
     Under the purchase method of accounting for business combinations, this preliminary assessment of fair value resulted in goodwill of $430 million. Included in this amount is a $274 million increase in net deferred tax liabilities arising from differences between the allocated financial bases and historical tax bases of Remington’s net assets (due to the non-taxable nature of this transaction, Remington’s tax basis in its assets would carry over to Helix). Goodwill reflects the anticipated benefits of the merger that are in addition to the fair value of the individual assets and liabilities described above. For a discussion of these benefits, see “The Merger—Helix’s Reasons for the Merger” beginning on page 38.
(b)	Reflects the increase in long-term debt to fund the cash portion of the purchase price at estimated annual interest rate for 2005 of 5.32%.

(c)	Reflects the elimination of book value of Remington equity and the issuance of 13.1 million shares of Helix stock to be issued to Remington stockholders as consideration in the acquisition.

(d)	Reflects the deferred tax “gross-up” relating to the acquired proven reserves based on purchase price paid.

SUPPLEMENTAL OIL AND GAS DISCLOSURES
(UNAUDITED)
     Helix and Remington are providing the following unaudited, supplemental pro forma oil and gas disclosures, prepared in accordance with FASB Statement No. 69, “Disclosures about Oil and Gas Producing Activities,” and regulations of the U.S. Securities and Exchange Commission. While this data was developed with reasonable care and disclosed in good faith, it is emphasized that some of the data is necessarily imprecise and represents only approximate amounts because of the subjective judgments involved in developing such information. The standardized measure projections should not be viewed as realistic estimates of future cash flows. Material revisions to estimates of proved reserves may occur in the future; development and production of the reserves may not occur in the periods assumed; actual prices realized are expected to vary significantly from those used; and actual costs also may vary.
Estimated Proved Reserves
At December 31, 2005

	Helix	Remington
	Historical	Historical	Pro Forma
Consolidated Operations
Crude oil (in MBbls)	14,873	18,381	33,254
Natural gas (in MMcf)	136,073	168,659	304,732

Total (in MMcfe)	225,311	278,945	504,256

Estimated Standardized Measure of Discounted Future Net Cash Flows
     Amounts are computed using the year-end 2005 prices and costs (adjusted only for existing contractual changes), appropriate statutory tax rates and a prescribed 10% discount factor. Continuation of year-end 2005 economic conditions also is assumed. The calculation is based on estimates of proved reserves, which are revised over time as new data becomes available. Probable or possible reserves that may be proved in the future are not considered. The calculation also requires assumptions as to the timing of future production of proved reserves, and the timing and amount of future development and production costs.
At December 31, 2005

	Thousands of Dollars
	Helix	Remington
	Historical	Historical*	Pro Forma
Consolidated Operations
Future cash flows
Revenues	$2,131,985	$2,713,983	$4,845,968
Production costs	(311,163)	(200,297)	(511,460)
Development and abandonment costs	(450,558)	(148,514)	(599,072)
Income tax expense	(433,335)	(706,403)	(1,139,738)

Future net cash flows	936,929	1,658,769	2,595,698
Discounted to present value at 10% annual rate	(209,867)	(421,786)	(631,653)

Total	$727,062	$1,236,983	$1,964,045

*	Certain amounts reclassified to conform to Helix’s presentation.

DESCRIPTION OF HELIX CAPITAL STOCK
     At March 21, 2006, 78,400,284 shares of Helix common stock were issued and outstanding. All issued and outstanding shares of Helix common stock are fully paid, validly issued, and non-assessable. There are currently 55,000 shares of Helix preferred stock issued and outstanding.
     This description is intended as a summary only and is qualified in its entirety by reference to Helix’s articles of incorporation and by-laws, which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part and incorporated herein by reference.
Common Stock
     Helix is authorized to issue 240,000,000 shares of common stock, no par value per share.
     Subject to any preferences, limitations and relative rights that may be fixed for any series of preferred stock that may be created by the board of directors from time to time, the holders of common stock of Helix are entitled, among other things, (1) to share ratably in dividends if, when and as declared by the board of directors out of funds legally available therefor, (2) to one vote per share on all matters voted on by the shareholders, and (3) in the event of liquidation, to share ratably in the distribution of assets remaining after payment of debts, expenses and the liquidation preference of any outstanding preferred stock. Holders of shares of Helix common stock have no cumulative voting rights or preemptive rights to subscribe for or purchase any additional shares of capital stock issued by Helix. Helix’s common stock is not convertible or redeemable and there are no sinking fund provisions therefor.
Preferred Stock
     Helix’s board of directors, without any action by Helix’s shareholders, is authorized to issue up to 5,000,000 shares of preferred stock, $.01 par value, in one or more series, and to determine the rights and preferences of each such series. In January 2003, Helix issued 30,000 shares of Series A Cumulative Convertible Preferred Stock to Fletcher International, Ltd., or Fletcher, under the First Amended and Restated Agreement dated January 17, 2003, effective as of December 31, 2002, between Helix and Fletcher. Helix subsequently issued 25,000 shares of Series B Cumulative Convertible Preferred Stock to Fletcher under the terms of that same agreement. Both of these series of preferred stock are convertible into shares of Helix common stock on the terms and conditions described in the certificates of rights and preferences for these shares which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part and are incorporated herein by reference. These preferred shares have a minimum annual dividend rate of 4%, subject to adjustment, payable quarterly in cash or shares of common stock at Helix’s option. Beginning January 2005, the holder may redeem the value of its investment in these shares, to be settled in Helix common stock at the then prevailing market price or cash, at Helix’s discretion. If Helix is unable to deliver common shares which have been registered with the Securities and Exchange Commission, it is required to redeem the preferred shares in cash. You can find a more complete discussion of the rights and preferences of these series of preferred stock in the certificates of rights and preferences which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part and are incorporated herein by reference.
     See also “Certain Anti-takeover Provisions” under the heading “Purposes and Effects of Certain Provisions of Helix’s Articles of Incorporation and By-laws” below for a discussion on the effect that the issuance of preferred stock might have on attempts to take over Helix.
Purposes and Effects of Certain Provisions of Helix’s Articles of Incorporation and By-laws
     Helix’s articles of incorporation and by-laws contain a number of provisions that could make the acquisition of Helix by means of a tender or exchange offer, a proxy contest or otherwise more difficult. The description of those provisions set forth below is intended to be only a summary and is qualified in its entirety by reference to the pertinent sections of the articles of incorporation and the by-laws, which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part and are incorporated herein by reference.
Classified Board of Directors; Removal of Directors
     Helix’s directors are currently divided into three classes, only one class of which is subject to re-election in any given year. The classification of directors have the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two annual meetings of shareholders generally will be required to effect a change in a majority of the board of directors. Such a delay may help ensure that Helix’s directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the shareholders. The classification provisions will apply to every election of directors, regardless of whether a change in the composition of the board of directors would be beneficial to Helix and its shareholders and whether a majority of Helix’s shareholders believes that such a change would be desirable.
     Helix’s articles of incorporation provide that its directors may only be removed by the affirmative vote of the holders of 68% of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, or Voting Stock.
     The classification provisions of Helix’s charter could also have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of Helix, even though such an attempt might be beneficial to Helix and its shareholders. These provisions could thus increase the likelihood that incumbent directors will retain their positions. In addition, the classification provisions may discourage accumulations of large blocks of Helix common stock that are effected for purposes of changing the composition of the board of directors. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.
Preferred Stock
     Helix’s articles of incorporation authorize its board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including:
•	the designation of the series;

•	the number of shares of the series, which number the board may thereafter (except where otherwise provided in the certificate of designation) increase or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Helix;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of Helix or any other corporation, and, if so, the specification of the other class or series or the other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all of the terms and conditions upon which such conversion may be made;

•	restrictions, if any, on the issuance of shares of the same series or of any other class or series; and

•	voting rights, if any, of the shareholder of such series, which may include the right of such shareholders to vote separately as a class on any matter.
     Helix believes that the ability of the board of directors to issue one or more series of preferred stock will provide Helix with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by Helix’s shareholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which Helix’s securities may be listed or traded.
     Although the board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that, depending on the terms of such series, might impede the completion of a proxy contest, merger, tender or exchange offer or other attempt to obtain control of Helix. The board of directors will make any determination to issue such shares based on its judgment as to the best interests of Helix and its shareholders. The board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be otherwise able to change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority of our shareholders, might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

No Shareholder Action by Written Consent; Special Meetings
     Helix’s articles of incorporation and by-laws provide that shareholder action can be taken only at an annual or special meeting of shareholders and prohibit shareholder action by written consent in lieu of a meeting. The by-laws provide that special meetings of shareholders can be called only upon a written request by the chief executive officer or a majority of the members of the board of directors. Shareholders are not permitted to call a special meeting or to require that the board of directors call a special meeting.
     The provisions of Helix’s articles of incorporation and by-laws prohibiting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal, including a shareholder proposal that a majority of shareholders believes to be in the best interest of Helix, until the next annual meeting unless a special meeting is called. These provisions would also prevent the holders of a majority of the Voting Stock from unilaterally using written consents to take shareholder action. Moreover, a shareholder can not force shareholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of shareholders prior to the time a majority of the board of directors believes such consideration to be appropriate.
Amendment of Certain Provisions of the Articles of Incorporation and By-laws
     Under the Minnesota Business Corporation Act, or the MBCA, Helix’s shareholders have the right to adopt, amend or repeal Helix’s by-laws and, with the approval of the board of directors, Helix’s articles of incorporation. Helix’s articles of incorporation provide that the affirmative vote of the holders of at least 80% of then outstanding shares of Voting Stock, voting together as a single class, and in addition to any other vote required by the articles of incorporation or by-laws, is required to amend provisions of Helix’s articles of incorporation of by-laws relating to:
•	the prohibition of shareholder action without a meeting;

•	the prohibition of shareholders calling a special meeting; · the number, election and term of our directors;

•	the removal of directors; and

•	fixing a quorum for meetings of shareholders.
     The vote of holders of a majority of the outstanding shares of Voting Stock is required to amend all other provisions of Helix’s articles of incorporation. Helix’s by-laws further provide that the by-laws may be amended by the board of directors. These super-majority voting requirements will have the effect of making more difficult any amendment by shareholders of the by-laws or of any of the provisions that may be in their best interests.
Certain Anti-Takeover Legislation
     As a public corporation, Helix is governed by the provisions of Section 302A.673 of the MBCA. This anti-takeover provision may operate to deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of Helix’s common stock. Section 302A.673 prohibits a public corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved by a committee of all of the disinterested members of the board of directors before the interested shareholder’s share acquisition date. A “business combination” includes mergers, asset sales and other transactions. An “interested shareholder” is a person who is the beneficial owner of 10% or more of the corporation’s Voting Stock.
Transfer Agent and Registrar
     Wells Fargo Bank Minnesota, N.A. acts as transfer agent and registrar for the Helix common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS
     As a result of the merger, the holders of Remington common stock will become holders of Helix common stock. The rights of the shareholders of Helix will be governed by applicable Minnesota law, including the Minnesota Business Corporations Act, or MBCA, and by Helix’s articles of incorporation and bylaws. Prior to the merger, the rights of the stockholders of Remington are governed by applicable Delaware law, including the DGCL, and by Remington’s certificate of incorporation and bylaws. The following is a summary of the material differences between the rights of Helix shareholders and Remington stockholders.
     The following summary does not provide a complete description of the specific rights of Helix shareholders under its articles of incorporation and bylaws as compared with the rights of Remington stockholders under its certificate of incorporation and bylaws. The identification of specific differences in the rights of these holders as material is not intended to indicate that other equally important or more significant differences do not exist. These summaries are qualified in their entirety by reference to the governing laws and corporate instruments of Helix and Remington to which you are referred.

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Applicable State Takeover Laws
Control Share Acquisition Statute. The Minnesota “control share acquisition” statute establishes various disclosure and shareholder approval requirements to be met by individuals or companies attempting a takeover. The Minnesota statute applies to an “issuing public corporation.” An “issuing public corporation” is one which is incorporated under or governed by the MBCA and has at least fifty shareholders.
The Minnesota statute requires disinterested shareholder approval for any acquisition of shares of an “issuing public corporation” which results in the “acquiring person” owning 20 percent or more of the outstanding shares of such corporation. Shareholders which exceed this threshold without shareholder approval lose their voting rights and are subject to certain redemption privileges of the corporation. Such shares regain their voting rights only if the acquiring person discloses certain information to the corporation and such voting rights are granted by the shareholders at a special or annual meeting of the shareholders. The Minnesota control share acquisition statute applies unless the “issuing public corporation” opts out of the statute in its articles of incorporation or bylaws. Helix’s articles of incorporation contain such an opt out provision.
The Minnesota statute provides that an issuing public corporation (as described above with respect to the Minnesota control share acquisition statute) may not engage in certain business combinations with any person that acquires beneficial ownership of ten percent or more of the voting stock of that corporation (i.e., an interested shareholder) for a period of four years following the date that the person became a ten percent shareholder (the share acquisition date) unless, prior to that share acquisition date, a committee of the corporation’s disinterested Directors approve either the business combination or the acquisition of shares.
Only specifically defined types of “business combinations” are prohibited by the Minnesota statute. In general, the
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Delaware has no comparable statute to the Minnesota “control share acquisition statute” or the other anti-takeover provisions described herein. However, Delaware does have a business combination statute which provides that if a person owns 15% or more of the voting stock of a Delaware corporation, the person is designated an interested stockholder and the corporation may not engage in certain business combinations with such person for a period of three years following the time that such person became an interested stockholder. However, an otherwise prohibited business combination may be permitted if one of the following three conditions is met: (a) prior to the date the person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction pursuant to which the person acquires 15% stock ownership, that interested stockholder owns at least 85% of the outstanding voting stock (excluding for purposes of determining the number of shares outstanding those shares owned by directors who are also officers and shares owned by certain employee stock ownership plans) or (c) the business combination is approved by the board and authorized at an annual or special meeting of stockholders (action by written consent is not permitted) by the affirmative vote of two-thirds of the outstanding voting shares not held by the interested stockholder.
As in Minnesota, only certain Delaware corporations are subject to the business combination provisions. A corporation may be subject to the statute if it is incorporated under the laws of Delaware and has a class of voting stock that is listed on a national securities exchange, quoted on Nasdaq, or held of record by more than 2,000 stockholders. Remington is subject to the statute.
Only certain “business combinations” are prohibited under Delaware law. A business combination is defined broadly to generally include any of the following: (a) any merger or consolidation with the interested stockholder; (b) any sale,

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definition includes: (a) any merger or exchange of securities of the corporation with the interested shareholder; (b) certain sales, transfers, or other disposition of assets of the corporation to an interested shareholder; (c) transfers by the corporation to interested shareholders of shares that have a market value of 5% or more of the value of all outstanding shares, except for a pro rata transfer made to all shareholders; (d) any liquidation or dissolution of, or reincorporation in another jurisdiction of, the corporation which is proposed by the interested shareholder; (e) certain transactions proposed by the interested shareholder or any affiliate or associate of the interested shareholder that would result in an increase in the proportion of shares entitled to vote owned by the interested shareholder; and (f) transactions whereby the interested shareholder receives the benefit of loans, advantages, guarantees, pledges, or other financial assistance or tax advances or credits from the corporation.
For purposes of selecting a committee, a director or person is “disinterested” if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee of the issuing public corporation, or of a related corporation. The committee must consider and act on any written, good faith proposal to acquire shares or engage in a business combination. The committee must consider and take action on the proposal and within 30 days render a decision in writing regarding the proposal.
Other Anti-Takeover Provisions. The MBCA includes three other provisions relating to takeovers that are not included in Delaware law. These provisions address a corporation’s use of golden parachutes, greenmail and the standard of conduct of the board of directors in connection with the consideration of takeover proposals. The MBCA contains a provision which prohibits a publicly-held corporation from entering into or amending agreements (commonly referred to as golden parachutes) that increase current or future compensation of any officer or director during any tender offer or request or invitation for tenders. The MBCA also contains a provision which limits the ability of a corporation to pay greenmail. The statute provides that a publicly-held corporation is prohibited from purchasing or agreeing to purchase any shares from a person who beneficially owns more than five percent of the voting power of the corporation if the shares had been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares. However, such a purchase will not violate the statute if the purchase is approved at a meeting of the shareholders by a majority of the voting power of all shares entitled to vote or if the corporation’s offer is of at least equal value per share and to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted. The MBCA also authorizes the board of directors, in considering the best
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lease, exchange, mortgage, pledge, transfer or other disposition of assets to the interested stockholder if the assets have a market value equal to or greater than 10% of the aggregate market value of all of the corporation’s assets; (c) any transfer of stock of the corporation to the interested stockholder, except for transfers in a conversion or exchange, merger, a pro rata dividend or distribution or exchange offer by the corporation, or any issuance or transfer of stock by the corporation; (d) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused by the interested stockholder; or (e) any receipt by the interested stockholder of any loans, advances, guarantees, pledges, and other financial benefits, except in connection with a pro rata transfer.
The Delaware provisions do not apply to any business combination in which the corporation, with the support of a majority of those directors who were serving as directors before any person became an interested stockholder, proposes a merger, sale, lease, exchange or other disposition of at least 50% of its assets, or supports (or does not oppose) a tender offer for at least 50% of its voting stock. In such a case, all interested stockholders are released from the three year prohibition and may compete with the corporation-sponsored transaction.
Delaware law also permits a corporation to “opt out” of the business combination statute by electing to do so in its certificate of incorporation or bylaws. Neither the certificate of incorporation nor the bylaws of Remington contain such an opt out provision.

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interests of the corporation with respect to a proposed acquisition of an interest in the corporation, to consider the interest of the corporation’s employees, customers, suppliers and creditors, the economy of the state and nation, community and social considerations and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.
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Appraisal Rights
Under Minnesota law, shareholders have the right, in some circumstances, to dissent from certain corporate transactions by demanding payment in cash for their shares equal to the fair value as determined by agreement with the corporation or by a court in an action timely brought by the dissenters. Minnesota law, in general, affords dissenters’ rights upon certain amendments to the articles that materially and adversely affect the rights or preferences of the shares of the dissenting shareholder, upon the sale of substantially all corporate assets and upon merger or exchange by a corporation, regardless of whether the shares of the corporation are listed on a national securities exchange or widely held.

Delaware law allows for dissenters’ rights only in connection with certain mergers or consolidations. No such appraisal rights exist, however, for corporations whose shares are held by more than 2,000 stockholders or are listed on a national securities exchange (such as Remington) or the NASDAQ National Market System, unless the certificate of incorporation provides that appraisal rights are available to the stockholders or the stockholders are to receive in the merger or consolidation anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange, quoted on the NASDAQ National Market System or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporation described in the foregoing clauses (a) and (b), or (d) any combination of (a), (b), or (c). Remington’s certificate of incorporation does not provide that appraisal rights are available to the stockholders.
The procedures for asserting dissenters’ rights in Delaware impose most of the initial costs of such assertion on the dissenting stockholder, whereas the Minnesota procedures pose little financial risk to the dissenting stockholder in demanding payment in excess of the amount the corporation determined to be the fair value of its shares.

Voluntary Dissolution
Minnesota law provides that a corporation may be dissolved by the voluntary action of holders of a majority of a corporation’s shares entitled to vote at a meeting called for the purpose of considering such dissolution

Delaware law provides that voluntary dissolution of a corporation first must be deemed advisable by a majority of the board of directors and then approved by a majority of the outstanding stock entitled to vote. Delaware law further provides for voluntary dissolution of a corporation without action of the directors if all of the stockholders entitled to vote on such dissolution shall have consented to the dissolution in writing.

Involuntary Dissolution
Minnesota law provides that a court may dissolve a corporation in an action by a shareholder where: (a) the situation involves a deadlock in the management of corporate affairs and the shareholders cannot break the

Delaware law states that courts may revoke or forfeit the charter of any corporation for abuse, misuse or nonuse of its corporate powers, privileges or franchises.

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deadlock; (b) the directors have acted fraudulently, illegally, or in a manner unfairly prejudicial to the corporation; (c) the shareholders are divided in voting power for two consecutive regular meetings to the point where successor directors are not elected; (d) there is a case of misapplication or waste of corporate assets; or (e) the duration of the corporation has expired.
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Charter Amendment
Under Minnesota law, before the shareholders may vote on an amendment to the articles of incorporation, either a resolution to amend the articles must have been approved by the affirmative vote of the majority of the directors present at the meeting where such resolution was considered, or the amendment must have been proposed by shareholders holding three percent or more of the voting power of the shares entitled to vote. Amending the articles of incorporation requires the affirmative vote of the holders of the majority of the voting power present and entitled to vote at the meeting (and of each class, if entitled to vote as a class), unless the articles of incorporation require a larger proportion. Minnesota law provides that a proposed amendment may be voted upon by the holders of a class or series even if the articles of incorporation would deny that right, if among other things, the proposed amendment would increase or decrease the aggregate number of authorized shares of the class or series, change the rights or preferences of the class or series, create a new class or series of shares having rights and preferences prior and superior to the shares of that class or series or limit or deny any existing preemptive right of the shares of the class or series. The articles of incorporation of Helix provide that amendments to the articles of incorporation or bylaws relating to: (a) (i) the taking of shareholder action without a meeting; (ii) the right of shareholders to call a special meeting; (iii) the number, election and term of the corporation’s board of directors; (iv) the removal of directors; and (v) fixing a quorum of shareholders fixing a quorum for meetings of shareholders; require the vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock, voting together as a single class, and (b) the Minnesota Control Share Acquisition Act or the Minnesota Business Combinations Act require the vote of the holders of at least 90% of the voting power of the then outstanding shares of voting stock, voting together as a single class.

Under Delaware law, the board of directors must adopt a resolution setting forth an amendment to the certificate of incorporation and declaring its advisability before the stockholders may vote thereon. Unless the certificate of incorporation requires the vote of a larger portion of the outstanding stock, amendments of the certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the rights, powers or preferences of such class or series, a majority of the outstanding stock of such class or series also must approve the amendment.
Remington’s certificate of incorporation provides that amendments to the certificate of incorporation relating to (a) the taking of shareholder action without a meeting, (b) the right of shareholders to call a special meeting, (c) the number, election and term of the corporation’s board of directors, (d) indemnification of directors and officers of the corporation, (e) amendments to the certificate of incorporation and (f) amendments to the bylaws require the approval of 66-2/3% of all then outstanding shares of common stock entitled to vote generally in the election of directors, voting together as a single class.

Amendments to Bylaws
Minnesota law provides that unless reserved to the shareholders by the articles of incorporation, the power to adopt, amend or repeal a corporation’s bylaws is vested in the board, subject to the power of the shareholders to adopt, repeal or amend the bylaws. After adoption of initial bylaws, the board of a Minnesota corporation cannot adopt, amend or repeal a bylaw fixing a quorum for meetings of

Delaware law provides that the power to adopt, amend, or repeal bylaws remains with the corporation’s stockholders, but permits the corporation, in its certificate of incorporation, to place such power in the board of directors. Under Delaware law, the fact that such power has been placed in the board of directors neither divests nor limits the stockholders’ power to adopt, amend or repeal bylaws.

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shareholders, prescribing procedures for removing directors or filling vacancies in the board or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a bylaw to increase the number of directors. The articles of incorporation of Helix provides that bylaw amendments may be made by the board of directors or by the shareholders with the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon, except that amendments relating to: (a)(i) the taking of shareholder action without a meeting; (ii) the right of shareholders to call a special meeting; (iii) the number, election and term of the corporation’s directors; (iv) the removal of directors; and (v) fixing a quorum for meetings of stock require the vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock, voting together as a single class, and (b) the Minnesota Control Share Acquisition Act or the Minnesota Business Combinations Act referred to therein require the vote of the holders of at least 90% of the voting power of the then outstanding shares of voting stock, voting together as a single class.
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Remington’s bylaws provide that any adoption, amendment or repeal of bylaws of the corporation shall require the approval of at least 66-2/3% of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the board of directors). The stockholders also have the power to adopt, amend or repeal bylaws of the corporation, provided, that in addition to any vote of the holders of any class or series of stock of the corporation required by law of the certificate of incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provision of the bylaws of the corporation.

Action By Shareholders/Stockholders Without a Meeting
Under Minnesota law, any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting by written consent signed by all of the shareholders entitled to vote on such action.
The bylaws of Helix provide that no action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting and the power of shareholders to consent in writing, without a meeting is specifically denied.

Delaware law permits any action required or permitted to be taken at a stockholders’ meeting to be taken without a meeting if a written consent is signed by the holders of shares that would have been required to effect the action at an actual meeting of the stockholders. Generally, holders of a majority of outstanding shares could effect such an action. Delaware law also provides that a corporation’s certificate of incorporation may restrict or prohibit stockholders’ action without a meeting.
The certificate of incorporation of Remington provides that no action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting and the power of stockholders to consent in writing, without a meeting is specifically denied.

Annual Meetings of Shareholders/Stockholders
Minnesota law provides that if a regular meeting of shareholders has not been held during the immediately preceding 15 months, shareholders holding three percent or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders.

Delaware law provides that if no date has been set for an annual meeting of stockholders for a period of 13 months after the last annual meeting, the Delaware court may order a meeting to be held upon the application of any stockholder or director.

Ability to Call Special Meetings
Minnesota law provides that the Chief Executive Officer, the Chief Financial Officer, two or more Directors, a person authorized in the articles or bylaws to call a special meeting or shareholders holding ten percent or more of the voting power of all shares entitled to vote, may call a special meeting of the shareholders, except that a special meeting concerning a business combination must be called by 25

Under Delaware law, only the board of directors or those persons authorized by the corporation’s certificate of incorporation or bylaws may call a special meeting of the corporation’s stockholders. Remington’s bylaws permit a special meeting to be called by the chairperson of the board, lead non-management director, Remington’s, Chief Executive Officer, or the majority of the board of directors.

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percent of the voting power.
Helix’s bylaws permit a special meeting to be called by the Chief Executive Officer or a majority of the board of directors.
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Remington’s certificate of incorporation permits a special meeting to be called by the Chairman of the Board or by the President or by a majority of the Board of Directors.

Classified Board; Removal of Directors
Minnesota law permits a corporation’s board of directors to be divided into classes as provided in the articles of incorporation or bylaws. Helix’s bylaws provide for a classified board consisting of three classes.
Under Minnesota law, unless a corporation’s articles or incorporation provide otherwise, a director may be removed with or without cause by the affirmative vote of a majority of the shareholders or, if the director was named by the board to fill a vacancy, by the affirmative vote of a majority of the other directors.
The bylaws of Helix provide that directors may be removed only by a 68% vote of the holders of the shares entitled to vote thereon.

Delaware law permits a corporation’s bylaws to provide for a classified board of directors, but limits the number of classes to three. Remington’s bylaws do not provide for a classified board.
Under Delaware law a director of a corporation may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote for the election of directors. However, a director of a Delaware corporation that has a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise.
The bylaws of Remington provide that a director of the corporation may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote for the election of directors.

Cumulative Voting for Directors
Minnesota law provides that each shareholder entitled to vote for directors has the right to cumulate those votes in the election of directors by giving written notice of intent to do so, unless the corporation’s articles of incorporation provide otherwise. Helix’s articles of incorporation prohibit such accumulation of votes in elections of directors.

Under Delaware law, no such cumulative voting exists, unless the certificate of incorporation provides otherwise. The certificate of incorporation of Remington does not provide for cumulative voting in elections of directors.

Number of Directors
Minnesota law provides that the number of directors shall be fixed by or in the manner provided in the articles of incorporation or bylaws, and that the number of directors may be changed at any time by amendment to or in the manner provided in the articles or bylaws. Helix’s Bylaws provide that the number of directors shall be fixed from time to time by the directors or the shareholders.

Delaware law provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The certificate of incorporation of Remington provides that the number of directors is to be specified in the bylaws. Under the bylaws of Remington, the number of directors must consist of at least five, no more than two of whom may be employees of Remington, and a majority of the board must be independent as defined in the bylaws.

Vacancies on Board of Directors
Under Minnesota law, unless the articles of incorporation or bylaws provide otherwise, (a) a vacancy on a corporation’s board of directors may be filled by the vote of a majority of directors then in office, although less than a quorum, (b) a newly created directorship resulting from an increase in the number of directors may be filled by the board, and (c) any director so elected shall hold office only until a qualified

Under Delaware law, a vacancy on a corporation’s board of directors or a newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. The bylaws of Remington

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successor is elected at the next regular or special meeting of shareholders. The bylaws of Helix follow these provisions, except that any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.
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follow these provisions.

Action by Board of Directors Without a Meeting
Minnesota law permits directors to take unanimous written action without a meeting for an action otherwise required or permitted to be taken at a board meeting. Minnesota law further provides that a corporation’s articles may provide for such written action, other than an action requiring shareholder approval, by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present. The articles of incorporation of Helix do not contain such a provision.
Minnesota law also provides that if the articles or bylaws so provide, a director may give advance written consent or opposition to a proposal to be acted on at a board meeting; however, such consent or opposition of a director not present at a meeting does not constitute presence for determining the existence of a quorum. Helix’s articles of incorporation and bylaws contain such a provision.

Delaware law permits directors to take unanimous written action without a meeting for any action otherwise required or permitted to be taken at a board meeting, but only if the written action is signed by all of the directors.
Delaware law contains no advance written consent or opposition provision.

Conflicts of Interest
Under Minnesota law, a contract or transaction between a corporation and one or more of its directors, or an entity in or of which one or more of the corporation’s directors are directors, officers, or legal representatives or have a material financial interest, is not void or voidable solely by reason of the conflict, provided that the contract or transaction is fair and reasonable at the time it is authorized, it is ratified by two-thirds of the corporation’s disinterested shareholders after disclosure of the relationship or interest, or is authorized in good faith by a majority of the disinterested members of the board of directors after disclosure of the relationship or interest. However, if the contract or transaction is authorized by the board, under Minnesota law, the interested director may not be counted in determining the presence of a quorum and may not vote.

Also under Delaware law, a contract or transaction between a corporation and one or more of its directors, or an entity in or of which one or more of the corporation’s directors are directors, officers, or legal representatives or have a material financial interest, is not void or voidable solely by reason of the conflict, provided that the contract or transaction is authorized in good faith by a majority of the disinterested members of the board of directors after disclosure of the relationship or interest, it is ratified by the corporation’s stockholders after disclosure of the relationship or interest, or is fair and reasonable at the time it is authorized. However, Delaware law permits the interested director to be counted in determining whether a quorum of the directors is present at the meeting approving the contract or transaction, and further provides that the contract or transaction shall not be void or voidable solely because the interested director’s vote is counted at the meeting which authorizes the contract or transaction.

Directors’ Standard of Conduct and Personal Liability
Minnesota law provides that a director shall discharge the director’s duties in good faith, in a manner the director reasonably believed to be in the best interests of the corporation and with the care an ordinarily prudent person in a like position would have exercised under similar circumstances. A director who so performs those duties may not be held liable by reason of being a director or

Delaware law provides that the board of directors has the ultimate responsibility for managing the business affairs of a Delaware corporation. In discharging this function, Delaware law holds directors to fiduciary duties of care and loyalty to the corporation and its stockholders. Delaware courts have held that the duty of care requires the exercise of an informed business judgment. An informed business

Helix
having been a director of the corporation.
Remington
judgment means that the directors have informed themselves of all material information reasonably available to them. Having become so informed, they then must act with requisite care in the discharge of their duties. Liabilities of directors of a Delaware corporation to the corporation or its stockholders for breach of the duty of care requires a finding by the court that the directors were, in effect, grossly negligent in the decision-making context. The duty of loyalty requires that directors not derive an improper personal benefit from the business transactions of the corporation.

Limitation or Elimination of Director’s Personal Liability
Minnesota law provides that if the articles of incorporation so provide, the personal liability of a director for breach of fiduciary duty as a director may be eliminated or limited, but that the articles may not limit or eliminate such liability for (a) any breach of the directors’ duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends, share repurchases or redemptions, (d) any transaction in which the director received an improper personal benefit, (e) certain violations of the Minnesota securities laws or (f) any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective. Helix’s articles of incorporation contain a provision eliminating the personal liability of its directors for breach of fiduciary duty as a director, subject to the foregoing limitations.

Delaware law provides that if the certificate of incorporation so provides, the personal liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director may be eliminated or limited, but that the liability of a director is not limited or eliminated for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends, stock repurchases or redemptions or (d) any transaction in which the director received an improper personal benefit. Remington’s certificate of incorporation contains a provision eliminating the personal liability of its directors for breach of fiduciary duty as a Director, subject to the foregoing limitations.
Neither Remington nor Helix is aware of any pending or threatened litigation to which the limitation of directors’ liability would apply.

Indemnification
Minnesota law generally provides for mandatory indemnification of persons acting in an official capacity on behalf of the corporation if such a person acted in good faith, received no improper personal benefit, acted in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.
The bylaws of Helix provide for indemnification of officers and directors to the fullest extent permitted by Minnesota law.

Delaware law permits a corporation to indemnify officers, directors, employees or agents and expressly provides that the indemnification provided will not be deemed exclusive of any indemnification right provided under any bylaw, vote of stockholders or disinterested directors or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against parties entitled to indemnity for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner such person reasonably believed was in or not opposed to the best interests of the corporation. Indemnification is available in a criminal action only if the person seeking indemnity had no reasonable cause to believe that the person’s conduct was unlawful. Delaware law does not allow indemnification for directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) as to which such director shall have been adjudged to be liable to the corporation unless indemnification (limited to expenses) is ordered by a court.

Helix
Remington
Delaware also permits a corporation to purchase and maintain insurance on behalf of its current and former directors, officers, employees and agents against any liability asserted against, incurred by or arising out of such person’s status as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify such person against such liability.
The bylaws of Remington provide for indemnification to the fullest extent permitted by Delaware law.

Treasury Shares
The MBCA does not allow treasury shares.

Under the DGCL, a corporation may hold treasury shares and treasury shares may be held, sold, loaned, pledged, exchanged transferred or otherwise disposed of by the corporation. Treasury shares, however, are not outstanding shares and therefore do not receive any dividends and do not have voting rights.

Inspection of Shareholder/Stockholder Lists
Under Minnesota law, any shareholder has an absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, the corporation’s share register.

Under Delaware law, any stockholder, upon written demand under oath stating the purpose of the demand, has the right during the usual hours for business to inspect for any proper purpose a list of the corporation’s stockholders and to make copies of or extracts from the list

Proxies
Minnesota law permits shareholder proxies of definite duration. In the event the proxy is indefinite as to its duration, under Minnesota law it is valid for 11 months.

Delaware law also permits stockholder proxies of definite duration. However, in the event the proxy is indefinite as to its duration, under Delaware law it is valid for three years.

Preemptive Rights
Under Minnesota law, shareholders have preemptive rights to acquire a pro rata share of the unissued securities or rights to purchase securities of a corporation before the corporation may offer them to other persons, unless the corporation’s articles of incorporation otherwise provide. The articles of incorporation of Helix provide that no such preemptive right exists.

Under Delaware law, no such preemptive right will exist, unless the corporation’s certificate of incorporation specifies otherwise. The certificate of incorporation for Remington does not provide for any such preemptive rights

Dividends and Other Distributions
Generally, a Minnesota corporation may pay a dividend if its board determines that the corporation will be able to pay its debts in the ordinary course of business after paying the dividend and if, among other things, the dividend payment does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of the shares having preferential rights, unless the payment is made to those shareholder in the order and to the extent of their respective priorities.

A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, except that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Helix
Stock Repurchases
A Minnesota corporation may acquire its own shares if, after the acquisition, it is able to pay its debts as they become due in the ordinary course of business and if enough value remains in the corporation to satisfy all preferences of senior securities.
Remington

Under Delaware law, a corporation may purchase or redeem shares of any class except when its capital is impaired or such purchase would cause impairment of capital, except that a corporation may purchase or redeem out of capital any of its preferred shares if such shares will be retired upon the acquisition and the capital of the corporation will be thereby reduced.

PROPOSED FINANCINGS
     Helix has an underwritten commitment letter from Bank of America that provides, subject to the satisfaction of specified conditions and completion of definitive documentation, for financing in an amount necessary to finance the cash portion of the merger consideration and to pay related costs. Helix has agreed to use its commercially reasonable efforts to obtain the financing contemplated by the commitment letter or financing from other sources reasonably acceptable to Helix to consummate the merger. The proposed financing is expected to consist of a term loan facility and a revolving loan facility. If the merger occurs, it is contemplated that at the effective time of the merger the cash portion of the merger consideration and Helix’s capital and liquidity needs will be financed with a combination of the bank financing, other debt financings and cash on hand.

LEGAL MATTERS
     The validity of the shares of Helix common stock to be issued in the merger will be passed on for Helix by Andrew C. Becher, special counsel to Helix. Certain tax consequences of the merger will be passed on for Helix by Fulbright & Jaworski L.L.P. and for Remington by Andrews Kurth LLP. As of March 30, 2006, Andrew C. Becher owned 1,100 shares of Helix’s common stock and lawyers at Fulbright & Jaworski L.L.P. working on the merger owned 4,000 shares of Helix’s common stock.
EXPERTS
     The consolidated financial statements of Helix at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this proxy statement/prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
     The information regarding Helix’s reserves as of December 31, 2005 that is included in this proxy statement/prospectus has been verified by Huddleston & Co., Inc. This reserve information has been included in this proxy statement/prospectus in reliance upon the authority of Huddleston & Co., Inc. as experts in reserve determination.
     The consolidated financial statements of Remington appearing in Remington’s Annual Report (Form 10-K) for the year ended December 31, 2005, and Remington management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
     The information regarding Remington’s reserves as of December 31, 2005 that is either included in this proxy statement/prospectus or incorporated by reference to Remington’s Annual Report on Form 10-K for the year ended December 31, 2005 has been verified by Netherland, Sewell & Associates, Inc. This reserve information has been incorporated by reference in this proxy statement/prospectus in reliance upon the authority of Netherland, Sewell & Associates, Inc. as experts in reserve determination.

STOCKHOLDER PROPOSALS
     To the extent the merger is not consummated, Remington must receive by [ ], 2007 any proposal of a stockholder intended to be presented at Remington’s 2007 annual meeting and to be included in Remington’s proxy materials related to the 2007 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2007 annual meeting, or non-Rule 14a-8 proposal, must be received by Remington by [     ], 2007 or these proposals will be considered untimely under the advance notice provisions of the Remington bylaws. Non-Rule 14a-8 proposals must comply with certain provisions of Remington’s bylaws. Remington’s proxy related to the 2007 annual meeting will give discretionary authority to the proxy holders to vote with respect to all non-Rule 14a-8 proposals received by Remington after [     ], 2007. Notices of stockholder proposals should be delivered personally or mailed, and any request for a copy of Remington’s bylaws (which will be provided at no charge to any holder of Remington common stock) should be directed, to the Secretary of Remington at its principal offices.

WHERE YOU CAN FIND MORE INFORMATION
     Helix and Remington file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that Helix and Remington have filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:
100 F Street, N.E., Washington, D.C. 20549
     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.
     The Helix common stock is traded on the Nasdaq National Market under the symbol “HELX”, and its Securities and Exchange Commission filings can also be read at the following address:
Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006
     The Remington common stock is traded on the New York Stock Exchange under the symbol “REM”, and its Securities and Exchange Commission filings can also be read at the following address:
11 Wall Street, New York, NY 10005
     Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s internet website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, Helix’s Securities and Exchange Commission filings are also available to the public on Helix’s website, http://www.HelixESG.com and Remington’s filings with the Securities and Exchange Commission are also available to the public on Remington’s website, http://www.remoil.net. Information contained on Helix’s web site and Remington’s web site is not incorporated by reference into this prospectus, and you should not consider information contained on those web sites as part of this prospectus.
     Remington incorporates by reference into this proxy statement/prospectus the documents listed below and any future filings Remington makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this proxy statement/prospectus, until the special meeting. The information incorporated by reference is an important part of this proxy statement/prospectus. Any statement in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent a statement contained in this proxy statement/prospectus or any other subsequently filed document that is incorporated by reference into this proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
Remington Securities and Exchange Commission Filings
Commission file number 1-11516
•	Remington’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2005.

•	Remington’s Current Reports on Form 8-K filed on March 17, 2006.
     The documents incorporated by reference into this proxy statement/prospectus are available from us upon request. We will provide a copy of any and all information that is incorporated by reference into this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person without charge, upon written or oral request.

ANNEX A
AGREEMENT AND PLAN OF MERGER
AND
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER
AMONG
CAL DIVE INTERNATIONAL, INC. (“PARENT”),
AND
REMINGTON OIL AND GAS CORPORATION (“COMPANY”)
January 22, 2006

A-i

A-ii

A-iii

TABLE OF DEFINED TERMS

Acquisition Proposal	A-1
Affiliate	A-1
Aggregate Merger Consideration	A-1
Agreement	A-1
Benefit Plan	A-1
Cash Consideration	A-2
CERCLA	A-2
CERCLIS	A-2
Certificate of Merger	A-2
Claim	A-37
Closing	A-2
Closing Date	A-2
Code	A-1
Company	A-1
Company Bank Credit Agreement	A-2
Company Benefit Plan	A-2
Company Certificate	A-2
Company Common Stock	A-2
Company Disclosure Schedule	A-2
Company Employees	A-2
Company Financial Statements	A-2
Company Material Agreement(s)	A-2
Company Meeting	A-2
Company Permits	A-16
Company Preferred Stock	A-2
Company Proposal	A-2
Company Representative	A-3
Company Reserve Report	A-3
Company Restricted Stock	A-3
Company SEC Documents	A-13
Company Severance Programs	A-18
Company Stock Incentive Plan	A-3
Company Stock Option	A-3
Company Subsidiary(ies)	A-3
Company’s Oil and Gas Interests	A-5
Confidentiality Agreement	A-3
Control	A-1
Controlled By	A-1
Conversion Number	A-3
Deemed Outstanding Company Option Shares	A-8
Deemed Surrendered Shares	A-8
Defensible Title	A-3
Derivative Transaction	A-3
DGCL	A-1
Disclosure Schedule	A-3
Dissenting Stock	A-3
Dissenting Stockholders	A-3
Effective Time	A-11
Environmental Law	A-3
ERISA	A-3
Exchange Act	A-3
Exchange Agent	A-3
Exchange Fund	A-9
GAAP	A-3
Governmental Action	A-4
Governmental Authority	A-4
Hazardous Material	A-4
HSR Act	A-4
Hydrocarbons	A-4
Indemnified Parties	A-37
Joint Release	A-36
Laws	A-4
Lien	A-4
Market Price	A-4
Material Adverse Effect	A-4
Merger	A-1
Merger Consideration	A-8
Merger Sub	A-1
Merger Sub Common Stock	A-4
National Stock Exchange	A-4
New Plans	A-38
Oil and Gas Interest(s)	A-4
Oil and Gas Interests of Parent	A-5
Oil and Gas Interests of the Company	A-5
Old Plans	A-38
Other Business Interests of Parent	A-5
Ownership Interests	A-5
Parent	A-1
Parent Bank Credit Agreement	A-5
Parent Benefit Plan	A-5
Parent Certificate	A-5
Parent Common Stock	A-5
Parent Companies	A-5
Parent Disclosure Schedule	A-5
Parent Expenses	A-5
Parent Financial Statements	A-5
Parent Material Agreement(s)	A-5
Parent Permits	A-25
Parent Representative	A-5

A-iv

Parent Reserve Report	A-6
Parent SEC Documents	A-22
Parent Subsidiary(ies)	A-6
Parent’s Oil and Gas Interests	A-5
Parties	A-1
PBGC	A-6
Permitted Encumbrances	A-6
Person	A-6
Proxy Statement/Prospectus	A-6
RCRA	A-6
Registration Statement	A-6
Required Company Vote	A-6
Reserve Data Value	A-7
Responsible Officers	A-7
SEC	A-7
Securities Act	A-7
SOX	A-7
Superior Proposal	A-7
Surviving Corporation	A-8
Target Companies	A-7
Tax Returns	A-16
Tax Withholding Amounts	A-8
Taxes	A-7
Third-Party Consent	A-7
Under Common Control With	A-1

A-v

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (as amended, supplemented or modified from time to time, this “Agreement”) is made and entered into as of January 22, 2006, by and among CAL DIVE INTERNATIONAL, INC., a Minnesota corporation (“Parent”), and REMINGTON OIL AND GAS CORPORATION, a Delaware corporation (the “Company”).
RECITALS
     A. The board of directors of each of Parent and the Company (the “Parties” and each a “Party”) has approved this Agreement and the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions of this Agreement and the General Corporation Law of the State of Delaware (“DGCL”);
     B. The board of directors of each of Parent and the Company has determined that the Merger is fair to, and in the best interests of, its respective shareholders or stockholders;
     C. Promptly after the execution of this Agreement, Parent shall incorporate a Delaware corporation for purposes of the Merger (“Merger Sub”) which shall be a wholly owned subsidiary of Parent, and Merger Sub shall become a Party to this Agreement as soon as practicable after its incorporation.
     D. For federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) Merger Sub be disregarded as an entity separate from Parent, (iii) this Agreement will constitute a plan of reorganization, and (iv) Parent and Company will be parties to such reorganization within the meaning of Section 368(b) of the Code; and
     E. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning set forth below:
     “Acquisition Proposal” means any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the stockholders of the Company) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, reorganization, share exchange, take over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination directly or indirectly involving the Company or the Company Subsidiaries, (b) the acquisition in any manner, directly or indirectly, of any business or group of assets that generates 10% or more of the Company’s consolidated net revenues, net income or stockholders’ equity, or assets representing 10% or more of the book value of the assets of the Target Companies, taken as a whole, or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions, or (c) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 10% or more of the shares of the Company Common Stock, whether in a single transaction or a series of related transactions.
     “Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled By, or is Under Common Control With such Person. The term “Control” (including the terms “Controlled By” and “Under Common Control With”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.
     “Aggregate Merger Consideration” means the aggregate Merger Consideration for all shares of Company Common Stock.
     “Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, contract or other arrangement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program, policy, practice, agreement, contract, or other arrangement.

     “Cash Consideration” means an amount of cash equal to $27.00 per share of Company Common Stock.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended, and any regulations promulgated thereunder.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
     “Certificate of Merger” means the certificate of merger, prepared and executed in accordance with the applicable provisions of the DGCL, filed with the Secretary of State of Delaware to effect the Merger in Delaware.
     “Closing” means the closing of the Merger and the consummation of the other transactions contemplated by this Agreement.
     “Closing Date” means the date on which the Closing occurs, which date shall, subject to the prior satisfaction or waiver of the conditions to Closing set forth in ARTICLE VI, be the first business day following the day on which the Company Meeting has been held (or such later date as is agreed upon by the Parties).
     “Company Bank Credit Agreement” means the Second Amended and Restated Credit Agreement dated September 9, 2005, between the Company, as borrower, certain financial institutions as lenders and Fortis Capital Corp., as administrative agent (as amended and supplemented).
     “Company Benefit Plan” means a Benefit Plan (a) providing benefits to any current or former employee, officer or director of the Company or any of its Affiliates, or (b) any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Affiliates or to which the Company or any of its Affiliates is party, contributes, or is obligated to contribute, or (c) with respect to which the Company or any of its Affiliates has any liability, contingent or otherwise.
     “Company Certificate” means a certificate representing a share or shares of Company Common Stock or other appropriate evidence of a share or shares of Company Common Stock issued in book-entry form.
     “Company Common Stock” means the common stock, par value $0.01 per share, of the Company; for the avoidance of doubt, the term “Company Common Stock” shall include Company Restricted Stock.
     “Company Disclosure Schedule” means the Company Disclosure Schedule delivered in connection with this Agreement.
     “Company Employees” means the individuals who are employed as employees by the Company or any of its Affiliates immediately prior to the Effective Time who remain employed as employees of Parent or any of its Affiliates after the Effective Time.
     “Company Financial Statements” means the audited and unaudited consolidated financial statements of the Company and its subsidiaries (including the related notes) included (or incorporated by reference) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005, in each case as filed with the SEC.
     “Company Material Agreement(s)” means (a) the Company Bank Credit Agreement and any indenture, note, guaranty or other agreement relating to indebtedness of any of the Target Companies; (b) any hedging agreements to which any of the Target Companies is a party or by which any of its assets are bound, in an aggregate amount in excess of $5 million; (c) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of any of the Target Companies; (d) any voting agreement relating to any security of any Target Company to which any Target Company is a party; (e) any agreement, contract, commitment or understanding, written or oral, which materially restrains, limits or impedes any of the Target Companies, or will materially restrain, limit or impede the Surviving Corporation’s ability to compete with or conduct any business or any line of business, including geographic limitations on any Target Company’s or the Surviving Corporation’s activities; (f) any agreement, contract, commitment or understanding, written or oral, that entitles the purchaser(s) of production to receive the delivery of Hydrocarbons without paying for same from or after the time of delivery; and/or (g) any other material written or oral agreement, contract, commitment or understanding to which any of the Target Companies is a party, by which any of the Target Companies is directly or indirectly bound, or to which any asset of any of the Target Companies may be subject, outside the ordinary course of business of any of the Target Companies, in each case as amended and supplemented.
     “Company Meeting” means the meeting of the stockholders of the Company called for the purpose of voting on the Company Proposal or any adjournment thereof.
     “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.
     “Company Proposal” means the proposal to approve this Agreement and the Merger, which proposal is to be presented to the stockholders of the Company in the Proxy Statement/Prospectus.

     “Company Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of any of the Target Companies.
     “Company Reserve Report” means the reserve report as of December 31, 2004, prepared by the Company, as audited by Netherland, Sewell & Associates, Inc., and provided to Parent.
     “Company Restricted Stock” means the shares of restricted stock issued pursuant to the Company Stock Incentive Plan, which shares will become fully vested in connection with the Merger and represent a like number of shares of Company Common Stock.
     “Company Stock Incentive Plan” means the Remington Oil and Gas Corporation 2004 Stock Incentive Plan.
     “Company Stock Option” means an option (issued and outstanding immediately prior to the Effective Time) to acquire shares of Company Common Stock granted pursuant to the Company Benefit Plans.
     “Company Subsidiary(ies)” means those entities in which the Company owns, beneficially or of record, a majority of the outstanding voting stock, as identified on the Company Disclosure Schedule.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated November 30, 2005, between the Company and Parent relating to the Company’s furnishing of information to Parent and Parent’s furnishing of information to the Company in connection with Parent’s and the Company’s evaluation of the possibility of the Merger.
     “Conversion Number” means 0.436, subject to adjustment in accordance with Section 2.6(i).
     “Defensible Title” means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.
     “Derivative Transaction” means a transaction involving a contract or other arrangement where the value of the contract or arrangement is based on the performance of an underlying asset, index or other investment.
     “Disclosure Schedule” means, as applicable, the Company Disclosure Schedule or the Parent Disclosure Schedule.
     “Dissenting Stock” means any shares of Company Common Stock held by a Dissenting Stockholder as of the Effective Time who has not voted such Company Common Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been perfected under Section 262(d) of the DGCL and not withdrawn as of the Effective Time.
     “Dissenting Stockholders” means any holders of shares of Company Common Stock who perfect a demand for appraisal rights pursuant to Section 262(d) of the DGCL in connection with the Merger or the transactions contemplated by this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Environmental Law” means any Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas; provided, however, that the term Environmental Law shall not include any Laws relating to plugging and abandonment obligations and liabilities. The term “Environmental Law” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., RCRA, the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, and any state, county, or local regulations similar thereto.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” means Wells Fargo Bank Minnesota, N.A., the transfer agent for shares of Parent Common Stock.
     “GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

     “Governmental Action” means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit, franchise or other requirement of, to or with any Governmental Authority.
     “Governmental Authority” means any national, state, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Target Companies or the Parent Companies or any of their respective properties or assets.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by RCRA; (c) any chemical, material, waste or substance regulated by any Governmental Authority under Environmental Law; (d) any radioactive material, excluding any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq.; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.
     “Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.
     “Laws” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization.
     “Lien” means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, right of first refusal, right of first offer, preferential purchase right, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.
     “Market Price” means the average (rounded to the second decimal place) of the per share closing sales prices of the Parent Common Stock on a National Stock Exchange (as reported by The Wall Street Journal, or if not so reported, by another authoritative source) over the 20 trading days ending on the third trading day preceding the Closing Date.
     “Material Adverse Effect” means: (a) when used with respect to the Company, a result or consequence that would (i) materially adversely affect the financial condition, results of operations, business, properties or prospects of the Target Companies (taken as a whole), except for results or consequences attributable to the effects of, or changes in, general economic or capital markets conditions, regulatory or political conditions, other effects and changes that generally affect the energy industry (provided that the effects on the Target Companies of such conditions, effects or events is not disproportionately more adverse than on other participants in the domestic oil and gas industry generally), such as commodity prices, or effects and changes attributable to the announcement or pendency or performance by the Target Companies of this Agreement or (ii) materially impair the ability of the Target Companies (taken as a whole) to own, hold, develop and operate their assets; and (b) when used with respect to Parent, a result or consequence that would (i) materially adversely affect the financial condition, results of operations, business, properties or prospects of the Parent Companies (taken as a whole), except for results or consequences attributable to the effects of, or changes in, general economic or capital markets conditions, regulatory or political conditions, other effects and changes that generally affect the energy industry (provided that the effects on the Parent Companies of such conditions, effects or events is not disproportionately more adverse than on other participants in the domestic oil and gas industry generally or any other industry in which Parent is involved), such as commodity prices, or effects and changes attributable to the announcement, pendency or performance by the Parent Companies of this Agreement or (ii) materially impair the ability of the Parent Companies (taken as a whole) to own, hold, develop and operate their assets; provided, however, that a Material Adverse Effect shall not include (for purposes of clauses (a) and (b) above) (i) the determination that any wells drilled in the ordinary course of business are or are deemed to be non-commercial, (ii) the determination that any wells perform or are performing below forecast, (iii) any deferral of production resumption or contracting activities in the ordinary course of business or due to weather related events, (iv) production from existing wells being below production reflected in reserve estimates, (v) labor shortages in the specialized areas necessary to the respective industry or (vi) any adverse effect or losses resulting from the hedging transactions contemplated in Section 5.2(k).
     “Merger Sub Common Stock” means the common stock, par value $0.01 per share, of in Merger Sub.
     “National Stock Exchange” means the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.
     “Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the “Oil and Gas Interests of the Company” or “Company’s Oil and Gas Interests” mean the collective Oil and Gas Interests of the Target Companies. References in this Agreement to the “Oil and Gas Interests of Parent” or “Parent’s Oil and Gas Interests” mean the collective Oil and Gas Interests of the Parent Companies.
     “Other Business Interests of Parent” shall mean any business interests or operations of the Parent Companies other than Oil and Gas Interests of Parent.
     “Ownership Interests” means, as applicable: (a) the ownership interests of the Company in its proved properties, as set forth in the Company Reserve Report and (b) the ownership interests of Parent in its proved properties, as set forth in the Parent Reserve Report.
     “Parent Bank Credit Agreement” means the Credit Agreement, dated as of August 16, 2004, among Parent and the other Borrowers identified therein, and Bank of America, N.A., et. al., as Lenders, as amended.
     “Parent Benefit Plan” means a Benefit Plan (a) providing benefits to any current or former employee, officer or director of Parent or any of its Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any of its Affiliates or (b) to which Parent or any of its Affiliates is party, contributes, or is obligated to contribute.
     “Parent Certificate” means a certificate representing shares of Parent Common Stock.
     “Parent Common Stock” means the common stock, no par value per share, of Parent.
     “Parent Companies” means Parent and each of the Parent Subsidiaries.
     “Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered in connection with this Agreement.
     “Parent Expenses” means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all HSR Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants, and other consultants to Parent.
     “Parent Financial Statements” means the audited and unaudited consolidated financial statements of Parent and its subsidiaries (including the related notes) included (or incorporated by reference) in Parent’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005, in each case as filed with the SEC.
     “Parent Material Agreement(s)” means (a) the Parent Bank Credit Agreement and any indenture, note, guaranty or other agreement relating to indebtedness of any of the Parent Companies; (b) any hedging agreements to which any of the Parent Companies is a party or by which any of its assets are bound, in an aggregate amount in excess of $5 million; (c) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of any of the Parent Companies; (d) any voting agreement relating to any security of any Parent Company to which any Parent Company is a party; (e) any agreement, contract, commitment or understanding, written or oral, which materially restrains, limits or impedes any of the Parent Companies, or will materially restrain, limit or impede the Surviving Corporation’s ability to compete with or conduct any business or any line of business, including geographic limitations on any Parent Company’s activities; (f) any agreement, contract, commitment or understanding, written or oral, that entitles the purchaser(s) of production to receive the delivery of Hydrocarbons without paying for same from or after the time of delivery; and/or (g) any other material written or oral agreement, contract, commitment or understanding to which any of the Parent Companies is a party, by which any of the Parent Companies is directly or indirectly bound, or to which any asset of any of the Parent Companies may be subject, outside the ordinary course of business of any of the Parent Companies, in each case as amended and supplemented.
     “Parent Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of Parent or its subsidiaries.

     “Parent Reserve Report” means the reserve report as of December 31, 2004 prepared by Parent as audited by Huddleston & Co., Inc. and provided to the Company.
     “Parent Subsidiary(ies)” means those entities in which Parent owns, beneficially or of record, a majority of the outstanding voting stock (or other voting equity securities), as identified on the Parent Disclosure Schedule.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permitted Encumbrances” means: (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the time the determination is then being made be due and delinquent or (if foreclosure, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and for which the Target Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable Disclosure Schedule; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, and for which the Target Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP; (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than ERISA) which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Target Companies or the Parent Companies, as applicable; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Target Companies or the Parent Companies, as applicable; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not, in any case (i) materially impairing the value of the assets of any of the Target Companies or any of the Parent Companies, as applicable, (ii) interfering with the ordinary conduct of the business of any of the Target Companies or any of the Parent Companies, as applicable, or rights to any of their assets or (iii) increasing the working interest or decreasing the net revenue interest of the Target Companies or the Parent Companies, as applicable, reflected in their respective Ownership Interests; (f) Liens created or arising by operation of law to secure a party’s obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farm-out, carried working interest, joint operating, unitization, royalty, overriding royalty, sales, area of mutual interest and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 5.1(a), Section 5.1(b), Section 5.2(a) or Section 5.2(b), as applicable, provided the effect thereof of any of such in existence on the working and net revenue interests of the Target Companies or the Parent Companies, as applicable, has been properly reflected in its respective Ownership Interests; (i) Liens arising under or created pursuant to the Parent Bank Credit Agreement or the Company Bank Credit Agreement, as applicable; (j) Liens described on Section 1.1 of the applicable Disclosure Schedule; and (k) defects in title assumed or waived in the ordinary course of business (including unrecorded contractual Ownership Interests) which do not (i) increase the working interest or decrease the net revenue interest of the Target Companies or the Parent Companies, as applicable, that are reflected in their respective Ownership Interests, (ii) materially impair the value of any of the assets of the Target Companies or the Parent Companies, as applicable, or (iii) interfere with the ordinary conduct of the business of any of the Target Companies or any of the Parent Companies, as applicable, or rights to any of their assets.
     “Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.
     “Proxy Statement/Prospectus” means a proxy statement in definitive form relating to the Company Meeting, which proxy statement will be included in the prospectus contained in the Registration Statement.
     “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq., as amended, and any regulations promulgated thereunder.
     “Registration Statement” means the Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger.
     “Required Company Vote” means approval of the Company Proposal by the affirmative vote of the holders of the Company’s capital stock specified in Section 3.30.

     “Reserve Data Value” means the 10 percent present value of the proved reserves contained in Parent’s Oil and Gas Interests, as shown on the Parent Reserve Report, or the Company’s Oil and Gas Interests, as shown on the Company Reserve Report, as applicable.
     “Responsible Officers” means (a) for the Company, James A. Watt, Robert P. Murphy and Frank T. Smith, Jr., and (b) for Parent, Owen Kratz, Martin R. Ferron and A. Wade Pursell.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
     “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party for at least a majority of the voting power of the Company’s then outstanding equity securities or all or substantially all of the assets of the Target Companies, taken as a whole, if the Board of Directors of the Company determines in good faith (based on, among other things, the advice of its independent financial advisors and after consultation with outside counsel, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal) that such Acquisition Proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Company Common Stock than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 7.3(a) by the Company), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner and (c) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed.
     “Target Companies” means the Company and each of the Company Subsidiaries.
     “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes and other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, including penalties for the failure to file any Tax Return or report.
     “Third-Party Consent” means the consent or approval of any Person other than the Target Companies, any of the Parent Companies or any Governmental Authority.
     Section 1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this Subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing Party shall mean that Responsible Officers of such Party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub (which shall be incorporated under the laws of the State of Delaware prior to the Effective Time, and joined as a Party to this Agreement) in accordance with the provisions of this Agreement and the Certificate of Merger. Such merger is referred to herein as the “Merger.”

     Section 2.2 Effect of the Merger. Upon the effectiveness of the Merger, the separate existence of the Company shall cease and Merger Sub, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its existence under the laws of the State of Delaware. The Merger shall have the effects specified in this Agreement and the DGCL.
     Section 2.3 Governing Instruments, Directors and Officers of the Surviving Corporation.
          (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable law.
          (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.
          (c) The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.
     Section 2.4 Effect on Securities.
          (a) Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and continue as one share of capital stock of the Surviving Corporation, and each certificate, evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.
          (b) Parent Capital Stock. At the Effective Time, each share of Parent capital stock then issued and outstanding shall remain issued, outstanding and unchanged.
          (c) Company Securities.
          (i) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.6(e)), each share of Company Common Stock (other than Dissenting Stock) that is issued and outstanding immediately prior to the Effective Time (including, without limitation, shares of Company Common Stock that are issued prior to the Effective Time in connection with Company Stock Options or under the Company Stock Incentive Plan as contemplated in subsections (iii) and (iv) below) shall be converted into the right to receive the following consideration (the “Merger Consideration”):
          Each share of Company Common Stock shall be converted into the right to receive the combination of (x) $27.00 and (y) 0.436 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock, subject to adjustment in accordance with Section 2.6(i).
Each share of Company Common Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (along with any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.6(e) and any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in Section 2.6(c)), without interest, upon the surrender of such certificate in accordance with Section 2.6(b).
          (ii) Company Treasury Stock. At the Effective Time, by virtue of the Merger, all shares of Company Common Stock that are issued and held as treasury stock shall be cancelled and retired and shall cease to exist, and no Merger Consideration shall be paid or payable in exchange therefor.
          (iii) Company Stock Options. The Parties acknowledge that each Company Stock Option shall be or become fully vested prior to the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Stock Option shall be cancelled and converted into the right to receive, for each Deemed Outstanding Company Option Share, the Cash Consideration and the Stock Consideration. For purposes hereof, the “Deemed Outstanding Company Option Shares” attributable to each Company Stock Option shall be equal to the net number of shares of Company Common Stock (rounded to the nearest one thousandth of a share) that would be issued upon a cashless exercise of such Company Stock Option immediately before the Effective Time, computed by assuming that the exercise price of such Company Stock Option and all amounts required to be withheld and paid by the Company in respect of federal taxes and other payroll withholding obligations as a result of such exercise, using an assumed tax rate of 35% (“Tax Withholding Amounts”), were satisfied by deducting from the shares issued to the holder, the number of shares of Company Common Stock (“Deemed Surrendered Shares”) with a fair value equal to such exercise price and Tax Withholding

Amounts. For purposes hereof, the fair value of each Deemed Surrendered Share shall be equal to the amount of the Cash Consideration plus (A) the Conversion Number multiplied by (B) the Market Price.
          (iv) Company Restricted Stock. The Parties acknowledge that 854,420 shares of Company Restricted Stock have been issued (and have not yet vested) pursuant to stock grants to the Company’s directors and employees under the Company Stock Incentive Plan and that such Company Restricted Stock shall be or become fully vested at or prior to the Effective Time.
          (v) Other Interests. Except as provided in this Section 2.4(c) or as otherwise agreed to by the Parties, the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Target Companies shall become null and void.
          (vi) Dissenting Stock. Dissenting Stock shall not be converted into or represent the right to receive any Merger Consideration unless the Dissenting Stockholder holding particular shares of Dissenting Stock has failed to perfect his, her or its right to appraisal under the DGCL in respect of such shares or has properly withdrawn his, her or its demand for appraisal in respect of such shares. If such Dissenting Stockholder has so failed to perfect or has withdrawn his, her or its rights to appraisal in respect of such shares, then such shares of Dissenting Stock shall cease to be Dissenting Stock and shall entitle such Dissenting Stockholder to receive the Merger Consideration as provided in Section 2.4(c)(i) in respect of such shares, and promptly following the occurrence of such event and upon the surrender of the Company Certificate(s) representing such shares of Dissenting Stock, the Exchange Agent and the Surviving Corporation (as applicable) shall deliver to the holder of such surrendered Company Certificate(s) the Merger Consideration in respect of such             shares. The Company shall comply with those provisions of Section 262 of the DGCL which are required to be performed by the Company prior to the Effective Time to the reasonable satisfaction of Parent. The Company shall give Parent (i) prompt notice of any written demands for appraisal under the DGCL actually received by the Company and (ii) an opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to demands for appraisal under the DGCL or offer to settle or settle any such demands. Parent and Merger Sub agree that payments to any holder of Dissenting Stock as a result of such holder’s exercise of appraisal rights pursuant to Section 262 of the DGCL shall be made from the assets of the Surviving Corporation and not from the assets of Parent or assets provided by Parent.
          (vii) Fixed Consideration. Notwithstanding any provision of this Agreement to the contrary, the Parties agree that 0.436 shares of Parent Common Stock represent greater than 40% of the total value of the Merger Consideration, per share of Company Common Stock determined as of the date of this Agreement, based on the closing sales price of Parent Common Stock on a National Stock Exchange (as reported by the Wall Street Journal, or if not so reported, by another authoritative source) for the last trading day preceding the date of this Agreement.
     Section 2.5 [RESERVED].
     Section 2.6 Exchange of Certificates.
          (a) Exchange Fund. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, (a) certificates representing shares of Parent Common Stock or instructions authorizing uncertificated shares of Parent Common Stock and (b) cash or immediately available funds, to be issued and paid pursuant to Section 2.4(c)(i) in respect of shares of Company Common Stock converted pursuant to Section 2.4(c)(i) in exchange for outstanding shares of Company Common Stock upon due surrender of Certificates pursuant to this ARTICLE II. Such shares of Parent Common Stock, together with any dividends or distributions with respect thereto (as provided in Section 2.6(c)) and such funds, are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock and the cash portion of the Aggregate Merger Consideration to be issued or paid pursuant to Section 2.4(c)(i) out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of Persons entitled thereto.
          (b) Exchange Procedures.
          (i) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock, which was converted into the right to receive Stock Consideration and Cash Consideration pursuant to Section 2.4(c)(i), a letter of transmittal to be used to effect the exchange of such Company Certificate for a Parent Certificate (and cash in lieu of fractional shares) and the Cash Consideration, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any

Company Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such Company Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify.
          (ii) Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an “affiliate” of the Company for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section 5.9, if not theretofore delivered to Parent): (A) the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock and Cash Consideration that such holder has the right to receive pursuant to Section 2.4(c)(i), any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.6(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.6(c) (after giving effect to any required withholding of taxes); and (B) the Company Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Cash Consideration, cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Company Certificates.
          (iii) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a Parent Certificate representing the appropriate number of shares of Parent Common Stock and the appropriate Cash Consideration (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive under this Agreement) may be issued or paid to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer taxes have been paid.
          (iv) Until surrendered as contemplated by this Section 2.6(b), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate representing shares of Parent Common Stock and Cash Consideration as provided in Section 2.4(c)(i) (along with any cash in lieu of fractional shares and any unpaid dividends and distributions).
          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate. Subject to the effect of applicable laws: (i) at the time of the surrender of a Company Certificate for exchange in accordance with the provisions of this Section 2.6, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).
          (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued, and the Cash Consideration paid, upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.6(c) or Section 2.6(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time the stock transfer books of the Company shall be closed and from and after the Effective Time, there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Company Certificate is presented to the Surviving Corporation for any reason, it shall be cancelled and exchanged as provided in this Section 2.6.
          (e) Treatment of Fractional Shares. No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 2.6(e), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled (after taking into account all Company Certificates delivered by or on behalf of such holder), such holder, upon surrender of a Company Certificate as described in this Section 2.6, shall be paid an amount in cash (without interest) determined by multiplying (i) the Market Price by (ii) the fraction of a share of Parent Common Stock to which such holder would in addition otherwise be entitled, in which case Parent shall make available to the Exchange Agent, to any other cash being provided to the Exchange Agent pursuant to Section 2.6(a), the amount of cash necessary to make such payments. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Consideration was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.
          (f) Termination of Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.6 that remains unclaimed by the former stockholders of the Company as of the date that is twelve months following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of the Company, other than those exercising appraisal rights pursuant to Section 262 of the DGCL and as provided in Section 2.4(c)(vi), who have not theretofore complied with the provisions of this Section 2.6 shall look only to Parent for payment of their claim for Parent Common Stock, the Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock (all without interest).
          (g) No Liability. None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of Company Common Stock for a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
          (h) Lost, Stolen, or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claims that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the shares of Parent Common Stock and the Cash Consideration (along with any cash in lieu of fractional shares pursuant to Section 2.6(e) and any unpaid dividends and distributions pursuant to Section 2.6(c)) deliverable with respect thereto pursuant to this Agreement.
          (i) Certain Adjustments. If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the outstanding Parent Common Stock shall be changed into a different number or type of securities by reason of any stock split, combination, merger, consolidation, reorganization or other similar transaction, or any distribution of shares of Parent Common Stock shall be declared with a record date within such period, the Conversion Number (and the number of shares of Parent Common Stock to be received by holders of Company Common Stock) shall be appropriately adjusted to provide the holders of Company Common Stock with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.
     Section 2.7 Closing. The Closing shall take place on the Closing Date at such time and place as is agreed upon by Parent and the Company.
     Section 2.8 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Delaware, or at such time thereafter as is provided in the Certificate of Merger. As soon as practicable after the Closing, the Certificate of Merger shall be filed, and the Effective Time shall occur, on the Closing Date; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as they provide for an Effective Time that occurs on the Closing Date immediately after the Closing.
     Section 2.9 Taking of Necessary Action; Further Action. Subject to ARTICLE V and ARTICLE VI hereof, each of the Parties shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, real estate and other property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.
     Section 2.10 Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company Disclosure Schedule (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein, but does not qualify other representations, warranties or covenants, except to the extent a matter in such section is described in a way as to make its relevance to such other representation, warranty or covenant reasonably obvious from the face of the Company Disclosure Schedule) or, in the case of Section 3.13 through Section 3.29 and Section 3.32 through Section 3.35, except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:
     Section 3.1 Organization. Each of the Target Companies: (a) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation; (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation or limited partnership, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing could not, individually or in the aggregate, have a Material Adverse Effect on the Company). Accurate and complete copies of the certificate or articles of incorporation, bylaws, minute books and/or other organizational documents, in each case as amended to the date of this Agreement, of each of the Target Companies have heretofore been delivered to Parent. Neither the Company nor any Company Subsidiary is in violation of its certificate of incorporation, bylaws or similar governing documents. The Company has no corporate or other subsidiaries other than the Company Subsidiaries.
     Section 3.2 Other Equity Interests. None of the Target Companies owns any equity interest in any Person other than the Company Subsidiaries or as set forth on the Company Disclosure Schedule (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business, and that do not entail any material liabilities).
     Section 3.3 Authority and Enforceability. The Company has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company and assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     Section 3.4 No Violations. Except as set forth on the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby, and compliance by the Company with the provisions hereof, will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Target Companies under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any provision of (a) the certificate or articles of incorporation, bylaws or any other organizational documents of any of the Target Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement, instrument or obligation applicable to any of the Target Companies or by which any of them or any of their respective assets or properties may be bound, or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.5 are duly and timely obtained or made, any Law applicable to any of the Target Companies or any of their respective properties or assets, other than (y) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under the Company Bank Credit Agreement, and (z) in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.
     Section 3.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any of the Target Companies in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit that is customarily made or obtained in connection with the transfer of interests in or change of control of ownership by oil and gas properties and the failure of which to obtain or make has not had, and would not, individually or in the aggregate, be reasonably likely to have or result in, a Material Adverse Effect on the Company; (b) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to applicable provisions of the DGCL; (c) the filing of a pre-merger notification report by the Company as may be required under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or Environmental Laws; and (f) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to any of the Target Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (x) any such Third-Party Consent the failure of which to obtain has not had, and would not, individually or in the aggregate, be reasonably likely to have or result in, a Material Adverse Effect on the Company, (y) the valid approval of the Company Proposal by the stockholders of the Company, and (z) any consent, approval or waiver required by the terms of the Company Bank Credit Agreement.
     Section 3.6 SEC Documents. The Company has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2003 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 3.7 Financial Statements. The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of the Company and its subsidiaries as of their respective dates and the consolidated results of operations, the consolidated cash flows and consolidated changes in stockholders’ equity of the Company and its subsidiaries for the periods presented therein; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company.
     Section 3.8 Capital Structure.
          (a) The authorized capital stock of the Company consists of 100,000,000 shares of the Company Common Stock and 25,000,000 shares of Company Preferred Stock.
          (b) As of the date hereof, there are (i) 30,360,716 issued and outstanding shares of Company Common Stock (including 854,420 shares of Company Restricted Stock), (ii) no shares of Company Preferred Stock issued or outstanding, and (iii) Company Stock Options, described in Section 3.8 of the Company Disclosure Schedule, relating to 692,353 shares of Company Common Stock that have been, or prior to the Effective Time will be, issued. As of the date hereof, no shares of Company Common Stock were held by the Company as treasury stock. In addition, 1,104,500 shares of Company Common Stock are reserved for issuance in respect of the Company’s stock option and stock incentive plans.
          (c) Except as set forth in Section 3.8(b), there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company, (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of the Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement, and (iv) no shares of Company Common Stock or Company Preferred Stock reserved for issuance.
          (d) All outstanding shares of Company capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

          (e) All outstanding shares of capital stock and other voting securities of each of the Company Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Target Companies, free and clear of all Liens, claims and options of any nature (except for Permitted Encumbrances). There are outstanding (y) no securities of any Company Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Company Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Company Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Company Subsidiary) or obligating any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
          (f) There is no stockholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Target Companies.
     Section 3.9 No Undisclosed Liabilities. There are no liabilities of any of the Target Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate have had, or are reasonably likely to have, or result in, a Material Adverse Effect on the Company, other than (a) liabilities adequately provided for in the Company Financial Statements, provided that such liabilities are reasonably apparent on the face of the Company Financial Statements, and (b) liabilities under this Agreement.
     Section 3.10 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement, since September 30, 2005, none of the Target Companies has done any of the following:
          (a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;
          (b) Paid, declared or set aside any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);
          (c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;
          (d) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;
          (e) Amended its certificate or articles of incorporation, bylaws or other organizational documents;
          (f) Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Company Material Agreement;
          (g) Sold, leased, transferred, assigned or otherwise disposed of (i) any Oil and Gas Interests of the Company that, individually or in the aggregate, had a value of $50 million or more or (ii) any other assets that, individually or in the aggregate, constituted a material portion of the Company’s assets or operations, at the time of such lease, transfer, assignment or disposition (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 3.10(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business consistent with past practices;
          (h) Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, of less than $5 million in the aggregate, made in the ordinary course of business and consistent with past practices);
          (i) Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Target Companies;
          (j) Made any material change in any of the accounting principles followed by it or the method of applying such principles;

          (k) Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;
          (l) Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officer, director or employee of any of the Target Companies (except in the ordinary course of business, and except for 2005 annual bonuses and a 2006 stay-on bonus in the aggregate amount of approximately $3.7 million contemplated in the Company’s budget for 2005 and 2006);
          (m) Amended any Company Benefit Plan to restrict the right of any of the Target Companies to amend or terminate such Company Benefit Plan.
          (n) Issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $20 million in the aggregate (other than working capital borrowings pursuant to the Company Bank Credit Agreement);
          (o) Delayed or postponed the payment of accounts payable or other liabilities (except in the ordinary course of business);
          (p) Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest (except in accordance with the Company’s stock option and stock incentive plans);
          (q) Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business and not involving more than $1 million in the aggregate);
          (r) Made or pledged to make any charitable or other capital contribution outside the ordinary course of business;
          (s) Made or committed to make capital expenditures in excess of $10 million in the aggregate in excess of the amount contemplated in the Company’s budget for 2006;
          (t) Made any change in any material Tax election or settled or compromised any material income tax liability; or
          (u) Suffered any Material Adverse Effect.
     Section 3.11 Contracts.
          (a) As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as described in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference, if so required, in the Company SEC Documents, or (ii) which materially restricts the conduct of any line of business by the Company. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 3.11(a), whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, is referred to herein as a “Company Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract).
          (b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and (iii) neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of the Company Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 3.12 Compliance with Laws, Material Agreements and Permits. None of the Target Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Company Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Target Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets (“Company Permits”), except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company Permits will be adversely affected by the execution and delivery by the Company of, or the consummation of the transactions contemplated under, this Agreement or requires any filing or consent in connection therewith. Each of the Target Companies is in compliance with the terms of its Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority with respect to any of the Target Companies is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no other party to any Company Material Agreement is in material breach of the terms, provisions or conditions of such Company Material Agreement.
     Section 3.13 Governmental Regulation. No Target Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.
     Section 3.14 Litigation. Except as otherwise set forth in the Company Disclosure Schedule, (a) no litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of the Company, threatened against any of the Target Companies or their respective assets or any of the officers or directors of any of the Target Companies (in their respective capacity as such) that has had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; and (b) no Target Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting any of the Target Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the Company in connection with the transactions contemplated hereby.
     Section 3.15 No Restrictions. None of the Target Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Company Bank Credit Agreement; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Company Financial Statements under the caption “Long-Term Liabilities”, (ii) under the Company Bank Credit Agreement, or (iii) incurred in the ordinary course of business and consistent with past practices, other than indebtedness that, individually or in the aggregate, does not exceed $15 million; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Company Bank Credit Agreement and advances in the ordinary course of business and consistent with past practices); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Company Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business and consistent with past practices, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.
     Section 3.16 Taxes. Except as set forth in the Company Disclosure Schedule:
          (a) Each of the Target Companies and any affiliated, combined or unitary group of which any such entity is or was a member has (i) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Tax Returns”) required to be filed by it with respect to any Taxes (and all such Tax Returns are true, complete and accurate in all respects), (ii) timely paid all Taxes that are due and payable or established adequate reserves for such Taxes, (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over, except where the failure to file, pay, comply with or withhold would not have a Material Adverse Effect on the Company.
          (b) The amount of liability for unpaid Taxes of the Target Companies does not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the Company Financial Statements.
          (c) None of the Target Companies have been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date), or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) in conjunction with the Merger.

     Section 3.17 Employee Benefit Plans; Labor Matters.
          (a) With respect to each material Company Benefit Plan, the Company has made available (or, if it has not made available, will promptly after the date hereof make available) to Parent a correct and complete copy of each writing constituting such Company Benefit Plan. The Internal Revenue Service has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could result in the revocation of such favorable determination letter.
          (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (A) each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable law and administrative rules and regulations of any Governmental Authority, including, but not limited to, ERISA and the Code, and (B) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations or examinations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that could give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Affiliates to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party.
          (c) There do not now exist, and to the knowledge of the Company, there are no existing circumstances that could reasonably be expected to result in, any liabilities under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than for payments of premium contributions in the ordinary course to the PBGC) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Affiliates has reserved the right to amend, terminate or modify at any time all Company Benefit Plans providing for retiree health or life insurance coverage.
          (d) As of the date of this Agreement, neither the Company nor any of its Affiliates is a party to any material collective bargaining or other labor union contract applicable to individuals employed by the Company or any of its Affiliates, and no such collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (A) there is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Affiliates pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates, (B) no unfair labor practice or labor charge or complaint is pending, or to the knowledge of the Company, threatened with respect to the Company or any of its Affiliates, and (C) the Company and its Affiliates are in compliance with all applicable laws relating to employment, employment practices, wages, hours, terms and conditions or employment, employment discrimination, disability rights, workers’ compensation, employee leaves, occupational safety and health and the collection and payment of employment taxes.
          (e) Neither the Company nor any Affiliate of the Company has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992. Neither the Company nor any entity that was ever an Affiliate of the Company was, on July 20, 1992, required to be treated as a single employer under Section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.
          (f) Neither the Company nor any Affiliate of the Company has any liability, contingent or otherwise, with respect to a multiemployer plan (as defined in Section 3(37) of ERISA).
          (g) No Company Benefit Plan provides medical, surgical, hospitalization, pharmaceutical, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company or any Affiliate of the Company, for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Section 4980 of the Code or similar State law, and no commitments have been made to provide such coverage.
          (h) All accrued obligations of the Company and its Affiliates, whether arising by operation of law, contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Company Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Company Financial Statements.
          (i) Section 3.17(i) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Affiliates, or could limit the right of the Company or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or any material employment agreement or related trust. Except as set forth on Section 3.17(i) of the Company Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
     Section 3.18 Employment Contracts and Benefits. Except as otherwise provided for in any Company Benefit Plan and except for the employee and executive severance programs and agreements described in Section 3.18 of the Company Disclosure Schedule (the “Company Severance Programs”): (a) none of the Target Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Target Companies or any other Person; and (b) no employee of any of the Target Companies or any other Person owns, or has any right granted by any of the Target Companies to acquire, any interest in any of the assets or business of any of the Target Companies.
     Section 3.19 [RESERVED].
     Section 3.20 Insurance. Each of the Target Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs described in the Company Disclosure Schedule) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Target Companies and of a similar size and owning properties in the same general area in which the Target Companies conduct their businesses. Each of the Target Companies may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Target Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as set forth in the Company Disclosure Schedule: (a) there are no outstanding claims under any such policies or binders and, to the knowledge of the Company, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Target Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to any of the Target Companies other than in the ordinary course of business.
     Section 3.21 Intellectual Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Target Companies or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Target Companies do not hold valid and continuing authority in connection with the use thereof. Except as set forth on the Company Disclosure Schedule, the businesses of the Target Companies, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, except where any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 3.22 Title to Assets. The Target Companies (individually or collectively) have Defensible Title to the Oil and Gas Interests of the Company included or reflected in the Company’s Ownership Interests. Each Oil and Gas Interest included or reflected in the Company’s Ownership Interests entitles the Target Companies (individually or collectively) to receive not less than the undivided net revenue interest set forth in (or derived from) the Ownership Interests of the Company of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest through plugging, abandonment and salvage of such Oil and Gas Interest, that is borne or to be borne by the Target Companies (individually or collectively) is not greater than the undivided working interest set forth in (or derived from) the Company’s Ownership Interests.
     Section 3.23 Oil and Gas Operations.
          (a) All wells included in the Oil and Gas Interests of the Company have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Company; and
          (b) Proceeds from the sale of Hydrocarbons produced from the Company’s Oil and Gas Interests are being received by the Target Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

     Section 3.24 Environmental Matters. Except as would not be reasonably expected to result in a Material Adverse Effect on the Company:
          (a) Each of the Target Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws;
          (b) None of the Target Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the Target Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party that pertain or relate to (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) any Hazardous Material, (ii) violations of any Environmental Law, or (iii) personal injury or property damage claims relating to a release or threatened release of any Hazardous Material;
          (c) None of the Target Companies and, to the knowledge of the Company, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Target Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material (including storage or disposal at offsite locations), or (ii) any Hazardous Material is improperly stored or disposed of upon any property currently or formerly owned, leased or operated by any of the Target Companies;
          (d) None of the Target Companies has any liability in excess of $1 million per occurrence or series of related occurrences or $5 million in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Target Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, storage or disposal of any Hazardous Material;
          (e) None of the Target Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Target Companies;
          (f) No property now or previously owned, leased or operated by any of the Target Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;
          (g) None of the Target Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $1 million per occurrence or series of related occurrences, or $5 million in the aggregate against any of the Target Companies for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;
          (h) None of the Target Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;
          (i) To the knowledge of the Company, no asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Target Companies, other than the gas processing plants and associated gathering systems listed on Schedule 3.24(i) of the Company Disclosure Schedule;
          (j) None of the Target Companies is operating, or required to be operating, any of its properties or facilities under any compliance or consent order, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law;
          (k) The Company has provided or made available to Parent copies of all environmental audits, assessments and evaluations of any of the Target Companies or any of their properties or assets; and
          (l) With respect to permits and licenses, (i) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of each of the Target Companies have been obtained and are in full force, and effect and the Company is not aware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (ii) to the Company’s knowledge, no Environmental Laws impose any obligation upon Parent or Merger Sub, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Authority of the transfer of any permit, license, consent, or other approval which is necessary to the operations of the Target Companies; (iii) all operations of each Target Company were constructed and have been operated in accordance with the representations and conditions made or set forth in the permit applications and the permits for the Target Companies; and (iv) each of the Target Companies have at all times been operated in full compliance with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals.
     Section 3.25 Books and Records. All books, records and files of the Target Companies (including those pertaining to the Company’s Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in good faith, and (b) are accurate in all material respects as relates to the subject matter thereof.
     Section 3.26 Brokers. Except as set forth in the Company Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of the Company and for which Parent, or any of the Target Companies will have any obligation or liability.
     Section 3.27 Affiliate Transactions. The Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its subsidiaries, on the one hand, and any of their respective affiliates (other than the Company or any of its direct or indirect wholly owned subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its subsidiaries, taken as a whole, (c) are not Company Benefit Plans and (d) are not disclosed in the Company SEC Documents.
     Section 3.28 Disclosure Controls and Procedures. Since January 1, 2004, the Company and each of its subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company’s disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Neither the Company nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” or “control deficiency” in the Company’s or any of its subsidiaries’ internal controls as contemplated under Section 404 of SOX. None of the Company’s or its subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants. The Company has diligently completed in all material respects its work plan relating to documentation, testing and evaluation of the Company’s internal control over financial reporting for purposes of providing the report required by Section 404 of SOX and related SEC rules. As of the date of this Agreement, to the knowledge of the Company, there is no reason that it will not be able, on a timely basis, to complete and include in the Company’s Annual Report on Form 10-K for the year ending December 31, 2005, management’s assessment of the Company’s internal controls and procedures for financial reporting in accordance with Section 404 of SOX.
     Section 3.29 Derivative Transactions and Hedging. The Company Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company and its subsidiaries) in an aggregate amount in excess of $5 million, entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its subsidiaries. The Company and each of its subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

     Section 3.30 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.
     Section 3.31 Recommendation of Company Board of Directors; Opinion of Financial Advisor.
          (a) The Company’s Board of Directors, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company, and (iv) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.
          (b) The Company has received an opinion of Randall & Dewey, a division of Jefferies & Company, Inc., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub or the Company) in the Merger is fair, from a financial point of view, to such holders, a signed copy of which has been, or will promptly be, delivered to Parent.
     Section 3.32 Imbalances. The Oil and Gas Interests of the Company do not have and are not burdened by an aggregate net overproductive or underproductive imbalance or transportation imbalance, which could reasonably be expected to have a Material Adverse Effect on the Company.
     Section 3.33 Preferential Purchase Rights. None of the Oil and Gas Interests of the Company are subject to any preferential purchase or similar right which would become operative as a result of the transactions contemplated by this Agreement.
     Section 3.34 No Tax Partnership. The Oil and Gas Interests of the Company are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.
     Section 3.35 Royalties. The Target Companies have paid all royalties, overriding royalties and other burdens on production due by the Target Companies with respect to the Oil and Gas Interests of the Company, the non payment of which could reasonable be expected to have a Material Adverse Effect on the Company.
     Section 3.36 State Takeover Laws. The Company has taken all necessary action to exempt the Merger from any applicable moratorium, fair price, business combination, control share and other anti-takeover laws under the DGCL.
     Section 3.37 Earnings Announcement. The financial information with respect to the fiscal quarter and fiscal year ended December 31, 2005 contained in the press release to be issued by the Company on or about January 23, 2006 shall not be materially inconsistent in a manner adverse to Parent when compared to the financial information included in the draft of such press release provided to Parent on the date of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the Parent Disclosure Schedule (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein, but does not qualify other representations, warranties or covenants, except to the extent a matter in such section is described in a way as to make its relevance to such other representation, warranty or covenant reasonably obvious from the face of the Parent Disclosure Schedule) or, in the case of Section 4.2, Section 4.13 through Section 4.29 and Section 4.33 through Section 4.36, except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows; provided that with respect to representations and warranties made by and concerning Merger Sub, such representations and warranties will be deemed to have been made as of the date Merger Sub becomes a party to this Agreement:
     Section 4.1 Organization. Each of Parent and Merger Sub: (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Copies of the certificate or articles of incorporation and bylaws of each of Parent and Merger Sub have heretofore been made available to the Company, and such copies are accurate and complete as of the date hereof. Parent has no corporate or other subsidiaries other than the Parent Subsidiaries.
     Section 4.2 Other Equity Interests. None of the Parent Companies owns any equity interest in any Person other than the Parent Subsidiaries or as set forth on the Parent Disclosure Schedule (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business, and that do not entail material liabilities).
     Section 4.3 Authority and Enforceability. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub, including approval by the board of directors of Parent and the board of directors and stockholders of Merger Sub, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms.
     Section 4.4 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Parent Companies under, any provision of (a) the certificate or articles of incorporation, bylaws or any other organizational documents of any of the Parent Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any of the Parent Companies (other than any such conflict, violation, default, right, loss or Lien that may arise under the Parent Bank Credit Agreement), or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 4.5 are duly and timely obtained or made, any Law applicable to any of the Parent Companies or any of their respective properties or assets, other than (y) in the case of clause (b) above, the Parent Bank Credit Agreement, and (z) in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.
     Section 4.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (b) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to applicable provisions of the DGCL; (c) the filing of a pre-merger notification report by Parent as may be required under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Registration Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) the filing with a National Stock Exchange of a listing application relating to the shares of Parent Common Stock to be issued pursuant to the Merger and the obtaining from such exchange of its approvals thereof; (f) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or Environmental Laws; and (g) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to Parent, Merger Sub or any Parent Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and (y) any consent, approval or waiver required by the terms of the Parent Bank Credit Agreement.
     Section 4.6 SEC Documents. Parent has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2003 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents (as amended) complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (as amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 4.7 Financial Statements. The Parent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of

Parent and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its subsidiaries for the periods presented therein.
     Section 4.8 Capital Structure.
          (a) The authorized capital stock of Parent consists of 240,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock.
          (b) As of the date hereof, there are issued and outstanding 77,755,891 shares of Parent Common Stock and 55,000 shares of Parent Preferred Stock. 1,688,504 shares of Parent Common Stock are issuable upon exercise of outstanding stock options. As of the date hereof, 27,208,138 shares of Parent Common Stock and no shares of Parent Preferred Stock were held by Parent as treasury stock for accounting purposes.
          (c) Except as set forth in Section 4.8(b) or in the Parent Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent (other than Parent’s Series A-1 Cumulative Convertible Preferred Stock, Series A-2 Cumulative Convertible Preferred Stock and 3.25% Convertible Senior Notes due 2025), and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights, commitments, understandings or agreements to which Parent is a party or by which it is bound) obligating Parent to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Parent (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent) or obligating Parent to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
          (d) All outstanding shares of Parent capital stock are, and (when issued) the shares of Parent Common Stock to be issued pursuant to the Merger and upon exercise of the Company Stock Options will be, validly issued, fully paid and nonassessable and not subject to any preemptive right.
          (e) All shares of Merger Sub Common Stock will be owned by Parent. All outstanding shares of capital stock and other voting securities of each of the Parent Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Parent Companies, free and clear of all Liens, claims and options of any nature (except Permitted Encumbrances). There are outstanding (y) no securities of any Parent Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Parent Subsidiary is a party or by which it is bound obligating such Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary) or obligating any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
          (f) There is no stockholder agreement, voting trust or other agreement or understanding to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Parent Companies.
     Section 4.9 No Undisclosed Liabilities. There are no liabilities of any of the Parent Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Parent, other than (a) liabilities adequately provided for in the Parent Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to September 30, 2005, (c) liabilities under this Agreement, and (d) liabilities set forth on the Parent Disclosure Schedule.
     Section 4.10 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement, since September 30, 2005, none of the Parent Companies has done any of the following:
          (a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;
          (b) Paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

          (c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;
          (d) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;
          (e) Amended its certificate or articles of incorporation, bylaws or other organizational documents;
          (f) Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Parent Material Agreement;
          (g) Sold, leased, transferred, assigned or otherwise disposed of (i) any Oil and Gas Interests of Parent that, individually or in the aggregate, had a value of $15 million or more, or (ii) any Other Business Interests of Parent that, individually or in the aggregate, constituted a material portion of Parent’s assets or operations, at the time of such lease, transfer, assignment or disposition (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 4.10(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business;
          (h) Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, of less than $5 million in the aggregate, made in the ordinary course of business and consistent with past practices);
          (i) Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Parent Companies;
          (j) Made any material change in any of the accounting principles followed by it or the method of applying such principles;
          (k) Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;
          (l) Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officer, director or employee of any of the Parent Companies (except in the ordinary course of business);
          (m) Issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $20 million in the aggregate (other than pursuant to the Parent Bank Credit Agreement);
          (n) Delayed or postponed the payment of accounts payable or other liabilities (except in the ordinary course of business);
          (o) Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest (except in accordance with Parent’s stock option and stock incentive plans);
          (p) Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business and not involving more than $1 million in the aggregate);
          (q) Made or pledged to make any charitable or other capital contribution outside the ordinary course of business;
          (r) Made or committed to make capital expenditures in excess of $10 million in the aggregate in excess of the amount contemplated in Parent’s budget for 2006;
          (s) Made any change in any material Tax election or settled or compromised any material or income tax liability; or
          (t) Suffered any Material Adverse Effect.
     Section 4.11 Contracts.
          (a) As of the date of this Agreement, neither the Parent nor any of the Parent Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as described in Item

601(b)(10) of Regulation S-K of the SEC), to be performed after the date of this Agreement that has not been filed or incorporated by reference, if so required, in the Parent SEC Documents, or (ii) which materially restricts the conduct of any line of business by the Parent. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 4.11(a), whether or not set forth in the Parent Disclosure Schedule or in the Parent SEC Documents, is referred to herein as a “Parent Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Parent Contract).
          (b) (i) Each Parent Contract is valid and binding on the Parent and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (ii) the Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent, and (iii) neither Parent nor any of the Parent Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of the Parent Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent.
     Section 4.12 Compliance with Laws, Material Agreements and Permits. None of the Parent Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Parent Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of the Parent Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets (“Parent Permits”), except for Parent Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of the Parent Permits will be adversely affected by the consummation of the transactions contemplated under this Agreement or requires any filing or consent in connection therewith. Each of the Parent Companies is in compliance with the terms of its Parent Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No investigation or review by any Governmental Authority with respect to any of the Parent Companies is pending or, to the knowledge of Parent, threatened. To the knowledge of Parent, no other party to any Parent Material Agreement is in material breach of the terms, provisions or conditions of such Parent Material Agreement.
     Section 4.13 Governmental Regulation. No Parent Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.
     Section 4.14 Litigation. Except as otherwise set forth in the Parent Disclosure Schedule, (a) no litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of Parent, threatened against any of the Parent Companies or their respective assets which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent; and (b) no Parent Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting any of the Parent Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent in connection with the transactions contemplated hereby.
     Section 4.15 No Restrictions. None of the Parent Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Parent Bank Credit Agreement; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Parent Financial Statements, (ii) under the Parent Bank Credit Agreement, or (iii) incurred in the ordinary course of business and consistent with past practices, unless such indebtedness would not, individually or in the aggregate, result in a Material Adverse Effect on the Parent Companies; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Parent Bank Credit Agreement and advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Parent Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

     Section 4.16 Taxes. Except as set forth in the Parent Disclosure Schedule:
          (a) Each of the Parent Companies and any affiliated, combined or unitary group of which any such entity is or was a member has: (i) timely filed all Tax Returns required to be filed by it with respect to any Taxes (and all such Tax Returns are true, complete and accurate in all respects), (ii) timely paid all Taxes that are due and payable or established adequate reserves for such Taxes, (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over, except where the failure to file, pay, comply with or withhold would not have a Material Adverse Effect on Parent.
          (b) The amount of liability for unpaid Taxes of the Parent Companies does not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the Parent Financial Statements.
     Section 4.17 Employee Benefit Plans; Labor Matters.
          (a) With respect to each material Parent Benefit Plan, Parent has made available (or, if it has not made available, will promptly after the date hereof make available) to the Company a correct and complete copy of each writing constituting such Parent Benefit Plan. The Internal Revenue Service has issued a favorable determination letter with respect to each Parent Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of the Parent, there are no existing circumstances and no events have occurred that could result in the revocation of such favorable determination letter.
          (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Parent, (A) each of the Parent Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable law and administrative rules and regulations of any Governmental Authority, including, but not limited to, ERISA and the Code, and (B) there are no pending or, to the knowledge of the Parent, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations or examinations that have been asserted or instituted, and, to the knowledge of the Parent, no set of circumstances exists that could give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any material liability of the Parent or any of its Affiliates to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Parent Benefit Plan, any participant in a Parent Benefit Plan, or any other party.
          (c) There do not now exist, and to the knowledge of the Parent, there are no existing circumstances that could reasonably be expected to result in, any liabilities under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than for payments of premium contributions in the ordinary course to the PBGC) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Parent. The Parent and each of its Affiliates has reserved the right to amend, terminate or modify at any time all Parent Benefit Plans providing for retiree health or life insurance coverage.
          (d) As of the date of this Agreement, neither the Parent nor any of its Affiliates is a party to any material collective bargaining or other labor union contract applicable to individuals employed by the Parent or any of its Affiliates, and no such collective bargaining agreement or other labor union contract is being negotiated by the Parent or any of its Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent, (A) there is no labor dispute, strike, slowdown or work stoppage against the Parent or any of its Affiliates pending or, to the knowledge of the Parent, threatened against the Parent or any of its Affiliates, (B) no unfair labor practice or labor charge or complaint is pending, or to the knowledge of the Parent, threatened with respect to the Parent or any of its Affiliates, and (C) the Parent and its Affiliates are in compliance with all applicable laws relating to employment, employment practices, wages, hours, terms and conditions or employment, employment discrimination, disability rights, workers’ compensation, employee leaves, occupational safety and health and the collection and payment of employment taxes.
          (e) Neither the Parent nor any Affiliate of the Parent has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992. Neither the Parent nor any entity that was ever an Affiliate of the Parent was, on July 20, 1992, required to be treated as a single employer under Section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.
          (f) Neither the Parent nor any Affiliate of the Parent has any liability, contingent or otherwise, with respect to a multiemployer plan (as defined in Section 3(37) of ERISA).
          (g) No Parent Benefit Plan provides medical, surgical, hospitalization, pharmaceutical, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Parent or any Affiliate of the Parent, for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Section 4980 of the Code or similar State law, and no commitments have been made to provide such coverage.

          (h) All accrued obligations of the Parent and its Affiliates, whether arising by operation of law, contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Parent Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Parent Financial Statements.
          (i) Section 4.17(i) of the Parent Disclosure Schedule sets forth an accurate and complete list of each Parent Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Parent or any of its Affiliates, or could limit the right of the Parent or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust or any material employment agreement or related trust.
     Section 4.18 Employment Contracts and Benefits. Except as otherwise provided for in any Parent Benefit Plan: (a) none of the Parent Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Parent Companies or any other Person; and (b) no employee of any of the Parent Companies or any other Person owns, or has any right granted by any of the Parent Companies to acquire, any interest in any of the assets or business of any of the Parent Companies.
     Section 4.19 Reserved.
     Section 4.20 Insurance. Each of the Parent Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs described in the Parent Disclosure Schedule) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Parent Companies and owning properties in the same general area in which the Parent Companies conduct their businesses. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Parent Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as set forth in the Parent Disclosure Schedule: (a) there are no outstanding claims under any such policies or binders and, to the knowledge of Parent, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Parent Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to any of the Parent Companies other than in the ordinary course of business.
     Section 4.21 Intellectual Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Parent Companies, or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Parent Companies do not hold valid and continuing authority in connection with the use thereof. Except as set forth in the Parent Disclosure Schedule, the businesses of the Parent Companies, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, except where any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on Parent.
     Section 4.22 Title to Assets. The Parent Companies (individually or collectively) have Defensible Title to the Oil and Gas Interests of Parent and Other Business Interests of Parent included or reflected in Parent’s Ownership Interests. Each Oil and Gas Interest included or reflected in the Parent’s Ownership Interests entitles the Parent Companies (individually or collectively) to receive not less than the undivided net revenue interest set forth in (or derived from) Parent’s Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest through plugging, abandonment and salvage of such Oil and Gas Interest, that is borne or to be borne by the Parent Companies (individually or collectively) is not greater than the undivided working interest set forth in (or derived from) Parent’s Ownership Interests.
     Section 4.23 Oil and Gas Operations.
          (a) All wells included in the Oil and Gas Interests of Parent have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Parent; and
          (b) Proceeds from the sale of Hydrocarbons produced from Parent’s Oil and Gas Interests are being received by the Parent Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

     Section 4.24 Environmental Matters. Except as would not be reasonably expected to result in a Material Adverse Effect on Parent:
          (a) Each of the Parent Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws;
          (b) None of the Parent Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the Parent Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party that pertain or relate to (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material, (ii) violations of any Environmental Law, or (iii) personal injury or property damage claims relating to a release or threatened release of any Hazardous Material;
          (c) None of the Parent Companies and, to the knowledge of Parent, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Parent Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material (including storage or disposal at offsite locations); or (ii) any Hazardous Material is improperly stored or disposed of upon any property currently or formerly owned, leased or operated by any of the Parent Companies;
          (d) None of the Parent Companies has any liability in excess of $1 million per occurrence or series of occurrences, or $5 million in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Parent Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, storage or disposal of any Hazardous Material;
          (e) None of the Parent Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Parent Companies;
          (f) No property now or previously owned, leased or operated by any of the Parent Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;
          (g) To the knowledge of Parent, none of the Parent Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $1 million per occurrence or series of occurrences, or $5 million in the aggregate against any of the Parent Companies for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;
          (h) None of the Parent Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;
          (i) To the knowledge of Parent, no asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Parent Companies, other than the gas processing plants and associated gathering systems listed on Section 4.24(i) of Parent Disclosure Schedule;
          (j) None of the Parent Companies is operating, or required to be operating, any of its properties or facilities under any compliance or consent order, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law;
          (k) To the knowledge of Parent, Parent has provided or made available to the Company copies of all environmental audits, assessments and evaluations of any of the Parent Companies or any of their properties or assets; and
          (l) With respect to permits and licenses, (i) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of each of the Parent Companies have been obtained and are in full force, and effect and Parent is not aware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (ii) to the best of Parent’s knowledge, no Environmental Laws impose any obligation upon Parent or Merger Sub, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Authority of the transfer of any permit, license, consent, or other approval which is necessary to the operations of the Parent Companies; (iii) all operations of each Parent Company were constructed and have been operated in accordance with the representations and conditions made or set forth in the permit applications and the permits for the Parent Companies; and (iv) each of the Parent Companies have at all times been operated in full compliance with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals.
     Section 4.25 Books and Records. All books, records and files of the Parent Companies (including those pertaining to Parent’s Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, Other Business Interests of Parent, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in good faith, and (b) are accurate in all material respects as relates to the subject matter thereof.
     Section 4.26 Brokers. Except as otherwise set forth in the Parent Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent or Merger Sub and for which Parent, Merger Sub or any of the Target Companies will have any obligation or liability.
     Section 4.27 Affiliate Transactions. The Parent Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Parent or any of its subsidiaries, on the one hand, and any of their respective affiliates (other than Parent or any of its direct or indirect wholly owned subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Parent and its subsidiaries, taken as a whole, (c) are not Parent Plans and (d) are not disclosed in the Parent SEC Documents.
     Section 4.28 Disclosure Controls and Procedures. Since January 1, 2004, Parent and each of its subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent’s disclosure controls and procedures ensure that information required to be disclosed by Parent in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Neither Parent nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” or “control deficiency” in Parent’s or any of its subsidiaries’ internal controls as contemplated under Section 404 of SOX. None of Parent’s or its subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Parent or its subsidiaries or accountants. Parent has diligently completed in all material respects its work plan relating to documentation, testing and evaluation of the Parent’s internal control over financial reporting for purposes of providing the report required by Section 404 of SOX and related SEC rules. As of the date of this Agreement, to the knowledge of Parent, there is no reason that it will not be able, on a timely basis, to complete and include in Parent’s Annual Report on Form 10-K for the year ending December 31, 2005, management’s assessment of Parent’s internal controls and procedures for financial reporting in accordance with Section 404 of SOX.
     Section 4.29 Derivative Transactions and Hedging. The Parent Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company and its Subsidiaries) in an aggregate amount in excess of $5 million entered into by Parent or any of its subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries. Parent and each of its subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.
     Section 4.30 No Vote Required. A vote of the holders of outstanding shares of the Parent Common Stock is not necessary in order to approve this Agreement, the Merger and the transactions contemplated hereby, and the approval thereof by the board of directors of Parent is the only approval necessary for the Company to enter into this Agreement and undertake the Merger and the transactions contemplated herein.
     Section 4.31 Funding. Parent has available adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid to the stockholders of the Company upon consummation of the Merger, (b) all amounts required to be paid in respect of all Company Stock Options upon exercise thereof, and (c) all expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby.
     Section 4.32 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any person or entity, or incurred, directly or indirectly, any liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.
     Section 4.33 Imbalances. The Oil and Gas Interests of Parent do not have and are not burdened by an aggregate net overproductive or underproductive imbalance or transportation imbalance, which could reasonably be expected to have a Material Adverse Effect on Parent.
     Section 4.34 Preferential Purchase Rights. None of the Oil and Gas Interests of Parent are subject to any preferential purchase or similar right which would become operative as a result of the transactions contemplated by this Agreement.
     Section 4.35 No Tax Partnership. The Oil and Gas Interests of Parent are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.
     Section 4.36 Royalties. The Parent Companies have paid all royalties, overriding royalties and other burdens on production due by the Parent Companies with respect to the Oil and Gas Interests of Parent, the non payment of which could reasonably be expected to have a Material Adverse Effect on Parent.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business by Parent Pending Closing. Parent covenants and agrees with the Company that, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as contemplated by this Agreement, each of the Parent Companies will conduct its business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, Parent covenants and agrees with the Company that, except as specifically contemplated in this Agreement or required by applicable law, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior written consent of the Company, except as set forth on the Parent Disclosure Schedule:
          (a) Parent will not (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) adjust, split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Parent Common Stock issued pursuant to the terms of any Parent Benefit Plan in existence on the date of this Agreement, including, without limitation, Parent Common Stock issued pursuant to the exercise of any Parent Stock Option issued under any of such Parent Benefit Plans); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other equity interests, except pursuant to the terms of the Parent Benefit Plans in effect as of the date of this Agreement; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person, or permit any of the Parent Companies to merge or consolidate with, or transfer all or substantially all of its assets to, any other Person (in each case other than the Merger and other than any merger or consolidation of a wholly owned direct or indirect subsidiary of Parent with and into Parent in which Parent is the surviving corporation); (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into, or in the case of clause (vi) permit any of the Parent Companies to enter into, any contract, agreement, commitment or arrangement with respect to any of the foregoing.
          (b) None of the Parent Companies will (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business) having an acquisition price in excess of $50 million; (ii) sell, lease or sublease, transfer or otherwise dispose of assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $50 million, individually (except that this clause shall not apply to the sale of Hydrocarbons, storage capacity, pipeline transportation capacity, or processing capacity in the ordinary course of business) or the disposition of vessels so long as individually or in the aggregate such dispositions are not material to the operations of Parent’s services segment; or (iii) sell, transfer or otherwise dispose of any equity securities of any Parent Subsidiary.
          (c) Parent will at all times, and will cause each of the Parent Companies, to preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement, except where the failure to do so would not have a Material Adverse Effect on Parent.
          (d) None of the Parent Companies will engage in any practice, take any action or permit by inaction any of the representations and warranties contained in ARTICLE IV to become untrue.
     Section Section 5.2 Conduct of Business by the Company Pending Closing. The Company covenants and agrees with Parent and Merger Sub that, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, each of the Target Companies will conduct its business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, the Company covenants and agrees with Parent and Merger Sub that, except as specifically contemplated in this Agreement or required by applicable law, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior written consent of Parent, except as set forth on the Company Disclosure Schedule:
          (a) None of the Target Companies will (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) adjust, split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities (other than shares of Company Common Stock issued pursuant to the exercise of any Company Stock Options outstanding on the date of this Agreement, or issued under grants or awards outstanding pursuant to Company Benefit Plans in existence on the date of this Agreement); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests, except pursuant to the terms of the Company Employee Benefit Plans in effect as of the date of this Agreement; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person (other than the Merger); (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.
          (b) None of the Target Companies will (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business); (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of the Company that have a value in excess of $25 million, individually, or any other assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $25 million, individually (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business or encumbrances under the Company Bank Credit Agreement); (iii) farm-out any Oil and Gas Interest of the Company having a value in excess of $10 million or interest therein; (iv) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Company Subsidiary); (v) make any loans, advances or capital contributions to, or investments in, any Person (other than advances in the ordinary course of business); (vi) enter into any Company Material Agreement or any other agreement not terminable by any of the Target Companies upon notice of 30 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.
          (c) None of the Target Companies will (i) permit to be outstanding at any time under the Company Bank Credit Agreement indebtedness for borrowed money in excess of $50 million, exclusive of any indebtedness incurred to fund costs relating to the transactions contemplated under this Agreement; (ii) incur any indebtedness for borrowed money other than under trade credit vendor lines not exceeding $50 million in the aggregate or under the Company Bank Credit Agreement; (iii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iv) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.
          (d) The Target Companies will operate, maintain and otherwise deal with the Oil and Gas Interests of the Company in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations.
          (e) None of the Target Companies shall voluntarily resign, transfer or otherwise relinquish any right it has as of the date of this Agreement, as operator of any Oil and Gas Interest of the Company, except as required by law, regulation or contract.

          (f) None of the Target Companies will (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, termination or similar agreement with any Person; (ii) amend or extend any such plan, arrangement or agreement referred to in clauses (1), (2) or (3) of clause (i); (iii) except for payments made pursuant to any Company Employee Benefit Plan or any other plan, agreement or arrangement described in the Company Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof to, or forgive any indebtedness of, any employee or consultant of any of the Target Companies; or (iv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
          (g) None of the Target Companies will create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.
          (h) The Target Companies will (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 3.20; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Company Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, that the Company will not be in violation of this Section 5.2(h) if any of the Target Companies incurs obligations for penalties and interest in connection with gross production tax reporting in the ordinary course of business; and provided, further, that the Target Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Company Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.
          (i) The Target Companies will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement, except where the failure to do so would not have a Material Adverse Effect on the Company.
          (j) None of the Target Companies will engage in any practice, take any action or permit by inaction any of the representations and warranties contained in ARTICLE III to become untrue.
          (k) Upon the request by Parent to the Company prior to the Effective Time, and subject to the limitations in the Company Bank Credit Agreement, the Company will, and will cause the Company Subsidiaries to, enter into financial hedges for up to 50% of hydrocarbon production attributable to the proved developed producing reserves that the Target Companies estimate will be produced before July 1, 2007 if Parent and the Company mutually agree that such hedge(s) are reasonably prudent to protect Parent’s expected acquisition economics and the Company’s expected economics. .
     Section 5.3 Access to Assets, Personnel and Information.
          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, Parent shall: (i) afford to the Company and the Company Representatives, at the Company’s sole risk and expense, reasonable access during normal business hours prior to the Effective Time to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Parent Companies; and (ii) upon request during normal business hours prior to the Effective Time, furnish promptly to the Company (at the Company’s expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Parent Companies (or any of their respective assets) that is within the possession or control of any of the Parent Companies. Neither Parent nor any of the Parent Companies shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law.
          (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, the Company shall: (i) afford to Parent and the Parent Representatives, at Parent’s sole risk and expense, reasonable access during normal business hours prior to the Effective Time to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Target Companies; and (ii) upon request during normal business hours prior to the Effective Time, furnish promptly to Parent (at Parent’s expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Target Companies (or any of their respective assets) that is within the possession or control of any of the Target Companies. Neither the Company nor any of the Target Companies shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law.
          (c) From the date hereof until the Effective Time, each of Parent and the Company shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger or the Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger or the Registration Statement; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger or the Registration Statement.
          (d) The Company will not (and will cause the Company Subsidiaries and the Company Representatives not to), and Parent will not (and will cause the Parent Subsidiaries and the Parent Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.
          (e) Notwithstanding anything in this Section 5.3 to the contrary: (i) the Company shall not be obligated under the terms of this Section 5.3 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the possession or control of any of the Target Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and the Company, to the extent reasonably requested by Parent, will use its reasonable efforts to obtain any such consent; and (ii) Parent shall not be obligated under the terms of this Section 5.3 to disclose to the Company or the Company Representatives, or grant the Company or the Company Representatives access to, information that is within the possession or control of any of the Parent Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Parent, to the extent reasonably requested by the Company, will use its reasonable efforts to obtain any such consent.
          (f) No investigation by Parent or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.
     Section 5.4 No Solicitation.
          (a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, except as specifically permitted in Section 5.4(c), Section 5.4(e) or Section 5.4(f)(ii), the Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or the Company Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal;(ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Company or any of the Company Subsidiaries to, or in response to a request therefor, give access to the properties, assets or the books and records of the Company or the Company Subsidiaries to, any Person that has made or, to the knowledge of the Company, may be considering making any Acquisition Proposal or otherwise in connection with an Acquisition Proposal;(iii) grant any waiver or release under any standstill or similar contract with respect to any Company Common Stock or any properties or assets of the Company or the Company Subsidiaries; (iv) approve, endorse or recommend any Acquisition Proposal;(v) enter into any agreement in principle, arrangement, understanding or contract relating to any Acquisition Proposal; or (vi) take any action to exempt or make not subject to the provisions of Section 203 of the DGCL or any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Parent and the Parent Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and no exempt therefrom.
          (b) Except as specifically permitted in Section 5.4(c) and Section 5.4(d), the Company shall, and shall cause each of the Company Subsidiaries and instruct the Company Representatives to, immediately cease any existing solicitations, discussions, negotiations or other activity with any Person being conducted with respect to any Acquisition Proposal on the date hereof. The Company shall promptly inform the Company Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Company’s obligations under this Section 5.4.
          (c) Notwithstanding anything in this Section 5.4 or elsewhere in this Agreement to the contrary, prior to obtaining the Required Company Vote, nothing in this Agreement shall prevent the Company or its Board of Directors from:
     (i) after the date of this Agreement, engaging in discussions or negotiations with, or furnishing or disclosing any information or data relating to, the Company or any of the Company Subsidiaries or, in response to a request therefor, giving access to the properties, assets or the books and records of the Company or any of the Company Subsidiaries to, any Person who has made a bona fide written and unsolicited Acquisition Proposal after the date hereof if the Company’s Board of Directors determines that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, but only so long as (x) the Company’s Board of Directors has acted in good faith and determined (A) after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws, and (y) the Company (A) enters into a confidentiality agreement with such Person on terms and conditions no more favorable to such Person than those contained in the Confidentiality Agreement and (B) has previously disclosed or concurrently discloses or makes available the same information to Parent as it makes available to such Person in accordance with Section 5.4(d); and
(ii) subject to compliance with Section 5.4(c), entering into a definitive agreement with respect to a Superior Proposal (and taking any action required under Section 203 of the DGCL or any other state takeover Law in connection with such Superior Proposal), but only so long as the Company’s Board of Directors, acting in good faith has (I) approved such definitive agreement, (II) determined, after consultation with its financial advisors, that such bona fide written and unsolicited Acquisition Proposal constitutes a Superior Proposal, and (III) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws, and (B) the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 7.1(e).
          (d) If the Company or any of the Company Subsidiaries or the Company Representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal involving the Company and the Company is permitted to provide such Person with information pursuant to this Section 5.4, the Company will provide to Parent a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Parent a list of, and copies of, the information provided to such Person concurrently with its delivery to such Person and promptly provide Parent with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Parent.
          (e) The Board of Directors of the Company shall not (i) approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal or (ii) enter into any agreement in principle or understanding or a contract relating to an Acquisition Proposal, unless the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 7.1(e).
          (f) Notwithstanding anything to the contrary in this Section 5.4 or elsewhere in this Agreement, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Merger and this Agreement by the Board of Directors of the Company at any time if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws, and (iii) the Board of Directors of the Company may take any action described in Section 5.4(a)(iii) or (vi) if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws.
     Section 5.5 Company Stockholders’ Meeting. The Company shall take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on the Company Proposal. Subject to Section 5.4, the board of directors of the Company shall recommend approval of the Company Proposal and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of the Company.
     Section 5.6 Registration Statement and Proxy Statement/Prospectus.
          (a) Parent and the Company shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus, and, subject to Parent’s receiving the required information from the Company, Parent shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus, with the SEC as soon as practicable after the date hereof and in any event not later than 70 days after the date hereof. Parent shall use all reasonable, commercial efforts, and the Company shall cooperate with Parent (including furnishing all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Parent), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall use all reasonable, commercial efforts, and the Company shall cooperate with Parent, to obtain all necessary state securities laws or “blue sky” permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.
          (b) Parent will cause the Registration Statement (including the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, provided that the Company shall be responsible for furnishing to the Parent all information relating to the Company and holders of Company Common Stock as is required to be included therein. The Company will cause the information it provides for such purpose to comply as to form in all material respects with such provisions.
          (c) The Company hereby covenants and agrees with Parent that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information included or incorporated by reference in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company, at the time of the Company Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by the Company expressly for inclusion therein). If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Registration Statement (or the Proxy Statement/Prospectus), occurs and such event is required to be described in an amendment to the Registration Statement, the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation, filing and dissemination of such supplement.
          (d) Parent hereby covenants and agrees with the Company that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall not apply to any information included or incorporated by reference in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company, at the time of the Company Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall not apply to any information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by the Company expressly for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Registration Statement or the Proxy Statement/Prospectus, occurs and such event is required to be described in an amendment to the Registration Statement, such event shall be so described and such amendment shall be promptly prepared and filed. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Parent shall promptly notify the Company of such occurrence and shall cooperate with the Company in the preparation, filing and dissemination of such supplement.
          (e) Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto will be filed or disseminated to the stockholders of the Company without the approval of both Parent and the Company. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.
          (f) The Company shall use commercially reasonable efforts to cause to be delivered to Parent and Merger Sub two letters from (i) Ernst & Young LLP, the Company’s independent public accountants, and (ii) Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated two business days before the Effective Time, each addressed to Parent and Merger Sub and customary in scope and substance for letters delivered by independent public accountants and independent petroleum engineering consultants, respectively, in connection with registration statements similar to the Registration Statement.
          (g) Parent shall use commercially reasonable efforts to cause to be delivered to the Company two letters from (i) Ernst & Young LLP, Parent’s independent public accountants, and (ii) Huddleston & Co., Inc., independent petroleum engineering consultants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated two business days before the Effective Time, each addressed to the Company and customary in scope and substance for letters delivered by independent public accountants and independent petroleum engineering consultants, respectively, in connection with registration statements similar to the Registration Statement
     Section 5.7 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and to be approved for listing on the primary National Stock Exchange on which the Parent Common Stock is currently listed or traded, subject to official notice of issuance, prior to the Closing Date.
     Section 5.8 Additional Arrangements. Subject to the terms and conditions herein provided, each of the Company and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations (including the HSR Act) or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Company and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Company and Parent shall use its reasonable, commercial efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent, Merger Sub or the Company, or any of their respective Subsidiaries or Affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Merger Sub, the Company or the Surviving Company (or to require Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates to agree to any of the foregoing). The obligations of each party under this Section 5.8 to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.8.
     Section 5.9 Agreements of Affiliates. At least 10 days prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the Company Meeting, may be deemed to be “affiliates” of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each Person who is identified as an affiliate of the Company in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit 5.9. Parent shall be entitled to place legends as specified in such agreements on the Parent Certificates representing any Parent Common Stock to be issued to such Persons in the Merger, irrespective of whether or not they sign such agreements.
     Section 5.10 Section 16. Prior to the Closing Date, Parent and the Company, and their respective boards of directors, shall adopt resolutions consistent with the interpretive guidance of the SEC and take any other actions as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.11 Public Announcements. On the date that this Agreement is executed, Parent and the Company shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby (the “Joint Release”). The Joint Release shall be in form and content mutually acceptable to Parent and the Company. None of the Parties shall issue any press releases other than the Joint Release or make any other public announcements concerning this Agreement or the transactions contemplated hereby without the prior approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned), except to the extent such release or announcement is required by Law or the requirements of the primary National Stock Exchange on which the relevant Party’s equity securities are listed or quoted. Notwithstanding the foregoing, either Parent or the Company may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries; provided that such responses are in compliance with applicable securities laws. Following the execution of this Agreement, each of Parent and the Company shall file with the SEC, within the time period required therefor, a Form 8-K with respect to this Agreement, which Form 8-K shall include the Joint Release.
     Section 5.12 Notification of Certain Matters. The Company shall give prompt notice to Parent of any of the following: (a) any representation or warranty contained in ARTICLE III being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in ARTICLE III to be untrue or inaccurate on the Closing Date, or (c) any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company of any of the following: (x) any representation or warranty contained in ARTICLE IV being untrue or inaccurate when made, (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in ARTICLE IV to be untrue or inaccurate on the Closing Date, or (z) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.
     Section 5.13 Payment of Expenses. Subject to Section 7.3, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that: (a) the fee for filing the Registration Statement with the SEC and complying with any applicable state securities or “blue sky” laws shall be borne by Parent; and (b) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of the Company and soliciting the votes of the stockholders of the Company shall be borne by the Company.

     Section 5.14 Indemnification and Insurance.
          (a) Parent agrees that all rights to indemnification now existing in favor of any officers, directors, employees, controlling stockholders or agents of any of the Target Companies, as provided in any existing indemnification agreements or arrangements of any of the Target Companies described in the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or such longer period as may be specified in any such existing indemnification agreement between any of the Target Companies, and any current or former officer or director thereof); provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.
          (b) From and after the Effective Time, Parent shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of any of the Target Companies (collectively, the “Indemnified Parties”) against all losses, expenses (including attorneys’ fees), claims, damages, liabilities and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee, controlling stockholder or agent (including a trustee or fiduciary of any Company Benefit Plan) and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party(ies) (whether arising before or after the Effective Time): (i) Parent shall have the right to control the defense of such matter with Parent’s regularly engaged independent legal counsel or other counsel selected by Parent and reasonably satisfactory to the Indemnified Party(ies), and Parent shall pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party(ies) will cooperate with Parent, at Parent’s expense, in the defense of any such matter. Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. In the event of any Claim, any Indemnified Party wishing to claim indemnification will promptly notify Parent thereof (provided, that failure to so notify Parent will not affect the obligations of Parent except to the extent that Parent shall have been prejudiced as a result of such failure) and shall deliver to Parent the undertaking contemplated by the applicable provisions of the DGCL, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Party(ies) may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Parent) may be retained by the Indemnified Parties at the cost and expense of Parent and Parent shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.14 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling stockholder or agent of Parent under Delaware law.
          (c) From and after the Effective Time, Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company; provided, that (i) Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; (ii) such substitution shall not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and (iii) Parent shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company prior to the date hereof and if Parent is unable to obtain the insurance required by this Section 5.14(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.
          (d) Following the Merger, if Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and any of their successors and assigns, assume the obligations of Parent set forth in this Section 5.14.
          (e) This Section 5.14 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company and the Indemnified Parties (each of whom may enforce the provisions of this Section 5.14) and shall be binding on the successors and assigns of Parent.

     Section 5.15 Employee Benefits.
          (a) For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), Parent will, or will cause its Subsidiaries to, give Company Employees full credit with his or her years of service for purposes of eligibility, vesting and benefit accrual (excluding benefit accrual under any defined benefit pension plans) under any employee benefit plans or arrangements maintained by Parent or any of its Subsidiaries for such Company Employee’s service with the Company or any Company Subsidiary to the same extent recognized by the Company immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (b) Parent shall, and shall cause the Parent Subsidiaries to, honor, in accordance with its terms, each Company Benefit Plan and each Company Severance Program and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event), and Parent hereby acknowledges that the consummation of the Merger constitutes a “change of control” or “change in control,” as the case may be, for all purposes under such Company Benefit Plans and Company Severance Programs. For the avoidance of doubt, and notwithstanding anything else set forth in this Agreement, the rights of each employee or officer of the Company covered by a Company Severance Program at or immediately prior to the Effective Time shall remain in full force and effect, and each of the Company Severance Programs shall remain in full force and effect with respect to such employees pursuant to their terms for a period of two years following the Effective Time and Parent shall, and shall cause each of the Parent Subsidiaries, to take all actions required to perform its obligations thereunder. For further clarity and the avoidance of doubt, and notwithstanding anything else set forth in this Agreement, Parent and Company acknowledge and agree that the terms “Base Salary” and “maximum annual incentive opportunity” for purposes of calculating the amount of severance, if any, due any employee covered by a Company Severance Program shall not be less than the amounts set forth on Schedule 5.15(b) attached hereto.
     Section 5.16 Parent Board of Directors. At the Effective Time, Parent shall cause one then existing member of the Company’s board of directors (selected by the Company and reasonably acceptable to Parent) to be elected to the board of directors of Parent.
     Section 5.17 Tax Matters.
          (a) Parent, Merger Sub and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(d). Parent, Merger Sub and the Company agree to file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g).
          (b) Parent and Merger Sub shall deliver to Fulbright & Jaworski L.L.P. and Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent and Merger Sub, and the Company shall deliver to Fulbright & Jaworski L.L.P. and Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, in each case as shall be reasonably necessary or appropriate to enable Fulbright & Jaworski L.L.P. to render the opinion described in Section 6.2(d) of this Agreement and Andrews Kurth LLP to render the opinion described in Section 6.3(d) of this Agreement. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 5.17.
     Section 5.18 Formation of Merger Sub. Promptly after the execution of this Agreement, Parent shall incorporate Merger Sub under the DGCL, and as soon as practicable thereafter and prior to the Effective Time, Parent, the Company and Merger Sub shall enter into an amendment to this Agreement pursuant to which Merger Sub shall become a Party to this Agreement.

ARTICLE VI
CONDITIONS
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by both Parent and the Company:
          (a) Company Stockholder Approval. The Company Proposal shall have been duly and validly approved and adopted by a vote of a majority of the shares of Company Common Stock, all as required by the DGCL and the certificate of incorporation and bylaws of the Company.
          (b) Other Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Parent (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.
          (c) Securities Law Matters. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.
          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, prior to invoking this condition, each Party shall have complied fully with its obligations under Section 5.8 and, in addition, shall have used all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.
          (e) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger and upon exercise of the Company Stock Options shall have been authorized for listing on the principal National Stock Exchange on which the Parent Common Stock is currently listed or quoted, subject to official notice of issuance.
          (f) Dissenting Stockholders. The number of shares of Dissenting Stock shall not exceed 8% of the outstanding shares of Company Common Stock immediately prior to the Effective Time.
     Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Parent and Merger Sub:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in ARTICLE III shall be true and correct in all material respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect.
          (b) Performance of Covenants and Agreements by the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect.
          (c) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of any of the Target Companies that would have or would be reasonably likely to have a Material Adverse Effect on the Company.
          (d) Tax Opinion. Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from Fulbright & Jaworski L.L.P., dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by Parent, the Company or Merger Sub as a result of the Merger, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.17.
     Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV shall be true and correct in all material respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect.
          (b) Performance of Covenants and Agreements by Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect.
          (c) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of Parent and its subsidiaries that would have or would be reasonably likely to have a Material Adverse Effect on Parent.
          (d) Tax Opinion. The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Parent, the Company or Merger Sub as a result of the Merger, and (iv) no gain or loss, except with respect to the amount of Cash Consideration received, cash received in lieu of fractional shares and cash received by Dissenting Stockholders, will be recognized by a stockholder of the Company as a result of the Merger with respect to the shares of the Company Common Stock converted into shares of Parent Common Stock by such stockholder, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.17.
          (e) Delivery of Transfer Instructions. Parent shall have delivered to the Exchange Agent an irrevocable letter of instruction in a form reasonably satisfactory to the Company authorizing and directing the transfer to holders of shares of Company Common Stock of cash, one or more Parent Certificates representing those shares of Parent Common Stock to be issued to such holders upon surrender of such holders’ certificates representing such shares of Company Common Stock, or a combination of the foregoing in accordance with ARTICLE II.
ARTICLE VII
TERMINATION
     Section 7.1 Termination Rights. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Company Proposal by the stockholders of the Company:
          (a) By mutual written consent of Parent and the Company;
          (b) By either the Company or Parent if (i) the Merger has not been consummated by August 31, 2006 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree); or (iii) the Company Proposal shall not have been approved by the required vote of the Company stockholders at the Company Meeting or at any adjournment thereof.
          (c) By Parent if (i) there has been a breach of the representations and warranties made by the Company in ARTICLE III of this Agreement such that the condition described in Section 6.2(a) is not met or the condition described in Section 6.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of the Company, would not be satisfied if the Closing were to occur on the day on which Parent gives the Company notice of such termination (provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this clause (i) or (ii) unless Parent has given the Company notice of such breach and the Company has failed to cure such breach within 10 days following such notice (but in any event not later than August 31, 2006)); or (ii) the Company has failed to comply in any respect with any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 6.2(b) is not met, and such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof (but in any event not later than August 31, 2006);
          (d) By the Company if (i) there has been a breach of the representations and warranties made by Parent and Merger Sub in ARTICLE IV of this Agreement such that the condition described in Section 6.3(a) is not met or the condition described in Section 6.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Parent, would not be satisfied if the Closing were to occur on the day on which the Company gives Parent notice of such termination (provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (i) or (ii) unless the Company has given Parent notice of such breach and Parent has failed to cure such breach within 10 days following such notice (but in any event not later than August 31, 2006)); or (ii) Parent or Merger Sub has failed to comply in any respect with any of its respective covenants or agreements contained in this Agreement such that the condition set forth in Section 6.3(b) is not met, and, in either such case, such breach or failure has not been, or cannot be, cured within 10 days after notice and a demand for cure thereof (but in any event not later than August 31, 2006);
          (e) By the Company prior to the approval of the Company Proposal by the Required Company Vote, if the Company Board of Directors shall approve, subject to complying with the terms of this Agreement, a Superior Proposal in accordance with Section 5.4; provided, however, that the Company may not terminate pursuant to this Section 7.1(e) unless (i) such Superior Proposal did not result from the Company’s breach of Section 5.4; (ii) the Company’s Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications); and (iii) during the three Business Day period after the Company’s notice, (x) the Company shall have offered to negotiate with (and, if accepted, negotiate in good faith with), and shall have instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiate in good faith with), Parent to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement and (y) the Company Board of Directors shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel and, after considering the results of such negotiations and the revised proposal made by Parent, if any, that the Superior Proposal giving rise to the Company’s notice (including any subsequent amendments or modifications) continues to be a Superior Proposal. No termination pursuant to this Section 7.1(e) shall be effective unless the Company shall simultaneously make the payment required by Section 7.3 together with a written acknowledgment from each other party to the Superior Proposal that it is aware of the amounts due Parent under Section 7.3 and that such party waives any right it may have to contest any such amounts payable under Section 7.3.
          (f) By Parent, if, (i) the Company’s Board of Directors shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to any of the foregoing), (ii) the Company shall have breached in any material respect any of its obligations under Section 5.4, (iii) the Company’s Board of Directors shall have refused to affirm its approval or recommendation of this Agreement or the Merger within 10 Business Days of any written request from Parent, (iv) a competing tender or exchange offer constituting an Acquisition Proposal shall have been commenced and the Company shall not have sent holders of the shares of Company Common Stock pursuant to Rule 14e-2 promulgated under the Exchange Act (within 10 Business Days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2)), a statement disclosing that the Company Board of Directors recommends rejection of such Acquisition Proposal, (v) the Company Board of Directors shall exempt any other Person from the provisions of Section 203 of the DGCL, or (vi) the Company or its Board of Directors publicly announces its intention to do any of the foregoing.
     Section 7.2 Effect of Termination. If this Agreement is terminated by either the Company or Parent pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of Section 5.3(c) (but only to the extent of the confidentiality and indemnification provisions contained therein), Section 5.3(d) (but only to the extent of the confidentiality and indemnification provisions contained therein), Section 5.6(c), Section 5.6(d), Section 5.13 and Section 7.3, ARTICLE VIII and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

     Section 7.3 Fees and Expenses.
          (a) The Company will pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent, the sum of (x) Parent Expenses (up to a maximum amount not to exceed $2 million) and (y) $45 million if this Agreement is terminated pursuant to Section 7.1(e) or (f).
          (b) Any amounts payable pursuant to Section 7.3(a) shall be paid on the date of termination in case of termination pursuant to Section 7.1(e), and two business days after the date of termination in the case of termination pursuant to Section 7.1(f).
          (c) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate of JPMorgan Chase Bank per annum in effect from time to time during such period plus 1.0%.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.
     Section 8.2 Amendment. This Agreement may be amended by the Parties at any time before or after approval of the Company Proposal by the stockholders of the Company; provided, however, that, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.
     Section 8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third business day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Parent and/or
Merger Sub:	Cal Dive International, Inc.
400 N. Sam Houston Parkway E.,
Suite 400
Houston, TX 77060
Facsimile no.: (281) 618-0505
Attention: Martin Ferron

with a copy to:	Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, TX 77010
Facsimile no.: 713-651-5246
Attention: Arthur H. Rogers

To the Company:	Remington Oil and Gas Corporation
8201 Preston Rd., Suite 500
Dallas, TX 75225
Facsimile no.: (214) 210-2643
Attention: James A. Watt

with a copy to:	Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002-3090
Facsimile no.: 713-220-4285
Attention: Michael O’Leary

     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
     Section 8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     Section 8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in ARTICLE II and Section 5.14 and Section 5.15, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.
     Section 8.7 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 8.8 No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to ARTICLE VII. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.8 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.
     Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     Section 8.10 Waivers. At any time prior to the Effective Time, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.
     Section 8.11 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent and the Company pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.
     Section 8.12 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

COMPANY: REMINGTON OIL AND GAS CORPORATION, a Delaware corporation
By: /s/ JAMES A. WATT

Name: James A. Watt
Title: Chairman and Chief Executive Officer

PARENT: CAL DIVE INTERNATIONAL, INC., a Minnesota corporation
By: /s/ MARTIN FERRON

Name: Martin Ferron
Title: President

Exhibit 5.9
FORM OF AFFILIATE LETTER
                    , 2006
Ladies and Gentlemen:
          I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Remington Oil and Gas Corporation, a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 22, 2006 (the “Merger Agreement”), by and among the Company, Cal Dive International, Inc., a Minnesota corporation (“Cal Dive”), and the Company will be merged with and into a to be formed, wholly owned subsidiary of Cal Dive (“Sub”), the Company will be merged with and into Sub, in consideration of cash and shares of common stock, without par value, of Cal Dive (“Cal Dive Common Stock”), with Sub as the surviving corporation (the “Merger”).
          I represent, warrant, and covenant to Cal Dive and Sub that in the event I receive any Cal Dive Common Stock as a result of the Merger:
          A. I shall not make any sale, transfer or other disposition of any Cal Dive Common Stock acquired by me in the Merger in violation of the Securities Act.
          B. I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Cal Dive Common Stock, to the extent I felt necessary, with my counsel or counsel for Cal Dive and Sub.
          C. I have been advised that the issuance of Cal Dive Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S 4. I have also been advised, however, that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company (without anything in this letter agreement being an admission of such fact), the distribution by me of any Cal Dive Common Stock acquired by me in the Merger will not be registered under the Securities Act and that I may not sell, transfer, or otherwise dispose of any Cal Dive Common Stock acquired by me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Cal Dive such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act.
          D. I understand that Cal Dive is under no obligation to register under the Securities Act the sale, transfer, or other disposition by me or on my behalf of any Cal Dive Common Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.
          E. I also understand that stop transfer instructions will be given to Cal Dive’s transfer agent with respect to Cal Dive Common Stock and that there will be placed on the certificates (or in the case of shares issued in book-entry form, an appropriate notation of the records of Cal Dive’s transfer agent) for any Cal Dive Common Stock acquired by me in the Merger, or any substitutions therefore, a legend stating in substance:
     “The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 may apply. The shares represented by this certificate may only be transferred in compliance with the requirements of the Securities Act of 1933, including, without limitation, Rule 145 promulgated thereunder, or pursuant to an applicable exemption therefrom.”
          F. It is understood and agreed that the legend set forth in paragraph E above shall be removed by the delivery of substitute certificates (or change in notation on the records of Cal Dive’s transfer agent) without such legend if the undersigned shall have delivered to Cal Dive a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Cal Dive, to the effect that such legend is not required for purposes of the Securities Act.

          I understand that (a) Cal Dive will supply me with any information necessary to enable me to make routine sales of any Cal Dive Common Stock acquired by me in the Merger as may be permitted by and in accordance with the provisions of Rule 144 under the Securities Act or any similar rule of the Commission hereafter applicable, and (b) Cal Dive will comply with all requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), with respect to the filing by Cal Dive of annual, periodic and other reports on a timely basis in a manner sufficient to allow sales of any such Cal Dive Common Stock by me during the two year period following the Effective Time (as defined in the Merger Agreement) if such sales are otherwise permitted by law or regulation. Upon my written request, Cal Dive shall furnish me with a written statement representing that it has complied with the reporting requirements enumerated in Rule 144(c)(1), or if Cal Dive is not then subject to Section 13 or 15(d) of the Exchange Act, that it has made publicly available the information concerning Cal Dive required by Rule 144(c)(2).

Very truly yours,

By:

Name:

Accepted this ____day of
, 2006

CAL DIVE INTERNATIONAL, INC.

By

Name:

Title:

[MERGER SUB]

By

Name:

Title:

REMINGTON OIL AND GAS CORPORATION

By

Name:

Title:

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
     This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of January 24, 2006, by and among CAL DIVE INTERNATIONAL, INC., a Minnesota corporation (“Parent”), CAL DIVE MERGER – DELAWARE, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and REMINGTON OIL AND GAS CORPORATION, a Delaware corporation (the “Company”).
RECITALS
     A. Parent and the Company entered into an Agreement and Plan of Merger dated as of January 22, 2006 (the “Existing Agreement”); and
     B. Pursuant to the terms of the Existing Agreement, Parent has incorporated Merger Sub as a wholly owned subsidiary for purposes of the Merger, and Merger Sub is now to become a Party to the Existing Agreement.
     NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Amendment, the Parties agree as follows:
     1. By executing and delivering this Amendment, Merger Sub, as provided in Section 5.18 of the Existing Agreement, hereby becomes a party to the Existing Agreement with the same force and effect as if originally named therein as a party thereto and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities set forth therein with respect to Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that each of the representations and warranties contained in ARTICLE IV of the Existing Agreement concerning Merger Sub thereunder is true and correct on and as of the date hereof (after giving effect to this Amendment), with the same force and effect as if made under the Existing Agreement.
     2. Miscellaneous.
          (a) This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
          (b) This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          (c) All capitalized terms not defined herein shall have the meanings ascribed to them in the Existing Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives, on the date first written above.

COMPANY:

REMINGTON OIL AND GAS CORPORATION, a Delaware corporation

By:	/s/ JAMES A. WATT

Name: James A. Watt
Title: Chairman and Chief Executive Officer

PARENT:

CAL DIVE INTERNATIONAL, INC., a Minnesota corporation

By:	/s/ JAMES LEWIS CONNOR, III

Name: James Lewis Connor, III
Title: Senior Vice President

MERGER SUB:

CAL DIVE MERGER — DELAWARE, INC., a Delaware corporation

By:	/s/ JAMES LEWIS CONNOR, III

Name: James Lewis Connor, III
Title: Vice President

ANNEX B
Opinion of Jefferies & Company, Inc. dated as of January 22, 2006
January 22, 2006
Board of Directors
Remington Oil & Gas Corporation
8201 Preston Road, Suite 600
Dallas, Texas 75225
Members of the Board:
     You have asked us to deliver to you our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share, of Remington Oil & Gas Corporation (“you” or the “Company”) of the Merger Consideration (as defined below) to be received by such stockholders pursuant to the terms of an Agreement and Plan of Merger (the “Agreement”) by and between the Company and Cal Dive International, Inc. (“Cal Dive”). The Agreement provides, among other things, that the Company will be merged with and into a wholly owned corporate subsidiary of Cal Dive to be formed and made a party to the Agreement prior to the Effective Time (as defined in the Agreement) pursuant to a transaction (the “Merger”) in which each outstanding share of the Company’s common stock will be converted pursuant to the terms of the Agreement into the right to receive (i) 0.436 of a share of Cal Dive common stock, no par value, and (ii) $27.00 in cash consideration (together, the “Merger Consideration”).
     Jefferies & Company, Inc. (“Jefferies”), as part of our investment banking business, is regularly engaged in the evaluation of capital structures, valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructuring and other financial services. We were retained pursuant to an engagement agreement dated December 21, 2005 (the “Initial Engagement Letter”) to act as financial advisor to the Company in connection with possible transactions involving the Company. Pursuant to the terms of the Initial Engagement Letter which was entered into shortly after the receipt of a proposal from Cal Dive, we assisted the Company in soliciting expressions of interest in the Company from parties potentially interested in a transaction with the Company. Ultimately, the Company determined to enter into a transaction with Cal Dive. We will receive a fee from the Company in connection with the financial advisory services we have provided pursuant to the Initial Engagement Letter, including a significant portion of which is contingent upon the completion of a transaction such as the Merger involving the Company. On January 19, 2006, we were separately retained by the Company to render this opinion to you. We will receive a separate fee from the Company for rendering this opinion. This fee is not contingent upon the completion of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagements. In the past we have provided investment banking and financial advisory services to the Company unrelated to the Merger for which we have received compensation, and we may, in the future, provide investment banking and financial advisory services to Cal Dive for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates, may publish research reports regarding the securities of the Company and Cal Dive and their respective affiliates, and may actively trade or hold securities of the Company or of Cal Dive for our own accounts and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.
     In connection with this opinion, we have, among other things,:
(i)	Reviewed a draft of the Agreement dated January 22, 2006, participated in certain limited negotiations concerning the Merger among representatives of the Company and Cal Dive and discussed with the officers of the Company the course of other negotiations with Cal Dive;

(ii)	Reviewed certain financial and other information about the Company and Cal Dive that was publicly available and that we deemed relevant;

(iii)	Reviewed certain internal financial and operating information, including financial projections relating to the Company that were provided to us by the Company, taking into account (a) the growth prospects of the Company, (b) the Company’s historical and current fiscal year financial performance and track record of meeting its forecasts, and (c) the Company’s forecasts going forward and its ability to meet them;

(iv)	Reviewed the corporate budget of Cal Dive for 2006;

(v)	Met with the Company’s and Cal Dive’s managements regarding the business prospects, financial outlook and operating plans of the Company and Cal Dive, respectively, and held discussions concerning the impact on the Company and Cal Dive and their prospects of the economy and the conditions in the Company’s industry;

(vi)	Reviewed the market prices and valuation multiples for the Company common stock and Cal Dive common stock;

(vii)	Compared the valuation in the public market of companies we deemed similar to that of the Company in market, services offered, and size;

(viii)	Reviewed public information concerning the financial terms of certain recent transactions that we deemed comparable to the Merger;

(ix)	Performed a discounted cash flow analysis to analyze the present value of the future cash flow streams that the Company has indicated it expects to generate;

(x)	Reviewed certain proved oil and gas reserve data furnished to us by the Company and Cal Dive, including the 2004 year end reserve report for the Company and Cal Dive prepared by independent reserve engineers as well as internal 2005 year end projected reserve information of the Company and Cal Dive furnished to us by the Company and Cal Dive, respectively; and

(xi)	Reviewed the potential pro forma impact of the Merger.
     In addition to the foregoing, we performed such other studies, analyses, and investigations and considered such other financial, economic and market criteria as we considered appropriate in arriving at our opinion. Our analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.
     In rendering this opinion, we have, with your permission, assumed and relied upon the accuracy and completeness of all of the financial information, forecasts and other information provided to or otherwise made available to us by the Company, Cal Dive or that was publicly available to us, and have not attempted, or assumed any responsibility, to independently verify any of such information. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects. With respect to the oil and gas reserve reports, hydrocarbon production forecasts and financial projections provided to and examined by us or discussed with us by the Company and Cal Dive, we note that projecting future results of any company is inherently subject to uncertainty. The Company and Cal Dive have informed us, however, and we have assumed with your permission, that such reports, forecasts and financial projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company or Cal Dive as to the expected future financial performance of the Company or Cal Dive (including in the case of Cal Dive as to the future revenues and related costs attributable to its services segment and production facilities operations), and of their respective petroleum engineers, as to their respective oil and gas reserves, related future revenues and associated costs. We express no opinion as to the Company’s or Cal Dive’s oil and gas reserves, related future revenue, financial projections or the assumptions upon which they are based. In addition, in rendering this opinion, we have assumed that the Company will perform in accordance with such financial projections for all periods specified therein. Although such projections did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such projections could affect the opinion rendered herein.
     We have assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the most recent financial statements made available to us. In addition, we (i) have not conducted a physical inspection of the properties and facilities of the Company or Cal Dive or been furnished any reports of such physical inspections, (ii) have not made or obtained or been furnished with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Cal Dive (other than the reserve reports referred to herein), (iii) we do not assume any responsibility to obtain any such evaluations, appraisals or inspections for the Company of Cal Dive, and (iv) have not evaluated the solvency or fair value of the Company or Cal Dive under any state or federal laws relating to bankruptcy, insolvency or similar matters.
     We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, as amended, and all other applicable federal and provincial statues, rules and regulations and that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have further assumed, with your permission, that (i) the final form of the Agreement will be substantially similar to the last draft reviewed by us, (ii) the Merger will be consummated in accordance with the terms described in the Agreement, without any amendments thereto, and without waiver by the Company of any of the conditions to Cal Dive’s obligations, (iii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Agreement be, any default or event of default under any indenture, credit agreement or other material agreement or instrument to which the Company or Cal Dive or any of their respective subsidiaries or affiliates is a party, (iv) in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, and (v) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in its consolidated financial statements provided to us by the Company.
     This opinion is for the benefit and use of the Board of Directors of the Company and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger or any matter related thereto. This opinion does not address the merits of the decision of the Board of Directors or the Company to enter into the Agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Board of Directors or the Company to engage in the Merger or the terms of the Agreement. Further, this opinion addresses only the fairness as of the date hereof of the Merger Consideration to be received by holders of the Company common stock from a financial point of view and does not address any other aspect of the Merger or Agreement. This opinion is based on the economic, market and other conditions as they exist and as evaluated on the date hereof, and we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion after the date hereof. We are not expressing any opinion herein as to the prices that the Company common stock or Cal Dive common stock will trade following the announcement or consummation of the Merger.
     Based upon and subject to the foregoing, we are of the opinion that as of the date hereof the Merger Consideration to be received in the Merger by the holders of Company common stock other than Cal Dive and its affiliates is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ JEFFERIES & COMPANY, INC.

ANNEX C
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§262 APPRAISAL RIGHTS.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:
     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.
     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
     (2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
     Capitalized terms used but not defined in Part II have the meanings ascribed to them in the proxy statement/prospectus contained in this Registration Statement.
ITEM 20. Indemnification of Directors and Officers
     Helix’s articles of incorporation contain a provision that eliminates, to the extent currently allowed under the Minnesota Business Corporation Act (the “ MBCA”), the personal monetary liability of a director to Helix and our shareholders for breach of fiduciary duty of care as a director, except in certain circumstances. If a director of Helix were to breach such fiduciary duty of care in performing duties as a director, neither Helix nor our shareholders could recover monetary damages from the director, and the only course of action available to our shareholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of the fiduciary duty of care. To the extent certain claims against directors are limited to equitable remedies, this provision of the articles of incorporation may reduce the likelihood of derivative litigation against directors for breach of their fiduciary duty of care. Additionally, equitable remedies may not be effective in many situations. If a shareholder’s only remedy is to enjoin the completion of the board of directors’ action, this remedy would be ineffective if the shareholder does not become aware of a transaction or event until after its has been completed. In such a situation, such shareholder would not have effective remedy against the directors.
     Helix’s by-laws require us to indemnify directors and officers to the fullest extent permitted under Minnesota law. The MBCA provides that a corporation organized under the Minnesota law shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined in the MBCA) of the person, against judgments, penalties, fines, settlements, and reasonable expense incurred by the person in connection with the proceedings if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 of the MBCA contains detailed terms regarding such rights of indemnification and reference is made thereto for a complete statement of such indemnification rights.
     All of the foregoing indemnification provisions include statements that such provisions are not to be deemed exclusive of any other right to indemnity to which a director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

ITEM 21. Exhibits and Financial Statement Schedules.
(a) Exhibits.
     Pursuant to Item 601(b)(4)(iii), the Registrant agrees to forward to the commission, upon request, a copy of any instrument with respect to long-term debt not exceeding 10% of the total assets of the Registrant and its consolidated subsidiaries.
The following exhibits are filed as part of this Registrant Statement:

2.1	Agreement and Plan of Merger dated January 22, 2006, among Cal Dive International, Inc. and Remington Oil and Gas Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K/A, filed by the registrant with the Securities and Exchange Commission on January 25, 2006 (the “Form 8-K/A”).

2.2	Amendment No. 1 to Agreement and Plan of Merger dated January 24, 2006, by and among, Cal Dive International, Inc., Cal Dive Merger – Delaware, Inc. and Remington Oil and Gas Corporation, incorporated by reference to Exhibit 2.2 to the Form 8-K/A.

2.3	Asset Purchase Agreement by and between Cal Dive International, Inc., as Buyer, and Stolt Offshore Inc. and S&H Diving LLC, as Sellers, dated April 11, 2005, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on April 13, 2005.

2.4	Amendment to Asset Purchase Agreement by and between Cal Dive International, Inc., as Buyer, and Stolt Offshore Inc., S&H Diving LLC and SCS Shipping Limited, as Sellers, dated November 1, 2005, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on November 4, 2005.

3.1	2005 Amended and Restated Articles of Incorporation, as amended, of registrant, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by registrant with the Securities and Exchange Commission on December 14, 2005.

3.2	Second Amended and Restated By-Laws of Cal Dive International, Inc., as amended, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on December 1, 2005.

3.3	Certificate of Rights and Preferences for Series A-1 Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on January 22, 2003 (the “2003 Form 8-K”).

3.4	Certificate of Rights and Preferences for Series A-2 Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on June 28, 2004 (the “2004 Form 8-K”).

4.1	Credit Agreement by and among Bank of America, N.A., et al., as Lenders, and Helix Energy Solutions Group, Inc., as Borrower, dated August 16, 2004, incorporated by reference to Exhibit 4.1 to the registrant’s Annual Report on 10-Q for the fiscal quarter ended September 30, 2004, filed by the registrant with the Securities and Exchange Commission on November 5, 2004 (the “2004 Form 10-Q”).

4.2	Participation Agreement among ERT, Helix Energy Solutions Group, Inc., Cal Dive/Gunnison Business Trust No. 2001-1 and Bank One, N.A., et. al., dated as of November 8, 2001, incorporated by reference to Exhibit 4.2 to Form 10-K for the fiscal year ended December 31, 2001, filed by the registrant with the Securities and Exchange Commission on March 28, 2002 (the “2001 Form 10-K”).

4.3	Form of Common Stock certificate, incorporated by reference to Exhibit 4.1 to the Form S-1.

4.4	Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of August 16, 2000, incorporated by reference to Exhibit 4.4 to the 2001 Form 10-K.

4.5	Amendment No. 1 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of January 25, 2002, incorporated by reference to Exhibit 4.9 to the 2002 Form 10-K/A.

4.6	Amendment No. 2 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of November 15, 2002, incorporated by reference to Exhibit 4.4 to the 2003 Form S-3.

4.7	First Amended and Restated Agreement dated January 17, 2003, but effective as of December 31, 2002, by and between Helix Energy Solutions Group, Inc. and Fletcher International, Ltd., incorporated by reference to Exhibit 10.1 to the 2003 Form 8-K.

4.8	Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated July 26, 2002, incorporated by reference to Exhibit 4.12 to the 2002 Form 10-K/A.

4.9	First Amendment to Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated January 7, 2003, incorporated by reference to Exhibit 4.13 to the 2002 Form 10-K/A.

4.10	Second Amendment to Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated February 14, 2003, incorporated by reference to Exhibit 4.14 to the 2002 Form 10-K/A.

4.11	Lease with Purchase Option Agreement between Banc of America Leasing & Capital, LLC and Canyon Offshore Ltd. dated July 31, 2003 incorporated by reference to Exhibit 10.1 to the Form 10-Q for the fiscal quarter ended September 30, 2003, filed by the registrant with the Securities and Exchange Commission on November 13, 2003.

4.12	Amendment No. 3 Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of July 31, 2003, incorporated by reference to Exhibit 4.12 to Annual Report on Form 10-K for the year ended December 31, 2004, filed by the registrant with the Securities Exchange Commission on March 16, 2005 (the “2004 10-K”).

4.13	Amendment No. 4 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of December 15, 2004 , incorporated by reference to Exhibit 4.13 to the 2004 10-K.

4.14	Second Amendment to Credit Agreement dated March 21, 2005, made by and between Company and Bank of America, N.A., et al., incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on March 23, 2005.

4.15	Indenture relating to the 3.25% Convertible Senior Notes due 2025 dated as of March 30, 2005, between Cal Dive International, Inc. and JPMorgan Chase Bank, National Association, as Trustee., incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on April 4, 2005 (the “April 2005 8-K”).

4.16	Form of 3.25% Convertible Senior Note due 2025 (filed as Exhibit A to Exhibit 4.15).

4.17	Registration Rights Agreement dated as of March 30, 2005, between Cal Dive International, Inc. and Banc of America Securities LLC, as representative of the initial purchasers, incorporated by reference to Exhibit 4.3 to the April 2005 8-K.

4.18	Trust Indenture, dated as of August 16, 2000, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on October 6, 2005 (the “October 2005 8-K”).

4.19	Supplement No. 1 to Trust Indenture, dated as of January 25, 2002, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.2 to the October 2005 8-K.

4.20	Supplement No. 2 to Trust Indenture, dated as of November 15, 2002, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.3 to the October 2005 8-K.

4.21	Supplement No. 3 to Trust Indenture, dated as of December 14, 2004, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.4 to the October 2005 8-K.

4.22	Supplement No. 4 to Trust Indenture, dated September 30, 2005, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.5 to the October 2005 8-K.

4.23	Form of United States Government Guaranteed Ship Financing Bonds, Q4000 Series 4.93% Sinking Fund Bonds Due February 1, 2027 (filed as Exhibit A to Exhibit 4.22).

4.24	Form of Third Amended and Restated Promissory Note to United States of America, incorporated by reference to Exhibit 4.6 to the October 2005 8-K.

5.1*	Opinion of Andrew C. Becher, Special Counsel to the registrant, regarding the legality of the common stock to be offered hereby

10.1	1995 Long Term Incentive Plan, as amended, incorporated by reference to Exhibit 10.3 to the Form S-1.

10.2	Employment Agreement between Owen Kratz and Company dated February 28, 1999, incorporated by reference to Exhibit 10.5 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed by the registrant with the Securities and Exchange Commission on March 31, 1999 (the “1998 Form 10-K”).

10.3	Employment Agreement between Martin R. Ferron and Company dated February 28, 1999, incorporated by reference to Exhibit 10.6 of the 1998 Form 10-K.

10.4	Employment Agreement between A. Wade Pursell and Company dated January 1, 2002, incorporated by reference to Exhibit 10.7 of the 2001 Form 10-K.

10.5	Employment Agreement between James Lewis Connor, III and Company dated May 1, 2002, incorporated by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed by the registrant with the Securities and Exchange Commission on March 15, 2004 (the “2003 Form 10-K”).

10.6	First Amendment to Employment Agreement between James Lewis Connor, III and Company dated January 1, 2004, incorporated by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed by the registrant with the Securities and Exchange Commission on March 15, 2005 (the “2004 Form 10-K”).

10.7	Cal Dive International, Inc. 2005 Long Term Incentive Plan, including the Form of Restricted Stock Award Agreement, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on May 12, 2005.

10.8	Employment Agreement by and between Cal Dive International, Inc. and Bart H. Heijermans, effective as of September 1, 2005, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on September 1, 2005.

21.1	Subsidiaries of registrant – As of December 31, 2005, the registrant had thirteen subsidiaries: Energy Resource Technology, Inc.; Canyon Offshore, Inc.; Cal Dive ROV, Inc.; Cal Dive I-Title XI, Inc.; Cal Dive Offshore, Ltd.; Well Ops (U.K.) Limited; Well Ops Inc.; ERT (U.K.) Limited; Cal Dive HR Services Limited; Cal Dive Trinidad & Tobago Ltd.; Canyon Offshore Ltd.; Canyon Offshore International Corp.; and Well Ops PTE Limited.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Huddleston & Co., Inc.

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of Andrew C. Becher (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages hereto).

* Filed herewith.
(b) Financial Statement Schedules.
     The following financial statements included on pages 121 through 153 in the proxy statement/prospectus which is a part of this Registration Statement are for the fiscal year ended December 31, 2005.
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2005 and 2004
Consolidated Statements of Operations for the Years Ended December 31, 2005, 2004 and 2003
Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2005, 2004 and 2003
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005, 2004 and 2003
Notes to Consolidated Financial Statements.
     All financial statement schedules are omitted because the information is not required or because the information required is in the financial statements or notes thereto.

ITEM 22. Undertakings.
     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 31st day of March, 2006.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ A. WADE PURSELL

A. Wade Pursell
Senior Vice President,
Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Owen Kratz and James Lewis Connor, III, or either of them, his true and lawful attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of March, 2006.

Signature	Title
/s/ OWEN KRATZ	Chairman, Chief Executive Officer and Director (principal
Owen Kratz	executive officer)
/s/ MARTIN R. FERRON
Martin R. Ferron	President and Director

/s/ A. WADE PURSELL	Senior Vice President and Chief Financial Officer (principal
A. Wade Pursell	financial officer)

/s/ LLOYD A. HAJDIK	Vice President – Corporate Controller and Chief Accounting
Lloyd A. Hajdik	Officer (principal accounting officer)
/s/ GORDON F. AHALT
Gordon F. Ahalt	Director
/s/ BERNARD J. DUROC-DANNER
Bernard J. Duroc-Danner	Director
/s/ JOHN V. LOVOI
John V. Lovoi	Director
/s/ T. WILLIAM PORTER
T. William Porter	Director
/s/ WILLIAM L. TRANSIER
William L. Transier	Director
/s/ ANTHONY TRIPODO
Anthony Tripodo	Director

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated January 22, 2006, among Cal Dive International, Inc. and Remington Oil and Gas Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K/A, filed by the registrant with the Securities and Exchange Commission on January 25, 2006 (the “Form 8-K/A”).

2.2	Amendment No. 1 to Agreement and Plan of Merger dated January 24, 2006, by and among, Cal Dive International, Inc., Cal Dive Merger – Delaware, Inc. and Remington Oil and Gas Corporation, incorporated by reference to Exhibit 2.2 to the Form 8-K/A.

2.3	Asset Purchase Agreement by and between Cal Dive International, Inc., as Buyer, and Stolt Offshore Inc. and S&H Diving LLC, as Sellers, dated April 11, 2005, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on April 13, 2005.

2.4	Amendment to Asset Purchase Agreement by and between Cal Dive International, Inc., as Buyer, and Stolt Offshore Inc., S&H Diving LLC and SCS Shipping Limited, as Sellers, dated November 1, 2005, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on November 4, 2005.

3.1	2005 Amended and Restated Articles of Incorporation, as amended, of registrant, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by registrant with the Securities and Exchange Commission on December 14, 2005.

3.2	Second Amended and Restated By-Laws of Cal Dive International, Inc., as amended, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on December 1, 2005.

3.3	Certificate of Rights and Preferences for Series A-1 Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on January 22, 2003 (the “2003 Form 8-K”).

3.4	Certificate of Rights and Preferences for Series A-2 Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on June 28, 2004 (the “2004 Form 8-K”).

4.1	Credit Agreement by and among Bank of America, N.A., et al., as Lenders, and Helix Energy Solutions Group, Inc., as Borrower, dated August 16, 2004, incorporated by reference to Exhibit 4.1 to the registrant’s Annual Report on 10-Q for the fiscal quarter ended September 30, 2004, filed by the registrant with the Securities and Exchange Commission on November 5, 2004 (the “2004 Form 10-Q”).

4.2	Participation Agreement among ERT, Helix Energy Solutions Group, Inc., Cal Dive/Gunnison Business Trust No. 2001-1 and Bank One, N.A., et. al., dated as of November 8, 2001, incorporated by reference to Exhibit 4.2 to Form 10-K for the fiscal year ended December 31, 2001, filed by the registrant with the Securities and Exchange Commission on March 28, 2002 (the “2001 Form 10-K”).

4.3	Form of Common Stock certificate, incorporated by reference to Exhibit 4.1 to the Form S-1.

4.4	Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of August 16, 2000, incorporated by reference to Exhibit 4.4 to the 2001 Form 10-K.

4.5	Amendment No. 1 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of January 25, 2002, incorporated by reference to Exhibit 4.9 to the 2002 Form 10-K/A.

4.6	Amendment No. 2 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of November 15, 2002, incorporated by reference to Exhibit 4.4 to the 2003 Form S-3.

4.7	First Amended and Restated Agreement dated January 17, 2003, but effective as of December 31, 2002, by and between Helix Energy Solutions Group, Inc. and Fletcher International, Ltd., incorporated by reference to Exhibit 10.1 to the 2003 Form 8-K.

4.8	Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated July 26, 2002, incorporated by reference to Exhibit 4.12 to the 2002 Form 10-K/A.

4.9	First Amendment to Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated January 7, 2003, incorporated by reference to Exhibit 4.13 to the 2002 Form 10-K/A.

4.10	Second Amendment to Amended and Restated Credit Agreement among Cal Dive/Gunnison Business Trust No. 2001-1, Energy Resource Technology, Inc., Helix Energy Solutions Group, Inc., Wilmington Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated February 14, 2003, incorporated by reference to Exhibit 4.14 to the 2002 Form 10-K/A.

4.11	Lease with Purchase Option Agreement between Banc of America Leasing & Capital, LLC and Canyon Offshore Ltd. dated July 31, 2003 incorporated by reference to Exhibit 10.1 to the Form 10-Q for the fiscal quarter ended September 30, 2003, filed by the registrant with the Securities and Exchange Commission on November 13, 2003.

4.12	Amendment No. 3 Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of July 31, 2003, incorporated by reference to Exhibit 4.12 to Annual Report on Form 10-K for the year ended December 31, 2004, filed by the registrant with the Securities Exchange Commission on March 16, 2005 (the “2004 10-K”).

4.13	Amendment No. 4 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank International LLC dated as of December 15, 2004 , incorporated by reference to Exhibit 4.13 to the 2004 10-K.

4.14	Second Amendment to Credit Agreement dated March 21, 2005, made by and between Company and Bank of America, N.A., et al., incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on March 23, 2005.

4.15	Indenture relating to the 3.25% Convertible Senior Notes due 2025 dated as of March 30, 2005, between Cal Dive International, Inc. and JPMorgan Chase Bank, National Association, as Trustee., incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on April 4, 2005 (the “April 2005 8-K”).

4.16	Form of 3.25% Convertible Senior Note due 2025 (filed as Exhibit A to Exhibit 4.15).

4.17	Registration Rights Agreement dated as of March 30, 2005, between Cal Dive International, Inc. and Banc of America Securities LLC, as representative of the initial purchasers, incorporated by reference to Exhibit 4.3 to the April 2005 8-K.

4.18	Trust Indenture, dated as of August 16, 2000, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on October 6, 2005 (the “October 2005 8-K”).

4.19	Supplement No. 1 to Trust Indenture, dated as of January 25, 2002, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.2 to the October 2005 8-K.

4.20	Supplement No. 2 to Trust Indenture, dated as of November 15, 2002, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.3 to the October 2005 8-K.

4.21	Supplement No. 3 to Trust Indenture, dated as of December 14, 2004, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.4 to the October 2005 8-K.

4.22	Supplement No. 4 to Trust Indenture, dated September 30, 2005, between Cal Dive I-Title XI, Inc. and Wilmington Trust, as Indenture Trustee, incorporated by reference to Exhibit 4.5 to the October 2005 8-K.

4.23	Form of United States Government Guaranteed Ship Financing Bonds, Q4000 Series 4.93% Sinking Fund Bonds Due February 1, 2027 (filed as Exhibit A to Exhibit 4.22).

4.24	Form of Third Amended and Restated Promissory Note to United States of America, incorporated by reference to Exhibit 4.6 to the October 2005 8-K.

5.1*	Opinion of Andrew C. Becher, Special Counsel to the registrant, regarding the legality of the common stock to be offered hereby

10.1	1995 Long Term Incentive Plan, as amended, incorporated by reference to Exhibit 10.3 to the Form S-1.

10.2	Employment Agreement between Owen Kratz and Company dated February 28, 1999, incorporated by reference to Exhibit 10.5 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed by the registrant with the Securities and Exchange Commission on March 31, 1999 (the “1998 Form 10-K”).

10.3	Employment Agreement between Martin R. Ferron and Company dated February 28, 1999, incorporated by reference to Exhibit 10.6 of the 1998 Form 10-K.

10.4	Employment Agreement between A. Wade Pursell and Company dated January 1, 2002, incorporated by reference to Exhibit 10.7 of the 2001 Form 10-K.

10.5	Employment Agreement between James Lewis Connor, III and Company dated May 1, 2002, incorporated by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed by the registrant with the Securities and Exchange Commission on March 15, 2004 (the “2003 Form 10-K”).

10.6	First Amendment to Employment Agreement between James Lewis Connor, III and Company dated January 1, 2004, incorporated by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed by the registrant with the Securities and Exchange Commission on March 15, 2005 (the “2004 Form 10-K”).

10.7	Cal Dive International, Inc. 2005 Long Term Incentive Plan, including the Form of Restricted Stock Award Agreement, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on May 12, 2005.

10.8	Employment Agreement by and between Cal Dive International, Inc. and Bart H. Heijermans, effective as of September 1, 2005, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on September 1, 2005.

21.1	Subsidiaries of registrant – As of December 31, 2005, the registrant had thirteen subsidiaries: Energy Resource Technology, Inc.; Canyon Offshore, Inc.; Cal Dive ROV, Inc.; Cal Dive I-Title XI, Inc.; Cal Dive Offshore, Ltd.; Well Ops (U.K.) Limited; Well Ops Inc.; ERT (U.K.) Limited; Cal Dive HR Services Limited; Cal Dive Trinidad & Tobago Ltd.; Canyon Offshore Ltd.; Canyon Offshore International Corp.; and Well Ops PTE Limited.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Huddleston & Co., Inc.

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of Andrew C. Becher (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages hereto).

*  Filed herewith.